Exhibit T3E

Global A&T Electronics, Ltd.

11 Martine Avenue, 12th Floor

White Plains, New York

November 20, 2017

To:	Holders of Class 3 Initial Notes Claims and

Holders of Class 4 Additional Notes Claims

On behalf of Global A&T Electronics Ltd. (“GATE”) and certain of its subsidiaries (collectively, the “Debtors”), enclosed please find the Disclosure Statement for the Debtors’ Joint Chapter 11 Plan of Reorganization, dated as of November 20, 2017 (the “Disclosure Statement”), with respect to the Debtors’ Joint Chapter 11 Plan of Reorganization, dated as of November 20, 2017 (as may be further amended, modified, or supplemented from time to time and including all exhibits or supplements thereto, collectively, the “Plan”), and a ballot so that you may vote to accept or reject the proposed Plan. Please note, capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Plan or the Disclosure Statement, as applicable.

THE SOLICITATION OF VOTES ON THE PLAN WITH RESPECT TO THE CLASS 3 AND CLASS 4 CLAIMS IS BEING MADE PURSUANT TO SECTION 4(A)(2) AND REGULATION D OF THE SECURITIES ACT AND ONLY FROM HOLDERS OF SUCH CLAIMS WHO ARE ACCREDITED INVESTORS AS DEFINED IN RULE 501 OF THE SECURITIES ACT. IF YOU ARE NOT AN ACCREDITED INVESTOR, YOUR VOTE WILL NOT BE COUNTED.

Please return your ballot to Prime Clerk LLC by 4:00 p.m., prevailing Eastern Time, on December 13, 2017. Thereafter, the Debtors intend to commence voluntary cases under chapter 11 of the Bankruptcy Code and to seek to confirm the Plan at a hearing that is currently scheduled for 10:00 a.m. prevailing Eastern Time, on December 21, 2017, before the Honorable Robert D. Drain, United States Bankruptcy Judge, in courtroom 248 of the United States Bankruptcy Court, 300 Quarropas Street, White Plains, New York 10601.

The Plan provides for a comprehensive restructuring of the Debtors’ obligations, preserves the going-concern value of the Debtors’ business, maximizes recoveries available to all constituents, provides for an equitable distribution to the Debtors’ stakeholders, and protects the jobs of more than 10,000 employees. More specifically, and as described in greater detail in the Disclosure Statement, the Plan provides for, among other things, the issuance of approximately $665 million in new 8.5% secured notes due 2022 to holders of GATE’s Initial Notes (i.e., “Old” Notes) and Additional Notes (i.e., “New” Notes), the guarantee by the “UMS” business held by GATE’s equity owner, UTAC Holdings Ltd., of such new secured notes, the issuance of approximately 31 percent of the common equity in UTAC Holdings Ltd. to GATE’s “New” bondholders, the settlement of long-standing litigation against the Debtors and their equity sponsors, and, following the effective date, UMS and GATE will be operated by a single management team and owned by UTAC Holdings Ltd.

The Plan is consistent with the Restructuring Support Agreement, which is the product of arm’s-length, good-faith negotiations over several months between the Debtors and their key stakeholders. Through the financial restructuring of the Debtors’ equity and debt structures, the Plan will improve the Debtors’ financial condition and overall creditworthiness and provide the Debtors with the financial flexibility and stability to grow its business going forward.

The Debtors are seeking your vote on the Plan on a “prepackaged” basis prior to filing for chapter 11, a process that the Debtors anticipate will minimize any potential disruption to their day-to-day business operations and that will expedite the duration of their chapter 11 cases.

Please review the enclosed Disclosure Statement carefully for details about voting, recoveries, the Debtors’ proposed financial restructuring, the Debtors’ financial performance, and other matters relevant to your decision whether to vote to accept or reject the Plan. The Debtors have established the following timetable for the solicitation process:

VOTING RECORD DATE	November 20, 2017

VOTING DEADLINE	December 13, 2017, 4:00 p.m., prevailing Eastern Time

DEADLINE TO COMMENCE CHAPTER 11 CASES UNDER THE RESTRUCTURING SUPPORT AGREEMENT	December 17, 2017

OBJECTION DEADLINE	December 19, 2017, 4:00 p.m., prevailing Eastern Time

CONFIRMATION HEARING	December 21, 2017, 10:00 a.m., prevailing Eastern Time

Sincerely,

Global A&T Electronics Ltd.,

on behalf of itself and each of the other Debtors

/s/ Michael E. Foreman
Name: Michael E. Foreman Title: General Counsel
Global A&T Electronics Ltd., on behalf of itself and each of the other Debtors

THIS SOLICITATION IS BEING CONDUCTED TO OBTAIN SUFFICIENT ACCEPTANCES OF THE DEBTORS’ JOINT CHAPTER 11 PLAN OF REORGANIZATION BEFORE THE FILING OF VOLUNTARY REORGANIZATION CASES UNDER CHAPTER 11 OF TITLE 11 OF THE UNITED STATES CODE, 11 U.S.C. §§ 101–1532 (THE “BANKRUPTCY CODE”). BECAUSE THE CHAPTER 11 CASES HAVE NOT YET BEEN COMMENCED, THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY A BANKRUPTCY COURT AS CONTAINING ADEQUATE INFORMATION WITHIN THE MEANING OF SECTION 1125(a) OF THE BANKRUPTCY CODE OR AS BEING IN COMPLIANCE WITH SECTION 1126(b) OF THE BANKRUPTCY CODE. FOLLOWING COMMENCEMENT OF THE CHAPTER 11 CASES, THE DEBTORS EXPECT TO PROMPTLY SEEK ENTRY OF AN ORDER OF THE BANKRUPTCY COURT: (I) APPROVING THIS DISCLOSURE STATEMENT AS CONTAINING ADEQUATE INFORMATION UNDER SECTION 1125(a) OF THE BANKRUPTCY CODE; (II) APPROVING THE SOLICITATION OF VOTES ON THE PLAN AS HAVING BEEN IN COMPLIANCE WITH SECTION 1126(b) OF THE BANKRUPTCY CODE; AND (III) CONFIRMING THE PLAN.

DISCLOSURE STATEMENT, DATED NOVEMBER 20, 2017

SOLICITATION OF VOTES TO ACCEPT OR REJECT

THE DEBTORS’ JOINT CHAPTER 11 PLAN OF REORGANIZATION

YOU ARE RECEIVING THIS DOCUMENT AND THE ACCOMPANYING MATERIALS BECAUSE YOU ARE ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN.

RECOMMENDATION BY THE DEBTORS

THE DEBTORS HAVE UNANIMOUSLY APPROVED THE TRANSACTIONS CONTEMPLATED BY THE PLAN AND DESCRIBED IN THIS DISCLOSURE STATEMENT AND STRONGLY RECOMMEND THAT ALL HOLDERS OF CLAIMS WHOSE VOTES ARE BEING SOLICITED SUBMIT BALLOTS TO ACCEPT THE PLAN.

DELIVERY OF BALLOTS

1.      Ballots and Master Ballots must be actually received by the Solicitation Agent before the Voting Deadline.

2.      Please send your completed Ballot in the provided envelope. If you received a return envelope addressed to your Nominee, please allow additional time for your vote to be included in the Master Ballot and sent to the Solicitation Agent before the Voting Deadline.

3.      Ballots and Master Ballots to be returned directly to the Solicitation Agent may also be sent by first class mail, overnight courier, hand delivery, or (with respect to the Master Ballots) via email to:

GATE Ballot Processing

c/o Prime Clerk LLC

830 Third Avenue, 9th Floor

New York, NY 10022

Email: GATEballots@primeclerk.com

If you have any questions on the procedures for voting on the Plan, please call the Solicitation Agent at either of the following telephone numbers:

855-388-4579 (Toll-Free)

646-795-6978 (Local / International)

PLEASE NOTE THAT THE DESCRIPTION OF THE PLAN PROVIDED THROUGHOUT THIS DISCLOSURE STATEMENT IS ONLY A SUMMARY PROVIDED FOR CONVENIENCE PURPOSES.

THE TERMS OF THE PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THE SUMMARIES CONTAINED IN THIS DISCLOSURE STATEMENT AND THE PLAN.

A COPY OF THE PLAN TO WHICH THIS DISCLOSURE STATEMENT RELATES IS ATTACHED HERETO AS EXHIBIT A.

READERS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE AND SHOULD CONSULT WITH THEIR OWN ADVISORS BEFORE CASTING A VOTE WITH RESPECT TO THE PLAN.

THE DEBTORS HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR ADVICE OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE PLAN AND THIS DISCLOSURE STATEMENT.

THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR THE PURPOSES OF VOTING TO ACCEPT OR REJECT THE PLAN OR OBJECTING TO CONFIRMATION.

ALL EXHIBITS TO THE DISCLOSURE STATEMENT ARE INCORPORATED INTO AND ARE A PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL IN THIS DISCLOSURE STATEMENT.

SPECIAL NOTICE REGARDING U.S. FEDERAL AND STATE SECURITIES LAWS

Neither this Disclosure Statement nor the Plan has been filed with the United States Securities and Exchange Commission (the “SEC”) or any state authority. The Plan has not been approved or disapproved by the SEC or any state securities commission, and neither the SEC nor any state securities commission has passed upon the accuracy or adequacy of this Disclosure Statement or the merits of the Plan. Any representation to the contrary is a criminal offense.

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This Disclosure Statement has been prepared pursuant to sections 1125 and 1126 of the Bankruptcy Code and Bankruptcy Rule 3016(b). The securities to be issued on or after the Effective Date will not have been the subject of a registration statement filed with the SEC under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or any securities regulatory authority of any U.S. state under applicable U.S. state securities law (collectively, the “Blue Sky Laws”). The prepetition solicitation of votes on the Plan is being made in reliance on the exemption from the registration requirements of the Securities Act provided by section 4(a)(2) of the Securities Act (the “Solicitation”). After the Petition Date, the Debtors will rely on section 1145(a) of the Bankruptcy Code, and to the extent section 1145(a) is either not permitted or not applicable, section 4(a)(2) of the Securities Act and similar Blue Sky Laws provisions, to exempt from registration under the Securities Act and Blue Sky Laws the offer, issuance, and distribution of the Additional Noteholder Common Equity and the New Secured Notes under the Plan. Neither the Solicitation nor this Disclosure Statement constitutes an offer to sell or the solicitation of an offer to buy securities in any state or jurisdiction in which such offer or solicitation is not authorized.

Each Holder of an Initial Notes Claim or Additional Notes Claim will receive New Secured Notes under the Plan irrespective of whether such Holder is an Accredited Investor. However, the Debtors will not solicit acceptances of the Plan from any Holder of a Claim otherwise entitled to vote to accept or reject the Plan if such Holder is not an Accredited Investor. Each Holder of Claims that may be entitled to vote to accept the Plan will be required to certify on its ballot whether it is an Accredited Investor.

This Disclosure Statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that any forward-looking statements in this Disclosure Statement are based on assumptions that are believed to be reasonable, but are subject to a wide range of risks, including risks associated with the following: (a) future financial results and liquidity, including the ability to finance operations in the ordinary course of business; (b) the relationships with and payment terms provided by trade creditors; (c) additional post-restructuring financing requirements; (d) future dispositions and acquisitions; (e) the effect of competitive products, services, or procuring by competitors; (f) changes to the costs of commodities and raw materials; (g) the proposed restructuring and costs associated therewith; (h) the effect of conditions in the local, national, and global economy on the Debtors; (i) the ability to obtain relief from the Bankruptcy Court to facilitate the smooth operation of the Debtors’ businesses under chapter 11; (j) the confirmation and consummation of the Plan; (k) the terms and conditions of the New Secured Notes and the Additional Noteholder Common Equity issued pursuant to the Plan; and (l) each of the other risks identified in this Disclosure Statement. Due to these uncertainties, readers cannot be assured that any forward-looking statements will prove to be correct. The Debtors are under no obligation to (and expressly disclaim any obligation to) update or alter any forward-looking statements whether as a result of new information, future events, or otherwise, unless instructed to do so by the Bankruptcy Court.

You are cautioned that all forward-looking statements are necessarily speculative, and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. The liquidation analysis, financial projections, and other projections and forward-looking information contained herein and attached hereto are only estimates, and the timing and amount of actual distributions to Holders of Allowed Claims and Interests, among other things, may be affected by many factors that cannot be predicted. Any analyses, estimates, or recovery projections may or may not turn out to be accurate.

- iii -

V.	Confirmation of the Plan			19
	A.	The Confirmation Hearing		19
	B.	Deadline to Object to Approval of this Disclosure Statement and Confirmation of the Plan		20
	C.	Requirements for Approval of the Disclosure Statement		20
	D.	Requirements for Confirmation of the Plan		20
		1.	Requirements of Section 1129(a) of the Bankruptcy Code	20
		2.	The Debtor Release, Third-Party Release, Exculpation, and Injunction Provisions	21
		3.	Best Interests of Creditors—Liquidation Analysis	22
		4.	Feasibility/Financial Projections	22
		5.	Acceptance by Impaired Classes	23

VI.	Voting Instructions			23
	A.	Overview		23
	B.	Solicitation Procedures		23
		1.	Solicitation Agent	23
		2.	Claim Holder Solicitation Package	23
		3.	Voting Deadline	24
		4.	Distribution of the Solicitation Package and Plan Supplement	24
	C.	Voting Procedures		24
		1.	Beneficial Holders	27
		2.	Nominees	27
	D.	Voting Tabulation		28

VII.	Risk Factors			29
	A.	Risks Related to the Restructuring		29
		1.	The Debtors Will Consider All Available Restructuring Alternatives if the Restructuring Transactions are Not Implemented, and Such Alternatives May Result in Lower Recoveries for Holders of Claims Against and Interests in the Debtors	29
		2.	Foreign Administration Proceeding Risk	30
		3.	Even if the Restructuring Transactions are Successful, the Debtors Will Continue to Face Risks	30
		4.	Risks Related to the New Secured Notes and the Additional Noteholder Common Equity	30
		5.	Risks Related to Confirmation and Consummation of the Plan	34
	B.	Risk Related to Recoveries Under the Plan		35
		1.	The Debtors May Not Be Able to Achieve Their Projected Financial Results or Meet Their Post-Restructuring Debt Obligations	35
		2.	Estimated Valuations of the Debtors, the New Secured Notes, and the Additional Noteholder Common Equity, and Estimated Recoveries to Holders of Allowed Claims and Interests Are Not Intended to Represent Potential Market Values	36
		3.	Certain Tax Implications of the Debtors’ Bankruptcy and Reorganization May Increase the Tax Liability of the Reorganized Debtors	36
	C.	Risk Factors Related to the Business Operations of the Debtors and the Reorganized Debtors		36
		1.	The Debtors Will File Voluntary Petitions for Relief Under Chapter 11 of the Bankruptcy Code and Will Be Subject to the Risks and Uncertainties Associated with Any Chapter 11 Restructuring	36
		2.	Risks Related to Technology Development	37
		3.	Risks Related to Increased Costs	37
		4.	Risks Related to Third-Party Suppliers	37

- ii -

		5.	Risks Related to Exchange Rates	38
		6.	Regulatory Risks	38
	D.	Miscellaneous Risk Factors and Disclaimers		38
		1.	The Financial Information Is Based On the Debtors’ Books and Records and, Unless Otherwise Stated, No Audit Was Performed	38
		2.	No Legal or Tax Advice Is Provided By this Disclosure Statement	38
		3.	No Admissions Made	38
		4.	Failure to Identify Litigation Claims or Projected Objections	39
		5.	Information Was Provided By the Debtors and Was Relied Upon By the Debtors’ Advisors	39
		6.	No Representations Outside this Disclosure Statement Are Authorized	39

VIII.	Important Securities Laws Disclosures			39
	A.	Plan Securities		39
	B.	Issuance and Resale of the New Secured Notes and the Additional Noteholder Common Equity Under the Plan.		39
		1.	Exemptions from Registration Requirements of the Securities Act and State Blue Sky Laws	39
		2.	Restrictions on Resales of New Secured Notes and Additional Noteholder Common Equity by Holders of Allowed Claims in Class 3 and Class 4, as applicable; Definition of Underwriter	40

IX.	Certain U.S. Federal Tax Consequences of the Plan			41
	A.	Introduction		41
	B.	Certain U.S. Federal Income Tax Consequences of the Plan to the Debtors and the Reorganized Debtors		42
	C.	Certain U.S. Federal Income Tax Consequences of the Plan to U.S. Holders of Claims		42
		1.	Consequences to U.S. Holders of Initial Notes Claims	42
		2.	Consequences to U.S. Holders of Additional Notes Claims	43
		3.	Issue Price of the New Secured Notes	45
		4.	Accrued Interest	46
		5.	Market Discount	46
		6.	Limitations on Use of Capital Losses	46
	D.	Ownership and Disposition of New Secured Notes		47
		1.	Stated Interest	47
		2.	Original Issue Discount	47
		3.	Sale, exchange, redemption, retirement or other taxable disposition of a New Secured Note	47
		4.	Information reporting and backup withholding with respect to New Secured Notes	47
	E.	Ownership and Disposition of the New Equity		48
		1.	Dividends on the New Equity	48
		2.	Sale, Redemption, or Repurchase of New Common Stock	48
		3.	Passive Foreign Investment Company Rules	48
		4.	Information reporting and backup withholding with respect to the New Equity	49
		5.	Information with Respect to Foreign Financial Assets	50
		6.	United States Proposed Tax Legislation	50

X.	Certain Cayman Islands Tax Consequences of the Plan			50

XI.	Recommendation of the Debtors			51

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EXHIBITS

Exhibit A	Plan of Reorganization

Exhibit B	Corporate Structure of the Debtors

Exhibit C	Restructuring Support Agreement

Exhibit D	Financial Projections

Exhibit E	Liquidation Analysis

I. Executive Summary

A.	Purpose of this Disclosure Statement and the Plan.

The Debtors intend to seek approval by the Bankruptcy Court of this Disclosure Statement pursuant to sections 1125 and 1126 of the Bankruptcy Code in connection with the hearing to confirm the Plan, which is attached hereto as Exhibit A and the terms of which are incorporated herein by reference.1 The Plan constitutes a separate chapter 11 plan for each of the Debtors. The summary provided in this Disclosure Statement of any documents attached to this Disclosure Statement, including the Plan, are qualified in their entirety by reference to the Plan, the exhibits, and other materials referenced in the Plan, the Plan Supplement, and the documents being summarized. In the event of any inconsistencies between the terms of this Disclosure Statement and the Plan, the Plan shall govern.

THE DEBTORS BELIEVE THAT THE COMPROMISES AND SETTLEMENTS CONTEMPLATED BY THE PLAN ARE FAIR AND EQUITABLE, MAXIMIZE THE VALUE OF THE DEBTORS’ ESTATES, AND MAXIMIZE RECOVERIES TO HOLDERS OF CLAIMS AND INTERESTS. THE DEBTORS BELIEVE THE PLAN IS THE BEST AVAILABLE ALTERNATIVE FOR IMPLEMENTING A RESTRUCTURING OF THE DEBTORS’ BALANCE SHEET. THE DEBTORS STRONGLY RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.

B.	Overview of the Transactions Contemplated by the Plan.

The Debtors operate a global enterprise that performs assembly and testing services for customers that utilize semiconductors (i.e., microchips) in a variety of products, including smartphones, tablets, personal digital assistants, Bluetooth and WiFi equipment, personal computers, and automotive, industrial, and medical applications. The Debtors manage their business enterprise from their corporate headquarters in Singapore and employ approximately 10,000 full-time employees, including highly trained engineers, technicians, and corporate, legal, and sales professionals at locations in the People’s Republic of China, the Republic of China, Singapore, Thailand, and the United States. As of December 31, 2016, the Debtors generated gross revenue of approximately $688.7 million and posted earnings before interest, taxes, and amortization of approximately $189.2 million. As of August 31, 2017, the Debtors had total funded debt obligations of approximately $1.127 billion, consisting of the Initial Notes and the Additional Notes.

On November 2, 2017, the Consenting Noteholders, the Equity Parties, and the Debtors entered into the Restructuring Support Agreement, which sets forth the principal terms of the Restructuring Transactions and requires, among other things, the Consenting Noteholders and the Equity Parties to support the Plan. To implement the Restructuring Transactions contemplated by the Restructuring Support Agreement, the Debtors will commence the Chapter 11 Cases in the Bankruptcy Court after the completion the solicitation process. The Debtors will seek joint administration of the Chapter 11 Cases for procedural purposes and, upon commencement of the Chapter 11 Cases will file the Plan, this Disclosure Statement, and a motion seeking to approve this Disclosure Statement and proposed solicitation process.

As set forth Article IV.B of the Plan, the Restructuring Transactions provide for a comprehensive restructuring of Claims against and Interests in the Debtors, preserve the going-concern value of the Debtors’ businesses, maximize recoveries available to all constituents, provide for an equitable distribution to the Debtors’ stakeholders, and protect the jobs of the Debtors’ more than 10,000 employees. More specifically, the Restructuring Transactions provide, among other things, that on the Effective Date:

•	the Debtors will issue $665 million in 8.5% New Secured Notes due 2022, the terms of which are set forth in the New Indenture, and the Debtors will distribute approximately $517.64 million of the New Secured Notes to the Initial Noteholders and approximately $84.9 million of the New Secured Notes to the Additional Noteholders;

[1]

Capitalized terms used but not otherwise defined in this Disclosure Statement have the meaning ascribed to such terms in the Plan. Additionally, this Disclosure Statement incorporates the rules of interpretation located in Article I of the Plan.

•	the Debtors will also distribute $8.89 million of Cash to the Initial Noteholders;

•	the Debtors will distribute an additional $11.11 million of the New Secured Notes and $1.11 million of Cash to the 2014 Plaintiff Initial Noteholders;

•	included in the $517.64 million of New Secured Notes that the Debtors will distribute to Initial Noteholders are $5 million of New Secured Notes that would otherwise be distributed to the Holder of the Affiliate Noteholder Notes;

•	UTAC, the Debtors’ ultimate equity owner, will issue common equity to the Additional Noteholders in such amount as to constitute 31% of the outstanding common equity of UTAC on a post-emergence basis, subject to dilution by any post-emergence management incentive plan adopted by UTAC, with the Affinity Entities (other than the Affiliate Noteholder) and TPG collectively holding, directly or indirectly, the other 69% of the outstanding common equity of UTAC on a post-emergence basis;

•	all outstanding and undisputed General Unsecured Claims against the Debtors will be Unimpaired and unaffected by the Chapter 11 Cases, and will be paid in full in Cash;

•	all Priority Tax Claims, Other Priority Claims, and Other Secured Claims shall be paid in full in Cash, or receive such other customary treatment that renders such Claims Unimpaired under the Bankruptcy Code;

•	all Administrative Claims shall be paid in full in Cash, or receive such other customary treatment that renders such Claims Unimpaired under the Bankruptcy Code; provided that the Debtors will distribute $31.25 million in New Secured Notes to the Initial Noteholders that are Consenting Noteholders under the Restructuring Support Agreement and $25.1 million in New Secured Notes to the Additional Noteholders that are Consenting Noteholders under the Restructuring Support Agreement in full satisfaction of all Claims arising on account of the Forbearance Fee; and

•	UTAC will cause UMS—which provides semiconductor testing and assembly services similar to GATE to its sole customer, Panasonic—to guarantee the New Secured Notes, and UMS and GATE will be operated by a single management team, owned by UTAC.

Initial Noteholder projected recovery under the Plan.

	Senior Secured Notes Held by Holders Receiving Treatment	Amount of New Secured Notes		Cash	Total Projected Value Received	Projected Recovery
Initial Noteholders	$625,000,000	$517,642,619.84	[2]	$8,892,619.84	$526,535,239.68	84.25%
Aggregate Recovery to Initial Noteholders	$625,000,000	$548,892,619.84	[3]	$8,892,619.84	$557,785,239.68	up to 89.25%[4]

[2]	Includes $5,000,000 in New Secured Notes that would otherwise be distributed to the Holder of the Affiliate Noteholder Notes.
[3]	Includes Forbearance Fee of $31,250,000 in New Secured Notes.
[4]	Assumes all Initial Noteholders are eligible for the Forbearance Fee.

Settlement Payment to 2014 Plaintiff Initial Noteholders	$273,585,000	$11,107,380.16	$1,107,380.16	$12,214,760.32	4.46%[5]
Aggregate Recovery to 2014 Plaintiff Initial Noteholders					up to 93.71%

Additional Noteholder projected recovery under the Plan.

	Senior Secured Notes Held by Holders Receiving Treatment	Amount of New Secured Notes		Total Projected Value Received	Projected Recovery[6]
Additional Noteholders	$502,257,000	$84,900,000	[7]	$84,900,000	16.90%
Aggregate Recovery to Additional Noteholders	$502,257,000	$110,000,000	[8]	$110,000,000	19.05% to 21.90%[9]

The Debtors believe that, under the circumstances, the Restructuring Transactions contemplated by the Plan offer the best possible recovery to the Debtors’ creditor body and the best possible outcome to the Debtors’ constituents.

As described below, you are receiving this Disclosure Statement because you are a Holder of a Claim entitled to vote to accept or reject the Plan. Prior to voting on the Plan, you are encouraged to read this Disclosure Statement and all documents attached to this Disclosure Statement in their entirety. As reflected in this Disclosure Statement, there are risks, uncertainties, and other important factors that could cause the Debtors’ actual performance or achievements to be materially different from those they may project, and the Debtors undertake no obligation to update any such statement. Certain of these risks, uncertainties, and factors are described in Article VII of this Disclosure Statement, entitled “Risk Factors.”

[5]	Recovery percentage based on notional holdings of 2014 Plaintiff Initial Noteholders of $273,585,000.
[6]	Assumes all Additional Noteholders are eligible for the Forbearance Fee.
[7]	Includes $5,000,000 in New Secured Notes which are also included in the distributions to Initial Noteholders and which would otherwise be distributed to the Holder of the Affiliate Noteholder Notes.
[8]	Includes Forbearance Fee of $25,100,000 in New Secured Notes.
[9]	The projected Plan recovery for Holders of the Additional Notes will include both $84.9 million of New Secured Notes, the Forbearance Fee for all Additional Noteholders, and 31 percent of the New Equity. The New Secured Notes alone are valued at 19.05% to 21.90% of the Claims of Holders of the Additional Notes, assuming all Additional Noteholders are eligible for the Forbearance Fee, and the New Equity represents additional value over and above the value of the New Secured Notes.

C.	Summary of Treatment of Claims and Interests and Description of Recoveries under the Plan.

The Plan organizes the Debtors’ creditor and equity constituencies into groups called “Classes.” For each Class, the Plan describes: (1) the underlying Claims or Interests included in such Class; (2) the recovery available to the Holders of Claims or Interests in that Class under the Plan; (3) whether the Class is Impaired or Unimpaired under the Plan; (4) the form of consideration, if any, that Holders in such Class will receive on account of their respective Claims or Interests; and (5) whether the Holders of Claims or Interests in such Class are entitled to vote to accept or reject the Plan.

The table below provides a summary of the classification, description, and treatment of Claims and Interests under the Plan. This information is provided in summary form below for illustrative purposes only and is qualified in its entirety by reference to the provisions of the Plan. For a more detailed description of the treatment of Claims and Interests under the Plan and the sources of satisfaction for Claims and Interests, see Article IV of this Disclosure Statement, entitled “Summary of the Plan.”

Class	Claims and Interests	Status	Voting Rights
Class 1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 3	Initial Notes Claims	Impaired	Entitled to Vote
Class 4	Additional Notes Claims	Impaired	Entitled to Vote
Class 5	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 6	Intercompany Interests	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 7	Interests in GATE	Unimpaired	Not Entitled to Vote (Deemed to Accept)

D.	Voting on the Plan.

Certain procedures will be used to collect and tabulate votes on the Plan, as summarized in Article VI of this Disclosure Statement, entitled “Voting Instructions.” You should carefully read the Voting Instructions in Article VI herein.

Only Holders of Initial Notes Claims and Additional Notes Claims, which are classified in Class 3 and Class 4 of the Plan, are entitled to vote on the Plan (collectively, the “Voting Classes”). Holders of Claims and Interests in Classes 1, 2, 5, 6, and 7 are conclusively presumed to accept the Plan because they are Unimpaired by the Plan.

The deadline to submit votes to accept or reject the Plan (the “Voting Deadline”) is 4:00 p.m., prevailing Eastern Time, on December 13, 2017. To be counted as votes to accept or reject the Plan, each ballot or master ballot (each, a “Ballot” or “Master Ballot,” respectively) must be properly executed, completed, and delivered (either by using the return envelope provided or by first class mail, overnight courier, hand delivery, or email) such that it is actually received before the Voting Deadline by Prime Clerk LLC (the “Solicitation Agent”) as follows:

DELIVERY OF BALLOTS

1.      Ballots and Master Ballots must be actually received by the Solicitation Agent before the Voting Deadline.

2.      Please send your completed Ballot in the provided envelope. If you received a return envelope addressed to your Nominee, please allow additional time for your vote to be included in the Master Ballot and sent to the Solicitation Agent before the Voting Deadline.

3.      Ballots and Master Ballots to be returned directly to the Solicitation Agent may also be sent by first class mail, overnight courier, hand delivery, or (with respect to the Master Ballots) via email to:

GATE Ballot Processing

c/o Prime Clerk LLC

830 Third Avenue, 9th Floor

New York, NY 10022

Email: GATEballots@primeclerk.com

If you have any questions on the procedures for voting on the Plan, please call the Solicitation Agent at either of the following telephone numbers:

855-388-4579 (Toll-Free)

646-795-6978 (Local / International)

IF YOU HAVE ANY QUESTIONS ABOUT THE SOLICITATION OR VOTING PROCESS, PLEASE CONTACT THE SOLICITATION AGENT. ANY BALLOT OR MASTER BALLOT RECEIVED AFTER THE VOTING DEADLINE OR OTHERWISE NOT IN COMPLIANCE WITH THE VOTING INSTRUCTIONS WILL NOT BE COUNTED EXCEPT AS DETERMINED BY THE DEBTORS WITH THE CONSENT OF THE REQUIRED CONSENTING NOTEHOLDERS, WHICH CONSENT SHALL NOT BE UNREASONABLY WITHHELD.

E.	Confirmation and Consummation of the Plan.

The Confirmation Hearing is scheduled for 10:00 a.m., prevailing Eastern Time, on December 21, 2017, at which time the Bankruptcy Court will determine whether this Disclosure Statement contains adequate information under section 1125(a) of the Bankruptcy Code, whether the Debtors’ prepetition solicitation of acceptances in support of the Plan complied with section 1126(b) of the Bankruptcy Code, and whether the Plan should be confirmed in light of both the affirmative requirements of the Bankruptcy Code and objections, if any, that are timely filed, as permitted by section 105(d)(2)(B)(v) of the Bankruptcy Code. Subject to section 1127 of the Bankruptcy Code, the Plan may be modified (subject to the terms of the Restructuring Support Agreement), if necessary, prior to, during, or as a result of the Confirmation Hearing, without further notice to parties in interest.

The Confirmation Hearing may be continued from time to time without further notice other than an adjournment announced in open court or a notice of adjournment filed with the Bankruptcy Court and served on those parties who have requested notice under Bankruptcy Rule 2002 and the entities who have filed an objection to the Plan, if any, without further notice to parties in interest.

Additionally, section 1128(b) of the Bankruptcy Code provides that any party in interest may object to Confirmation. The deadline for parties in interest to file objections to the adequacy of this Disclosure Statement, the Debtors’ prepetition solicitation of acceptances in support of the Plan, and Confirmation of the Plan to Confirmation is 4:00 p.m., prevailing Eastern Time, on December 19, 2017. All such objections must be filed with the Bankruptcy Court and served on the Debtors and certain other parties in interest in accordance with the applicable order of the Bankruptcy Court so that they are actually received before the deadline to file such objections.

1.	Confirmation Hearing.

At the Confirmation Hearing, the Bankruptcy Court will determine whether (a) this Disclosure Statement contains adequate information under section 1125(a) of the Bankruptcy Code, (b) the Debtors’ solicitation of acceptances in support of the Plan complied with section 1126(b) of the Bankruptcy Code, and (c) the Plan should be confirmed in light of both the affirmative requirements of the Bankruptcy Code and objections, if any, that are timely filed. For a more detailed discussion of the Confirmation Hearing, see Article V of this Disclosure Statement, entitled “Confirmation of the Plan.”

2.	Effect of Confirmation and Consummation of the Plan.

Following Confirmation, and subject to satisfaction or waiver (in accordance with the terms of Section IX.B of the Plan) of each condition precedent in Article IX of the Plan, the Plan will be consummated on the Effective Date. Among other things, on the Effective Date, certain release, injunction, exculpation, and discharge provisions set forth in Article VIII of the Plan will become effective. As such, it is important to read the provisions contained in Article VIII of the Plan very carefully so that you understand how Confirmation and Consummation—which effectuates such release, injunction, exculpation, and discharge provisions—will affect you and any Claim or Interest you may hold with respect to the Debtors so that you may cast your vote accordingly. These provisions are described in Article IV of this Disclosure Statement.

F.	Additional Plan-Related Documents.

1.	The Plan Supplement.

The Debtors will file certain documents that provide more details about implementation of the Plan in the Plan Supplement. A copy of the Plan Supplement will be distributed to Holders of Claims entitled to vote to accept or reject the Plan prior to the Voting Deadline. The Plan Supplement will include:

•	the New Indenture, the form of which is enclosed herewith;

•	the New Shareholder Agreement, which will be provided to Holders of Claims entitled to vote on the Plan as soon as practicable;

•	the organizational documents for the Reorganized Debtors to the extent that such documents are modified, which organizational documents will be provided to Holders of Claims entitled to vote on the Plan as soon as practicable;

•	the identity of the members of the executive management team and the board of directors of Reorganized GATE, which information will be provided to Holders of Claims entitled to vote on the Plan as soon as practicable; and

•	the Description of Restructuring Transactions, which will be provided to Holders of Claims entitled to vote on the Plan as soon as practicable.

THE FOREGOING EXECUTIVE SUMMARY IS ONLY A GENERAL OVERVIEW OF THIS DISCLOSURE STATEMENT AND THE MATERIAL TERMS OF, AND TRANSACTIONS PROPOSED BY, THE PLAN AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED DISCUSSIONS APPEARING ELSEWHERE IN THIS DISCLOSURE STATEMENT AND THE EXHIBITS ATTACHED TO THIS DISCLOSURE STATEMENT, INCLUDING THE PLAN.

II.	The Debtors’ Business Operations and Capital Structure

A.	The Debtors’ Prepetition Corporate Structure.

Headquartered in Singapore, GATE and its subsidiaries provide testing and assembly services to customers that utilize semiconductor chips in a broad range of products, including smartphones, tablets, personal digital assistants, Bluetooth and WiFi equipment, personal computers, automotive applications, and industrial and medical applications. In 1997, GATE’s predecessor in interest, Debtor United Test and Assembly Center Ltd. (f/k/a United Test Center Singapore Pte. Ltd.), began to offer memory test and assembly services in Singapore. Thereafter, the Debtors expanded their assembly and test operations through strategic acquisitions. In 2003, they expanded operations to Shanghai through the acquisition of Debtor UTAC (Shanghai) Co., Ltd. (the “Shanghai Debtor”). In 2005, the Debtors acquired UTAC (Taiwan) Corporation (f/k/a UltraTero Corporation) to expand their memory device capabilities. In 2006, the Debtors acquired UTAC Thai Limited (f/k/a NS Electronics Bangkok) (the “Thai Debtor”) and in 2010, acquired UTAC Hong Kong Limited (f/k/a ASAT Limited), thereby expanding their analog business.

The Debtors’ current corporate structure is the result of a 2007 acquisition of the GATE business by TPG and Affinity, pursuant to which GATE and its subsidiaries were acquired by UTAC. GATE is a wholly-owned subsidiary of UTAC. GATE is the primary operator of UTAC’s outsourced semiconductor assembly and test (“OSAT”) business through certain of its Debtor-subsidiaries (with the remainder operated through UMS, a non-Debtor subsidiary of UTAC). A diagram illustrating the current corporate structure of the Debtors is attached hereto as Exhibit B.

B.	The Debtors’ Operations.

The Debtors provide two categories of services—assembly and test services—across three product types: analog, mixed-signal and logic, and memory. Analog products are used in nearly all electronic devices. Analog integrated circuits can connect to and manipulate varying electronic signals and are most commonly used as audio-frequency and radio-frequency amplifiers. Mixed-signal integrated circuits are chips that contain both digital and analog circuits on the same chip. Mixed-signal integrated circuits are often used to convert analog signals to digital signals so that digital devices can process them. These devices are used in computers, computer networks, modem, and frequency counters. Memory integrated circuits are used to store date and are use in most products that need to store information.

1.    Assembly Services.

The Debtors offer customers assembly services for many types of semiconductors. The Debtors’ assembly services include design, modelling, prototyping, material selection and procurement, reliability testing, volume production of specific packages, and logistics services. The Debtors currently have an assembly portfolio that includes more than 1,000 types of integrated circuit packages, with industry-leading expertise in the following integrated circuit packages: quad-flat no-lead (“QFN”), copper-based technology, ultra-thin packages, power application, high-reliability automotive integrated circuit package, and “system in package” integrated circuits. Collectively, these integrated circuit packages reflect the Debtors’ core competency and key niche segment, analog products, though the Debtors’ assembly services include mixed-signal and logic and memory integrated circuits as well.

2.    Testing Services.

In addition to assembly, the Debtors also provide testing services. The Debtors offer two principal types of test services: wafer probe and final test. Wafer probe refers to the test procedure carried out immediately prior to assembly. In this process, semiconductor wafers are tested to determine whether the integrated circuits that have been fabricated on it are functioning according to specifications. Integrated circuits that fail to meet specifications are marked for disposal. Final test is performed after the assembly process, on the assembled integrated circuit, to ensure that it meets the customers’ requirements. Final test analyzes certain attributes of each integrated circuit against a range of key parameters predetermined by the customers.

The Debtors are seen as a leader in the high-end mixed-signal and logic testing space. Testing services are characterized by a high degree of engineering complexity and customization, and typically require extensive collaboration with customers, especially test program and development. Testing services typically offer a higher margin than assembly services. Assembly is bundled with test service in what is called “turn-key” projects. The Debtors’ business enterprise is also a leader in wafer probe services, which they provide as a standalone service. Because the Debtors only engage in either turn-key or test-only projects, their proportion of test versus assembly is higher than their competitors.

C.	Sales.

The Debtors’ sales are focused on four regions: the United States; China and Taiwan; the rest of Asia; and Continental Europe. The Debtors have sales and marketing professionals in each of the regions, including Debtor UGS America Sales, Inc. (located in the United States) and Debtor UGS Europe, LLC (located in Europe). In 2016, the Debtors had sales of approximately $688.7 million, which reflected a 1.4 percent increase compared to sales in 2015.

D.	Intellectual Property.

Intellectual property (“IP”) plays an increasing role in the semiconductor industry, and companies within that industry generally face frequent litigation regarding patent and other IP rights. The Debtors have historically been able to extend their core competency in analog products through their substantial IP portfolio. As of December 31, 2016, the Debtors had approximately 267 issued patents and 66 pending patent applications. The Debtors primarily hold patents in the United States, but also hold patents in China, Japan, Singapore, South Korea, and Taiwan. The Debtors protect their IP by, among other things, the use of confidentiality and non-disclosure agreements. The Debtors believe that they currently possess one of the strongest QFN IP portfolios in the industry, due in large part because of their acquisitions of UTAC Thai Limited and UTAC Hong Kong Limited.

E.	The Debtors’ Customers.

The Debtors’ expertise and services accumulated through years of engineering experience has allowed them to develop long-standing and well-established relationships with customers, many of whom are leaders in their respective product categories. The average age of the Debtors’ relationship with their 10 longest held customers is over 10 years. The Debtors perform assembly and testing services for customers worldwide consisting primarily of fabless companies (i.e., companies without in-house assembly and testing capabilities), wafer foundries, and IDMs. Fabless companies are the Debtors’ largest customer type, followed by IDMs and wafer foundries, respectively. Communications is by far the largest end-market segment for the Debtors, representing nearly half of the Debtors’ 2016 revenue. From the perspective of geographic exposure, the Debtors derive approximately 75 percent of their revenue from customers in the United States, with the remaining revenue coming from customers in the Asia Pacific region and Europe.

To place an order, the Debtors’ customers typically issue purchase orders reflecting the agreed pricing, quantity needed, and services required. The Debtors generally grant credit terms of 30 to 60 days to their customers. Occasionally, and as a direct result of years of underinvestment in capital expenditures, the Debtors turn away customers that request certain package types, such as the QFN package (the Debtors’ main analog package) that is serviced out of the Thai Debtor’s facility (the “Thai Facility”). The Thai Facility often operates at close to 100 percent utilization, which constrains the Debtors’ ability to service new QFN package customers. The Debtors’ other facilities are not necessarily capable of servicing every type of customer request, such as the QFN package. Historic and ongoing underinvestment in capital expenditures has limited the Debtors’ ability to expand the services offered at each of their facilities.

In the OSAT industry, it is time consuming and costly to attract new customers. Customers usually require OSAT companies to pass a lengthy and rigorous qualification process, which in most cases is conducted at a significant cost to the company and the customer. This qualification process can take nine months or longer to complete. Customers may also require the companies to purchase specialized or customized equipment for their products and services. As such, customers are generally reluctant to qualify new assembly and test service providers and correspondingly, it may be difficult to attract new major customers or enter new markets. Generally, once a customer chooses an OSAT vendor, they typically stay with that vendor for subsequent future generations of the applications. Thus, turning down customers has a particularly negative impact on the Debtors, as these customers are hard to ever regain in the future.

F.	The Debtors’ Employees.

The Debtors employ approximately 10,402 full-time employees, of which approximately 76 percent are operations personnel, 16 percent are engineering personnel, and 8 percent are general, administrative, executive management, sales, and marketing personal.

The Debtors’ management team consists of:

•	W. John Nelson. Dr. Nelson, the chief executive officer, joined the Debtors in October 2012 with more than 30 years of experience in the semiconductor industry. Dr. Nelson earned both a Bachelor of Science degree with honors and a Ph.D. in physics from the University of Ulster, Northern Ireland.

•	Shawn Kelly. Mr. Kelly, the interim chief financial officer, joined the Debtors in January 2015 and heads the group’s corporate finance function. He has more than 15 years of experience as a financial manager in the semiconductor industry. He was vice president of finance for UTAC from 2015 to 2017, leading operations finance. Mr. Kelly holds a Bachelor of Science in Engineering from Virginia Tech and a Master of Business Administration in Finance and Operations from the College of William & Mary.

•	Michael Foreman. Mr. Foreman, the general counsel, joined the Debtors in December 2016 after more than 30 years of corporate transactions and finance experience as a partner with three United States-based multinational law firms, and, most recently, his own boutique firm. Mr. Foreman has a JD (Juris Doctor) degree from Hofstra University School of Law, and a Bachelor of Science in Industrial and Labor Relations from Cornell University.

G.	The Debtors’ Prepetition Capital Structure.

1.	The Senior Secured Notes.

In February 2013, GATE first issued the Initial Notes (i.e., $625 million of the Senior Secured Notes). Thereafter, in September 2013, GATE issued the Additional Notes (i.e., $502 million of the Senior Secured Notes). GATE’s issuance of the Additional Notes is the subject of the N.Y. Litigation Proceedings, as discussed further below. Under the terms of the Existing Indenture, the Debtors are required to make semiannual interest payments on February 1st and August 1st each year until the Senior Secured Notes mature in February 2019. The Debtors did not make the interest payment due August 1, 2017. Interest paid in respect of these obligations amounted to $106.6 million, $115.0 million, and $114.0 million in 2014, 2105, and 2016, respectively.

2.	Letters of Credit.

The Debtors maintain approximately 15 letters of credit to primarily address financial assurance requirements related to utility services. These letters of credit are unsecured and not cash collateralized. The Debtors have approximately 18.7 million in New Taiwan dollars and approximately 61.5 million in Thai baht in outstanding letters of credit.

3.	Other Secured Claims.

In the ordinary course of business, the Debtors routinely transact business with a number of third-party contractors and vendors who may be able to assert liens against the Debtors and their assets if the Debtors fail to pay for the goods delivered or services rendered. To the extent such parties have valid liens, their Claims against the Debtors are Other Secured Claims.

4.	General Unsecured Claims.

In the ordinary course, the Debtors routinely transact business with a number of third-party contractors and vendors, substantially all of which are based outside of the United States. These transactions give rise to General Unsecured Claims against the Debtors.

III.	Prepetition Restructuring Efforts and Commencement of the Chapter 11 Cases

A confluence of factors contributed to the Debtors’ need to commence the Chapter 11 Cases, including the unsustainability of the Debtors’ current capital structure. The Debtors’ cost structure has become increasingly misaligned and sales have remained depressed (exacerbated by certain foreign operations).

A.	The Bondholder Litigation.

In connection with the 2007 acquisition of GATE by certain affiliates of TPG and Affinity, GATE incurred the following debt: (a) senior debt consisting of a $150 million senior revolving credit facility and a $625 million senior term loan facility (collectively, the “Pre-2013 Senior Debt”);10 and (b) junior debt consisting of a $237.5 million 11.25 percent fixed-rate loan facility and a $237.5 million floating-rate loan facility, which both automatically converted to term loans in October 2015 (collectively, the “Pre-2013 Junior Debt”).11 Holders of the Pre-2013 Senior Debt and the Pre-2013 Junior Debt entered into the Intercreditor Agreement, which made the Pre-2013 Senior Debt a first-priority obligation and the Pre-2013 Junior Debt a second-priority obligation.

GATE used the proceeds from the Initial Notes, issued February 2013, to pay off the Pre-2013 Senior Debt. Thereafter, in September 2013, as part of the Exchange, GATE offered holders of the Pre-2013 Junior Debt the Additional Notes (of approximately $502 million), which would rank pari passu with the Initial Notes, in exchange for the approximately $543 million of outstanding Pre-2013 Junior Debt. The Exchange eliminated the Pre-2013 Junior Debt, and participants received a consent fee and an issuance fee from GATE, which collectively totaled approximately $27.2 million. As part of the Exchange, certain amendments were made to the Existing Indenture. Following consummation of the Exchange, approximately $1.127 billion in Senior Secured Notes were issued and outstanding. Through a wholly-owned subsidiary, Affinity participated in the Exchange transaction and indirectly holds approximately $176 million of the Additional Notes.

After GATE’s issuance of the Additional Notes, certain holders of the Initial Notes alleged that GATE breached various contractual provisions relating to its capital structure, and sent letters in November and December 2013 demanding that GATE rescind the Exchange Transaction or subordinate the Additional Notes.

Thereafter, in February 2014, as a result of their unmet demands regarding the Exchange, the 2014 Plaintiff Initial Noteholders filed the 2014 N.Y. Action in New York state court against GATE, several of GATE’s affiliates that are guarantors under the Existing Indenture, TPG, Affinity, and a wholly-owned subsidiary of Affinity that holds approximately $176 million of the Additional Notes.

The 2014 Plaintiff Initial Noteholders assert that at the time of the Exchange, the Pre-2013 Junior Debt was impaired and “effectively unsellable” due to the GATE’s deteriorating financial position and that Affinity and TPG sought to protect their own interests by causing GATE to pursue the Exchange, which resulted in severe dilution of the 2014 Plaintiff Initial Noteholders’ collateral, dilution of the 2014 Plaintiff Initial Noteholders’ voting rights, loss of GATE’s credit cushion, and loss of the $27.2 million in fees that GATE paid to purchasers of the Additional Notes (which constituted approximately 12 percent of GATE’s consolidated cash balance for the first half of 2013). The 2014 Plaintiff Initial Noteholders further allege that the Exchange violates the Existing Indenture and the Intercreditor Agreement by, among other things, conducting the transaction without their consent and granting pari passu priority to the Additional Notes.

[10]	GATE incurred the Pre-2013 Senior Debt to cover working capital and other expenses, pay off existing debt, and partially fund TPG and Affinity’s acquisition of GATE.
[11]	Through the Affiliate Noteholder, Affinity indirectly held approximately 35 percent of the Pre-2013 Junior Debt.

Claims against the Debtors and the Equity Parties include breach of contract claims relating to the 2013 amendments to the Existing Indenture against the Debtors and the Equity Parties, breach of contract claims relating to the Intercreditor Agreement against the Debtors, the Equity Parties, and Affinity (as an indirect holder of the Additional Notes), tortious interference with the Existing Indenture and Intercreditor Agreement and unjust enrichment claims against TPG and Affinity, and declaratory relief that an event of default occurred and is continuing under the Existing Indenture.

In March 2014, the 2014 Plaintiff Initial Noteholders filed an amended complaint, which the Debtors and the Equity Parties moved to dismiss. The court granted the Debtors’ and the Equity Parties’ motion, and dismissed the amended complaint in its entirety in July 2015. Certain of the 2014 Plaintiff Initial Noteholders appealed, while a number of the 2014 Plaintiff Initial Noteholders withdrew from the 2014 N.Y. Action during the course of this appeal. In May 2016, and through a revised decision in September 2016, the Appellate Division of the Supreme Court of the State of New York, First Judicial Department, largely reversed the trial court’s order dismissing the amended complaint.

In October 2016, the 2014 Plaintiff Initial Noteholders filed a second amended complaint. The Debtors and the Equity Parties moved to dismiss the second amended complaint due to, among other things, the 2014 Plaintiff Initial Noteholders’ failure to comply with the no-action clause of the Existing Indenture. Specifically, the Debtors and the Equity Parties argued that the $240 million of Initial Notes held by the 2014 Plaintiff Initial Noteholders only accounted for approximately 21 percent of the $1.127 billion of outstanding Senior Secured Notes, thus falling short of the 25 percent no-action clause threshold. The court denied the Debtors’ and the Equity Parties’ motion on April 27, 2017, ruling that the 25 percent requirement should be determined by reference to the $625 million of Initial Notes issued in February 2013, without considering the $502 million of Additional Notes subsequently issued in connection with the Exchange. The Debtors and the Equity Parties timely filed a notice of appeal of the court’s ruling and filed their answer on May 18, 2017. Thereafter, on May 22, 2017, the 2014 Plaintiff Initial Noteholders filed a motion for partial summary judgment.

The parties engaged in limited discovery prior to the court dismissing the 2014 Plaintiff Initial Noteholders’ amended complaint in July 2015, and proceeded with discovery in October 2016 after the 2014 Plaintiff Initial Noteholders filed their second amended complaint. In particular, the parties served and responded to interrogatories and extensive document requests, negotiated a protective order and a confidentiality stipulation, and participated in meet and confer discussions.

In March 2017, certain other Initial Noteholders that were not part of the initial lawsuit (the “2017 Plaintiff Initial Noteholders”) filed the 2017 N.Y. Action with substantially similar allegations related to the Exchange. The Debtors and the Equity Parties moved to dismiss the 2017 Plaintiff Initial Noteholders’ second amended complaint due to, among other things, the 2017 Plaintiff Initial Noteholders’ failure to comply with the no-action clause of the Existing Indenture. The Equity Parties separately argue that the unjust enrichment claim and tortious interference with contract claim in the 2017 N.Y. Action are both time-barred by the statute of limitations and that the unjust enrichment claim fails as a matter of law. In October 2017, the 2017 Plaintiff Initial Noteholders filed their opposition to the motions to dismiss.

As described below, the N.Y. Litigation Proceedings will be forever released and settled in their entirety on the Effective Date pursuant to terms of the Restructuring Support Agreement.

B.	Unsustainable Leverage, Underspending in Capital Expenditures, and Liquidity Constraints.

1.	Unsustainable Leverage.

The Debtors’ total finance costs are not sustainable: in 2016, those costs totaled approximately $123.2 million, which is approximately 116.9 percent of the Debtors’ gross profit from that same period. Since issuing the Senior Secured Notes in 2013, the Debtors have made interest payments totaling approximately $482 million. To help fund these payments, from 2014 and 2016, the Debtors used approximately $85 million of asset sale proceeds to support interest payments. The Debtors are leveraged well-beyond the industry norm, and the Debtors’ reported interest expenses as a percentage of revenue are multiples higher than those of their competitors.

2.	Underspending in Capital Expenditures.

The Debtors’ unsustainable capital structure, including high interest expenses (relative to current rates), has resulted in the Debtors not being able to grow as originally planned. After the Debtors make the required interest payments on the Senior Secured Notes, very little, if anything, is leftover to invest in capital expenditures: the Debtors’ total finance costs in 2016 were approximately $123.2 million, which is approximately 116.9 percent of the Debtors’ gross profit from that same period.

The Debtors’ tight liquidity limits spending on capital expenditures, which has led to years of underinvestment, preventing the Debtors from growing and evolving to meet their customers’ needs. In turn, this led to declining revenue as the Debtors financially underperformed peers due to slipping market share. Over the last three years, the Debtors’ industry peers have spent around 19 percent of revenue on capital expenditures, while the Debtors have averaged less than 15 percent over the same period. The Debtors are also underspending on research and development by approximately half as compared to the industry average. Although the Debtors prudently invested in their core competencies, this underspending has resulted in the Debtors’ market share decreasing from 4.3 percent in 2014 to 3.9 percent in 2016. In 2016, the Debtors’ posted losses of approximately $140 million.

3.	Liquidity Constraints.

The Debtors’ revenue decline further hurts the Debtors’ liquidity profile as the existing debt and high interest expenses becomes more and more incommensurately high compared to the reduced size of the Debtors’ businesses. This vicious cycle thus propagates with every financial period and interest payment.

Over the last five years, the Debtors have experienced significant liquidity constraints and volatility in revenue growth. In the 12-month period ending June 30, 2013, the Debtors lost over 20 percent of their revenue largely as a result of customer defections from the previous management team. Although the Debtors were able to modestly build up cash in 2014, the first year after the Exchange, the Debtors started to shed cash at an accelerated rate following the downturn in the market in mid-2015. Further, overall revenue decline has significantly decreased operating cash flow. All of these factors are exacerbated by the Debtors’ unsustainable ongoing interest expenses associated with the Senior Secured Notes. As of December 31, 2016, the Debtors reported a consolidated cash balance of approximately $109 million, the lowest such figure has been since the Debtors’ privatization in 2007. While their business has stabilized, the Debtors are still unable to return to profitability due to outsized interest expenses.

4.	Shanghai Liquidation.

The Debtors currently operate a facility in Shanghai, China under the Shanghai Debtor. The Shanghai Debtor historically operated a 19,000-square-foot assembly and test facility located in Shanghai (the “Shanghai Facility”) pursuant to two real property leases, which leases are scheduled to expire in 2019 and 2020, respectively (collectively, the “Shanghai Leases”). Historically, the Shanghai Debtor has utilized the Shanghai Facility to assemble semiconductor components and laminate packages, including plastic ball grid array and quad flat no-lead-frame packages, and to test radio frequency, mixed-signal and logic, and power amplifier products.

The Shanghai Debtor has been losing money for years due to a perfect storm of increased costs and heightened competition that has rendered the Shanghai Facility’s operations non-viable. Specifically, the Shanghai Debtor is not profitable due to, among other factors, the limited capacity of the Shanghai Facility (which restricts the Shanghai Debtor’s ability to meet customer demand), the significant costs associated with operating a test and assembly facility in the pricey Shanghai metropolitan area, and the effect of a recent tax hike of nearly 67 percent (from 15 percent to 25 percent). In addition, efforts to expand the Shanghai Debtor’s customer base have not succeeded due to, among other things, significant competition from other semiconductor test and assembly businesses in China and the high cost associated with acquiring new customers in the highly-competitive semiconductor test and assembly sector. Over the last couple of years, Chinese competitors of the Shanghai Debtor have been aggressively gaining market share through acquisitions and organic growth.

The financial toll that this perfect storm has taken on the Shanghai Debtor is undeniable: in 2016 alone, the Shanghai Debtor posted a loss of approximately $32 million, a trend that the Debtors do not expect to change in the foreseeable future. As a result, in early 2017, the Debtors determined, as a sound exercise of their business judgment and as part of various extensive cost reduction programs implemented across all Debtors, to wind down the Shanghai Debtor’s operations to stop losses, and began to develop a plan to wind down the Shanghai Debtor’s affairs. On February 13, 2017, the Debtors publicly announced their plan to cease operations at the Shanghai Facility, anticipating final revenue production completion by late 2017, and to completely wind down the Shanghai Debtor’s affairs in early 2018.

The Debtors are currently in the process of winding down their Shanghai operations by, among other things, selling various assets to third parties, transferring certain assets to affiliated entities, and preparing to transition Shanghai employees elsewhere. In connection with this process, the Debtors have transferred the bulk of the Shanghai Debtor’s usable equipment to the Thai Debtor for use at the Debtors’ Thailand facility (the “Thailand Facility”), which the Debtors are already in the process of expanding the operations of as to concentrate their operations and take advantage of the significant economies of scale in the semiconductor industry. Additionally, Debtor UTAC Dongguan Ltd. has and will continue to serve the Shanghai Debtor’s customers in China. Through this wind down, the Debtors estimate that they will decrease their annual fixed costs by approximately $7 million and annual capital expenditures by approximately $24 million—all without negatively affecting the Debtors’ revenue. Accordingly, the Debtors intend to continue these wind down efforts postpetition, including soliciting bids from potentially interested parties for remaining sellable equipment.

C.	Restructuring Efforts.

Together with their advisors, the Debtors engaged with the Additional Noteholder Ad Hoc Group, Dechert Initial Noteholder Ad Hoc Group, and Milbank Initial Noteholder Ad Hoc Group (collectively, the “Ad Hoc Groups”) in good-faith discussions regarding various restructuring alternatives. The goal of these discussions, as explained below, was to explore all viable in-court and out-of-court restructuring alternatives that would both meaningfully deleverage the Debtors’ balance sheet and provide a meaningful recovery to all stakeholders.

1.	Spring and Summer 2017 Negotiations.

Starting in the spring of 2016, the Debtors and the Ad Hoc Groups began to explore comprehensive restructuring alternatives. To facilitate these discussions, the Debtors and certain members of the Ad Hoc Groups entered into confidentiality agreements regarding the terms of a restructuring plan to address the Debtors’ capital structure. Thereafter, the Debtors and the Ad Hoc Groups engaged in efforts to reach a consensual resolution. These efforts included the exchange of diligence and in-person meetings between representatives and advisors of the Debtors and the Ad Hoc Groups.

2.	Appointment of the Independent Director.

As part of their efforts to best evaluate and develop a value-maximizing restructuring for all stakeholders, the Debtors appointed Eugene Davis as an independent and disinterested director (the “Independent Director”) to GATE’s board of directors (the “Board”) on July 17, 2017. Since his appointment, the Independent Director has played a key role in the restructuring negotiations and the analysis of the Plan, the Restructuring Support Agreement, and certain other related matters. The Independent Director has remained apprised of restructuring negotiations and considered all aspects of the Restructuring Support Agreement and the Plan as they were developed. Specifically, the Independent Director carefully considered the costs and benefits related to non-consensual versus consensual restructuring alternatives.

3.	The Restructuring Support Agreement.

On August 1, 2017, the Debtors elected to not make a $56-million interest payment on the Senior Secured Notes and entered into the 30-day grace period to continue these constructive discussions with the Ad Hoc Groups. While the Debtors did not reach a comprehensive settlement before the conclusion of the grace period on August 31, 2017, the Debtors continued to engage in discussions with their stakeholders.

In September 2017, the Debtors and the Ad Hoc Groups renewed active negotiations regarding restructuring alternatives. The parties considered numerous transactions that would reduce the Debtors’ outstanding debt obligations and maximize recoveries for all of the Debtors’ stakeholders. As with past discussions, the parties focused their efforts on transactions that would have a minimal impact on the Debtors’ customers, employees, vendors, and other stakeholders.

Ultimately, on November 2, 2017, the parties’ efforts resulted in their entry into the Restructuring Support Agreement, which serves as the foundation for the Plan. A copy of the Restructuring Support Agreement is attached hereto as Exhibit C. As of the date hereof, the Restructuring Support Agreement is supported by approximately 95 percent of the Initial Noteholders and approximately 96 percent of the Additional Noteholders.

D.	The Debtors’ Proposed Disclosure Statement and Solicitation Process.

Based on the level of support for the Restructuring Support Agreement, the Debtors believe that the significant majority of the Initial Noteholders and the Additional Noteholders (the only two constituencies entitled to vote to accept or reject the Plan) will vote to accept the Plan. Accordingly, following the execution of the Restructuring Support Agreement, the Debtors prepared to commence a prepackaged solicitation of the Plan in accordance with the Restructuring Support Agreement. The solicitation schedule is set forth below.

The Debtors will seek Bankruptcy Court approval of the solicitation schedule at the outset of the Chapter 11 Cases.

Proposed Solicitation and Confirmation Timeline

Voting Record Date	November 20, 2017

Commencement of Prepetition Solicitation	November 20, 2017

Publication of Confirmation Hearing Notice	November 21, 2017

Voting Deadline	December 13, 2017, at 4:00 p.m., prevailing Eastern Time

Anticipated Petition Date	December 17, 2017

Anticipated Confirmation Objection Deadline	December 19, 2017, 4:00 p.m., prevailing Eastern Time

Anticipated Confirmation Hearing Date	December 21, 2017 at 10:00 a.m., prevailing Eastern Time

E.	The Debtors’ First Day Motions and Certain Related Relief.

To minimize disruption to the Debtors’ operations and effectuate the terms of the Plan, upon the commencement of the Chapter 11 Cases, the Debtors intend to file certain motions seeking various relief, including with respect to: (1) authorization to continue to use cash collateral; (2) authorization to continue utilizing the Debtors’ prepetition cash management system, including with respect to intercompany transactions; (3) authorization to pay certain obligations that accrued or arose in the ordinary course of business before the Petition Date, including, among others, certain taxes and fees, certain vendor obligations, and certain insurance premiums; (4) authorization to continue certain customer programs; and (5) authorization to pay prepetition wages and certain administrative costs related to those wages. All of the relief requested by the first day motions and throughout the Chapter 11 Cases will be subject to any orders regarding the Debtors’ use of cash collateral. Additionally, the Debtors intend to file motions seeking (a) entry of an order scheduling the Confirmation Hearing and approving the form of notices and procedures related thereto, (b) approving this Disclosure Statement as containing adequate information under section 1125(a) of the Bankruptcy Code, (c) approving the Solicitation Procedures, and (d) directing the U.S. Trustee not to schedule a meeting of creditors under section 341 of the Bankruptcy Code.

F.	Other Requested First Day Relief and Retention Applications.

In addition, the Debtors intend to file motions and/or applications seeking certain customary relief, including an order directing the joint administration of the Chapter 11 Cases under a single docket and orders approving the retention of the Debtors’ bankruptcy advisors, including Kirkland & Ellis LLP as legal counsel, Moelis & Company Asia Limited and Moelis & Company LLC as financial advisor, Alvarez & Marsal North America, LLC and Alvarez & Marsal (SE Asia) Pte. Ltd. as restructuring advisors, and Prime Clerk LLC as the Solicitation Agent.

IV.    Summary of the Plan

SECTION IV OF THIS DISCLOSURE STATEMENT IS INTENDED ONLY TO PROVIDE A SUMMARY OF THE KEY TERMS, STRUCTURE, CLASSIFICATION, TREATMENT, AND IMPLEMENTATION OF THE PLAN, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE ENTIRE PLAN AND EXHIBITS TO THE PLAN. ALTHOUGH THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN DOCUMENTS REFERRED TO THEREIN, THIS DISCLOSURE STATEMENT DOES NOT PURPORT TO BE A PRECISE OR COMPLETE STATEMENT OF ALL RELATED TERMS AND PROVISIONS, AND SHOULD NOT BE RELIED ON FOR A COMPREHENSIVE DISCUSSION OF THE PLAN. INSTEAD, REFERENCE IS MADE TO THE PLAN AND ALL SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS. THE PLAN ITSELF (INCLUDING ATTACHMENTS) AND THE PLAN SUPPLEMENT WILL CONTROL THE TREATMENT OF HOLDERS OF CLAIMS AND INTERESTS UNDER THE PLAN. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THIS SECTION IV AND THE PLAN (INCLUDING ANY ATTACHMENTS TO THE PLAN) AND THE PLAN SUPPLEMENT, THE PLAN AND PLAN SUPPLEMENT, AS APPLICABLE, SHALL GOVERN.

A.	Plan Summary.

As set forth Article IV.B of the Plan, the Restructuring Transactions provide for a comprehensive restructuring of Claims against and Interests in the Debtors, preserve the going-concern value of the Debtors’ businesses, maximize recoveries available to all constituents, provide for an equitable distribution to the Debtors’ stakeholders, and protect the jobs of the Debtors’ more than 10,000 employees. More specifically, the Restructuring Transactions provide, among other things, that on the Effective Date:

•	the Debtors will issue $665 million in 8.5% New Secured Notes due 2022, the terms of which are set forth in the New Indenture, and the Debtors will distribute approximately $517.64 million of the New Secured Notes to the Initial Noteholders and approximately $84.9 million of the New Secured Notes to the Additional Noteholders;

•	the Debtors will also distribute $8.89 million of Cash to the Initial Noteholders;

•	the Debtors will distribute an additional $11.11 million of the New Secured Notes and $1.11 million of Cash to the 2014 Plaintiff Initial Noteholders;

•	included in the $517.64 million of New Secured Notes that the Debtors will distribute to Initial Noteholders are $5 million of New Secured Notes that would otherwise be distributed to the Holder of the Affiliate Noteholder Notes;

•	UTAC, the Debtors’ ultimate equity owner, will issue common equity to the Additional Noteholders in such amount as to constitute 31% of the outstanding common equity of UTAC on a post-emergence basis, subject to dilution by any post-emergence management incentive plan adopted by UTAC, with the Affinity Entities (other than the Affiliate Noteholder) and TPG collectively holding, directly or indirectly, the other 69% of the outstanding common equity of UTAC on a post-emergence basis;

•	all outstanding and undisputed General Unsecured Claims against the Debtors will be Unimpaired and unaffected by the Chapter 11 Cases, and will be paid in full in Cash;

•	all Priority Tax Claims, Other Priority Claims, and Other Secured Claims shall be paid in full in Cash, or receive such other customary treatment that renders such Claims Unimpaired under the Bankruptcy Code;

•	all Administrative Claims shall be paid in full in Cash, or receive such other customary treatment that renders such Claims Unimpaired under the Bankruptcy Code; provided that the Debtors will distribute $31.25 million in New Secured Notes to the Initial Noteholders that are Consenting Noteholders under the Restructuring Support Agreement and $25.1 million in New Secured Notes to the Additional Noteholders that are Consenting Noteholders under the Restructuring Support Agreement in full satisfaction of all Claims arising on account of the Forbearance Fee; and

•	UTAC will cause UMS—which provides semiconductor testing and assembly services similar to GATE to its sole customer, Panasonic—to guarantee the New Secured Notes, and UMS and GATE will be operated by a single management team, owned by UTAC.

B.	Settlement, Release, Injunction, and Related Provisions.

1.	Compromise and Settlement of Claims, Interests, and Controversies.

The Plan provides that, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against, and Interests in, the Debtors and their Estates and Causes of Action against other Entities.

The global settlement incorporated into the Plan and the Restructuring Support Agreement constitutes a settlement with the Equity Parties, the Debtors, the Consenting Additional Noteholders, and the Consenting Initial Noteholders, which include all of the plaintiffs and defendants in the N.Y. Litigation Proceedings. As part of the global settlement, (i) the Sponsors will cause UTAC to contribute UMS’s business to the Debtors’ business, and UMS will guarantee the New Secured Notes; (ii) 31 percent of the equity in UTAC (the parent of the Debtors) will be distributed to the Additional Noteholders; (iii) $5 million of New Secured Notes that otherwise would be distributed to the Holder of the Affiliate Noteholder Notes will be distributed to Initial Noteholders; (iv) the 2014 Plaintiff Initial Noteholders will receive an additional $11,107,380 of New Secured Notes and $1,107,380.16 in Cash in settlement of the 2014 N.Y. Action; and (v) on the Effective Date, the parties to the N.Y. Litigation Proceedings will dismiss them with prejudice.

2.	Discharge of Claims.

The Plan provides that, pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a proof of claim based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date.

3.	Release of Liens.

The Plan provides that, except (1) with respect to the Liens securing the New Secured Notes and Other Secured Claims that are Reinstated pursuant to the Plan or (2) as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other Security Interests against any property of the Estates and, subject to the consummation of the applicable distributions contemplated in the Plan, shall be fully released and discharged, and the Holders of such mortgages, deeds of trust, Liens, pledges, or other Security Interests shall execute such documents as may be reasonably requested by the Debtors or the Reorganized Debtors, as applicable, to reflect or effectuate such releases, and all of the right, title, and Interest of any Holders of such mortgages, deeds of trust, Liens, pledges, or other Security Interests shall revert to the Reorganized Debtor and its successors and assigns.

4.	Debtor Release.

The Plan provides that, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, as of the Effective Date, the Debtors and their Estates, the Reorganized Debtors, and each of their respective current and former Affiliates hereby conclusively, absolutely, unconditionally, irrevocably, and forever releases, waives, and discharges, and shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released, waived and discharged the Released Parties from any and all claims, interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever (including any derivative claims asserted or that may be asserted on behalf of the Debtors or their Estates or their Affiliates in their own right, whether individually or collectively, or on behalf of the Holder of any claim or interest or other |Entity, and claims and Causes of Action with respect to the Senior Secured Notes, the Exchange, and any transaction arising under, or relating to, the Intercreditor Agreement, the N.Y. Litigation Proceedings, the Restructuring, or the Plan), whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity, or otherwise, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, or the Reorganized Debtors, the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors, the business or contractual arrangement between any Debtor and any Released Party, the subject matter of, or the transactions or events giving rise to any claim or interest that is treated in the Plan, the formulation, preparation, dissemination, negotiation, of the Restructuring Support Agreement, the Plan, the Disclosure Statement, or any other action or transaction relating in any way to any of the foregoing, any contract, instrument, release, or other agreement or document related to, created or entered into in connection with the Plan, the Disclosure Statement, the Restructuring Support Agreement, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan, or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to the foregoing. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

5.	Third-Party Release.

The Plan provides that, as of the Effective Date, for good and valuable consideration, each Releasing Party, regardless of whether any Releasing Party consents to this “Third-Party Release,” to the greatest extent permitted by applicable law, hereby forever releases and discharges, and is deemed to have forever released and discharged each Released Party from any and all claims, interests, obligations, rights, suits, damages, remedies, liabilities, and Causes of Action, whether known or unknown, liquidated or contingent, foreseen or unforeseen, existing or hereafter arising, in law, equity, or otherwise, arising from the beginning of time through the Effective Date, including, without limitation, that such Entity would have been legally entitled to assert based on or related to the N.Y. Litigation Proceedings, as well as based on or relating to, in any manner arising from, in whole or in part, the Senior Secured Notes, the Exchange, and any transactions arising under, or relating to, the Intercreditor Agreement, the Restructuring, or the Plan, as well as all other claims and Causes of Action (including claims and Causes of Action based on or relating to the Senior Secured Notes, the Exchange, and any transactions arising under, or relating to, the Intercreditor Agreement, the N.Y. Litigation Proceedings, the Restructuring, or the Plan), whether known or unknown, including any derivative claims asserted or capable of being asserted by or on behalf of the Debtors or the Reorganized Debtors, or their Estates or Affiliates, or any other Releasing Party, as applicable, that such Entity would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of the Holder of any claim or interest, based on or relating to, or in any manner arising from or in connection with, in whole or in part, the Debtors or the Reorganized Debtors, or any other Releasing Party, the Restructuring Support Agreement, the Disclosure Statement, the Plan, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors, the business or contractual arrangements between any Debtor and any Released Party, the subject matter of, or the transactions or events giving rise to any claim or interest that is treated in the Plan, the formulation, preparation, dissemination, and negotiation, of the Plan, the Disclosure Statement, or any other action or transaction relating in any way to any of the foregoing, any contract, instrument, release, or other agreement or document related to, created or entered into in connection with the Plan, the Disclosure Statement, the Restructuring Support Agreement, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan, or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to the foregoing. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (1) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or (2) the claims of any Initial Noteholder or Additional Noteholder against any other Initial Noteholder, Additional Noteholder, predecessor Initial Noteholder, or predecessor Additional Noteholder under any post-Exchange agreement between or among such parties and as to which the Debtors are not parties, which claims are expressly reserved.

6.	Exculpation.

The Plan provides that, except as otherwise specifically and expressly provided in the Plan, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby released and exculpated from, any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, in whole or in part, the Debtors, the formulation, preparation, dissemination, negotiation, of the Restructuring Support Agreement, the Plan, the Disclosure Statement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Plan, the Disclosure Statement, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan, or any other related agreement. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of, and distribution of, consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan; provided that, the foregoing “Exculpation” shall be limited to the extent permitted in section 1125(e) of the Bankruptcy Code. Notwithstanding anything to the contrary in the foregoing, the exculpation set forth above does not release or exculpate any claim relating to (1) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or (2) the claims of any Initial Noteholder or Additional Noteholder against any predecessor Initial Noteholder or Additional Noteholder that is a party to any post-Exchange agreement with such Initial Noteholder or Additional Noteholder in connection with the transfer or trading of Initial Notes or Additional Notes, which claims are expressly reserved.

7.	Injunction.

THE PLAN PROVIDES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PLAN OR FOR OBLIGATIONS ISSUED OR REQUIRED TO BE PAID PURSUANT TO THE PLAN OR THE CONFIRMATION ORDER, ALL ENTITIES THAT HAVE HELD, HOLD, OR MAY HOLD CLAIMS OR INTERESTS THAT HAVE BEEN RELEASED PURSUANT TO THE PLAN (INCLUDING ANY CLAIMS ASSERTED IN CONNECTION WITH, OR THAT COULD HAVE BEEN ASSERTED IN CONNECTION WITH, THE N.Y. LITIGATION PROCEEDING), SHALL BE DISCHARGED PURSUANT TO THE PLAN, OR ARE SUBJECT TO EXCULPATION PURSUANT TO THE PLAN, ARE PERMANENTLY ENJOINED, FROM AND AFTER THE EFFECTIVE DATE, FROM TAKING ANY OF THE FOLLOWING ACTIONS AGAINST, AS APPLICABLE, THE DEBTORS, THE REORGANIZED DEBTORS, OR THE RELEASED PARTIES: (I) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS (INCLUDING WITH RESPECT TO THE EXCHANGE PURSUANT TO WHICH THE ADDITIONAL NOTES WERE ISSUED); (II) ENFORCING, ATTACHING, COLLECTING, OR RECOVERING BY ANY MANNER OR MEANS ANY JUDGMENT, AWARD, DECREE, OR ORDER AGAINST SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (III) CREATING, PERFECTING, OR ENFORCING ANY LIEN OR ENCUMBRANCE OF ANY KIND AGAINST SUCH ENTITIES OR THE PROPERTY OR THE ESTATES OF SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (IV) ASSERTING ANY RIGHT OF SETOFF, SUBROGATION, OR RECOUPMENT OF ANY KIND AGAINST ANY OBLIGATION DUE FROM SUCH ENTITIES OR AGAINST THE PROPERTY OF SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS UNLESS SUCH ENTITY HAS TIMELY ASSERTED SUCH SETOFF RIGHT IN A DOCUMENT FILED WITH THE BANKRUPTCY COURT EXPLICITLY PRESERVING SUCH SETOFF, AND NOTWITHSTANDING AN INDICATION OF A CLAIM OR INTEREST OR OTHERWISE THAT SUCH ENTITY ASSERTS, HAS, OR INTENDS TO PRESERVE ANY RIGHT OF SETOFF PURSUANT TO APPLICABLE LAW OR OTHERWISE; AND (V) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS RELEASED OR SETTLED PURSUANT TO THE PLAN.

V. Confirmation of the Plan

A.	The Confirmation Hearing.

At the Confirmation Hearing, the Bankruptcy Court will determine whether to approve this Disclosure Statement and whether the Plan should be confirmed in light of both the affirmative requirements of the Bankruptcy Code and objections, if any, that are timely filed. The Confirmation Hearing may be adjourned from time to time without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or the filing of a notice of such adjournment served in accordance with the order approving the Solicitation Procedures.

B.	Deadline to Object to Approval of this Disclosure Statement and Confirmation of the Plan.

In tandem with the solicitation of votes to accept or reject the Plan, the Debtors will provide notice of the Confirmation Hearing, which notice will provide that objections to this Disclosure Statement and Confirmation of the Plan must be filed and served at or before 4:00 p.m., prevailing Eastern Time, on the December 19, 2017, 29 calendar days after the Confirmation Hearing notice is distributed. Unless objections to this Disclosure Statement or Confirmation of the Plan are timely served and filed, they may not be considered by the Bankruptcy Court.

C.	Requirements for Approval of the Disclosure Statement.

Pursuant to sections 1125(g) and 1126(b) of the Bankruptcy Code, prepetition solicitation of votes to accept or reject a chapter 11 plan must comply with applicable U.S. federal or U.S. state securities laws and regulations (including the registration and disclosure requirements thereof) or, if such laws and regulations do not apply, provide “adequate information” under section 1125 of the Bankruptcy Code. At the Confirmation Hearing, the Debtors will seek a determination from the Bankruptcy Court that this Disclosure Statement satisfies sections 1125(g) and 1126(b) of the Bankruptcy Code.

D.	Requirements for Confirmation of the Plan.

1.	Requirements of Section 1129(a) of the Bankruptcy Code.

Among the requirements for Confirmation are the following: (a) the Plan is accepted by all Impaired Classes of Claims and Interests or, if the Plan is rejected by an Impaired Class, at least one Impaired Class of Claims or Interests has voted to accept the Plan and a determination that the Plan “does not discriminate unfairly” and is “fair and equitable” as to Holders of Claims or Interests in all rejecting Impaired Classes; (b) the Plan is feasible; and (c) the Plan is in the “best interests” of Holders of Impaired Claims.

At the Confirmation Hearing, the Bankruptcy Court will determine whether the Plan satisfies the requirements of section 1129 of the Bankruptcy Code. The Debtors believe that the Plan satisfies or will satisfy all of the necessary requirements of chapter 11 of the Bankruptcy Code. Specifically, in addition to other applicable requirements, the Debtors believe that the Plan satisfies or will satisfy the applicable Confirmation requirements of section 1129 of the Bankruptcy Code set forth below.

•	The Plan complies with the applicable provisions of the Bankruptcy Code.

•	The Debtors, as the Plan proponents, have complied with the applicable provisions of the Bankruptcy Code.

•	The Plan has been proposed in good faith and not by any means forbidden by law.

•	Any payment made or promised under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, will be disclosed to the Bankruptcy Court, and any such payment: (a) made before Confirmation will be reasonable; or (b) will be subject to the approval of the Bankruptcy Court as reasonable, if it is to be fixed after Confirmation.

•	Either each Holder of an Impaired Claim against the Debtors will accept the Plan, or each non-accepting Holder will receive or retain under the Plan on account of such Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount that the Holder would receive or retain if the Debtors were liquidated on that date under chapter 7 of the Bankruptcy Code.

•	Except to the extent that the Holder of a particular Claim agrees to a different treatment of its Claim, the Plan provides that, to the extent an Allowed Administrative Claim has not already been paid in full or otherwise satisfied during the Chapter 11 Cases, Allowed Administrative Claims and Other Priority Claims will be paid in full on the Effective Date, or as soon thereafter as is reasonably practicable.

•	At least one Class of Impaired Claims will have accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in that Class.

•	Confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors or any successors thereto under the Plan.

•	All fees of the type described in 28 U.S.C. § 1930, including the fees of the U.S. Trustee, will be paid as of the Effective Date.

Section 1126(c) of the Bankruptcy Code provides that a class of claims has accepted a plan of reorganization if such plan has been accepted by creditors that hold at least two-thirds in amount and more than one-half in number of the allowed claims of such class. Section 1126(d) of the Bankruptcy Code provides that a class of interests has accepted a plan of reorganization if such plan has been accepted by holders of such interests that hold at least two-thirds in amount of the allowed interests of such class.

2.	The Debtor Release, Third-Party Release, Exculpation, and Injunction Provisions.

Article VIII of the Plan provides for releases of certain claims and Causes of Action the Debtors may hold against the Released Parties. The Released Parties are: (a) each Debtor; (b) each Reorganized Debtor; (c) each Estate; (d) each Affinity Entity, including the Affiliate Noteholder; (e) each TPG Entity; (f) Holdings; (g) UTAC; (h) UMS; (i) the defendants in the N.Y. Litigation Proceedings; (j) the Indenture Trustee; (k) the Initial Noteholders and Additional Noteholders that at any time are or were party to the Restructuring Support Agreement; and (l) with respect to each of the foregoing Entities in clauses (a) through (k), such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.

Article VIII of the Plan provides for releases of certain claims and Causes of Action that Holders of Claims or Interests may hold against the Released Parties in exchange for the good and valuable consideration and the valuable compromises made by the Released Parties (the “Third-Party Release”). The Holders of Claims and Interests who are releasing certain claims and Causes of Action against non-Debtors under the Third-Party Release include: (a) all Holders of Claims, regardless of whether such Holders have accepted, or are deemed to have accepted, the Plan, including, for the avoidance of doubt, all Initial Noteholders, all Additional Noteholders, and the plaintiffs in the N.Y. Litigation Proceedings; (b) each Affinity Entity, including the Affiliate Noteholder; (c) each TPG Entity; (d) Holdings; (e) UTAC; (f) UMS; (g) the defendants in the N.Y. Litigation Proceedings; (h) the Indenture Trustee; (i) each of the Debtors, the Reorganized Debtors, their Estates; and (j) with respect to each Debtor, each of the Reorganized Debtors, their Estates, and each of the foregoing Entities in clauses (a) through (h), each such Entity’s current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, and officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, and subsidiaries, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, investment managers, and other professionals, each in their capacity as such.

Article VIII of the Plan provides for the exculpation of each Exculpated Party for certain acts or omissions taken in connection with the Chapter 11 Cases. The released and exculpated claims are limited to those claims or Causes of Action that may have arisen in connection with, related to, or arising out of the Plan, this Disclosure Statement, or the Chapter 11 Cases. The Exculpated Parties are: (a) the Debtors; (b) any official committees appointed in the Chapter 11 Cases and each of their respective members; (c) each Affinity Entity, including the Affiliate Noteholder; (d) each TPG Entity; (e) Holdings; (f) UTAC; (g) UMS; (h) the Initial Noteholders that at any time are or were party to the Restructuring Support Agreement; (i) the Additional Noteholders that at any time are or were party to the Restructuring Support Agreement; (j) the Indenture Trustee; and (k) with respect to each of the foregoing, such entity and its current and former affiliates, and such entity’s and its current and former affiliates’ current and former equity holders, subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.

Article VIII of the Plan permanently enjoins Entities who have held, hold, or may hold Claims, Interests, or Liens that have been discharged or released pursuant to the Plan or are subject to exculpation pursuant to the Plan from asserting such Claims, Interests, or Liens against each Debtor, the Reorganized Debtors, and the Released Parties.

Under applicable law, a debtor release of the Released Parties is appropriate where the release is: (a) in the best interest of the estate; or (b) a valid exercise of the debtor’s business judgement. See, e.g., In re DBSD N. Am., Inc., 419 B.R. 179, 217 (Bankr. S.D.N.Y. 2009), aff’d in part, rev’d in part on other grounds, 627 F.3d 496 (2d Cir. 2010). In addition, the Second Circuit carves out an exception in favor of exculpatory relief for non-debtor parties where such parties have contributed substantial consideration to the reorganization. See In re Adelphia Commc’ns Corp., 368 B.R. 140, 268 (Bankr. S.D.N.Y. 2007). Finally, an injunction is appropriate where the injunction “plays an important part in the debtor’s reorganization plan.” See In re Drexel Burnham Lambert Grp., Inc., 960 F.2d 285, 293 (2d Cir. 1992).

The Debtors believe that the releases, exculpations, and injunctions set forth in the Plan are appropriate because, among other things, the releases are narrowly tailored to the Debtors’ restructuring proceedings, and each of the Released Parties has afforded value to the Debtors and aided in the reorganization process, which facilitated the Debtors’ ability to propose and pursue Confirmation of the Plan. The Equity Parties’ contribution of the UMS, in particular, represents a substantial contribution of consideration to the Chapter 11 Cases without which the recoveries for all Holders would be significantly diminished, and without which the Additional Noteholders may receive no recovery whatsoever. Additionally, the 2014 Plaintiff Initial Noteholders and the 2017 Plaintiff Initial Noteholders agreement to dismiss the N.Y. Litigation Proceedings in connection with the global settlement under the Plan represents a substantial contribution, as without such dismissal, the litigation surrounding the Exchange could be lengthy and costly, and require the participation of the Debtors, their employees, and/or their officers. The Debtors further believe that each of the Released Parties has played an integral role in formulating the Plan and has expended significant time and resources analyzing and negotiating the issues presented by the Debtors’ prepetition capital structure and business needs. The Debtors further believe that such releases, exculpations, and injunctions are a necessary part of the Plan and a key inducement for each Released and Exculpated Party’s support for the Debtors’ restructuring. The Debtors will be prepared to meet their burden to establish the basis for the releases, exculpations, and injunctions for each of the Released Parties and each Exculpated Party as part of Confirmation of the Plan.

3.	Best Interests of Creditors—Liquidation Analysis.

Often called the “best interests” test, section 1129(a)(7) of the Bankruptcy Code requires that a bankruptcy court find, as a condition to confirmation, that a chapter 11 plan provides, with respect to each class, that each holder of a claim or an interest in such class either (a) has accepted the plan or (b) will receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtors liquidated under chapter 7 of the Bankruptcy Code.

To demonstrate compliance with the “best interests” test, the Debtors, with the assistance of their advisors, prepared the Liquidation Analysis, attached hereto as Exhibit E, showing that the value of the distributions provided to Holders of Allowed Claims and Interests under the Plan would be the same or greater than under a hypothetical chapter 7 liquidation. Accordingly, the Debtors believe that the Plan is in the best interests of creditors.

4.	Feasibility/Financial Projections.

Section 1129(a)(11) of the Bankruptcy Code requires that confirmation of a chapter 11 plan of reorganization is not likely to be followed by the liquidation of the reorganized debtor or the need for further financial reorganization of the debtor, or any successor to the debtor (unless such liquidation or reorganization is proposed in the chapter 11 plan). For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan. As part of this analysis, UTAC and the Debtors have prepared certain unaudited pro forma financial statements with regard to post-Effective Date UTAC (which will own the Reorganized Debtors and UMS) (the “Financial Projections”), which projections and the assumptions upon which they are based are attached hereto as Exhibit D. Based on these Financial Projections, UTAC and the Debtors believe the deleveraging contemplated by the Plan meets the financial feasibility requirement. Moreover, the Debtors believe that sufficient funds will exist to make all payments required by the Plan. Accordingly, the Debtors believe that the Plan satisfies the feasibility requirement of section 1129(a)(11) of the Bankruptcy Code.

5.	Acceptance by Impaired Classes.

The Bankruptcy Code requires that, except as described in the following section, each impaired class of claims or interests must accept a plan in order for it to be confirmed. A class that is not “impaired” under a plan is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to the class is not required. A class is “impaired” unless the plan: (a) leaves unaltered the legal, equitable, and contractual rights to which the claim or the interest entitles the holder of the claim or interest; (b) cures any default, reinstates the original terms of such obligation, compensates the holder for certain damages or losses, as applicable, and does not otherwise alter the legal, equitable, or contractual rights to which such claim or interest entitles the holder of such claim or interest; or (c) provides that, on the consummation date, the holder of such claim or equity interest receives cash equal to the allowed amount of that claim or, with respect to any equity interest, any fixed liquidation preference to which the holder of such equity interest is entitled to any fixed price at which the debtor may redeem security.

Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of allowed claims in that class, counting only those claims that actually voted to accept or to reject the plan. Thus, a class of claims will have voted to accept the plan only if two-thirds in amount and a majority in number of creditors actually voting cast their ballots in favor of acceptance. For a class of impaired interests to accept a plan, section 1126(d) of the Bankruptcy Code requires acceptance by interest holders that hold at least two-thirds in amount of the allowed interests of such class, counting only those interests that actually voted to accept or reject the plan. Thus, a class of interests will have voted to accept the plan only if two-thirds in amount actually voting cast their ballots in favor of acceptance. The Debtors expect that the two (2) Classes eligible to vote on the Plan will overwhelmingly vote to accept the Plan in accordance with the terms of the Restructuring Support Agreement.

VI. Voting Instructions

A.	Overview.

Holders of Class 3 and 4 Claims entitled to vote on the Plan should carefully review the Plan, this Disclosure Statement, and the below Voting Instructions prior to voting to accept or reject the Plan.

B.	Solicitation Procedures.

1.	Solicitation Agent.

The Debtors have engaged and will seek to retain Prime Clerk LLC to act as the Solicitation Agent in connection with the solicitation of votes to accept or reject the Plan. The Solicitation Agent will process and tabulate Ballots for each Class entitled to vote to accept or reject the Plan and will file the Voting Report as soon as practicable after the Voting Deadline.

2.	Claim Holder Solicitation Package.

The following materials constitute the solicitation package (the “Solicitation Package”) distributed to all Holders of Claims in the Voting Classes, regardless of whether such Holder is an Accredited Investor despite the fact that only Accredited Investors may vote at accept or reject the Plan:

•	the Debtors’ cover letter in support of the Plan;

•	the appropriate Ballot or Master Ballot,[12] as applicable, and applicable voting instructions, together with a pre-addressed, postage pre-paid return envelope;

•	this Disclosure Statement and all exhibits hereto, including the Plan and all exhibits thereto; and

•	notice of the Confirmation Hearing.

3.	Voting Deadline.

The period during which Ballots and Master Ballots with respect to the Plan will be accepted by the Debtors will terminate at 4:00 p.m. prevailing Eastern Time on December 13, 2017, unless extended in accordance with the terms of the Restructuring Support Agreement. Except to the extent the Debtors so determine, with the consent of the Required Consenting Noteholders (which consent shall not be unreasonably withheld), or as permitted by the Bankruptcy Court, Ballots and Master Ballots that are received after the Voting Deadline will not be counted or otherwise used by the Debtors in connection with the Debtors’ request for Confirmation of the Plan (or any permitted modification thereof).

The Debtors reserve the right, at any time or from time to time, with the consent, in each such case, of the Required Consenting Noteholders (which consent shall not be unreasonably withheld), to extend the period of time (on a daily basis, if necessary) during which Ballots and Master Ballots will be accepted for any reason, including determining whether or not the requisite number of acceptances have been received, by making a public announcement of such extension no later than the first Business Day following the previously-announced Voting Deadline. The Debtors will give notice of any such extension in a manner deemed reasonable to the Debtors in their discretion. There can be no assurance that the Debtors will exercise its right to extend the Voting Deadline.

4.	Distribution of the Solicitation Package and Plan Supplement.

The Debtors will cause the Solicitation Agent to distribute the Solicitation Package to Holders of Claims in the Voting Classes by November 20, 2017, which is 23 calendar days before the Voting Deadline.

The Solicitation Package (except the Ballots) may also be obtained from the Solicitation Agent by: (a) calling the Debtors’ restructuring hotline at 855-388-4579 within the U.S. or Canada or, outside of the U.S. or Canada, by calling 646-795-6978; or (b) emailing gateballots@primeclerk.com. When the Debtors file the Chapter 11 Cases, you may also obtain copies of any pleadings filed with the Bankruptcy Court for free by visiting the Debtors’ restructuring website, https://cases.primeclerk.com/gate, or for a fee at https://ecf.nysd.uscourts.gov/.

C.	Voting Procedures.

November 20, 2017, (the “Voting Record Date”), is the date that was used for determining which Holders of Claims are entitled to vote to accept or reject the Plan and receive the Solicitation Package in accordance with the solicitation procedures. Except as otherwise set forth herein, the Voting Record Date and all of the Debtors’ solicitation and voting procedures shall apply to all of the Debtors’ creditors and other parties in interest.

For a Holder of a Claim in the Voting Classes to have such Holder’s Ballot counted as a vote to accept or reject the Plan, such Holder’s Ballot or Master Ballot, as applicable, must be properly completed, executed, and delivered by: (1) using the enclosed pre-paid, pre-addressed return envelope; (2) via first class mail, overnight courier, or hand delivery to the Solicitation Agent at 830 Third Avenue, 9th Floor, New York, NY 10022; or (3) with respect to the Master Ballots, via email (attaching a scanned PDF of the fully executed Ballot) to gateballots@primeclerk.com and referencing “GATE” in the subject line, so that such Holder’s Ballot or Master Ballot, as applicable, is actually received by the Solicitation Agent before the Voting Deadline. Only Accredited Investors are entitled to vote to accept or reject the Plan. Any Ballots received from a Non-Accredited Investor will not be counted.

[12]	In accordance with customary practice, the Master Ballot(s) will be distributed at substantially the same time as the initial distribution of Solicitation Packages.

The Debtors are providing the Solicitation Package to: (a) Holders of Class 3 Claims and the broker, dealer, commercial bank, trust company, savings and loan, financial institution, or other such party in whose name their beneficial ownership in Class 3 Claims is registered or held of record on their behalf as of the Voting Record Date (collectively, the “Nominees”), and whose names appear as of the Voting Record Date in the records maintained by DTC; and (b) Holders of Class 4 Claims and the Nominee in whose name their beneficial ownership in Class 4 Claim is registered or held of record on their behalf as of the Voting Record Date, and whose names appear as of the Voting Record Date in the records maintained by DTC. The Debtors are providing the Solicitation Package to all Holders of Class 3 Claims and Class 4 Claims regardless of whether they are Accredited Investors. However, only votes of Accredited Investors submitted in accordance with voting procedures detailed above will be counted. Nominees should provide copies of the Solicitation Package to the beneficial owners of securities of Class 3 Claims and Class 4 Claims whose Claims have not been satisfied prior to the Voting Record Date pursuant to court order or otherwise, as reflected in the records maintained by the Nominees holding through DTC or other relevant security depository and/or the applicable indenture trustee, as of the Voting Record Date (the “Beneficial Holders”). Any Beneficial Holder of eligible Additional Notes Claims or Initial Notes Claims that has not received a Ballot should contact its Nominee or the Solicitation Agent.

If a Holder of a Claim in a Voting Class transfers all of such Claim to one or more parties on or after the Voting Record Date and before the Holder has cast its vote on the Plan, such Claim Holder is automatically deemed to have provided a voting proxy to the purchaser(s) of the Holder’s Claim, and such purchaser(s) shall be deemed to be the Holder(s) thereof as of the Voting Record Date for purposes of voting on the Plan, provided that the transfer complies with the applicable requirements under the Restructuring Support Agreement, if applicable.

Each Ballot will include a certification that the voting Holder of a Class 3 Claim and the voting Holder of a Class 4 Claim, as applicable, is an Accredited Investor. Any Ballot returned by a Holder of a Class 3 Claim or Class 4 Claim, as applicable, that does not certify it is an Accredited Investor, will not be counted for purposes of acceptance or rejection of the Plan.

BALLOTS

1.      Ballots and Master Ballots must be actually received by the Solicitation Agent before the Voting Deadline.

2.      Please send your completed Ballot in the envelope provided. If you received a return envelope addressed to your Nominee, please allow additional time for your vote to be included in the Master Ballot and sent to the Solicitation Agent before the Voting Deadline.

3.      Ballots and Master Ballots to be returned directly to the Solicitation Agent may also be sent by first class mail, overnight courier, hand delivery, or (with respect to the Master Ballots) via email to:

GATE Ballot Processing

c/o Prime Clerk LLC

830 Third Avenue, 9th Floor

New York, NY 10022

Email: gateballots@primeclerk.com

If you have any questions on the procedures for voting on the Plan, please call the Solicitation Agent at either of the following telephone numbers:

855-388-4579 (Toll-Free)

646-795-6978 (Local / International)

IF A BALLOT OR MASTER BALLOT IS RECEIVED AFTER THE VOTING DEADLINE, IT WILL NOT BE COUNTED UNLESS THE DEBTORS, WITH THE CONSENT OF THE REQUIRED CONSENTING NOTEHOLDERS (WHICH CONSENT SHALL NOT BE UNREASONABLY WITHHELD), DETERMINE OTHERWISE.

ANY BALLOT OR MASTER BALLOT THAT IS PROPERLY EXECUTED BY THE HOLDER OF A CLAIM OR INTEREST (OR NOMINEE) BUT THAT DOES NOT CLEARLY INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN OR ANY BALLOT THAT INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN WILL NOT BE COUNTED FOR PURPOSES OF ACCEPTING OR REJECTING THE PLAN.

EACH HOLDER OF A CLAIM MUST VOTE ALL OF ITS CLAIMS WITHIN A PARTICULAR CLASS EITHER TO ACCEPT OR REJECT THE PLAN AND MAY NOT SPLIT SUCH VOTES. BY SIGNING AND RETURNING A BALLOT OR MASTER BALLOT, EACH HOLDER OF A CLAIM (OR NOMINEE) WILL CERTIFY TO THE BANKRUPTCY COURT AND THE DEBTORS THAT NO OTHER BALLOTS WITH RESPECT TO SUCH CLAIM OR INTEREST HAVE BEEN CAST OR, IF ANY OTHER BALLOTS HAVE BEEN CAST WITH RESPECT TO SUCH CLASS OF CLAIMS, SUCH OTHER BALLOTS INDICATED THE SAME VOTE TO ACCEPT OR REJECT THE PLAN. IF A HOLDER CASTS MULTIPLE BALLOTS WITH RESPECT TO THE SAME CLASS OF CLAIMS THE LAST SUBMITTED BALLOT WILL BE COUNTED FOR PURPOSES OF ACCEPTING OR REJECTING THE PLAN.

IT IS IMPORTANT THAT THE HOLDER OF A CLAIM IN THE VOTING CLASSES (OR NOMINEE) FOLLOW THE SPECIFIC INSTRUCTIONS PROVIDED ON SUCH HOLDER’S BALLOT OR MASTER BALLOT. IF YOU ARE RETURNING YOUR BALLOT TO YOUR NOMINEE, YOU MUST RETURN YOUR BALLOT WITH SUFFICIENT TIME FOR YOUR VOTE TO BE INCLUDED BY YOUR NOMINEE ON A MASTER BALLOT AND SENT TO THE SOLICITATION AGENT BEFORE THE VOTING DEADLINE.

1.	Beneficial Holders.

A Beneficial Holder that is an Accredited Investor holding Class 3 Claims or Class 4 Claims as a record holder in its own name, or who has directly received a Ballot from the Solicitation Agent, should vote on the Plan by completing and signing the enclosed applicable Ballot and returning it directly to the Solicitation Agent before the Voting Deadline using the enclosed self-addressed, postage pre-paid return envelope.

Any Beneficial Holder that is an Accredited Investor holding Class 3 Claims or Class 4 Claims in a “street name” through a Nominee may vote on the Plan by one of the following two methods (as selected by such Beneficial Holder’s Nominee):

•	Complete and sign the enclosed Beneficial Holder Ballot. Return the Ballot to the Nominee as promptly as possible and in sufficient time to allow such Nominee to process the Ballot and return it to the Solicitation Agent on a Master Ballot before the Voting Deadline. If no self-addressed, postage pre-paid envelope was enclosed for this purpose, the Nominee must be contacted for instructions.

•	Complete and sign the pre-validated Ballot (as described below) provided to the Beneficial Holder by the Nominee. The Beneficial Holder will then return the pre-validated Ballot to the Solicitation Agent before the Voting Deadline using the enclosed self-addressed, postage pre-paid envelope.

Any Ballot returned to a Nominee by a Beneficial Holder will not be counted for purposes of acceptance or rejection of the Plan until such Nominee properly completes and delivers to the Solicitation Agent that Ballot (properly validated) or a Master Ballot that reflects the vote of such Beneficial Holder. If any Beneficial Holder owns Claims through more than one Nominee, such Beneficial Holder should execute a separate Ballot for each Nominee and complete item 4 of each Beneficial Holder Ballot. The Solicitation Agent may validate the Ballot with the Nominees and, by voting, the Beneficial Holder directs the Nominees to provide any information requested to make such validation.

2.	Nominees.

A Nominee that on the Voting Record Date is the registered Holder of a Class 3 or Class 4 Claim for a Beneficial Holder that is an Accredited Investor should obtain the vote of such Beneficial Holder of such Additional Notes Claim or Initial Notes Claim, as applicable, consistent with customary practices for obtaining the votes of securities held in a “street name,” in one of the following two ways:

(a)	Pre-Validated Ballots.

A Nominee may pre-validate a Ballot by: (i) signing the Ballot; (ii) indicating on the Ballot the name of the registered Holder and the amount of the Class 3 Initial Notes Claims or Class 4 Additional Notes Claims held by the Nominee; and (iii) forwarding such Ballot together with the Solicitation Package (and other materials requested to be forwarded) to the Beneficial Holder for voting. The Beneficial Holder must then review and complete the information requested in the Ballot, including a certification that such Beneficial Holder is an Accredited Investor, and return the Ballot directly to the Solicitation Agent in the pre-addressed, postage pre-paid envelope (or as otherwise noted above) so that it is received by the Solicitation Agent before the Voting Deadline. A list of the Beneficial Holders to whom “pre-validated” Ballots were delivered should be maintained by the Nominee for inspection for at least on year from the Voting Deadline.

(b)	Master Ballots.

A Nominee may obtain the votes of Beneficial Holders that are Accredited Investors by forwarding to the Beneficial Holders the unsigned Ballots, together with this Disclosure Statement, a return envelope provided by, and addressed to, the Nominee, and other materials requested to be forwarded. Each such Beneficial Holder must then indicate its vote on the Ballot, review and complete the information requested in the Ballot including a certification that such Beneficial Holder is an Accredited Investor, execute the Ballot, and return the Ballot to the Nominee.

After collecting the Ballots, the Nominee should, in turn, complete a Master Ballot compiling the votes and other information from the Ballot, execute the Master Ballot, and deliver the Master Ballot to the Solicitation Agent so that it is received by the Solicitation Agent before the Voting Deadline. All Ballots returned by Beneficial Holders should either be forwarded to the Solicitation Agent (along with the Master Ballot) or be retained by Nominees for inspection for at least one year from the Voting Deadline.

EACH NOMINEE SHOULD ADVISE ITS BENEFICIAL HOLDERS TO RETURN THEIR BALLOTS TO THE NOMINEE BY A DATE CALCULATED BY THE NOMINEE TO ALLOW IT TO PREPARE AND RETURN THE MASTER BALLOT TO THE SOLICITATION SO THAT IT IS RECEIVED BY THE SOLICITATION AGENT BEFORE THE VOTING DEADLINE.

D.	Voting Tabulation.

The Ballot and/or Master Ballot do not constitute, and shall not be deemed to be, a Proof of Claim or an assertion or admission of a Claim. Only Holders of Claims in the Voting Classes shall be entitled to vote with regard to such Claims.

Unless the Debtors, with the consent of the Required Consenting Noteholders (which consent shall not be unreasonably withheld), decide otherwise, Ballots and Master Ballots received after the Voting Deadline may not be counted. A Ballot or Master Ballot will be deemed delivered only when the Solicitation Agent actually receives the executed Ballot or Master Ballot as instructed in the applicable voting instructions. No Ballot or Master Ballot should be sent to the Debtors, the Debtors’ agents (other than the Solicitation Agent) or the Debtors’ financial or legal advisors.

The Bankruptcy Code may require the Debtors to disseminate additional solicitation materials if the Debtors make material changes to the terms of the Plan or if the Debtors waive a material condition to Confirmation of the Plan. In that event, the solicitation will be extended to the extent directed by the Bankruptcy Court.

To the extent there are multiple Claims or Interests within the Voting Classes, the Debtors may, in their discretion, and to the extent possible, aggregate the Claims or Interests of any particular Holder within a Voting Class for the purpose of counting votes.

In the event a designation of lack of good faith is requested by a party in interest under section 1126(e) of the Bankruptcy Code, the Bankruptcy Court will determine whether any vote to accept and/or reject the Plan cast with respect to that Claim will be counted for purposes of determining whether the Plan has been accepted and/or rejected.

The following additional procedures shall apply with respect to tabulating, as applicable, Ballots and Master Ballots:

•	votes cast by Holders of public securities through Nominees will be applied to the applicable positions held by such Nominees as of the Voting Record Date, as evidenced by the record and depository listings. Votes submitted by a Nominee shall not be counted in excess of the amount of public securities held by such Nominee as of the Voting Record Date;

•	if conflicting votes or “over-votes” are submitted by a Nominee, the Solicitation Agent shall use reasonable efforts to reconcile discrepancies with the Nominee;

•	if over-votes are submitted by a Nominee which are not reconciled prior to the preparation of the certification of vote results, the votes to accept and to reject the Plan shall be approved in the same proportion as the votes to accept and to reject the Plan submitted by the Nominee, but only to the extent of the Nominee’s Voting Record Date position in the public securities;

•	for the purposes of tabulating votes, each Beneficial Holder shall be deemed (regardless of whether such Holder includes interest in the amount voted on its Ballot) to have voted only the principal amount of its public securities; any principal amounts thus voted will be thereafter adjusted by the Solicitation Agent, on a proportionate basis with a view to the amount of securities actually voted, to reflect the corresponding claim amount, including any accrued but unpaid prepetition interest, with respect to the securities thus voted; and

•	the following Ballots and Master Ballots will not be counted in determining the acceptance or rejection of the Plan: (1) any Ballot or Master Ballot that is illegible or contains insufficient information to permit the identification of the Holder or Beneficial Holder(s), as applicable; (2) any Ballot or Master Ballot cast by a person or entity that does not hold a Claim that is entitled to vote on the Plan; (3) any unsigned Ballot or Master Ballot; (4) any Ballot or Master Ballot not marked to accept or reject the Plan, or marked both to accept and reject the Plan; and (5) any Ballot or Master Ballot received after the Voting Deadline, unless otherwise determined by the Debtors, with the consent of the Required Consenting Noteholders (which consent shall not be unreasonably withheld).

The Debtors will file with the Bankruptcy Court, as soon as practicable after the Petition Date, the Voting Report prepared by the Solicitation Agent. The Voting Report shall, among other things, delineate every Ballot or Master Ballot that does not conform to the voting instructions or that contains any form of irregularity (each, an “Irregular Ballot”), including those Ballots or Master Ballots that are late or (in whole or in material part) illegible, unidentifiable, lacking signatures or lacking necessary information, or damaged. The Solicitation Agent will attempt to reconcile the amount of any Claim reported on a Ballot or Master Ballot with the records of the applicable Nominee, if applicable, or in the alternative with the Debtors’ records, but in the event such amount cannot be timely reconciled without undue effort on the part of the Solicitation Agent, the amount shown in the records of the Nominee, if applicable, or the Debtors’ records shall govern. The Voting Report also shall indicate the Debtors’ intentions with regard to such Irregular Ballots. Neither the Debtors nor any other Person or Entity will be under any duty to provide notification of defects or irregularities with respect to delivered Ballots or Master Ballots other than as provided in the Voting Report, nor will any of them incur any liability for failure to provide such notification.

VII. Risk Factors

BEFORE TAKING ANY ACTION WITH RESPECT TO THE PLAN, HOLDERS OF CLAIMS AGAINST THE DEBTORS WHO ARE ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN SHOULD READ AND CONSIDER CAREFULLY THE RISK FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT, THE PLAN, AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH, REFERRED TO, OR INCORPORATED BY REFERENCE INTO THIS DISCLOSURE STATEMENT, INCLUDING OTHER DOCUMENTS FILED WITH THE BANKRUPTCY COURT IN THE CHAPTER 11 CASES. THE RISK FACTORS SHOULD NOT BE REGARDED AS CONSTITUTING THE ONLY RISKS PRESENT IN CONNECTION WITH THE DEBTORS’ BUSINESSES OR THE RESTRUCTURING AND CONSUMMATION OF THE PLAN. EACH OF THE RISK FACTORS DISCUSSED IN THIS DISCLOSURE STATEMENT MAY APPLY EQUALLY TO THE DEBTORS AND THE REORGANIZED DEBTORS, AS APPLICABLE AND AS CONTEXT REQUIRES.

A.	Risks Related to the Restructuring.

1.	The Debtors Will Consider All Available Restructuring Alternatives if the Restructuring Transactions are Not Implemented, and Such Alternatives May Result in Lower Recoveries for Holders of Claims Against and Interests in the Debtors.

There can be no assurance that the Debtors will be able to effectuate the Plan. If the Plan is not consummated, the Debtors will consider all other restructuring alternatives available at that time. Any alternative restructuring proposal may be on terms less favorable to Holders of Claims against and Interests in the Debtors than the terms of the Plan as described in this Disclosure Statement.

Any material delay in the Confirmation of the Plan, or the Chapter 11 Cases, or the threat of rejection of the Plan by the Bankruptcy Court, would add substantial expense and uncertainty to the process.

The uncertainty surrounding a prolonged restructuring would also have other adverse effects on the Debtors. For example, it would also adversely affect:

•	the Debtors’ liquidity;

•	how the Debtors’ business is viewed by regulators, investors, lenders, and credit ratings agencies;

•	the Debtors’ enterprise value; and

•	the Debtors’ business relationship with their customers.

2.	Foreign Administration Proceeding Risk.

The Restructuring Support Agreement and the implementation of the Plan does not require or contemplate an administration proceeding, scheme of arrangements, liquidation, or similar proceeding for the Debtors in the Cayman Islands, Singapore, or any other jurisdiction outside of the United States that the Debtors are based out of, operate in, or otherwise have connections to. However, it is possible that a party may commence such an administration proceeding, scheme of arrangements, or similar proceeding in addition to or in the absence of Confirmation of the Plan, or despite the occurrence of the Effective Date of the Plan. The commencement of any one of these proceedings could materially and adversely affect the distributions available under the Plan to Holders of Claims against the Debtors.

3.	Even if the Restructuring Transactions are Successful, the Debtors Will Continue to Face Risks.

The Restructuring Transactions are generally designed to reduce the amount of the Debtors’ cash interest expense and improve the Debtors’ liquidity and financial and operational flexibility to generate long-term growth. Even if the Restructuring Transactions are implemented, the Debtors will continue to face a number of risks, including certain risks that are beyond the Debtors’ control, such as changes in economic conditions, changes in the Debtors’ industry, changes in commodity prices, as well as the Debtors’ reliance on their continued business relationships with their primary customers. Additionally, because many of the Debtors’ creditors and customers are located in non-U.S. jurisdictions, such parties may not be subject to the jurisdiction of the Bankruptcy Court or other courts in the United States, and may attempt to terminate their contracts with the Debtors or otherwise take actions against the Debtors or the Debtors’ assets in contravention of the Bankruptcy Code or orders of the Bankruptcy Court. Any such termination or renegotiation of contracts, unfavorable cost increases, or loss of revenue could have a material adverse consequences on the Debtors’ financial condition and business operations. As a result of these risks and others, there is no guarantee that the Restructuring Transactions will achieve the Debtors’ stated goals.

4.	Risks Related to the New Secured Notes and the Additional Noteholder Common Equity.

The following are some of the risks that apply to Holders of the Senior Secured Notes who become Holders of the New Secured Notes and/or the Additional Noteholder Common Equity pursuant to the Plan. There are additional risk factors attendant to ownership of the New Secured Notes and the Additional Noteholder Common Equity that Holders of the Senior Secured Notes should consider before deciding whether to vote to accept or reject the Plan.

(a)	The Consideration Under the Plan Does Not Reflect any Independent Valuation of Claims against in the Debtors.

The Debtors have not obtained or requested a fairness opinion from any banking or other firm as to the fairness of the consideration under the Plan.

(b)	The Rights and Responsibilities of Holders of the Additional Noteholder Common Equity Will Be Governed by Singapore Law and Will Differ in Some Respects From the Rights and Responsibilities of Shareholders Under United States Law.

UTAC’s corporate affairs are governed by Singapore law. The substantive law of Singapore is based on English common law with the addition of local statutes that have changed and modernized the common law in many respects. UTAC is incorporated under the Companies Act of Singapore. Accordingly, each Holder of an Additional Notes Claim is encouraged to review the New Shareholder Agreement and consult with Singaporean counsel regarding such matters.

(c)	The New Secured Notes Will Have a Later Maturity Than the Senior Secured Notes and Any Holder of Initial Notes Claims or Additional Notes Claims May Increase Their Risk That the Debtors Will Be Unable to Repay or Refinance the New Secured Notes When They Mature.

If the Plan is implemented, following the Effective Date, the New Secured Notes will have a later maturity than the Senior Secured Notes. Holders of Initial Notes Claims or Additional Notes Claims will be exposed to the risk of nonpayment on the New Secured Notes for a longer period than under the Senior Secured Notes.

(d)	The Reorganized Debtors May Not Be Able to Generate or Receive Sufficient Cash to Service Their Debt and May Be Forced to Take Other Actions to Satisfy their Obligations, Which May Not Be Successful.

The Reorganized Debtors’ ability to make scheduled payments on their debt obligations depends on their financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business, and other factors beyond the Reorganized Debtors’ control. The Reorganized Debtors may not be able to maintain a level of cash flow sufficient to permit them to pay the principal, premium, if any, and interest on their debt, including the New Secured Notes.

If cash flows and capital resources are insufficient to fund the Reorganized Debtors’ debt obligations, they could face substantial liquidity problems and might be forced to reduce or delay investments and capital expenditures, or to dispose of assets or operations, seek additional capital or restructure or refinance debt, including the New Secured Notes. These alternative measures may not be successful, may not be completed on economically attractive terms, or may not be adequate to satisfy their debt obligations when due.

Further, if the Reorganized Debtors suffer or appear to suffer from a lack of available liquidity, the evaluation of their creditworthiness by counterparties and rating agencies and the willingness of third parties to do business with them could be adversely affected.

(e)	The New Secured Notes Will Be Secured Only to the Extent of the Value of the Assets Granted as Security for the New Secured Notes. The Fair Market Value of the Reorganized Debtors Upon Any Foreclosure May Not Be Sufficient to Repay the Holders New Secured Notes in Full.

The New Secured Notes will generally be secured on a first-priority basis on the collateral securing such notes (the “Noteholder Collateral”). The fair market value of the Noteholder Collateral may not be sufficient to repay the New Secured Notes. The fair market value of the Noteholder Collateral is subject to fluctuations based on factors that include, among other things, a decline in revenue in the Reorganized Debtors’ businesses. The amount to be received by creditors upon a sale of any Noteholder Collateral would be dependent on numerous factors, including the value obtainable by selling the Noteholder Collateral at the time, general market and economic conditions, and the timing and the manner of the sale.

In the event a subsequent bankruptcy or similar proceeding is commenced by or against the Reorganized Debtors, holders of the New Secured Notes may be deemed to have an unsecured claim if the Reorganized Debtors’ have obligations under future senior secured indebtedness, to the extent permitted by the New Indenture, that exceed the value of the Noteholder Collateral. Upon a finding in such a subsequent proceeding that the New Secured Notes are under-collateralized, the claims in the bankruptcy proceeding with respect to such debt instrument, absent an election by the Holders of the New Secured Notes pursuant to section 1111(b) of the Bankruptcy Code (or a similar provision of another applicable restructuring law), would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the Noteholder Collateral. Additionally, some or all accrued but unpaid interest may be disallowed in any bankruptcy proceeding.

The security interest granted in favor of the security agent under the New Secured Notes is subject to practical problems generally associated with the realization of security interests in collateral. For example, the security agent may need to obtain the consent of a third party to obtain or enforce a security interest in a contract, and the Debtors cannot assure holders of the New Secured Notes that the security agent will be able to obtain any such consent. The consents of any third parties may not be given when required to facilitate a foreclosure on any particular assets. Accordingly, the security agent may not have the ability to foreclose upon such assets, and the value of the Noteholder Collateral may significantly decrease.

(f)	A Decline in the Reorganized Debtors’ Credit Ratings Could Negatively Affect the Debtors’ Ability to Refinance Their Debt.

The Debtors’ or the Reorganized Debtors’ credit ratings could be lowered, suspended, or withdrawn entirely, at any time, by the rating agencies, if, in each rating agency’s judgment, circumstances warrant, including as a result of exposure to the credit risk and the business and financial condition of the Debtors or the Reorganized Debtors, as applicable. Downgrades in the Reorganized Debtors’ long-term debt ratings may make it more difficult to refinance their debt and increase the cost of any debt that they may incur in the future.

(g)	The New Indenture Governing the New Secured Notes Contains Covenants Limiting the Financial and Operating Flexibility of the Reorganized Debtors.

The New Indenture contains covenants that will restrict the ability of the Reorganized Debtors to, engage in activities that may be in their long-term interests. For example, there are covenants, subject to certain thresholds or exceptions, on them against:

•	creating liens on assets;

•	making investments, loans or advances;

•	incurring additional indebtedness;

•	effecting mergers or consolidation;

•	selling assets or entering into sale and leaseback transactions;

•	paying dividends and distributions, repurchasing share capital or making other restricted payments; and

•	entering into transactions with affiliates.

Any defaults of covenants contained in the New Indenture may lead to an event of default under the New Secured Notes and the New Indenture and to cross-defaults under certain other indebtedness which the Reorganized Debtors may enter into in the future. The Reorganized Debtors may not be able to pay any amounts due to the holders of the New Secured Notes or the lenders under such other future indebtedness in the event of such default and such default may result in such creditors taking enforcement action against the collateral securing such indebtedness, which in turn could significantly impair the ability of the Reorganized Debtors to satisfy their obligations under the New Secured Notes.

(h)	The New Secured Notes are Obligations of a Holding Company that has no Independent Operations and is Dependent on its Subsidiaries for Cash.

Reorganized GATE is a holding company and its investments in its operating subsidiaries constitute all of its assets. Its subsidiaries conduct all of its operations and own substantially all of its assets. As a result, Reorganized GATE must rely on dividends and other advances and transfers of funds from its subsidiaries to meet its debt service and other obligations. The ability of its subsidiaries to pay dividends or make other advances and transfers of funds will depend on their respective results of operations and may be restricted by, among other things, the availability of funds, the terms of various credit arrangements entered into by such subsidiaries, as well as statutory and other legal restrictions.

The laws that govern dividend distribution in the different jurisdictions where the Reorganized Debtors operate could change and the ability of Reorganized GATE’s subsidiaries to distribute and repatriate dividends to Reorganized GATE could be further restricted in the future. Accordingly, Reorganized GATE might not have sufficient cash flows from distributions by its subsidiaries and affiliates to satisfy its obligations in respect of the New Secured Notes. Any shortfall would have to be paid from other sources of cash, such as a sale of assets or any financing available to us.

(i)	If Payments with Respect to the New Secured Notes are Reduced by the Foreign Account Tax Compliance Act Withholding, Holders of the New Secured Notes will not be Compensated for the Withheld Amount.

Pursuant to the Foreign Account Tax Compliance Act (“FATCA”), certain issuers of debt instruments and financial intermediaries may be required to withhold U.S. tax on payments on such debt instruments and the gross proceeds from the disposition of such debt instruments. Based on current guidance and the expected operations of the Reorganized Debtors, it is expected that payments made by Reorganized GATE on the New Secured Notes generally will not be subject to FATCA withholding. However, the United States Internal Revenue Service’s (the “IRS”) guidance with respect to these rules is only preliminary, and the scope of these rules remains unclear and potentially subject to material changes. Even if FATCA withholding were otherwise applicable to the New Secured Notes, notes issued prior to the date that is six months after the date on which applicable final regulations are filed generally would be “grandfathered” unless materially modified after such date. Non-U.S. governments may enter into agreement with the IRS to implement FATCA in a manner that alters the rules described herein. Holders of New Secured Notes should consult their own tax advisors on how these rules may apply to their investment in the New Secured Notes. In the event any withholding under FATCA is required or advisable with respect to any payments on the New Secured Notes, there will be no additional amounts payable to compensate for the withheld amount.

(j)	Enforcing your Rights as a Holders of the New Secured Notes or under the New Secured Note Guarantees across Multiple Jurisdictions may be Difficult.

The New Secured Notes will be issued by a Cayman Islands entity and will be guaranteed by certain of Reorganized GATE’s subsidiaries and affiliates in multiple jurisdictions other than the United States. In the event of bankruptcy, insolvency or a similar event, proceedings could be initiated in any of these jurisdictions or in the jurisdiction of organization of a future subsidiary guarantor. Your rights under the New Secured Notes, and the New Secured Note Guarantees will therefore be subject to the laws of multiple jurisdictions, and you may not be able to enforce effectively your rights in multiple bankruptcy, insolvency and other similar proceedings. Moreover, such multi-jurisdictional proceedings are typically complex and costly for creditors and often result in substantial uncertainty and delay in the enforcement of creditors’ rights. In addition, the bankruptcy, insolvency, foreign exchange, administration, and other laws of the various jurisdictions may be materially different from or in conflict with one another and those of the United States, including in respect of creditors’ rights, priority of creditors, the ability to obtain post-petition interest, and the duration of the insolvency proceeding. The consequences of the multiple jurisdictions involved in the transaction could trigger disputes over which jurisdiction’s law should apply which could adversely affect your ability to enforce your rights and to collect payment in full under the New Secured Notes and the New Secured Note Guarantees.

(k)	The New Secured Notes will Initially be Held in Book-entry Form and therefore you must Rely on the Procedures of the Relevant Clearing Systems to Exercise any Rights and Remedies.

Unless and until notes in definitive registered form, or definitive registered notes, are issued in exchange for book-entry interests (which may only occur in limited circumstances), owners of book-entry interests will not be considered owners or noteholders. DTC (or its nominee) will be the sole registered holder of global notes representing the New Secured Notes and beneficial interests in the New Secured Notes sold in offshore transactions will be held through Euroclear and/or Clearstream (as an indirect participant in DTC). After payment to the registered holder, the Reorganized Debtors will have no responsibility or liability for the payment of interest, principal or other amounts to the owners of book-entry interests. Accordingly, if you own a book-entry interest, you must rely on the procedures of DTC, Euroclear, and/or Clearstream, and if you are not a participant in DTC, Euroclear, and/or Clearstream, on the procedures of the participant through which you own your interest, to exercise any rights and obligations of a holder of the New Secured Notes under the New Indenture.

Unlike noteholders themselves, owners of book-entry interests will not have any direct rights to act upon solicitations for consents, requests for waivers or other actions from noteholders. Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from DTC, Euroclear, and/or Clearstream or, if applicable, from a participant. There can be no assurance that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any matters on a timely basis.

Similarly, upon the occurrence of an event of default under the New Indenture, unless and until definitive registered notes are issued in respect of all book-entry interests, if you own a book-entry interest, you will be restricted to acting through DTC, Euroclear, and/or Clearstream. The Debtors cannot assure you that the procedures to be implemented through DTC, Euroclear, and/or Clearstream will be adequate to ensure the timely exercise of rights under the New Secured Notes.

(l)	The Terms of the Plan Supplement Documents Are Subject to Change Based on Negotiations and the Approval of the Bankruptcy Court.

The terms of the documents to be included in the Plan Supplement, including the New Indenture (the form of which is enclosed herewith) and the New Shareholders Agreement, have not been finalized and are subject to change based on negotiations in accordance with the Restructuring Support Agreement. Holders of Claims that are not the Consenting Noteholders will not participate in these negotiations and the results of such negotiations may affect the rights of parties in interest following the Effective Date.

(m)	The Additional Noteholder Common Equity may be held in a trust.

The Plan contemplates that the Additional Noteholder Common Equity to be distributed to the Additional Noteholders, other than the Affiliate Noteholders and the members of the Additional Noteholder Ad Hoc Group, may, in accordance with the New Shareholders Agreement, be held in trust or similar structure on behalf of such Holders. The New Shareholders Agreement remains subject to change based on negotiations in accordance with the Restructuring Support Agreement. Accordingly, your Additional Noteholder Common Equity may be put in a trust, which would result in you holding an indirect equity interest in UTAC.

5.	Risks Related to Confirmation and Consummation of the Plan.

(a)	The Restructuring Support Agreement May Be Terminated.

As more fully set forth in Section 8 of the Restructuring Support Agreement, the Restructuring Support Agreement may be terminated upon the occurrence of certain events, including, among others, the Debtors’ failure to meet specified milestones relating to the filing, confirmation, and consummation of the Plan, and the breaches by the Debtors, the Sponsors, and/or the Consenting Noteholders of their respective obligations under the Restructuring Support Agreement. For example, the Restructuring Support Agreement is subject to termination by the Consenting Noteholders if the Effective Date has not occurred on or before the date that is 90 days after the Confirmation of the Chapter 11 Cases. In the event that the Restructuring Support Agreement is terminated, the Debtors may seek a non-consensual restructuring alternative, including a potential liquidation of their assets.

(b)	The Debtors May Not Be Able to Secure Confirmation.

Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a chapter 11 plan, and requires, among other things, a finding by the bankruptcy court that: (i) the plan “does not unfairly discriminate” and is “fair and equitable” with respect to any non-accepting classes; (ii) the plan is not likely to be followed by a liquidation or a need for further financial reorganization unless liquidation or reorganization is contemplated by the plan; and (iii) the value of distributions to non-accepting holders of claims and interests within a particular class under the plan will not be less than the value of distributions such holders would receive if the debtor was liquidated under chapter 7 of the Bankruptcy Code.

There can be no assurance that the requisite acceptances to confirm the Plan will be received. Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. If the Plan is not confirmed, it is unclear what distributions, if any, Holders of Allowed Claims and Interests will receive with respect to their Allowed Claims and Interests, as applicable. The Debtors, subject to the terms and conditions of the Plan, reserve the right to modify the terms and conditions of the Plan as necessary for Confirmation. Any modifications could result in a less favorable treatment of any Class than the treatment currently provided in the Plan, such as a distribution of property to the Class affected by the modification of a lesser value than currently provided in the Plan.

(c)	Conditions Precedent to Confirmation May Not Occur.

As more fully set forth in Article IX of the Plan, the occurrence of the Effective Date is subject to a number of conditions precedent. If each condition precedent to the Effective Date is not met or waived, the Effective Date will not take place. In the event that the Plan is not consummated, the Debtors may seek Confirmation of a new plan. If the Debtors do not secure sufficient working capital to continue their operations or if the new plan is not confirmed, however, the Debtors may be forced to liquidate their assets.

(d)	Parties in Interest May Object to the Plan’s Classification of Claims and Interests.

Section 1122 of the Bankruptcy Code provides that a plan may place a Claim or an Interest in a particular Class only if such Claim or Interest is substantially similar to the other Claims or Interests, as applicable, in such Class. The Debtors believe that the classification of Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created Classes of Claims and Interests, each encompassing Claims or Interests, as applicable, that are substantially similar to the other Claims or Interests, as applicable, in each such Class. Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

(e)	Parties in Interest May Object to the Releases Contained in the Plan.

Confirmation is also subject to the Bankruptcy Court’s approval of the settlement, release, injunction, and related provisions described in Article VIII of the Plan. Certain creditors may assert that the Debtors cannot demonstrate that they meet the standards for approval of releases, exculpations, and injunctions established by the United States Court of Appeal for the Second Circuit.

(f)	The Debtors’ Historical Financial Information May Not Be Comparable to the Financial Information of the Reorganized Debtors.

As a result of Consummation and the transactions contemplated thereby, the financial condition and results of operations of the Reorganized Debtors from and after the Effective Date may not be comparable to the financial condition or results of operations reflected in the Debtors’ historical financial statements.

(g)	The Effective Date May Not Occur.

Although the Debtors believe that the Effective Date may occur quickly after the Confirmation Date, there can be no assurance as to such timing or as to whether the Effective Date will, in fact, occur.

B.	Risk Related to Recoveries Under the Plan.

1.	The Debtors May Not Be Able to Achieve Their Projected Financial Results or Meet Their Post-Restructuring Debt Obligations.

The Financial Projections represent management’s best estimate of the future financial performance of the Debtors or the Reorganized Debtors, as applicable, based on currently known facts and assumptions about future operations of the Debtors or the Reorganized Debtors, as applicable, as well as the U.S. and world economy in general and the industry segments in which the Debtors operate in particular. There is no guarantee that the Financial Projections will be realized, and actual financial results may differ significantly from the Financial Projections. To the extent the Reorganized Debtors do not meet their projected financial results or achieve projected revenues and cash flows, the Reorganized Debtors may lack sufficient liquidity to continue operating as planned after the Effective Date, may be unable to service their debt obligations as they come due, or may not be able to meet their operational needs, all of which may negatively affect the value of the New Secured Notes and the Additional Noteholder Common Equity. Further, a failure of the Reorganized Debtors to meet their projected financial results or achieve projected revenues and cash flows could lead to cash flow and working capital constraints, which constraints may require the Debtors to seek additional working capital. The Reorganized Debtors may be unable to obtain such working capital when it is required, or may only be able to obtain such capital on unreasonable or cost prohibitive terms. For example, the Reorganized Debtors may be required to take on additional debt, the interest costs of which could adversely affect the results of the operations and financial condition of the Reorganized Debtors, and also have a negative effect on the value of the New Secured Notes and the Additional Noteholder Common Equity. As discussed more fully below, if the Reorganized Debtors are unable to maintain their existing business relationships with their primary customers, the value of the New Secured Notes and the Additional Noteholder Common Equity, as well as the Reorganized Debtors’ business operations and financial health, could be adversely affected.

2.	Estimated Valuations of the Debtors, the New Secured Notes, and the Additional Noteholder Common Equity, and Estimated Recoveries to Holders of Allowed Claims and Interests Are Not Intended to Represent Potential Market Values.

The Debtors’ estimated recoveries to Holders of Allowed Claims and Allowed Interests are not intended to represent the market value of the Debtors’ securities. The estimated recoveries are based on numerous assumptions (the realization of many of which will be beyond the control of the Debtors), including: (a) the successful reorganization of the Debtors; (b) an assumed date for the occurrence of the Effective Date; (c) the Debtors’ ability to achieve the operating and financial results included in the Financial Projections; (d) the Debtors’ ability to maintain adequate liquidity to fund operations; (e) the assumption that capital and equity markets remain consistent with current conditions; and (f) the Debtors’ ability to maintain critical existing customer relationships.

3.	Certain Tax Implications of the Debtors’ Bankruptcy and Reorganization May Increase the Tax Liability of the Reorganized Debtors.

Holders of Allowed Claims and Allowed Interests should carefully review Section IX of this Disclosure Statement, entitled “Certain U.S. Federal Tax Consequences of the Plan,” to determine how the tax implications of the Plan and the Chapter 11 Cases may adversely affect the Debtors.

C.	Risk Factors Related to the Business Operations of the Debtors and the Reorganized Debtors.

1.	The Debtors Will File Voluntary Petitions for Relief Under Chapter 11 of the Bankruptcy Code and Will Be Subject to the Risks and Uncertainties Associated with Any Chapter 11 Restructuring.

For the duration of the Chapter 11 Cases, the Debtors’ operations and the Debtors’ ability to execute their business strategy will be subject to the risks and uncertainties associated with bankruptcy. These risks include, among other things:

•	the Debtors’ ability to obtain approval of the Bankruptcy Court with respect to pleadings filed in the Chapter 11 Cases from time to time;

•	the Debtors’ ability to obtain creditor and Bankruptcy Court approval for, and then to consummate, the Plan to emerge from bankruptcy;

•	the occurrence of any event, change, or other circumstance that could give rise to the termination of the Restructuring Support Agreement;

•	the Debtors’ ability to obtain and maintain normal trade terms with service providers and maintain contracts that are critical to their operations;

•	the Debtors’ ability to attract, motivate, and retain key employees;

•	the Debtors’ ability to attract and retain customers; and

•	the Debtors’ ability to fund and execute their business plan.

2.	Risks Related to Technology Development.

The semiconductor assembly and test market is characterized by rapid technological change and increasing complexity. The Debtors must be able to offer their customers assembly and test services in line with technological advancements in the semiconductor industry. If the Debtors fail to anticipate technological trends, keep up with advanced assembly and test service technology, and acquire or access technology developed by others in a timely manner, they may not be able to produce advanced products at competitive prices, could lose their existing customers, or may fail to acquire potential customers demanding these advanced services. The Debtors could also miss opportunities to benefit from the higher average selling prices that tend to be derived from newer and emerging assembly and test services. In order to remain competitive, the Debtors must be able to upgrade or migrate their testing equipment to respond to changing technological requirements. In addition, if the Debtors invest in anticipation of technological changes that do not materialize, they may be unable to recover the costs of such investments. There is also a risk that the Debtors’ competitors may adopt new technology before they do, in which case the Debtors’ customers may use the services of their competitors instead of their services, which could have an adverse impact on their business, results of operations and prospects.

3.	Risks Related to Increased Costs.

A number of materials used in the Debtors’ assembly services are commodities and their prices fluctuate from time to time. In particular, gold is one of the principal materials used in the Debtors’ assembly services, the average cost of which has fluctuated significantly in the recent past. From time to time, the Debtors enter into derivative contracts to partially manage their exposure to fluctuating gold prices through gold forward contracts if the opportunity arises. There is no assurance that these hedging arrangements will provide adequate protection and it is possible that they may incur losses under these arrangements in the future as a result of fluctuations in gold prices. There can also be no assurance that the price of gold will continue to decrease. In the event that the price of gold increases, the Debtors may attempt to negotiate pricing increments with their customers but there is no assurance that they will be able to successfully offset such increases in gold prices whether partially or at all.

Employee compensation expenditures (including direct and indirect labor) for the Debtors’ assembly and test business have also increased due to wage inflation and the expansion of their workforce. The expenses that the Debtors incur for the electricity and utilities for their facilities are also significant and may increase if the Debtors’ energy conservation efforts do not fully offset any increase in costs. In addition, certain of the Debtors’ manufacturing facilities located in countries which historically had lower utilities costs may experience an increase in its utilities costs if the relevant local government ceases to subsidize energy costs or increase its energy tariffs.

The Debtors may attempt to pass on increased prices of materials and components, and increased costs in labor and energy, to their customers, but there can be no assurance that such efforts will be successful. If the Debtors are unable to pass on such increased prices and costs or successfully reduce or mitigate such increases, the Debtors’ business, financial condition, and results of operations could be adversely affected.

4.	Risks Related to Third-Party Suppliers.

The Debtors depend on third-party suppliers located in Asia for the materials and components such as gold, copper, substrates, lead-frames, molding compound, and epoxy required for the Debtors’ assembly services. There are a limited number of suppliers that possess the technical capability to supply certain materials and components in the semiconductor industry. The Debtors have entered into purchase agreements with all their preferred suppliers and the Debtors generally purchase their materials on a short-term basis through the issuance of purchase orders. Although the Debtors have in place alternative suppliers for a majority of their materials and components, they cannot assure you that their primary and alternative suppliers will not become insolvent, experience financial difficulties, or be adversely affected by natural disasters. Moreover, the Debtors may not be able to obtain materials and components from alternative suppliers at acceptable prices or in sufficient quantities or acceptable quality or terms. Any such difficulties could have a material adverse effect on the Debtors’ business, financial condition and results of operations.

5.	Risks Related to Exchange Rates.

The Debtors’ sales are generally denominated in U.S. dollars, and their operating expenses are generally incurred in U.S. dollars, Singapore dollars, Thai Baht, New Taiwan dollars, Chinese Renminbi, Japanese Yen, and other currencies. The Debtors’ capital expenditures, which include investments in property, plant and equipment, are generally denominated in U.S. dollars and Japanese Yen. As a result, the Debtors could be adversely affected by significant fluctuations in foreign currency exchange rates. Although the Debtors also may from time to time enter into hedging agreements with banks for a proportion of their net currency requirements, a depreciation of the U.S. dollar against the Singapore dollar, the Thai Baht and other currencies in which the Debtors incur expenses may increase their costs and, consequently, have a material adverse effect on their results of operations and financial condition.

6.	Regulatory Risks.

The Debtors operate in a number of countries that have a reputation for presenting business ethics and corruption risks. The Debtor’s business in those counties, as well as their relationships and dealing with third parties, expose the Debtors to potential risks and liability under anti-corruption laws. Although the Debtors are committed to doing business in accordance with all applicable anti-corruption laws, there remains a continued risk that the Debtors, their affiliated entities, or their respective officers, directors, employees, and agents may take actions determined to be in violation of relevant anti-corruption laws. Any violation of anti-corruption or other laws could result in substantial fines, sanctions, civil, and/or criminal penalties, curtailment of operations in certain jurisdictions, and could adversely affect the Debtors’ business, results of operations, financial condition or prospects.

D.	Miscellaneous Risk Factors and Disclaimers.

1.	The Financial Information Is Based On the Debtors’ Books and Records and, Unless Otherwise Stated, No Audit Was Performed.

In preparing this Disclosure Statement, the Debtors relied on financial data derived from their books and records that was available at the time of such preparation. Although the Debtors have used their reasonable business judgment to assure the accuracy of the financial information provided in this Disclosure Statement, and while the Debtors believe that such financial information fairly reflects their financial condition, the Debtors are unable to warrant or represent that the financial information contained in this Disclosure Statement (or any information in any of the exhibits to this Disclosure Statement) is without inaccuracies.

2.	No Legal or Tax Advice Is Provided By this Disclosure Statement.

This Disclosure Statement is not legal advice to any person or Entity. The contents of this Disclosure Statement should not be construed as legal, business, or tax advice. Each reader should consult its own legal counsel and accountant with regard to any legal, tax, and other matters concerning its Claim or Interest. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote to accept or reject the Plan or whether to object to Confirmation.

3.	No Admissions Made.

The information and statements contained in this Disclosure Statement will neither (a) constitute an admission of any fact or liability by any Entity (including the Debtors) nor (b) be deemed evidence of the tax or other legal effects of the Plan on the Debtors, the Reorganized Debtors, Holders of Allowed Claims or Interests, or any other parties in interest.

4.	Failure to Identify Litigation Claims or Projected Objections.

No reliance should be placed on the fact that a particular litigation claim or projected objection to a particular Claim is, or is not, identified in this Disclosure Statement. The Debtors may seek to investigate, file, and prosecute Claims and may object to Claims after Confirmation and Consummation of the Plan, irrespective of whether this Disclosure Statement identifies such Claims or objections to Claims.

5.	Information Was Provided By the Debtors and Was Relied Upon By the Debtors’ Advisors.

Counsel to and other advisors retained by the Debtors have relied upon information provided by the Debtors in connection with the preparation of this Disclosure Statement. Although counsel to and other advisors retained by the Debtors have performed certain limited due diligence in connection with the preparation of this Disclosure Statement and the exhibits to the Disclosure Statement, they have not independently verified the information contained in this Disclosure Statement or the information in the exhibits to this Disclosure Statement.

6.	No Representations Outside this Disclosure Statement Are Authorized.

Any representations or inducements made to secure voting Holders’ acceptance or rejection of the Plan that are other than as contained in, or included with, this Disclosure Statement, should not be relied upon by voting Holders in arriving at their decision. Voting Holders should promptly report unauthorized representations or inducements to counsel to the Debtors and the Office of the United States Trustee for the Southern District of New York.

VIII. Important Securities Laws Disclosures

A.	Plan Securities.

The Plan provides for the Reorganized Debtors to distribute the New Secured Notes and the Additional Noteholder Common Equity to Holders of Allowed Claims in Class 3 and Class 4, as applicable. The Debtors believe that the New Secured Notes and the Additional Noteholder Common Equity may constitute “securities” as defined in section 2(a)(1) of the Securities Act, section 101 of the Bankruptcy Code, and all applicable state Blue Sky Laws.

B.	Issuance and Resale of the New Secured Notes and the Additional Noteholder Common Equity Under the Plan.

1.	Exemptions from Registration Requirements of the Securities Act and State Blue Sky Laws.

The Debtors are relying on exemptions from the registration requirements of the Securities Act, including section 4(a)(2) thereof, to exempt the offer of the New Secured Notes and the Additional Noteholder Common Equity that may be deemed to be made pursuant to the prepetition solicitation of votes on the Plan. To ensure that the prepetition solicitation is exempt from the registration requirements of the Securities Act, the Ballots include a certification that the voting holder of such Claims is an “accredited investor.”

The Debtors will rely on section 1145(a) of the Bankruptcy Code, to the extent permitted, to exempt from registration under the Securities Act and Blue Sky Laws the offer, issuance, and distribution of the Additional Noteholder Common Equity and the New Secured Notes under the Plan. Section 1145 of the Bankruptcy Code provides that the registration requirements of section 5 of the Securities Act (and any applicable state Blue Sky Laws) shall not apply to the offer or sale of stock, options, warrants, or other securities by a debtor if: (x) the offer or sale occurs under a plan of reorganization; (y) the recipients of the securities hold a claim against, an interest in, or claim for administrative expense against, the debtor; and (z) the securities are issued in exchange for a claim against or interest in a debtor or are issued principally in such exchange and partly for cash and property. To the extent section 1145(a) is either not permitted or not applicable, the Debtors will rely on section 4(a)(2) of the Securities Act and similar Blue Sky Laws provisions.

In reliance upon these exemptions, the offer, issuance and distribution of the New Secured Notes and the Additional Noteholder Common Equity will not be registered under the Securities Act or any applicable state Blue Sky Laws.

The Debtors believe that the issuance of the New Secured Notes and the Additional Noteholder Common Equity to Holders of Allowed Claims in Class 3 and Class 4, as applicable, will be covered by section 1145 of the Bankruptcy Code unless the holder is an “underwriter” (as discussed below) with respect to such securities, as that term is defined in 1145 of the Bankruptcy Code. Accordingly, New Secured Notes and Additional Noteholder Common Equity issued pursuant to section 1145 of the Bankruptcy Code may generally be resold without registration under the Securities Act or other federal securities laws. In addition, the New Secured Notes and Additional Noteholder Common Equity governed by section 1145 of the Bankruptcy Code generally may be able to be resold without registration under applicable state Blue Sky Laws pursuant to various exemptions provided by the respective Blue Sky Laws of those states; however, the availability of such exemptions cannot be known unless individual state Blue Sky Laws are examined. Recipients of the New Secured Notes and Additional Noteholder Common Equity are advised to consult with their own legal advisors as to the availability and applicability of section 1145 of the Bankruptcy Code to the New Secured Notes and the Additional Noteholder Common Equity and any other potential exemption from registration under the Securities Act or applicable state Blue Sky Laws in any given instance and as to any applicable requirements or conditions to such availability.

2.	Restrictions on Resales of New Secured Notes and Additional Noteholder Common Equity by Holders of Allowed Claims in Class 3 and Class 4, as applicable; Definition of Underwriter.

If section 1145(a) of the Bankruptcy Code is unavailable because the recipient of New Secured Notes or Additional Noteholder Common Equity, as applicable, is an “underwriter” as defined under Section 1145(b)(1) of the Bankruptcy Code, such securities will be issued pursuant to Section 4(a)(2) of the Securities Act. As discussed below, securities issued pursuant to Section 4(a)(2) of the Securities Act may not generally be resold absent an exemption from the registration requirements of the Securities Act.

Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as one who, except with respect to “ordinary trading transactions of an entity that is not an issuer”: (a) purchases a claim against, interest in, or claim for an administrative expense in the case concerning, the debtor, if such purchase is with a view to distribution of any security received or to be received in exchange for such claim or interest; (b) offers to sell securities offered or sold under a plan for the holders of such securities; (c) offers to buy securities offered or sold under a plan from the holders of such securities, if such offer to buy is (1) with a view to distribution of such securities and (2) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan; or (d) is an issuer of the securities within the meaning of section 2(a)(11) of the Securities Act. In addition, a Person who receives a fee in exchange for purchasing an issuer’s securities could also be considered an underwriter within the meaning of section 2(a)(11) of the Securities Act.

The definition of an “issuer,” for purposes of whether a Person is an underwriter under section 1145(b)(1)(D) of the Bankruptcy Code, by reference to section 2(a)(11) of the Securities Act, includes as “statutory underwriters” all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. The reference to “issuer,” as used in the definition of “underwriter” contained in section 2(a)(11) of the Securities Act, is intended to cover “controlling persons” of the issuer of the securities. “Control,” as defined in Rule 405 of the Securities Act, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, an officer or director of a reorganized debtor or its successor under a plan of reorganization may be deemed to be a “controlling Person” of such debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor’s or its successor’s voting securities. In addition, the legislative history of section 1145 of the Bankruptcy Code may suggest that a creditor who owns 10 percent or more of a class of voting securities of a reorganized debtor may be presumed to be a “controlling Person” and, therefore, an underwriter.

Whether any particular Person would be deemed to be an “underwriter” (including whether such Person is a “controlling Person”) with respect to the New Secured Notes or the Additional Noteholder Common Equity would depend upon various facts and circumstances applicable to that Person. Accordingly, the Debtors express no view as to whether any Person would be deemed an “underwriter” with respect to the New Secured Notes or the Additional Noteholder Common Equity and, in turn, whether any Person may freely resell such New Secured Notes or Additional Noteholder Common Equity. The Debtors recommend Holders of Allowed Claims in Class 3 and Class 4 that are potential recipients of the New Secured Notes or the Additional Noteholder Common Equity consult their own counsel concerning their ability to freely trade such securities without registration under the federal and applicable state Blue Sky Laws.

Securities issued pursuant to section 4(a)(2) of the Securities Act will be “restricted securities” within the meaning of Rule 144 under the Securities Act. Such “restricted securities” may not generally be resold absent an exemption from the registration requirements of the Securities Act. Under certain circumstances, New Secured Notes or shares of Additional Noteholder Common Equity deemed to be “restricted securities” may be resold pursuant to the limited safe harbor resale provisions of Rule 144 of the Securities Act. Generally, Rule 144 of the Securities Act would permit the public sale of such securities after a specified holding period if current information regarding the issuer is publicly available and certain other conditions are met, and, if the seller of such securities is an affiliate of the issuer, if volume limitations and manner of sale requirements are met.

IN VIEW OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A RECIPIENT OF SECURITIES MAY BE AN UNDERWRITER OR AN AFFILIATE OF THE REORGANIZED DEBTORS, THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN SECURITIES TO BE DISTRIBUTED PURSUANT TO THE PLAN. ACCORDINGLY, THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF SECURITIES CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

IX. Certain U.S. Federal Tax Consequences of the Plan

A.	Introduction.

The following discussion is a summary of certain U.S. federal income tax consequences of the consummation of the Plan to the Debtors, the Reorganized Debtors, and to certain U.S. Holders (defined below) of Claims. The following summary does not address the U.S. federal income tax consequences to Holders of Claims not entitled to vote to accept or reject the Plan. Additionally, the following summary assumes that UTAC is not a “controlled foreign corporation” within the meaning of section 957 of the Internal Revenue Code of 1986, as amended (the “IRC”). This summary is based on the IRC, the U.S. Treasury Regulations promulgated thereunder, judicial authorities, published administrative positions of the U.S. Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect on the date of this Disclosure Statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. Due to the lack of definitive judicial and administrative authority in a number of areas, substantial uncertainty may exist with respect to some of the tax consequences described below. No opinion of counsel has been obtained and the Debtors do not intend to seek a ruling from the IRS as to any of the tax consequences of the Plan discussed below. The discussion below is not binding upon the IRS or the courts. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position than any position discussed herein. This discussion does not purport to address all aspects of U.S. federal income taxation that may be relevant to the Debtors or to certain Holders of Claims in light of their individual circumstances. This discussion does not address tax issues with respect to such Holders of Claims subject to special treatment under the U.S. federal income tax laws (including, for example, banks, governmental authorities or agencies, subchapter S corporations, dealers and traders in securities, insurance companies, financial institutions, tax exempt organizations, small business investment companies, foreign taxpayers, Persons who are related to the Debtors within the meaning of the IRC, Persons using a mark-to-market method of accounting, Holders of Claims who are themselves in bankruptcy, and regulated investment companies and those holding, or who will hold, Claims, the New Common Stock, or the Secured Notes, as part of a hedge, straddle, conversion, or other integrated transaction). No aspect of state, local, estate, gift, or non-U.S. taxation is addressed. In addition, this summary does not address the Medicare tax on net investment income. Furthermore, this summary assumes that a Holder of a Claim holds only Claims in a single Class and holds Claims as “capital assets” (within the meaning of section 1221 of the IRC). This summary also assumes that the various debt and other arrangements to which the Debtors are a party will be respected for U.S. federal income tax purposes in accordance with their form.

For purposes of this discussion, a “U.S. Holder” or “Holder” is a holder that is: (1) an individual citizen or resident of the United States for U.S. federal income tax purposes; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of the source of such income; or (4) a trust (A) if a court within the United States is able to exercise primary jurisdiction over the trust’s administration and one or more United States persons has authority to control all substantial decisions of the trust or (B) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

If a partnership (or an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of Claims, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. Partnerships and partners in such partnerships that beneficially own Claims are urged to consult their tax advisors regarding the U.S. federal income tax consequences of the Plan.

ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM. ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSEQUENCES OF THE PLAN.

B.	Certain U.S. Federal Income Tax Consequences of the Plan to the Debtors and the Reorganized Debtors.

As GATE is incorporated in, and is a tax resident of, the Cayman Islands, we do not anticipate U.S. federal income tax consequences to GATE as a result of the reorganization.

C.	Certain U.S. Federal Income Tax Consequences of the Plan to U.S. Holders of Claims.

1.	Consequences to U.S. Holders of Initial Notes Claims.

Pursuant to the Plan, each U.S. Holder of an Initial Notes Claim will receive New Secured Notes and Cash. Pursuant to the Plan, the 2014 Plaintiff Initial Noteholders will receive additional New Secured Notes and Cash. While not free from doubt, we have assumed that the additional New Secured Notes and Cash received by the 2014 Plaintiff Initial Noteholders will be treated as paid to the 2014 Plaintiff Initial Noteholders from the Debtors in consideration for their Initial Note Claims. 2014 Plaintiff Initial Noteholders are urged to consult their tax advisors regarding the receipt of the additional New Secured Notes and Cash. The extent to which the Holder of such Initial Notes Claim recognizes gain or loss as a result of the exchange of its Claim depends, in part, on whether the exchange qualifies as an exchange of stock or securities pursuant to a tax-free reorganization, which in turn depends on whether both the debt underlying the Initial Notes Claim that was surrendered and the New Secured Notes received in exchange are treated as “securities” for purposes of the reorganization provisions of the IRC.

Whether a debt instrument constitutes a “security” for U.S. federal income tax purposes is determined based on all the relevant facts and circumstances, but most authorities have held that the length of the term of a debt instrument is an important factor in determining whether such instrument is a security for U.S. federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including the security for payment, the creditworthiness of the obligor, the subordination or lack thereof to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable, or contingent, and whether such payments are made on a current basis or accrued. If the Debtors are required to take a position for U.S. federal income tax purposes, the Debtors expect to take the position that both the Initial Notes and the New Secured Notes are securities. GATE expects to make an election to be treated as an entity disregarded as separate from UTAC for U.S. federal income tax purposes. As a result of this election, to the extent the Debtors are required to take a position for U.S. federal income tax purposes, the Debtors expect to take the position that the deemed transfer of GATE’s assets to UTAC together with the distribution of the New Secured Notes and Cash to holders of Initial Notes Claims, and New Secured Notes and Additional Noteholder Common Equity to holders of Additional Notes Claims, qualify as a tax-free reorganization pursuant to Section 368(a)(1)(G) of the Code for U.S. federal income tax purposes.

The expected U.S. federal income tax consequences applicable to the U.S. Holders of Initial Notes Claims (i) in the event both the Initial Notes and the New Secured Notes are treated as securities and (ii) in the event either the Initial Notes or the New Secured Notes (or both) are not treated as securities are described below.

(a)	Treatment of a U.S. Holder of an Initial Notes Claim If Both the Initial Notes and the New Secured Notes Are Treated As Securities.

If both the Initial Notes and the New Secured Notes are treated as securities, a U.S. Holder of Initial Notes Claims that exchanges Initial Notes for New Secured Notes and Cash should recognize gain but not loss on the exchange in an amount equal to the lesser of (i) the amount of gain realized by the Holder on the exchange (if any) and (ii) the amount of Cash received in the exchange. The amount of gain realized by a U.S. Holder on the exchange should be equal to the positive difference, if any, between (i) the sum of (A) the issue price of the New Secured Notes received in exchange and (B) the amount of Cash received in the exchange and (ii) the U.S. Holder’s adjusted tax basis in the Initial Notes surrendered in the exchange. To the extent that a portion of the consideration received in exchange for its Initial Notes Claim is allocable to accrued but untaxed interest, the Holder may recognize ordinary income. See discussion of “Accrued Interest” and “Market Discount” in Article IX.C.4 and Article IX.C.5, respectively, of this Disclosure Statement.

A U.S. Holder’s tax basis in the New Secured Notes received in the exchange generally should be equal to its adjusted tax basis in the Initial Notes surrendered in the exchange, decreased by the amount of the Cash received in the exchange, if any, and increased by the amount of gain recognized by the U.S. Holder on the exchange, if any. In addition, a U.S. Holder’s holding period in the New Secured Notes received in the exchange should generally include its holding period in the Initial Notes surrendered in the exchange.

(b)	Treatment of a U.S. Holder of an Initial Notes Claim If the Initial Notes or the New Secured Notes Are Not Treated as Securities.

If either the Initial Notes or the New Secured Notes (or both) are not treated as securities, a U.S. Holder of an Initial Notes Claim should be treated as exchanging its Initial Notes Claim for the New Secured Notes and the Cash in a fully taxable exchange. A U.S. Holder of an Initial Notes Claim who is subject to this treatment should recognize gain or loss equal to the difference between (a) the sum of the issue price of the New Secured Notes and the amount of Cash received and (b) the Holder’s adjusted tax basis in its Initial Notes Claim. The character of such gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the Holder, the nature of the Claim in such Holder’s hands, whether the Claim was purchased at a discount, and whether and to what extent the Holder has previously claimed a bad debt deduction with respect to its Claim. If recognized gain is capital gain, it generally would be long-term capital gain if the Holder held its Initial Notes Claim for more than one year at the time of the exchange. The deductibility of capital losses is subject to certain limitations as discussed below. To the extent that a portion of the consideration received in exchange for its Initial Notes Claim is allocable to accrued but untaxed interest, the Holder may recognize ordinary income. See discussion of “Accrued Interest” and “Market Discount” in Article IX.C.4 and Article IX.C.5, respectively, of this Disclosure Statement. A Holder’s tax basis in the New Secured Notes should be equal to their issue price on the Effective Date. A Holder’s holding period for the New Secured Notes received on the Effective Date should begin on the day following the Effective Date.

2.	Consequences to U.S. Holders of Additional Notes Claims.

Pursuant to the Plan, each U.S. Holder of Additional Notes Claims will receive New Secured Notes and Additional Noteholder Common Equity in exchange for its Additional Notes Claim. The extent to which the Holder of such Additional Notes Claim recognizes gain or loss as a result of the exchange of its Claim for New Secured Notes and Additional Noteholder Common Equity depends, in part, on whether the exchange qualifies as an exchange of stock or securities pursuant to a tax-free reorganization, which in turn depends on whether the debt underlying the Additional Notes Claim that was surrendered and/or the New Secured Notes received in exchange are treated as “securities” for purposes of the reorganization provisions of the IRC.

Whether a debt instrument constitutes a “security” for U.S. federal income tax purposes is determined based on all the relevant facts and circumstances, but most authorities have held that the length of the term of a debt instrument is an important factor in determining whether such instrument is a security for U.S. federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including the security for payment, the creditworthiness of the obligor, the subordination or lack thereof to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable, or contingent, and whether such payments are made on a current basis or accrued. If the Debtors are required to take a position for U.S. federal income tax purposes, the Debtors expect to take the position that both the Additional Notes and the New Secured Notes are securities. GATE expects to make an election to be treated as an entity disregarded as separate from UTAC for U.S. federal income tax purposes. As a result of this election, to the extent the Debtors are required to take a position for U.S. federal income tax purposes, the Debtors expect to take the position that the deemed transfer of GATE’s assets to UTAC together with the distribution of the New Secured Notes and Cash to holders of Initial Notes Claims, and New Secured Notes and Additional Noteholder Common Equity to holders of Additional Notes Claims, qualify as a tax-free reorganization pursuant to Section 368(a)(1)(G) of the Code for U.S. federal income tax purposes.

Pursuant to the Plan, Additional Noteholder Common Equity that is to be distributed to Additional Noteholders (other than the Affiliate Noteholder and the members of the Additional Noteholder Ad Hoc Group) may instead be distributed to a trust or similar structure formed for the benefit of such Additional Noteholders. In such case, the tax consequences of the receipt and ownership of Additional Noteholder Common Equity by such Additional Noteholders may differ from the tax consequences described above and below under “—Ownership and Disposition of UTAC Equity).

The expected U.S. federal income tax consequences applicable to the Holders of Additional Notes Claims (i) in the event both the Additional Notes and the New Secured Notes are treated as securities and (ii) in the event either the Additional Notes or the New Secured Notes (or both) are not treated as securities are described below.

(a)	Treatment of a U.S. Holder of an Additional Notes Claim If Both the Additional Notes and New Secured Notes Are Treated As Securities.

If both the Additional Notes and the New Secured Notes are treated as securities, a U.S. Holder that exchanges Additional Notes for New Secured Notes and Additional Noteholder Common Equity should not recognize gain or loss on the exchange except to the extent that a portion of the consideration received in exchange for its Additional Notes Claim is allocable to accrued but untaxed interest, in which case the Holder may recognize ordinary income. See discussion of “Accrued Interest” in Article IX.C.4 of this Disclosure Statement.

A U.S. Holder’s tax basis in the New Secured Notes and the Additional Noteholder Common Equity received in the exchange generally should be equal to its adjusted tax basis in the Additional Notes surrendered in the exchange, allocated between the New Secured Notes and Additional Noteholder Common Equity in proportion to their relative fair market values In addition, a U.S. Holder’s holding period in the New Secured Notes and Additional Noteholder Common Equity received in the exchange should generally include its holding period in the Additional Notes surrendered in the exchange.

(a)	Treatment of a U.S. Holder of an Additional Note Claim If the Additional Notes Are Treated as Securities but the New Secured Notes Are Not Treated as Securities

If the Additional Notes are treated as securities, but the New Secured Notes Are Not Treated As Securities, a U.S. Holder that exchanges Additional Notes for New Secured Notes and Additional Noteholder Common Equity should recognize gain but not loss on the exchange in an amount equal to the lesser of (i) the amount of gain realized by the Holder on the exchange (if any) and (ii) the issue price of the New Secured Notes received in the exchange. The amount of gain realized by a U.S. Holder on the exchange should be equal to the positive difference, if any, between (i) the sum of (A) the issue price of the New Secured Notes received in the exchange and (B) the aggregate fair market value of the Additional Noteholder Common Equity and (ii) the U.S. Holder’s adjusted tax basis in the Additional Notes surrendered in the exchange. To the extent that a portion of the consideration received in exchange for its Additional Notes Claim is allocable to accrued but untaxed interest, the Holder may recognize ordinary income. See discussion of “Accrued Interest” and “Market Discount” in Article IX.C.4 and Article IX.C.5, respectively, of this Disclosure Statement.

A U.S. Holder’s tax basis in the Additional Noteholder Common Equity received in the exchange generally should be equal to its adjusted tax basis in the Additional Notes surrendered in the exchange, decreased by the issue price of the New Secured Notes received in the exchange, and increased by the amount of gain recognized by the U.S. Holder on the exchange. A U.S. Holder’s tax basis in the New Secured Notes received in the exchange should be equal to the issue price of such New Secured Notes as of the consummation of the exchange. In addition, a U.S. Holder’s holding period in the Additional Noteholder Common Equity received in the exchange should generally include its holding period in the Additional Notes surrendered in the exchange, while the U.S. Holder’s holding period in the New Secured Notes received in the exchange should begin on the day after the exchange.

(b)	Treatment of a U.S. Holder of an Additional Notes Claim If Both the Additional Notes and the New Secured Notes Are Not Treated as Securities.

If both the Additional Notes and the New Secured Notes are not treated as securities, a U.S. Holder of an Additional Notes Claim should be treated as exchanging its Claim for the New Secured Notes and Additional Noteholder Common Equity in a fully taxable exchange. A Holder of an Additional Notes Claim who is subject to this treatment should recognize gain or loss equal to the difference between (a) the sum of (i) the issue price of the New Secured Notes and the fair market value of the Additional Noteholder Common Equity and (b) the Holder’s adjusted tax basis in its Additional Notes Claim. The character of such gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the Holder, the nature of the Claim in such Holder’s hands, whether the Claim was purchased at a discount, and whether and to what extent the Holder has previously claimed a bad debt deduction with respect to its Claim. If recognized gain is capital gain, it generally would be long-term capital gain if the Holder held its Additional Notes Claim for more than one year at the time of the exchange. The deductibility of capital losses is subject to certain limitations as discussed below. To the extent that a portion of the consideration received in exchange for its Additional Notes Claim is allocable to accrued but untaxed interest, the Holder may recognize ordinary income. See discussion of “Accrued Interest” and “Market Discount” in Article IX.C.4 and Article IX.C.5, respectively, of this Disclosure Statement, respectively. A Holder’s tax basis in the New Secured Notes should be equal to their issue price and tax basis in the Additional Noteholder Common Equity should be equal to its fair market values on the Effective Date. A Holder’s holding period for each item of consideration received on the Effective Date should begin on the day following the Effective Date.

3.	Issue Price of the New Secured Notes.

A debt instrument, such as the New Secured Notes, is treated as issued with original issue discount (“OID”) for U.S. federal income tax purposes if its issue price is less than its stated redemption price at maturity by at least a de minimis amount. A debt instrument’s stated redemption price at maturity includes all principal and interest payable over the term of the debt instrument, other than “qualified stated interest.” Stated interest generally is “qualified stated interest” if it is unconditionally payable in cash or other property (other than debt of the issuer) at least annually.

The issue price of the New Secured Notes will depend on whether the New Secured Notes (or, if applicable the Initial Notes or Additional Notes exchanged for New Secured Notes) are considered to be “traded on an established market” at the time of the exchange. In general, a debt instrument will be treated as traded on an established market if, at any time during the 31-day period ending 15 days after the applicable measurement date: (a) a “sales price” for an executed purchase of the debt instrument appears on a medium that is made available to issuers of debt instruments, persons that regularly purchase or sell debt instruments, or persons that broker purchases or sales of debt instruments; (b) a “firm” price quote for the debt instrument is available from at least one broker, dealer, or pricing service for property and the quoted price is substantially the same as the price for which the person receiving the quoted price could purchase or sell the property; or (c) there are one or more “indicative” quotes available from at least one broker, dealer, or pricing service for property.

If the New Secured Notes are traded on an established market at the time of the exchange, the issue price of the New Secured Notes received in respect of the Initial Notes and the Additional Notes will equal the fair market value of the New Secured Notes (as indicated by the sources indicated in (a) through (c) above). If the New Secured

Notes are not traded on an established market at the time of the exchange, but the Initial Notes or the Additional Notes exchanged for New Secured Notes are traded on an established market, then the issue price of the New Secured Notes will generally equal the fair market value of the Initial Notes or Additional Notes exchanged for the New Secured Notes (as indicated by the sources indicated in (a) through (c) above). If none of the New Secured Notes, the Initial Notes and the Additional Notes are traded on an established market, then the issue price of the New Secured Notes generally will be their stated principal amount.

4.	Accrued Interest.

To the extent that any amount received by a U.S. Holder of a surrendered Claim under the Plan is attributable to accrued but unpaid interest and such amount has not previously been included in the U.S. Holder’s gross income, such amount should be taxable to the U.S. Holder as ordinary interest income. Conversely, a U.S. Holder of a surrendered Claim may be able to recognize a deductible loss to the extent that any accrued interest on the debt instruments constituting such claim was previously included in the Holder’s gross income but was not paid in full by the Debtors.

The extent to which the consideration received by a Holder of a surrendered Claim will be attributable to accrued interest on the debts constituting the surrendered Claim is unclear. Certain legislative history indicates that an allocation of consideration as between principal and interest provided in a chapter 11 plan of reorganization is binding for U.S. federal income tax purposes, while certain Treasury Regulations treat payments as allocated first to any accrued but untaxed interest. The Plan provides that amounts paid to Holders of Claims will be allocated first to unpaid principal and then to unpaid interest. The IRS could take the position that the consideration received by the Holder should be allocated in some way other than as provided in the Plan. Holders of Claims should consult their own tax advisors regarding the proper allocation of the consideration received by them under the Plan.

5.	Market Discount.

Under the “market discount” provisions of sections 1276 through 1278 of the IRC, some or all of any gain realized by a U.S. Holder exchanging the debt instruments constituting its Claim may be treated as ordinary income (instead of capital gain), to the extent of the amount of “market discount” on the debt constituting the surrendered Claim.

In general, a debt instrument is considered to have been acquired with “market discount” if it is acquired other than on original issue and if its U.S. Holder’s adjusted tax basis in the debt instrument is less than (a) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” or, (b) in the case of a debt instrument issued with “original issue discount,” its adjusted issue price, by at least a de minimis amount (equal to 0.25 percent of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).

Any gain recognized by a U.S. Holder on the taxable disposition (determined as described above) of debts that it acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while such debts were considered to be held by the U.S. Holder (unless the U.S. Holder elected to include market discount in income as it accrued). To the extent that the surrendered debts that had been acquired with market discount are exchanged in a tax-free or other reorganization transaction for other property (as may occur here), any market discount that accrued on such debts but was not recognized by the U.S. Holder may be required to be carried over to the property received therefor and any gain recognized on the subsequent sale, exchange, redemption, or other disposition of such property may be treated as ordinary income to the extent of the accrued but unrecognized market discount with respect to the exchanged debt instrument.

6.	Limitations on Use of Capital Losses.

A U.S. Holder of a Claim or Interest who recognizes capital losses as a result of the distributions under the Plan will be subject to limits on the use of such capital losses. For a non-corporate U.S. Holder, capital losses may be used to offset any capital gains (without regard to holding periods), and also ordinary income to the extent of the lesser of (1) $3,000 annually ($1,500 for married individuals filing separate returns) or (2) the excess of the capital losses over the capital gains. A non-corporate U.S. Holder may carry over unused capital losses and apply them against future capital gains and a portion of their ordinary income for an unlimited number of years. For corporate

Holders, capital losses may only be used to offset capital gains. A corporate U.S. Holder that has more capital losses than may be used in a tax year may carry back unused capital losses to the three years preceding the capital loss year or may carry over unused capital losses for the five years following the capital loss year.

D.	Ownership and Disposition of New Secured Notes.

1.	Stated Interest.

Stated interest on a New Secured Note will be included in the gross income of a U.S. Holder as ordinary income at the time such interest is accrued or received, in accordance with the holder’s regular method of accounting for U.S. federal income tax purposes.

2.	Original Issue Discount.

If the stated principal amount of the New Secured Notes exceeds their issue price (as defined above under “–Issue Price of the New Secured Notes”) by an amount equal to or greater than a statutorily defined de minimis amount (generally, 1/4 of 1 percent of the principal amount of the notes multiplied by the number of complete years to maturity from their original issue date), then the New Secured Notes will be considered to be issued with OID for United States federal income tax purposes in an amount equal to the excess of the New Secured Notes’ stated principal amount over their issue price. If the New Secured Notes are issued with OID, then, in addition to the stated interest on a New Secured Note, a U.S. Holder generally (i) will be required to include the OID on the New Secured Note in gross income as ordinary income as it accrues on a constant yield basis for United States federal income tax purposes in advance of the receipt of the cash payments to which such income is attributable and regardless of the U.S. Holder’s method of accounting for tax purposes, but (ii) will not be required to recognize any additional income upon the receipt of any cash payment on the New Secured Note that is attributable to previously accrued OID that has been included in such U.S. Holder’s income.

The amount of OID includible in gross income for a taxable year will be the sum of the daily portions of OID with respect to the note for each day during that taxable year on which the U.S. Holder holds the New Secured Note. The daily portion is determined by allocating to each day in an “accrual period” a pro rata portion of the OID allocable to that accrual period. The OID allocable to any accrual period will equal (a) the product of the “adjusted issue price” of the note as of the beginning of such period and the note’s yield to maturity less (b) the stated interest allocable to the accrual period. The “adjusted issue price” of a note as of the beginning of any accrual period will equal its issue price, increased by previously accrued OID. The yield to maturity of the New Secured Notes generally is the discount rate that, when applied to all payments to be made under the New Secured Notes, produces a present value equal to the issue price of the notes.

3.	Sale, exchange, redemption, retirement or other taxable disposition of a New Secured Note.

Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, a U.S Holder generally will recognize gain or loss equal to the difference, if any, between (1) the amount realized on the disposition, except any portion of such amount that is attributable to accrued but unpaid stated interest, which portion will be taxed as described above under “–Stated Interest” to the extent not previously so taxed, and (2) the holder’s adjusted tax basis in the New Secured Note (described above under “–Consequences to U.S. Holders of Initial Notes Claims” and “Consequences to U.S. Holders of Additional Notes Claims”).

Gain or loss will be capital gain or loss and will be long-term capital gain or loss, if, at the time of such disposition, the New Secured Note was held by the U.S. Holder for more than one year. Long-term capital gains of individuals and certain other noncorporate holders are, under certain circumstances, subject to a reduced tax rate. The deductibility of capital losses is subject to limitations.

4.	Information reporting and backup withholding with respect to New Secured Notes.

Information returns may be filed with the IRS in connection with payments on the New Secured Notes and the proceeds from a sale or other disposition of the New Secured Notes. A U.S. Holder may be subject to U.S. backup withholding on these payments if it fails to provide its tax identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle them to a refund, provided that the required information is timely furnished to the IRS.

Individuals who own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (1) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties, and (iii) interests in foreign entities. The New Secured Notes may be subject to these rules. Persons required to file U.S. tax returns that are individuals are urged to consult their tax advisors regarding the application of this rule to their ownership of the New Secured Notes.

E.	Ownership and Disposition of the New Equity.

1.	Dividends on the New Equity.

Any distributions made on account of the New Equity will constitute dividends for U.S. federal income tax purposes to the extent of the current or accumulated earnings and profits of UTAC as determined under U.S. federal income tax principles. Because UTAC does not intend to determine their earnings and profits on the basis of U.S. federal income tax principles, any distribution paid generally will be treated as a dividend for U.S. federal income tax purposes. Subject to the discussion below under “–Passive Foreign Investment Company Rules” such income (including withheld taxes) will be includible in a U.S. Holder’s gross income as ordinary income on the day actually or constructively received by such U.S. Holder and are not expected to be eligible for the reduced rate of tax on “qualified dividends” received by U.S. individual taxpayers. Such dividends will not be eligible for the dividends received deduction allowed to corporations under the IRC. The following discussion assumes that all dividends will be paid in U.S. dollars. UTAC does not expect to pay dividends in the foreseeable future, although there can be no assurance in this regard.

Dividends will generally be treated as income from foreign sources for U.S. foreign tax credit purposes and will generally constitute passive category income. Depending on the U.S. Holder’s individual facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes, if any, imposed on dividends received on the New Equity. The rules governing the foreign tax credit are complex. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes.

2.	Sale, Redemption, or Repurchase of New Common Stock.

Subject to the discussion below under “–Passive Foreign Investment Company Rules,” a U.S. Holder generally will recognize capital gain or loss upon the sale or other disposition of New Equity in an amount equal to the difference between the amount realized upon the disposition and the holder’s adjusted tax basis in such New Equity. Any capital gain or loss will be long-term if the New Equity has been held for more than one year and generally will be U.S.-source gain or loss for U.S. foreign tax credit purposes. The deductibility of a capital loss may be subject to limitations. US. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of New Equity, including the availability of the foreign tax credit under their particular circumstances.

3.	Passive Foreign Investment Company Rules.

Based on the projected composition of UTAC’s income and valuation of its assets, including goodwill, UTAC is not expected to be a PFIC for its current taxable year, although there can be no assurance in this regard.

In general, UTAC will be a PFIC for any taxable year in which:

•	at least 75% of UTAC’s gross income is passive income; or

•	at least 50% of the value (determined on the basis of a quarterly average) of UTAC’s assets is attributable to assets that produce or are held for the production of passive income.

For this purpose, passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person). Additionally, for this purpose, cash is categorized as a passive asset and a company’s goodwill associated with active business activity is taken into account as a non-passive asset. If UTAC owns at least 25% (by value) of the stock of another corporation, it will be treated, for purposes of the PFIC tests, as owning a proportionate share of the other corporation’s assets and receiving a proportionate share of the other corporation’s income.

The determination of whether UTAC is a PFIC is made annually. Accordingly, it is possible that UTAC may be a PFIC in the current or any future taxable year due to changes in its asset or income composition. If a U.S. Holder holds New Equity in any taxable year during which UTAC is classified as a PFIC, then such U.S. Holder will be subject to special tax rules discussed below.

If a U.S. Holder holds New Equity in any taxable year during which UTAC is classified as a PFIC, then such U.S. Holder will be subject to special tax rules with respect to any “excess distribution” received and any gain realized from a sale or other disposition, including, in some circumstances, a pledge, of New Equity. Distributions received in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or such U.S. Holder’s holding period for the New Equity will be treated as excess distributions. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over such U.S. Holder’s holding period for the New Equity;

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income; and

•	the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

If UTAC is a PFIC for any taxable year during which a U.S. Holder holds New Equity and any of our non-United States subsidiaries was also a PFIC, then such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors about the application of the PFIC rules to any of UTAC’s subsidiaries.

UTAC does not intend to provide the information U.S. Holders would need to make a qualified electing fund election for the current taxable year, and as such the qualified electing fund election will not be available to U.S. Holders.

A U.S. Holder will generally be required to file Internal Revenue Service Form 8621 if such U.S. Holder holds New Equity in any year in which UTAC is classified as a PFIC. U.S. Holders are urged to consult their tax advisors concerning the United States federal income tax consequences of holding New Equity if UTAC is considered a PFIC in any taxable year.

4.	Information reporting and backup withholding with respect to the New Equity.

Information reporting to the IRS and backup withholding may apply to dividends in respect of New Equity and the proceeds from the sale or exchange of New Equity that are paid to a U.S. Holder within the United States (and in certain cases, outside the United States). However, backup withholding generally will not apply if a U.S. Holder furnishes a correct taxpayer identification number and makes any other required certification, generally on IRS Form W-9, or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Amounts withheld as backup withholding generally are allowed as a credit against a U.S. Holder’s United States federal income tax liability and such U.S. Holder may be entitled to obtain a refund of any excess amounts withheld under the backup withholding rules if such U.S. Holder files an appropriate claim for refund with the IRS and furnish any required information in a timely manner.

Each U.S. Holder should consult its tax advisor regarding the application of the information reporting and backup withholding rules.

5.	Information with Respect to Foreign Financial Assets.

Each U.S. Holder who is an individual generally will be required to report UTAC’s name, address and such information relating to the New Equity as is necessary to identify the class or issue of which such New Equity is a part. These requirements are subject to exceptions, including an exception for New Equity held in accounts maintained by certain financial institutions and an exception applicable if the aggregate value of all “specified foreign financial assets” (as defined in the IRC) does not exceed certain thresholds.

Each U.S. Holder should consult its tax advisor regarding the application of these information reporting rules.

6.	United States Proposed Tax Legislation.

Various tax measures currently under consideration by the U.S. Congress, including the proposed Tax Cuts and Jobs Act, could result in changes to the U.S. tax system that could affect the U.S. federal income tax consequences to U.S. Holders of the New Equity described herein. U.S. Holders are urged to consult their tax advisors regarding the impact of these tax measures.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION. ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR NON-U.S. TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

X. Certain Cayman Islands Tax Consequences of the Plan

GATE is a Cayman Islands exempted company with limited liability. Exempted companies are Cayman Islands companies whose objects are carried out mainly outside of the Cayman Islands and, as such, are exempt from complying with certain provisions of the Companies Law. Reorganized GATE will be formed and will be registered under the laws of the Cayman Islands as a limited liability company.

The Cayman Islands currently have no form of income, corporate, or capital gains tax, and no estate duty, inheritance tax, or gift tax. As an exempted company, GATE has historically received a tax exemption undertaking from the Cayman Islands government that, in accordance with applicable law, for a period of 20 years from the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains, or appreciations shall apply to GATE or its operations and, in addition, that no tax to be levied on profits, income, gains, or appreciations, or which is in the nature of estate duty or inheritance tax, shall be payable: (1) on or in respect of GATE’s shares, debentures, or other obligations; or (2) by way of the withholding in whole or in part of a dividend payment or other distribution of income or capital by GATE to its members, or a payment of principal or interest or other sums due under a debenture or other obligation of GATE.

Reorganized GATE may apply for a tax exemption undertaking from the Governor in Cabinet of the Cayman Islands that, in accordance with Section 58 of the Limited Liability Companies Law (as amended) of the Cayman Islands, for a period of 50 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains, or appreciations shall apply to Reorganized GATE or its operations and, in addition, that no tax to be levied on profits, income, gains, or appreciations, or which is in the nature of estate duty or inheritance tax, shall be payable.

XI. Recommendation of the Debtors

In the opinion of the Debtors, the Plan is preferable to the alternatives described in this Disclosure Statement because it provides for a larger distribution to Holders of Allowed Claims and Interests than would otherwise result in a liquidation under chapter 7 of the Bankruptcy Code. In addition, any alternative other than Confirmation could result in extensive delays and increased administrative expenses resulting in smaller distributions to Holders of Allowed Claims and Interests than proposed under the Plan. Accordingly, the Debtors recommend that all Holders of Claims entitled to vote to accept or reject the Plan support Confirmation and vote to accept the Plan.

Global A&T Electronics, Ltd. on behalf of itself and each of the other Debtors

By:	/s/ Michael E. Foreman _
Name: Michael E. Foreman
General Counsel

Prepared By:

Marc Kieselstein, P.C.
KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP
601 Lexington Avenue
New York, New York 10022
Telephone: (212) 446-4800
Facsimile: (212) 446-4900

- and -

Patrick J. Nash, Jr., P.C. (pro hac vice pending)
Gregory F. Pesce (pro hac vice pending)
KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP
300 North LaSalle Street
Chicago, Illinois 60654
Telephone: (312) 862-2000
Facsimile: (312) 862-2200

Proposed Counsel to the Debtors and Debtors in Possession

Dated: November 20, 2017

Exhibit A

Plan of Reorganization

Marc Kieselstein, P.C.	Patrick J. Nash, Jr., P.C. (pro hac vice pending)
KIRKLAND & ELLIS LLP	Gregory F. Pesce (pro hac vice pending)
KIRKLAND & ELLIS INTERNATIONAL LLP	KIRKLAND & ELLIS LLP
601 Lexington Avenue	KIRKLAND & ELLIS INTERNATIONAL LLP
New York, New York 10022	300 North LaSalle Street
Telephone: (212) 446-4800	Chicago, Illinois 60654
Facsimile: (212) 446-4900	Telephone: (312) 862-2000
Facsimile: (312) 862-2200

Proposed Counsel to the Debtors and Debtors in Possession

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

	)	Chapter 11
In re:	)
	)	IMPORTANT: No chapter 11 case has been commenced as of the date of distribution of this prepackaged plan of reorganization. This prepackaged plan of reorganization is being distributed to you as a part of a prepetition solicitation of your vote on this prepackaged plan of reorganization.
GLOBAL A&T ELECTRONICS LTD., et al.,[1]	) )
)
Debtors.	) ) )
)

DEBTORS’ JOINT CHAPTER 11 PLAN OF REORGANIZATION

THIS CHAPTER 11 PLAN IS BEING SOLICITED FOR ACCEPTANCE OR REJECTION IN ACCORDANCE WITH BANKRUPTCY CODE SECTION 1125 AND WITHIN THE MEANING OF BANKRUPTCY CODE SECTION 1126. THIS CHAPTER 11 PLAN WILL BE SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING SOLICITATION AND THE DEBTORS’ FILING FOR CHAPTER 11 BANKRUPTCY.

Dated: November 20, 2017

[1]	The debtors in these chapter 11 cases, along with the last four digits of each debtor’s tax identification, registration, or like number, include: Global A&T Electronics Ltd. (9744); Global A&T Finco Ltd. (N/A); UGS America Sales, Inc. (7511); UGS Europe, LLC (8.255); United Test and Assembly Center Ltd. (070H); UTAC (Shanghai) Co., Ltd. (919N); UTAC (Taiwan) Corporation (9456); UTAC Cayman Ltd. (2839); UTAC Dongguan Ltd. (6386); UTAC Group Global Sales Ltd. (0797); UTAC Headquarters Pte. Ltd. (214R); UTAC Hong Kong Limited (1526); UTAC Thai Holdings Limited (4876); and UTAC Thai Limited (6324). The debtors’ service address for purposes of these chapter 11 cases is: 11 Martine Avenue, 12th Floor, White Plains, New York 10606.

G.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	25
H.	Reservation of Rights	25
I.	Nonoccurrence of Effective Date	25
J.	Contracts and Leases Entered Into After the Petition Date	25

ARTICLE VI PROVISIONS GOVERNING DISTRIBUTIONS		25
A.	Timing and Calculation of Amounts to Be Distributed	25
B.	Distributions on Account of Obligations of Multiple Debtors	26
C.	Distribution Agent	26
D.	Rights and Powers of the Distribution Agent	26
E.	Delivery of Distributions	26
F.	Manner of Payment	27
G.	Compliance Matters	27
H.	No Postpetition or Default Interest on Claims	27
I.	Allocation Between Principal and Accrued Interest	28
J.	Setoffs and Recoupment	28
K.	Claims Paid or Payable by Third Parties	28

ARTICLE VII PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND INTERESTS		29
A.	Disputed Claims Process	29
B.	Claims Administration Responsibilities	29
C.	Estimation of Claims and Interests	29
D.	Adjustment to Claims Without Objection	29
E.	No Distributions Pending Allowance	30
F.	Distributions After Allowance	30
G.	No Interest	30

ARTICLE VIII SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		30
A.	Compromise and Settlement of Claims, Interests, and Controversies	30
B.	Discharge of Claims	30
C.	Release of Liens	31
D.	Debtor Release	31
E.	Third-Party Release	31
F.	Exculpation	32
G.	Injunction	33
H.	Protection Against Discriminatory Treatment	33
I.	Recoupment	33
J.	Reimbursement or Contribution	34
K.	Term of Injunctions or Stays	34
L.	Document Retention	34

ARTICLE IX CONDITIONS PRECEDENT TO THE EFFECTIVE DATE		34
A.	Conditions Precedent to the Effective Date	34
B.	Waiver of Conditions Precedent	35
C.	Substantial Consummation	35
D.	Effect of Non-Occurrence of Conditions to Consummation	35

ARTICLE X MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		35
A.	Modification of the Plan	35
B.	Effect of Confirmation on Plan Modifications	35
C.	Revocation or Withdrawal of the Plan	36

ARTICLE XI RETENTION OF JURISDICTION		36

ARTICLE XII MISCELLANEOUS PROVISIONS		37
A.	Immediate Binding Effect	37
B.	Additional Documents	37
C.	Reservation of Rights	38
D.	Successors and Assigns	38
E.	Service of Documents	38
F.	Entire Agreement	40
G.	Plan Supplement Exhibits	41
H.	Non-Severability	41
I.	Waiver or Estoppel	41
J.	Closing of Chapter 11 Cases	41

INTRODUCTION

Global A&T Electronics Ltd. and its affiliates that will be debtors and debtors in possession in chapter 11 cases that are expected to be commenced in December 2017 propose this joint plan of reorganization (the “Plan”) pursuant to chapter 11 of title 11 of the United States Code. Capitalized terms used in the Plan and not otherwise defined shall have the meanings set forth in Article I.A of the Plan. Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims and Interests pursuant to the Bankruptcy Code. Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. The classifications of Claims and Interests set forth in Article III of the Plan shall be deemed to apply separately with respect to each Plan proposed by each Debtor, as applicable. The Plan does not contemplate substantive consolidation of any of the Debtors. Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, business, properties and operations, projections, risk factors, a summary and analysis of the Plan, and certain related matters.

ALL HOLDERS OF CLAIMS AND INTERESTS ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY, PARTICULARLY HOLDERS OF CLAIMS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN.

ARTICLE I

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, GOVERNING LAW, AND OTHER REFERENCES

A.	Defined Terms

1. “2014 N.Y. Action” means the proceeding styled as GSO Coastline Credit Partners LP, et al. v. Global A&T Electronics Ltd., et al., Index No. 650447/2014 (N.Y. Sup. Ct.).

2. “2014 Plaintiff Initial Noteholders” means the Initial Noteholders that are plaintiffs in the 2014 N.Y. Action.

3. “2017 N.Y. Action” means the proceeding styled as Marble Ridge Capital LP and KLS Diversified Asset Management LP v. Global A&T Electronics Ltd., et al., Index No. 651724/2017 (N.Y. Sup. Ct.).

4. “2017 Plaintiff Initial Noteholders” means the Initial Noteholders that are plaintiffs in the 2017 N.Y. Action.

5. “Accredited Investor” has the meaning given to such term in Rule 501 promulgated under the Securities Act.

6. “Accrued Professional Compensation Claims” means, at any given time, all Claims for accrued, contingent, and/or unpaid fees and expenses rendered allowable before the Confirmation Date by any retained Professional in the Chapter 11 Cases that the Bankruptcy Court has not denied by a Final Order, to the extent that any such fees and expenses: (a) have not been previously paid (regardless of whether a fee application has been filed for any such amount); and (b) have not been applied against any retainer that has been provided to such Professional. To the extent that the Bankruptcy Court or any higher court of competent jurisdiction denies or reduces by a Final Order any amount of a Professional’s fees or expenses, then those reduced or denied amounts shall no longer constitute Accrued Professional Compensation Claims.

7. “Additional Noteholder Ad Hoc Group” means the ad hoc group of Additional Noteholders represented by Ropes & Gray LLP and Houlihan Lokey Capital Inc.

8. “Additional Noteholder Common Equity” means 31 percent of the New Equity.

9. “Additional Noteholder New Secured Notes Distribution Amount” means New Secured Notes in an amount equal to $84,900,000.

10. “Additional Noteholders” means Holders of the Additional Notes.

11. “Additional Notes” means the 10.0 percent Senior Secured Notes due 2019, in the outstanding principal amount of $502,257,000, bearing the CUSIP number 379390AG2 or G3923WAD2, issued by GATE pursuant to the Indenture in connection with the Exchange.

12. “Additional Notes Claims” means each Allowed Claim arising from or on account of the Additional Notes.

13. “Additional Notes Forbearance Fee Amount” means New Secured Notes in an amount equal to $25,100,000.

14. “Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estates and operating the Debtors’ businesses; (b) Accrued Professional Compensation Claims; (c) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code; (d) the Noteholder Fee and Expense Obligations; and (e) the Forbearance Fee.

15. “Affiliate” means, with respect to any Entity, any other Entity that would fall within the meaning of the term “affiliate” set forth in section 101(2) of the Bankruptcy Code, if such Entity was a debtor in a case under the Bankruptcy Code.

16. “Affiliate Noteholder” means Costa Esmeralda Investments Limited.

17. “Affiliate Noteholder Notes” means the Additional Notes held by the Affiliate Noteholder or any transferee or assignee thereof.

18. “Affinity” means, collectively, Jade Electronics Holdings, Affinity Asia Pacific Fund III, L.P., Affinity Pacific Fund III (No. 2) L.P., Keystone Investment III L.P., and Affinity Fund III General Partner Limited.

19. “Affinity Entity” means each of Affinity and the Affiliate Noteholder.

20. “Allowed” means with respect to: (a) any Claim (or portion thereof), that such Claim (i) is not Disputed within the applicable period of time, if any, fixed by the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, (ii) is allowed, compromised, settled, or otherwise resolved pursuant to the terms of the Plan, in any stipulation that is approved by a Final Order of the Bankruptcy Court, or pursuant to any contract, instrument, indenture, or other agreement entered into or assumed in connection herewith, or (iii) has been allowed by a Final Order of the Bankruptcy Court; or (b) an Interest (or portion thereof), that such Interest is reflected as outstanding in the stock transfer ledger or similar register of the applicable Debtor as of the Effective Date. For the avoidance of doubt, any Claim or Interest (or portion thereof) that has been disallowed pursuant to a Final Order shall not be an “Allowed” Claim or Interest.

21. “Avoidance Actions” means any and all avoidance, recovery, subordination, or other claims, actions, or remedies that may be brought by or on behalf of the Debtors, their Estates, or other authorized parties in interest under chapter 5 of the Bankruptcy Code, or under similar or related applicable non-bankruptcy law.

22. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as now in effect or hereafter amended.

23. “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York, White Plains Division, including, to the extent of the withdrawal of any reference under 28 U.S.C. § 157, the United States District Court for the Southern District of New York.

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24. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases and the general, local, and chambers rules of the Bankruptcy Court, as now in effect or hereafter amended.

25. “Business Day” means any day, other than a Saturday, Sunday, or a legal holiday, as defined in Bankruptcy Rule 9006(a).

26. “Cash” or “$” means the legal tender of the United States of America or the equivalent thereof, including bank deposits, checks, and cash equivalents, as applicable.

27. “Cash Collateral Orders” means, collectively, any order or orders entered by the Bankruptcy Court authorizing the Debtors to continue to utilize cash collateral (as such term is defined under section 363 of the Bankruptcy Code) on an interim or final basis.

28. “Causes of Action” means any claims, interests, damages, remedies, causes of action, choses of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise in any jurisdiction anywhere in the world. Causes of Action also include: (a) all rights of setoff, counterclaim, cross claim, reduction, subordination, or recoupment and claims under contracts or for breaches of duties imposed by law or regulation; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to the Bankruptcy Code; and (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code.

29. “Chapter 11 Cases” means, collectively, the Debtors’ procedurally consolidated cases commenced under chapter 11 of the Bankruptcy Code and pending before the Bankruptcy Court.

30. “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.

31. “Class” means a category of Holders of Claims or Interests pursuant to section 1122(a) of the Bankruptcy Code.

32. “Confirmation” means entry of the Confirmation Order on the docket of the Bankruptcy Court in the Chapter 11 Cases.

33. “Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

34. “Confirmation Hearing” means the hearing held by the Bankruptcy Court pursuant to Bankruptcy Rule 3020(b)(2) and section 1128 of the Bankruptcy Code, including any adjournments thereof, at which the Bankruptcy Court will consider Confirmation of the Plan.

35. “Confirmation Order” means an order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code (which order may also be the order approving the adequacy of the Disclosure Statement pursuant to section 1125 and 1126 of the Bankruptcy Code).

36. “Consenting Additional Noteholders” means the Additional Noteholders, other than the Affiliate Noteholder, that are, or become, parties to the Restructuring Support Agreement.

37. “Consenting Initial Noteholders” means the Initial Noteholders that are, or become, parties to the Restructuring Support Agreement.

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38. “Consummation” means the occurrence of the Effective Date.

39. “Debtor Release” means the release given on behalf of the Debtors and their Estates to the Released Parties, as set forth in Article VIII.D of the Plan.

40. “D&O Liability Insurance Policies” means all insurance policies maintained by the Debtors as of the Petition Date for liabilities against any of the Debtors’ current or former directors, managers, and officers.

41. “Debtors” means, collectively, GATE, Global A&T Finco Ltd., UGS America Sales, Inc., UGS Europe, LLC, United Test and Assembly Center Ltd., UTAC (Shanghai) Co., Ltd., UTAC (Taiwan) Corporation, UTAC Cayman Ltd., UTAC Dongguan Ltd., UTAC Group Global Sales Ltd., UTAC Headquarters Pte. Ltd., UTAC Hong Kong Limited, UTAC Thai Holdings Limited, and UTAC Thai Limited.

42. “Dechert Initial Noteholder Ad Hoc Group” means the ad hoc group of Initial Noteholders represented by Dechert LLP.

43. “Description of Restructuring Transactions” means a description of the Restructuring Transactions and how such Restructuring Transactions shall be effectuated on or after the Effective Date pursuant to the Plan.

44. “Disclosure Statement” means the disclosure statement for the Plan, including all exhibits and schedules thereto.

45. “Disputed” means, with respect to a Claim (or portion thereof), that an objection to such Claim or portion thereof has been filed on or before (a) the Effective Date; or (b) to the extent proof of such Claim or Interest is filed on or after the Confirmation Date, any applicable objection deadline; provided that in no event shall a Claim or Interest (or portion thereof) that is deemed Allowed pursuant to the Plan be a Disputed Claim or Interest.

46. “Distribution Agent” means, as applicable, Reorganized GATE or an Entity that Reorganized GATE selects that is reasonably acceptable to the Required Consenting Noteholders to make or facilitate distributions in accordance with the Plan.

47. “DTC” means the Depository Trust Company or any successor thereto.

48. “Effective Date” means the date that is the first Business Day after the Confirmation Date on which all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A of the Plan have been satisfied or waived in accordance with Article IX.B of the Plan.

49. “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

50. “Equity Parties” means, collectively, the Sponsors, UTAC, and UMS.

51. “Estate” means the estate of any Debtor created under sections 301 and 541 of the Bankruptcy Code upon the commencement of the applicable Debtor’s Chapter 11 Case.

52. “Exchange” means the transaction on or around September 30, 2013, pursuant to which GATE issued the Additional Notes.

53. “Exculpated Party” means, collectively, and in each case in its capacity as such: (a) the Debtors; (b) any official committees appointed in the Chapter 11 Cases and each of their respective members; (c) each Affinity Entity, including the Affiliate Noteholder; (d) each TPG Entity; (e) Holdings; (f) UTAC; (g) UMS; (h) the Initial Noteholders that at any time are or were party to the Restructuring Support Agreement; (i) the Additional Noteholders that at any time are or were party to the Restructuring Support Agreement; (j) the Indenture Trustee; and (k) with respect to each of the foregoing, such Entity and its current and former Affiliates, and such Entity’s and its current and former Affiliates’ current and former equity holders, subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.

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54. “Executory Contract” means a contract or lease to which one or more of the Debtors is a party and that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

55. “Final Decree” means the decree contemplated under Bankruptcy Rule 3022.

56. “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, including as made applicable by Bankruptcy Rule 9001, may be filed relating to such order shall not cause such order not to be a Final Order.

57. “Forbearance Fee” means the interim forbearance fee payable to the Initial Noteholders that signed the Restructuring Support Agreement as of November 8, 2017 and the Additional Noteholders that signed the Restructuring Support Agreement as of November 8, 2017, and the final forbearance fee payable to the Initial Noteholders that signed the Restructuring Support Agreement as of November 15, 2017 and the Additional Noteholders that signed the Restructuring Support Agreement as of November 15, 2017, which fees shall be paid in kind solely through the distribution of New Secured Notes to the applicable Initial Noteholders and Additional Noteholders or their respective designees pursuant to the terms of the Plan, subject in each case to the terms and conditions of the Restructuring Support Agreement; provided that the Forbearance Fee shall be calculated only considering, and distributed only to, Initial Noteholders and Additional Noteholders that are Accredited Investors.

58. “Forbearance Fee Amounts” means, as applicable, the Additional Notes Forbearance Fee Amount and the Initial Notes Forbearance Fee Amount.

59. “GATE” means Global A&T Electronics Ltd.

60. “General Unsecured Claim” means any Claim, other than an Administrative Claim (including, for the avoidance of doubt, an Accrued Professional Compensation Claim), an Other Secured Claim, a Priority Tax Claim, an Other Priority Claim, an Initial Notes Claim, or an Additional Notes Claim, and, for the avoidance of doubt, excluding any Claims resulting from any deficiency with respect to the Initial Notes or the Additional Notes.

61. “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

62. “Holder” means an Entity holding a Claim against or Interest in a Debtor, as applicable.

63. “Holdings” means Global A&T Holdings.

64. “Impaired” means, with respect to (a) a Class, Claim, or Interest, that such Class, Claim, or Interest is “impaired” within the meaning of section 1124 of the Bankruptcy Code; and (b) the Holder of a Claim or Interest, that such Claim or Interest is “impaired” within the meaning of section 1124 of the Bankruptcy Code.

65. “Indemnification Provisions” means each of the Debtors’ indemnification provisions currently in place, whether in the Debtors’ bylaws, certificates of incorporation, other formation documents, board resolutions, or contracts for the current and former directors, officers, managers, employees, attorneys, other professionals, and agents of the Debtors and such current and former directors, officers, and managers’ respective Affiliates.

66. “Indenture” means that certain indenture dated as of February 7, 2013 (as amended, modified, or otherwise supplemented), between GATE, as issuer, UTAC Headquarters Pte. Ltd., UTAC Hong Kong Limited, United Test and Assembly Center Ltd, UTAC Cayman Ltd, UTAC Thai Holdings Limited, UTAC Thai Limited, and UTAC (Taiwan) Corporation, as guarantors, and Citicorp International Limited, as indenture trustee and security agent.

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67. “Indenture Trustee” means Citicorp International Limited, in its capacity as indenture trustee under the Indenture with respect to the Initial Notes and the Additional Notes, and any successors in their capacity as indenture trustee.

68. “Initial Noteholders” means Holders of the Initial Notes.

69. “Initial Notes” means the 10.0 percent Senior Secured Notes due 2019, in the outstanding principal amount of $625,000,000, bearing the CUSIP number 379390AF4 or G3923WAC4, issued by GATE pursuant to the Indenture on or about February 7, 2013.

70. “Initial Notes Claims” means each Allowed Claim arising from or on account of the Initial Notes.

71. “Initial Notes Forbearance Fee Amount” means New Secured Notes in an amount equal to $31,250,000.

72. “Intercompany Interest” means an Interest in a Debtor held by either a Debtor or an Affiliate of a Debtor.

73. “Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of October 30, 2007, between JPMorgan Chase Bank, N.A., as administrative agent, GATE, Global A&T Finco Ltd., and each of the other loan parties thereto, as may be modified, amended, or supplemented from time to time.

74. “Interest” means any equity security (as defined in section 101(16) of the Bankruptcy Code) in any Debtor.

75. “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001, as now in effect or hereafter amended.

76. “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

77. “Milbank Initial Noteholder Ad Hoc Group” means the ad hoc group of Initial Noteholders represented by Milbank, Tweed, Hadley & McCloy LLP and PJT Partners LP.

78. “New Equity” means the common equity of UTAC on and after the Effective Date, 31 percent of which shall constitute the Additional Noteholder Common Equity and 69 percent of which shall be held directly or indirectly by Affinity and TPG, and which common equity shall be subject to the New Shareholders Agreement and shall be subject to dilution by any post-Effective Date management equity incentive plan adopted by UTAC.

79. “New Indenture” means the indenture governing the New Secured Notes, substantially in the form attached hereto as Exhibit A.

80. “New Indenture Documents” means, collectively, the New Indenture and related security documents for the New Secured Notes.

81. “New Secured Notes” means the $665,000,000 in new first-lien senior secured notes to be issued by GATE on the Effective Date pursuant to the New Indenture Documents.

82. “New Shareholders Agreement” means the shareholders agreement for UTAC, which shareholders agreement shall be acceptable in all respects to the Debtors, the Equity Parties, and the Required Consenting Additional Noteholders (and, notwithstanding anything else in the Plan or the Restructuring Support Agreement to the contrary, need not be acceptable to any Consenting Initial Noteholders in any respect and the Consenting Initial Noteholders shall have no approval rights of such shareholders agreement).

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83. “Non-Accredited Investor” means any Person or Entity that is not an Accredited Investor.

84. “Noteholder Fee and Expense Obligations” means the obligations of the Debtors or the Reorganized Debtors, as applicable, to pay and reimburse the amounts described in Article IV.M as set forth therein.

85. “Noteholder Foreign and Collateral Counsel” means any foreign or local counsel retained by certain Initial Noteholders or the proposed indenture trustee under the New Indenture, in connection with the New Indenture Documents or the security to be granted thereunder, including, without limitation: Conyers Dill & Pearman; Chandler MHM Limited; Tanner De Witt; Russin & Vecchi; Rahmat Lim & Partners; and Adnan Kelana Haryanto & Hermanto.

86. “N.Y. Litigation Proceedings” means, collectively, the 2014 N.Y. Action and the 2017 N.Y. Action.

87. “Original Dechert Members” means at any relevant time, any of (a) Taconic Capital Advisors LP, Marble Ridge Master Fund LP, and KLS Diversified Asset Management (in each case, together with its affiliated funds and managed accounts that hold Initial Notes), in each case, so long as at such time, such Entity has remained a member of the Dechert Initial Noteholder Ad Hoc Group and a Consenting Initial Noteholder under the Restructuring Support Agreement; and (b) shall not include any transferee of the foregoing Consenting Initial Noteholders.

88. “Original Milbank Members” means at any relevant time, any of (a) GSO Capital Partners LP, IP All Seasons Asian Credit Fund, Brigade Capital Management, LP, and Southpaw Credit Opportunity Master Fund L.P. (in each case, together with its affiliated funds and managed accounts that hold Initial Notes), in each case, so long as at such time, such entity has remained a member of the Milbank Initial Noteholder Ad Hoc Group and a Consenting Initial Noteholder under the Restructuring Support Agreement; and (b) shall not include any transferee of the foregoing Consenting Initial Noteholders.

89. “Other Priority Claim” means any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

90. “Other Secured Claim” means any Secured Claim, other than an Initial Notes Claim or Additional Notes Claim.

91. “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

92. “Petition Date” means the date on which each of the Debtors commence the Chapter 11 Cases.

93. “Plan” means this chapter 11 plan of reorganization, as it may be amended or supplemented from time to time in accordance with the terms hereof, including all exhibits, schedules, supplements, appendices, annexes, and attachments hereto.

94. “Plan Supplement” means collectively: (a) the New Indenture; (b) the New Shareholders Agreement; (c) new organizational documents for the Reorganized Debtors (solely to the extent that such documents are modified from their current form); (d) a list disclosing the identity of the officers and members of the board of directors of Reorganized GATE; (e) a list disclosing the compensation of the officers and members of the board of directors of Reorganized GATE; and (f) the Description of Restructuring Transactions.

95. “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

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96. “Pro Rata” means the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class.

97. “Professional” means an Entity: (a) employed in the Chapter 11 Cases pursuant to a Final Order in accordance with sections 327 and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Effective Date pursuant to sections 327, 328, 329, 330, and 331 of the Bankruptcy Code; or (b) for which compensation and reimbursement has been Allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

98. “Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors with Cash on the Effective Date in an amount equal to the Professional Fee Escrow Amount.

99. “Professional Fee Escrow Amount” means the aggregate amount of Accrued Professional Compensation Claims and other unpaid fees and expenses that Professionals estimate they have incurred or will incur in rendering services to the Debtors prior to and as of the Confirmation Date, which estimates Professionals shall deliver to the Debtors as set forth in Article II.C of the Plan.

100. “Reinstate,” “Reinstated,” or “Reinstatement” means, with respect to Claims and Interests, that the Claim or Interest shall be rendered Unimpaired.

101. “Released Party” means each of the following in their capacity as such: (a) each Debtor; (b) each Reorganized Debtor; (c) each Estate; (d) each Affinity Entity, including the Affiliate Noteholder; (e) each TPG Entity; (f) Holdings; (g) UTAC; (h) UMS; (i) the defendants in the N.Y. Litigation Proceedings; (j) the Indenture Trustee; (k) the Initial Noteholders and the Additional Noteholders that at any time are or were party to the Restructuring Support Agreement; and (l) with respect to each of the foregoing Entities in clauses (a) through (k), such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.

102. “Releasing Parties” means each of the following in their capacity as such: (a) all Holders of Claims, regardless of whether such Holders have accepted, or are deemed to have accepted, the Plan, including, for the avoidance of doubt, all Initial Noteholders, all Additional Noteholders, and the plaintiffs in the N.Y. Litigation Proceedings; (b) each Affinity Entity, including the Affiliate Noteholder; (c) each TPG Entity; (d) Holdings; (e) UTAC; (f) UMS; (g) the defendants in the N.Y. Litigation Proceedings; (h) the Indenture Trustee; (i) each of the Debtors, the Reorganized Debtors, and their Estates; and (j) with respect to each Debtor, each of the Reorganized Debtors, their Estates, and each of the foregoing Entities in clauses (a) through (h), each such Entity’s current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, investment managers, and other professionals, each in their capacity as such.

103. “Reorganized Debtor” means a Debtor, or any successor or assign thereto, by merger, consolidation, or otherwise, on and after the Effective Date.

104. “Reorganized GATE” means GATE, as reorganized pursuant to and under the Plan or any successor thereto.

105. “Required Consenting Additional Noteholders” means at any relevant time, the Consenting Additional Noteholders under the Restructuring Support Agreement that hold greater than 66 2/3 percent of the outstanding principal amount of the Additional Notes held by all Consenting Additional Noteholders subject to the Restructuring Support Agreement.

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106. “Required Consenting Initial Noteholders” means at any relevant time, either: (a) the Consenting Initial Noteholders that hold greater than 66 2/3 percent of the outstanding principal amount of the Initial Notes held by all Consenting Initial Noteholders subject to the Restructuring Support Agreement, and must include at least (i) one of the Original Dechert Members and (ii) one of the Original Milbank Members, provided that in the event that (x) the aggregate outstanding principal amount of the Initial Notes collectively held by either the Original Dechert Members or the Original Milbank Members decreases by 25 percent or more from the aggregate outstanding principal amount of the Initial Notes collectively held by such Original Dechert Members or Original Milbank Members, respectively, as of the Agreement Effective Date (as defined in the Restructuring Support Agreement), or (y) at any time there are either less than two Original Dechert Members or less than two Original Milbank Members, then from such time, “Required Consenting Initial Noteholders” shall mean the Consenting Initial Noteholders that hold greater than 66 2/3 percent of the outstanding principal amount of the Initial Notes held by all Consenting Initial Noteholders subject to the Restructuring Support Agreement; or (b) the Consenting Initial Noteholders that hold greater than 75 percent of the outstanding principal amount of the Initial Notes held by all Consenting Initial Noteholders subject to the Restructuring Support Agreement. For the avoidance of doubt, at any time, the Consenting Initial Noteholders that hold greater than 75 percent of the outstanding principal amount of the Initial Notes held by all Consenting Initial Noteholders subject to the Restructuring Support Agreement shall constitute Required Consenting Initial Noteholders hereunder.

107. “Required Consenting Noteholders” means, at any relevant time, collectively, the Required Consenting Initial Noteholders and the Required Consenting Additional Noteholders.

108. “Restructuring” means the proposed restructuring of the Debtors contemplated by the Plan.

109. “Restructuring Support Agreement” means the Global Settlement, Forbearance, and Restructuring Support Agreement, dated as of November 2, 2017, a copy of which is attached hereto as Exhibit B, as may be amended or modified in accordance with its terms.

110. “Restructuring Transactions” means those mergers, amalgamations, consolidations, arrangements, continuances, restructurings, transfers, conversions, dispositions, liquidations, dissolutions, or other corporate transactions that the Debtors, with the consent of the Required Consenting Noteholders, not to be unreasonably withheld, determine to be necessary or appropriate to implement the Restructuring, as described in more detail in Article IV.C herein.

111. “SEC” means the Securities and Exchange Commission.

112. “Secured Claim” means a Claim: (a) secured by a Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code; or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

113. “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, or any similar law, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

114. “Security” has the meaning set forth in section 2(a)(1) of the Securities Act.

115. “Senior Secured Notes” means, collectively, the Initial Notes and the Additional Notes.

116. “Solicitation Agent” means Prime Clerk LLC, the notice and solicitation agent retained by the Debtors for the Chapter 11 Cases.

117. “Solicitation Materials” means the solicitation materials and documents included in the solicitation packages that will be sent to, among other parties, Holders of Claims entitled to vote to accept or reject the Plan, in compliance with Bankruptcy Rules 3017(d) and 2002(b).

118. “Sponsors” means, collectively, Holdings, each Affinity Entity, and each TPG Entity.

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119. “Third-Party Release” means the release given by each of the Releasing Parties to the Released Parties, as set forth in Article VIII.E of the Plan.

120. “TPG” means, collectively, each of the TPG Entities.

121. “TPG Entity” means each of TPG Asia Unicorn, L.P., Newbridge Asia Unicorn, L.P., Newbridge Asia Genpar IV Advisors, Inc., and TPG Asia Genpar V Advisors, Inc.

122. “UMS” means, collectively, UTAC Manufacturing Services Holdings Pte. Ltd. and its direct and indirect subsidiaries.

123. “Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party and that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

124. “Unimpaired” means, with respect to a Class, Claim, Interest, or a Holder of a Claim or Interest, that such Class, Claim, Interest, or Holder is not Impaired.

125. “U.S. Trustee” means the Office of the United States Trustee for the Southern District of New York.

126. “UTAC” means UTAC Holdings Ltd., a company registered under the Singapore Companies Act, Chapter 50.

127. “UTAC Parties” means, collectively, UMS and UTAC.

B.	Rules of Interpretation

For purposes of the Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference in the Plan to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (3) unless otherwise specified, any reference in the Plan to an existing document, schedule, or exhibit, shall mean such document, schedule, or exhibit, as it may have been or may be amended, modified, or supplemented; (4) unless otherwise specified, all references in the Plan to “Articles” and “Sections” are references to Articles and Sections, respectively, hereof or hereto; (5) the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to any particular portion of the Plan; (6) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (7) unless otherwise specified in the Plan, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (8) in the event of any interpretive dispute regarding the Plan, the Plan Supplement, or any document promulgated pursuant to the Plan, such dispute shall be resolved by the Bankruptcy Court; (9) any term used in capitalized form in the Plan that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable; (10) references to docket numbers of documents filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (11) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable non-bankruptcy laws; and (12) the terms “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation.”

C.	Computation of Time

Unless otherwise specifically stated in the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed in the Plan. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

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D.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), or unless otherwise specifically stated, the laws of the State of New York, without giving effect to any principles of conflict of laws that would require or permit the application of the law of another jurisdiction, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, shall be governed by the applicable non-bankruptcy law with respect to the relevant Debtor or Reorganized Debtor, as applicable.

E.	Reference to Monetary Figures

All references in the Plan to monetary figures refer to currency of the United States of America, unless otherwise expressly provided.

F.	Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.	Controlling Document

In the event of an inconsistency between the Plan, the Restructuring Support Agreement, and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the Plan shall control. In the event of any inconsistency between the Plan and the Confirmation Order, the Confirmation Order shall control. Notwithstanding anything to the contrary in the Plan, the Plan Supplement, the Confirmation Order, or the Disclosure Statement, to the extent the Restructuring Support Agreement requires certain consents thereunder for an amendment, document, waiver, or other action or item, such consent requirements shall be deemed required under the corresponding provision of this Plan or the Plan Supplement document, as applicable.

ARTICLE II

ADMINISTRATIVE AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims set forth in Article III of the Plan.

A.	Administrative Claims

Unless otherwise agreed to by the Holder of an Allowed Administrative Claim (other than the Forbearance Fee) and, before the Effective Date, the Debtors (with the consent of the Required Consenting Noteholders, such consent not to be unreasonably withheld), and, after the Effective Date, the Reorganized Debtors, as applicable, each Holder of an Allowed Administrative Claim (other than Holders of Accrued Professional Compensation Claims, Claims on account of the Forbearance Fee, and Claims for fees and expenses pursuant to section 1930 of the Judicial Code) will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (1) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than sixty (60) days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative

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Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date, in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by any Holder of such Allowed Administrative Claim; or (4) at such time and upon such terms as set forth in a Final Order of the Bankruptcy Court.

B.	Forbearance Fee

Upon entry of the Confirmation Order, the Forbearance Fee shall be deemed authorized and approved in all respects as set forth in the Restructuring Support Agreement. As of the Effective Date, Reorganized GATE shall distribute New Secured Notes with respect to the Forbearance Fee Amounts to the Initial Noteholders and Additional Noteholders (or their respective designees) in accordance with the terms and conditions set forth in the Restructuring Support Agreement. The Forbearance Fee will not be earned by, calculated considering, or payable to, any Initial Noteholder or Additional Noteholder, as applicable, that is a Non-Accredited Investor. For the avoidance of doubt, the Forbearance Fee will not reduce any other distributions set forth in this Plan.

C.	Professional Claims

1. Professional Fee Escrow Account

As soon as reasonably practicable after the Confirmation Date, and no later than one Business Day prior to the anticipated Effective Date, the Debtors shall establish the Professional Fee Escrow Account. The Debtors shall fund the Professional Fee Escrow Account with Cash in the amount of the aggregate Professional Fee Escrow Amount for all Professionals. Subject to the occurrence of the Effective Date, the Professional Fee Escrow Account shall be maintained in trust for the Professionals. Such funds shall not be considered property of the Debtors’ Estates, except as otherwise provided in Article II.B.2 of the Plan.

2. Final Fee Applications and Payment of Accrued Professional Compensation Claims

All final requests for payment of Claims of a Professional may be filed not earlier than the Confirmation Date and shall be filed no later than sixty (60) calendar days after the Effective Date. The amount of Accrued Professional Compensation Claims owing to the Professionals, after taking into account any prior payments and after applying any retainers, shall be paid in Cash to such Professionals from funds held in the Professional Fee Escrow Account when such Claims are Allowed by a Final Order. To the extent that funds held in the Professional Fee Escrow Account are unable to satisfy the amount of Accrued Professional Compensation Claims owing to the Professionals, such Professionals shall have an Allowed Administrative Claim for any such deficiency, which shall be satisfied in accordance with Article II.A of the Plan. After all Allowed Accrued Professional Compensation Claims have been paid in full, any excess amounts remaining in the Professional Fee Escrow Account shall be returned to Reorganized GATE.

3. Professional Fee Escrow Amount

The Professionals shall estimate their Accrued Professional Compensation Claims before and as of the Effective Date, taking into account any prior payments and any retainers, and shall deliver such estimate to the Debtors no later than five (5) calendar days prior to the anticipated Effective Date, as shall be indicated by the Debtors to such Professionals in writing as soon as reasonably practicable following Confirmation of the Plan; provided that such estimates shall not be considered an admission with respect to the fees and expenses of such Professionals and such Professionals are not bound to any extent by the estimates. If a Professional does not provide an estimate, the Debtors may estimate a reasonable amount of unbilled fees and expenses of such Professional, taking into account any prior payments; provided, further, that such estimate shall not be binding or considered an admission with respect to the fees and expenses of such Professional. The total aggregate amount so estimated shall comprise the Professional Fee Escrow Amount. To the extent that any Accrued Professional Compensation Claims are satisfied after the funding of the Professional Fee Escrow Account with funds outside of the Professional Fee Escrow Account, the Professional Fee Escrow Amount shall be reduced by the amount of such funds, and such amount shall be returned as soon as practicable to the Debtors or Reorganized Debtors, as applicable.

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4. Post-Confirmation Date Fees and Expenses

From and after the Confirmation Date, the Debtors or Reorganized Debtors, as applicable, may, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash any reasonable legal, professional, or other fees and expenses (including those of Professionals that have been formally retained in accordance with sections 327, 363, or 1103 of the Bankruptcy Code before the Confirmation Date).

For the avoidance of doubt, the immediately preceding paragraph shall not affect any professional-service Entity that is permitted or required to receive compensation for services and reimbursement of expenses in the ordinary course of the Debtors’ businesses (or in accordance with any relevant prior order of the Bankruptcy Court or the Restructuring Support Agreement), and the Debtors or Reorganized Debtors, as applicable, are permitted to pay such Entities without seeking further authority from the Bankruptcy Court, notwithstanding the occurrence of Confirmation.

D.	Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code and, for the avoidance of doubt, Holders of Allowed Priority Tax Claims will receive interest on such Allowed Priority Tax Claims after the Effective Date in accordance with sections 511 and 1129(a)(9)(C) of the Bankruptcy Code.

E.	Statutory Fees

All fees payable pursuant to section 1930(a) of the Judicial Code, including fees and expenses payable to the U.S. Trustee, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, will be paid by each of the applicable Reorganized Debtors for each quarter (including any fraction thereof) until the applicable Chapter 11 Case of such Reorganized Debtor is converted, dismissed, or closed, whichever occurs first.

ARTICLE III

CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests

The Plan constitutes a separate Plan proposed by each Debtor. Except for the Claims addressed in Article II of the Plan, all Claims and Interests are classified in the Classes set forth below in accordance with section 1122 of the Bankruptcy Code. A Claim or an Interest is classified in a particular Class only to the extent that such Claim or Interest qualifies within the description of that Class, and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of the Holder thereof receiving distributions under the Plan, only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

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The following chart represents the classification of Claims and Interests for each Debtor pursuant to the Plan:

Class	Claim or Interest	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
3	Initial Notes Claims	Impaired	Entitled to Vote
4	Additional Notes Claims	Impaired	Entitled to Vote
5	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
6	Intercompany Interests	Unimpaired	Not Entitled to Vote (Deemed to Accept)
7	Interests in GATE	Unimpaired	Not Entitled to Vote (Deemed to Accept)

B.	Treatment of Classes of Claims and Interests

To the extent that a Class contains Allowed Claims or Allowed Interests with respect to any Debtor, the classification of Allowed Claims and Allowed Interests is specified below.

1.	Class 1 — Other Secured Claims

(a)	Classification: Class 1 consists of any Other Secured Claims.

(b)	Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Other Secured Claim, each such Holder shall receive, at the option of the applicable Debtor (with the consent, in each such case, of the Required Consenting Noteholders, not to be unreasonably withheld):

(i)	payment in full in Cash;

(ii)	delivery of collateral securing any such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code;

(iii)	Reinstatement of such Allowed Other Secured Claim; or

(iv)	such other treatment rendering such Allowed Other Secured Claim Unimpaired.

(c)	Voting: Class 1 is Unimpaired under the Plan. Holders of Allowed Other Secured Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Other Secured Claims are not entitled to vote to accept or reject the Plan.

2.	Class 2 — Other Priority Claims

(a)	Classification: Class 2 consists of any Other Priority Claims.

(b)	Treatment: Except to the extent that a Holder of an Allowed Other Priority Claim agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Other Priority Claim, each such Holder shall receive, at the option of the applicable Debtor (with the consent, in each such case, of the Required Consenting Noteholders, not to be unreasonably withheld):

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(i)	payment in full in Cash;

(ii)	Reinstatement of such Allowed Other Priority Claim; or

(iii)	such other treatment rendering such Allowed Other Priority Claim Unimpaired.

(c)	Voting: Class 2 is Unimpaired under the Plan. Holders of Allowed Other Priority Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Other Priority Claims are not entitled to vote to accept or reject the Plan.

3.	Class 3 — Initial Notes Claims

(a)	Classification: Class 3 consists of all Initial Notes Claims.

(b)	Allowance: The Initial Notes Claims shall be Allowed in the aggregate principal amount of $625,000,000 and shall not be subject to any avoidance, reductions, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, crossclaims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any Person or Entity in any jurisdiction worldwide. Other than the $625,000,000 principal amount of the aggregate Initial Notes, no other Claim with respect to the Initial Notes (including any Claim with respect to or on account of prepetition or postpetition interest, default interest, fees, or other costs) shall be allowed for purposes of the Plan.

(c)	Treatment: On the Effective Date, or as soon as reasonably practicable thereafter, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Initial Notes Claim, each Holder of an Allowed Initial Notes Claim shall receive its Pro Rata share of:

(i)	$517,642,619.84 in New Secured Notes (which includes the New Secured Notes referenced in the proviso in Article III.B.4.(c)(i) hereof); and

(ii)	$8,892,619.84 in Cash.

(d)	Voting: Class 3 is Impaired under the Plan. Holders of Initial Notes Claims are entitled to vote to accept or reject the Plan.

4.	Class 4 — Additional Notes Claims

(a)	Classification: Class 4 consists of all Additional Notes Claims.

(b)	Allowance: The Additional Notes Claims shall be Allowed in the amount of $502,257,000 and shall not be subject to any avoidance, reductions, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, crossclaims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any Person or Entity in any jurisdiction worldwide. Other than the $502,257,000 principal amount of the aggregate Additional Notes, no other Claim with respect to the Additional Notes (including any Claim with respect to or on account of prepetition or postpetition interest, default interest, fees, or other costs) shall be allowed for purposes of the Plan.

(c)	Treatment: On the Effective Date, or as soon as reasonably practicable thereafter, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Additional Notes Claim, each Holder of an Allowed Additional Notes Claim shall receive its Pro Rata share of:

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(i)	$84,900,000 in New Secured Notes; provided that consistent with the Restructuring Support Agreement, Reorganized GATE will distribute $5,000,000 of the New Secured Notes that would otherwise be distributed on the Effective Date to the Holder of the Affiliate Noteholder Notes under the Plan to the Initial Noteholders in accordance with the Plan; and

(ii)	the Additional Noteholder Common Equity; provided that, the Additional Noteholder Common Equity to be distributed to Additional Noteholders (other than the Affiliate Noteholder and the members, as of the Confirmation Date, of each of the Additional Noteholder Ad Hoc Group, the Milbank Initial Noteholder Group, or the Dechert Initial Noteholder Group), may, in accordance with the New Shareholders Agreement, be distributed to a trust or similar structure established on or as soon as reasonably practicable following the Effective Date on behalf of such Holders, the terms of which trust (if any) shall be set forth in the New Shareholders Agreement.

(d)	Voting: Class 4 is Impaired under the Plan. Holders of Additional Notes Claims are entitled to vote to accept or reject the Plan.

5.	Class 5 — General Unsecured Claims

(a)	Classification: Class 5 consists of any General Unsecured Claims against any Debtor.

(b)	Treatment: Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim, each Holder of an Allowed General Unsecured Claim shall receive payment in Cash in an amount equal to such Allowed General Unsecured Claim in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed General Unsecured Claim.

(c)	Voting: Class 5 is Unimpaired under the Plan. Holders of Allowed General Unsecured Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed General Unsecured Claims are not entitled to vote to accept or reject the Plan.

6.	Class 6 — Intercompany Interests

(a)	Classification: Class 6 consists of all Interests in each of the Debtors other than GATE.

(b)	Treatment: Intercompany Interests shall be, at the option of the Debtors, either Reinstated, canceled, or receive such other treatment that is acceptable to the Debtors or the Reorganized Debtors, as applicable, with the consent of the Required Consenting Noteholders, not to be unreasonably withheld.

(c)	Voting: Class 6 is Unimpaired under the Plan. Holders of Intercompany Interests are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Holders of Intercompany Interests are not entitled to vote to accept or reject the Plan.

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7.	Class 7 — Interests in GATE

(a)	Classification: Class 7 consists of all Interests in GATE.

(b)	Treatment: On the Effective Date, Interests in GATE shall be Reinstated.

(c)	Voting: Class 7 is Unimpaired under the Plan. Holders of Interests in GATE are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Holders of Interests in GATE are not entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim, including all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.

D.	Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest, or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing, shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.	Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims or Interests eligible to vote, and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Plan shall be deemed accepted by the Holders of such Claims or Interests in such Class.

F.	Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors or the Reorganized Debtors, as applicable, reserve the right to re-classify, with the consent of the Required Consenting Noteholders, not to be unreasonably withheld, any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

G.	Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

H.	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by one or more of the Classes entitled to vote pursuant to Article III.B of the Plan. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims. The Debtors reserve the right to modify the Plan in accordance with Article X of the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims to render such Class of Claims Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules, or to withdraw the Plan as to such Debtor.

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ARTICLE IV

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Settlement With the 2014 Plaintiff Initial Noteholders

Pursuant to a settlement among the Debtors, the UTAC Parties, the TPG Entities, the Affinity Entities, and the 2014 Plaintiff Initial Noteholders: (1) the 2014 Plaintiff Initial Noteholders will dismiss the 2014 N.Y. Action with prejudice on the Effective Date; (2) all parties to the 2014 N.Y. Action will jointly execute a stipulation of dismissal, which will be in form and substance acceptable to the Debtors, the 2014 Plaintiff Initial Noteholders, and the Equity Parties and will be held in escrow pending occurrence of the Effective Date and filed promptly upon the occurrence of the Effective Date; (3) the 2014 Plaintiff Initial Noteholders (in addition to the consideration provided in Article III.B.3(c) of the Plan) will receive, in the aggregate, $11,107,380.16 in New Secured Notes and $1,107,380.16 in Cash, pursuant to an allocation schedule to be provided by counsel to the 2014 Plaintiff Initial Noteholders to counsel to the Debtors prior to the Confirmation Hearing; and (4) as provided in Article III.B.4(c)(i) of the Plan, the Holders of the Initial Notes will receive $5,000,000 in New Secured Notes that otherwise would have been distributed to the Holder of Affiliate Noteholder Notes. The recoveries set forth in this Article IV.A are made available pursuant to this settlement and Confirmation of the Plan shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code, of this settlement. On the Effective Date, the Debtors shall be authorized to file and shall file the stipulation of dismissal with the Supreme Court of the State of New York.

B.	Settlement With the 2017 Plaintiff Initial Noteholders

Pursuant to a settlement among the Debtors, the UTAC Parties, the TPG Entities, the Affinity Entities, and the 2017 Plaintiff Initial Noteholders: (1) the 2017 Plaintiff Initial Noteholders will dismiss the 2017 N.Y. Action with prejudice on the Effective Date; (2) all parties to the 2017 N.Y. Action will jointly execute a notice of dismissal, which will be in form and substance acceptable to the Debtors, the 2017 Plaintiff Initial Noteholders, and the Equity Parties and will be held in escrow pending occurrence of the Effective Date and filed promptly upon the occurrence of the Effective Date; and (3) as provided in Article III.B.4(c)(i) of the Plan, the Holders of the Initial Notes will receive $5,000,000 in New Secured Notes that otherwise would have been distributed to the Holder of Affiliate Noteholder Notes. Confirmation of the Plan shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code, of this settlement. On the Effective Date, the Debtors shall be authorized to file and shall file the notice of dismissal with the Supreme Court of the State of New York.

C.	Restructuring Transactions

On and after the Confirmation Date, the Debtors or the Reorganized Debtors, as applicable, may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, which transactions shall include: (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, reorganization, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms to which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution or other certificates or documentation for other transactions as described in clause (1), pursuant to applicable non-bankruptcy law; (4) the execution and delivery of the New Shareholders Agreement; (5) the execution and delivery of the New Indenture Documents, and the issuance and distribution of the New Secured Notes; (6) the issuance, distribution, reservation, or dilution, as applicable, of the Additional Noteholder Common Equity; and (7) all other actions that the Debtors determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with the Restructuring.

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D.	Sources of Consideration for Plan Distributions

Each distribution and issuance referred to in Article VI of the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments or other documents evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance. The issuance, distribution, or authorization, as applicable, of certain securities in connection with the Plan, including the New Secured Notes and the Additional Noteholder Common Equity, will be exempt from SEC registration, as described more fully in Article IV.E below.

1.	UMS

On the Effective Date: (a) TPG and Affinity will cause UTAC to take the necessary and appropriate corporate actions to authorize and issue the Additional Noteholder Common Equity to the Additional Noteholders (including the Affiliate Noteholder) in accordance with the Plan, and thereafter TPG and Affinity will directly or indirectly retain or receive, as applicable, collectively, 69 percent of the New Equity (which amount shall be in addition to, and not including, any New Equity to be distributed to the Affiliate Noteholder with respect to any Additional Notes held by the Affiliate Noteholder); (b) UMS and GATE will be operated as a combined enterprise with a single management team, owned by UTAC; and (c) and the assets of UMS, GATE, the other Debtors, and the other guarantors under the New Indenture shall serve as collateral to secure the New Secured Notes, as contemplated under the New Indenture Documents.

2.	Issuance and Distribution of the New Secured Notes

On the Effective Date, Reorganized GATE shall issue the New Secured Notes and the Reorganized Debtors shall enter into the New Indenture Documents. For purposes of making distributions under the Plan, Reorganized GATE shall, in furtherance of Article III of the Plan, distribute the New Secured Notes to the Additional Noteholders and the Initial Noteholders on the Effective Date.

3.	Issuance and Distribution of the Additional Noteholder Common Equity

On the Effective Date, parties to the New Shareholders Agreement shall execute and deliver the New Shareholders Agreement and TPG and Affinity shall cause UTAC to issue the Additional Noteholder Common Equity to the Holders of the Additional Notes. The Additional Noteholder Common Equity issued under the Plan shall be duly authorized, validly issued, fully paid, and non-assessable.

E.	Exemption from Registration Requirements

1.	Additional Noteholder Common Equity

The Additional Noteholder Common Equity will be offered, issued, and distributed without registration under the Securities Act or any similar law in reliance upon section 1145 of the Bankruptcy Code to the extent such exemption is available. Such Additional Noteholder Common Equity to be issued under the Plan are: (a) not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act; and (b) subject to the terms of the New Shareholders Agreement, are freely tradable and transferable by any initial recipient thereof that (i) is not an “affiliate” of the Debtors, as defined in Rule 144(a)(1) under the Securities Act, (ii) has not been such an “affiliate” within 90 days of such transfer, and (iii) is not an entity that is an “underwriter” as defined in section 1145(b) of the Bankruptcy Code. To the extent any Additional Noteholder Common Equity is not permitted to be issued under section 1145 of the Bankruptcy Code, such Additional Noteholder Common Equity will be issued under Section 4(a)(2) of the Securities Act and such Additional Noteholder Common Equity will be “restricted securities” as defined in Rule 144(a)(3) under the Securities Act. Should UTAC or the Reorganized Debtors elect on or after the Effective Date to reflect any ownership of the Additional Noteholder Common Equity to be issued under the Plan through the facilities of the DTC, UTAC, or the Reorganized Debtors, as applicable, need not provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of the Additional Noteholder Common Equity to be issued under the Plan under applicable securities laws. The DTC shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether the

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Additional Noteholder Common Equity to be issued under the Plan are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. Notwithstanding anything to the contrary in the Plan, no Entity (including, for the avoidance of doubt, the DTC) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the Additional Noteholder Common Equity to be issued under the Plan is exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. For the avoidance of doubt, all of the Additional Noteholder Common Equity shall be subject to the terms of the New Shareholders Agreement.

2.	New Secured Notes

The New Secured Notes (including any New Secured Notes issued pursuant to the Plan with respect to the Forbearance Fee) will be offered, issued, and distributed without registration under the Securities Act or any similar law in reliance upon section 1145 of the Bankruptcy Code to the extent such exemption is available. Such New Secured Notes to be issued under the Plan are: (a) not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act; and (b) subject to the terms of the New Indenture, are freely tradable and transferable by any initial recipient thereof that (i) is not an “affiliate” of the Debtors, as defined in Rule 144(a)(1) under the Securities Act, (ii) has not been such an “affiliate” within 90 days of such transfer, and (iii) is not an entity that is an “underwriter” as defined section 1145(b) of the Bankruptcy Code. To the extent any New Secured Notes are not permitted to be issued under section 1145 of the Bankruptcy Code, such New Secured Notes will be issued under Section 4(a)(2) of the Securities Act and such New Secured Notes will be “restricted securities” as defined in Rule 144(a)(3) under the Securities Act. Should UTAC or the Reorganized Debtors elect on or after the Effective Date to reflect any ownership of the New Secured Notes to be issued under the Plan through the facilities of the DTC, UTAC, or the Reorganized Debtors, as applicable, need not provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of the New Secured Notes to be issued under the Plan under applicable securities laws. The DTC shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether the New Secured Notes to be issued under the Plan are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. Notwithstanding anything to the contrary in the Plan, no Entity (including, for the avoidance of doubt, the DTC) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Secured Notes to be issued under the Plan is exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. For the avoidance of doubt, all of the New Secured Notes shall be subject to the terms of the New Indenture.

F.	Corporate Existence

Except as otherwise provided in the Plan, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as applicable, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended under the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable non-bankruptcy law).

G.	Corporate Action

Upon the Effective Date, all actions contemplated under the Plan shall be deemed authorized and approved in all respects, including: (1) adoption or assumption, as applicable, of the agreements with existing management; (2) selection of the directors, managers, and officers for the Reorganized Debtors; (3) implementation of the Restructuring; (4) the applicable Reorganized Debtors’ entry into the New Indenture Documents; and (5) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, as applicable, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, managers, or officers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the

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Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the New Indenture Documents, and any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by Article V.I of the Plan shall be effective notwithstanding any requirements under non-bankruptcy law.

H.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan, or in any agreement, instrument, or other document incorporated into the Plan (including with respect to Liens securing obligations under the New Indenture Documents and the Liens securing obligations on account of any Other Secured Claims that are Reinstated pursuant to the Plan), on the Effective Date, all property in each Debtor’s Estate, all Causes of Action of the Debtors, and any property acquired by any of the Debtors under the Plan, shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules.

I.	Cancellation of Notes, Instruments, Certificates, and Other Documents

On the Effective Date, except to the extent otherwise provided herein, all notes, instruments, certificates, and other documents evidencing Claims or Interests, including, for the avoidance of doubt, the Initial Notes Claims and the Additional Notes Claims, shall be cancelled and the obligations of the Debtors or the Reorganized Debtors and any non-Debtor Affiliates thereunder or in any way related thereto shall be discharged; provided that, notwithstanding Confirmation or the occurrence of the Effective Date, any credit document or agreement that governs the rights of the Holder of a Claim or Interest shall continue in effect solely for purposes of (a) allowing Holders of Allowed Claims to receive distributions under the Plan and (b) allowing and preserving the rights of the Indenture Trustee and any agent or representative of Holders of Claims or Interests, as applicable, to make distributions on account of Allowed Claims, as provided herein.

J.	Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors, and the officers and members of the boards of directors and managers thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan in the name and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents, except for those expressly required under the Plan.

K.	Exemptions from Certain Taxes and Fees

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to either a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or the Reorganized Debtors, including the New Secured Notes and the Additional Noteholder Common Equity; (2) the Restructuring; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; (5) the grant of collateral as security for any or all of the New Secured Notes; or (6) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate governmental officials or agents shall forego the collection of any such tax

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or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(c) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

L.	Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue any and all of their respective Causes of Action, whether arising before or after the Petition Date, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action specifically released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII of the Plan, which Causes of Action shall be deemed released and waived by the Debtors and Reorganized Debtors as of the Effective Date.

The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against it. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity. Unless any Cause of Action against an Entity is expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or by a Final Order of the Bankruptcy Court, the Reorganized Debtors expressly reserve all Causes of Action for later adjudication and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of Confirmation or Consummation.

M.	Payment of Certain Fees and Expenses

Without any further notice to, or action, order, or approval of the Bankruptcy Court, the Debtors or Reorganized Debtors, as applicable, shall pay, on the Effective Date, all then-outstanding reasonable and documented unpaid fees and expenses incurred on or before the Effective Date by all of the attorneys, advisors, and other professionals payable under the Restructuring Support Agreement and the Plan, which shall include, without limitation, all reasonable and documented fees and out-of-pocket expenses (including travel costs and expenses), regardless of whether such fees and expenses were incurred prepetition or postpetition, of: (1) the members of the Milbank Initial Noteholder Ad Hoc Group, the Dechert Initial Noteholder Ad Hoc Group, and the Additional Noteholder Ad Hoc Group and their respective counsel advising on the Restructuring (including the Noteholder Foreign and Collateral Counsel); (2) Milbank, Tweed, Hadley & McCloy LLP, as primary U.S. counsel to the Milbank Initial Noteholder Ad Hoc Group; (3) Drew & Napier, as primary Singapore counsel to the Milbank Initial Noteholder Ad Hoc Group; (4) PJT Partners LP, as financial advisor to the Milbank Initial Noteholder Ad Hoc Group; (5) Ropes & Gray LLP, as primary U.S. counsel to the Additional Noteholder Ad Hoc Group; (6) local counsel retained by the Additional Noteholder Ad Hoc Group; (7) Houlihan Lokey, as financial advisor to the Additional Noteholder Ad Hoc Group; (8) Dechert LLP, as primary U.S. counsel to the Dechert Initial Noteholder Ad Hoc Group; (9) Lowenstein Sandler LLP, as counsel to certain Consenting Initial Noteholders in the N.Y. Litigation Proceedings; and (10) Brown Rudnick LLP, as counsel to certain Consenting Initial Noteholders in the N.Y. Litigation Proceedings. The Debtors will also pay or reimburse on the Effective Date any outstanding fees and expenses of the Indenture Trustee, whether or not such fees and expenses were incurred prepetition or postpetition, to the extent provided under the Indenture. On and as of the Effective Date, the foregoing obligations will be assumed and irrevocable and will survive the effectiveness of the Plan.

N.	Wind Down of the Shanghai Business

Without any further notice to, or action, order, or approval of the Bankruptcy Court, the Debtors or the Reorganized Debtors, as applicable, shall wind down the affairs of Debtor UTAC (Shanghai) Co., Ltd. and undertake certain related actions in connection therewith, including transferring certain useable equipment to other

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Debtors or non-Debtor Affiliates, selling the remaining usable equipment and any unrepairable, old, and/or obsolete equipment to third parties, terminating Debtor UTAC (Shanghai) Co., Ltd.’s remaining employees and making separation payments to such employees, and engaging certain agents, brokers, auctioneers, and liquidators to perform certain functions in connection with the wind down.

ARTICLE V

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided in the Plan or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, all Executory Contracts and Unexpired Leases shall be deemed assumed, without the need for any further notice to, or action, order, or approval of the Bankruptcy Court, as of the Effective Date under section 365 of the Bankruptcy Code; provided that the Restructuring Support Agreement shall be deemed assumed as of the Confirmation Date; provided, further, that upon the occurrence of the Effective Date, the Restructuring Support Agreement will terminate in accordance with Section 8 thereof.

Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the assumptions or assumption and assignment, as applicable, of such Executory Contracts or Unexpired Leases as set forth in the Plan, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated, assumptions or assumptions and assignments of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order, but not assigned to a third party before the Effective Date, shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law.

To the maximum extent permitted by law, to the extent that any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.

B.	Cure of Defaults and Objections to Cure and Assumption

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or in the ordinary course of business, subject to the limitation described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. In the event of a dispute regarding (1) the amount of any payments to cure such a default, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption and shall not prevent or delay implementation of the Plan or the occurrence of the Effective Date.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise, and payment of the applicable cure amount, shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any proof of claim filed with respect to an Executory Contract or Unexpired Lease that is assumed shall be deemed disallowed and expunged, without further notice to or action, order or approval of the Bankruptcy Court.

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C.	Insurance Policies

Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, shall be treated as Executory Contracts under the Plan. Unless otherwise provided in the Plan, on the Effective Date, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims.

D.	Indemnification Provisions

On and as of the Effective Date, the Indemnification Provisions will be assumed and irrevocable and will survive the effectiveness of the Plan, and the Reorganized Debtors’ governance documents will provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to the Debtors’ and the Reorganized Debtors’ current and former directors, officers, employees, and agents to the fullest extent permitted by law and at least to the same extent as the organizational documents of each of the respective Debtors on the Petition Date, against any claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted. None of the Reorganized Debtors will amend and/or restate their respective governance documents before or after the Effective Date to terminate or adversely affect any of the Reorganized Debtors’ obligations to provide such indemnification rights or such directors,’ officers,’ employees,’ or agents’ indemnification rights.

On and as of the Effective Date, any of the Debtors’ indemnification obligations with respect to any contract or agreement that is the subject of or related to any litigation against the Debtors or Reorganized Debtors, as applicable, shall be assumed by the Reorganized Debtors and otherwise remain unaffected by the Chapter 11 Cases.

E.	Director, Officer, Manager, and Employee Liability Insurance

On or before the Effective Date, the Debtors, on behalf of the Reorganized Debtors, shall be authorized to and shall purchase and maintain directors, officers, managers, and employee liability tail coverage for the six (6)-year period following the Effective Date for the benefit of the Debtors’ current and former directors, managers, officers, and employees on terms no less favorable to such Persons than their existing coverage under the D&O Liability Insurance Policies with available aggregate limits of liability upon the Effective Date of no less than the aggregate limit of liability under the existing D&O Liability Insurance Policies.

After the Effective Date, none of the Debtors or the Reorganized Debtors shall terminate or otherwise reduce the coverage under any such policies (including, if applicable, any “tail policy”) with respect to conduct occurring on or prior to the Effective Date, and all officers, directors, managers, and employees of the Debtors who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of any such policy for the full six-year term of such policy regardless of whether such officers, directors, managers, or employees remain in such positions after the Effective Date.

On and after the Effective Date, each of the Reorganized Debtors shall be authorized to purchase a directors’ and officers’ liability insurance policy for the benefit of their respective directors, members, trustees, officers, and managers in the ordinary course of business.

F.	Employee and Retiree Benefits

Except as otherwise provided in the Plan, on and after the Effective Date, subject to any Final Order, and without limiting any authority provided to the officers and members of the boards of directors and managers under the Debtors’ respective formation and constituent documents, the Reorganized Debtors shall: (1) amend, adopt, assume, and/or honor in the ordinary course of business any contracts, agreements, policies, programs, and plans, in accordance with their respective terms, for, among other things, compensation, including any incentive plans, health care benefits, disability benefits, deferred compensation benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance, and accidental death and dismemberment insurance for the directors, officers, and employees of any of the Debtors who served in such capacity from and after the Petition

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Date; and (2) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising prior to the Petition Date and not otherwise paid pursuant to a Bankruptcy Court order; provided that the Consummation of the transactions contemplated in the Plan shall not constitute a “change in control” with respect to any of the foregoing arrangements. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

G.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease.

H.	Reservation of Rights

Except with respect to the Restructuring Support Agreement, nothing contained in the Plan or the Plan Supplement shall constitute an admission by the Debtors or any other party that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the Debtors or the Reorganized Debtors, as applicable, shall have thirty (30) calendar days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease, including by rejecting such contract or lease nunc pro tunc to the Confirmation Date.

I.	Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code, unless such deadline(s) have expired.

J.	Contracts and Leases Entered Into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor, and any Executory Contracts and Unexpired Leases assumed by any Debtor, may be performed by the applicable Reorganized Debtor in the ordinary course of business.

ARTICLE VI

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in the Plan, on the Effective Date the Debtors shall distribute the full amount of the distributions that the Plan provides for Allowed Additional Notes Claims and Allowed Initial Notes Claims and all other Holders of Allowed Claims or Interests shall receive on the Effective Date (or, if a Claim or Interest is not an Allowed Claim or Interest on the Effective Date, on the date that such Claim becomes an Allowed Claim or Interest), or as soon as reasonably practicable thereafter, the full amount of the distributions that the Plan provides for such Allowed Claims and Interests in each applicable Class, in the manner provided in the Plan. If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are any Disputed Claims or Interests, distributions on account of any such Disputed Claims or Interests shall be made pursuant to the provisions set forth in Article VII of the Plan.

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B.	Distributions on Account of Obligations of Multiple Debtors

For all purposes associated with distributions under the Plan, if an obligation of a Debtor is guaranteed by any other Debtor, or if any Debtor is jointly (or jointly and severally) liable on any obligation with any other Debtor, such guarantee or joint liability shall be deemed eliminated upon the receipt by the obligee of the treatment afforded to the primary obligation in accordance with the terms of this Plan, so that any obligation that could otherwise be asserted against more than one (1) Debtor shall result in a single distribution under the Plan; provided that Claims held by a single Entity at different Debtors that are not based on guarantees or joint and several liability shall be entitled to the applicable distribution for such Claim by each applicable Debtor. Any such Claims shall be released and discharged pursuant to Article VIII of the Plan and shall be subject to all potential objections, defenses, and counterclaims, and to estimation pursuant to section 502(c) of the Bankruptcy Code. For the avoidance of doubt, this shall not affect (i) the obligation of each and every Debtor to pay the U.S. Trustee’s fees until such time as a particular Chapter 11 Case is closed, dismissed, or converted; (ii) any obligations of the Debtors or the Reorganized Debtors under the Restructuring Support Agreement; (iii) any obligations of the Reorganized Debtors under the New Indenture Documents; and/or (iv) any obligations of UTAC under the New Shareholders Agreement.

C.	Distribution Agent

Except as otherwise provided in the Plan, all distributions under the Plan shall be made by the Distribution Agent on the Effective Date. The Distribution Agent shall not be required to give any bond, surety, or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

D.	Rights and Powers of the Distribution Agent

1.	Powers of the Distribution Agent

The Distribution Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated by the Plan; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Distribution Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the provisions of the Plan.

2.	Expenses Incurred On or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and out-of-pocket expenses incurred by the Distribution Agent on or after the Effective Date (including taxes) and any reasonable compensation and out-of-pocket expense reimbursement claims (including reasonable, actual, and documented attorney and/or other professional fees and expenses) made by the Distribution Agent shall be paid in Cash by the Reorganized Debtors.

E.	Delivery of Distributions

1.	Delivery of Distributions in General

Distributions under the Plan to Holders of Initial Notes Claims and Additional Notes Claims pursuant to Articles III.B.3 and III.B.4 of the Plan shall not be subject to any distribution record date or similar limitation. Subject to Article VI of the Plan, distributions on account of Allowed Claims shall not be subject to levy, garnishment, attachment, or like legal process, so that each Holder of an Allowed Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan. The Debtors, the Reorganized Debtors, and the Distribution Agent, as applicable, shall not incur any liability whatsoever on account of any action taken, or inaction, in connection with making distributions under and in accordance with the terms of the Plan; provided,

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however, that without limiting the effect of Article VIII of the Plan, the foregoing provision will have no effect on the liability of such party that would otherwise result from any such action or inaction to the extent that such action or inaction is determined in a Final Order to have constituted fraud, theft, gross negligence, or willful misconduct.

2.	Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Distribution Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest on such distribution; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six (6) months from the later of (a) the Effective Date; and (b) the date of the attempted distribution. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable non-bankruptcy escheat, abandoned, or unclaimed property laws to the contrary), and the claim of any Holder to such property or interest in property shall be discharged and forever barred.

3.	No Fractional Distributions

No fractional notes or shares, as applicable, of the New Secured Notes or the Additional Noteholder Common Equity shall be distributed, and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an applicable Allowed Claim would otherwise result in the issuance of a number of notes or shares, as applicable, of the New Secured Notes or the Additional Noteholder Common Equity that is not a whole number, the actual distribution of notes or shares, as applicable, of the New Secured Notes or the Additional Noteholder Common Equity shall be rounded as follows: (a) fractions of one-half ( 1⁄2) or greater shall be rounded to the next higher whole number; and (b) fractions of less than one-half ( 1⁄2) shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized notes and shares, as applicable, of New Secured Notes or Additional Noteholder Common Equity shall be adjusted as necessary to account for the foregoing rounding.

F.	Manner of Payment

At the option of the Distribution Agent, any Cash payment to be made under the Plan may be made by check or wire transfer, or as otherwise required or provided in applicable agreements.

G.	Compliance Matters

In connection with the Plan, to the extent applicable, the Reorganized Debtors and the Distribution Agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, Liens, and encumbrances.

H.	No Postpetition or Default Interest on Claims

Unless otherwise specifically provided for in the Plan, the Cash Collateral Orders, or the Confirmation Order, and notwithstanding any documents that govern the Debtors’ prepetition indebtedness to the contrary: (1) postpetition and/or default interest shall not accrue or be paid on any Claims; and (2) no Holder of a Claim shall be entitled to (a) interest accruing on or after the Petition Date on any such Claim, or (b) interest at the contract default rate, as applicable. For the avoidance of doubt, this provision shall not reduce, impact, or otherwise affect any obligation of the Reorganized Debtors with respect to any interest payable pursuant to the terms of the New Secured Notes.

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I.	Allocation Between Principal and Accrued Interest

Except as otherwise provided in the Plan, the aggregate consideration paid to Holders with respect to their Allowed Claims shall be treated pursuant to the Plan as allocated first to the principal amount of such Allowed Claims (to the extent thereof) and, thereafter, to the interest, if any, on such Allowed Claim accrued through the Effective Date.

J.	Setoffs and Recoupment

Except as otherwise expressly provided for herein, each Reorganized Debtor, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim, may set off against or recoup any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), any Claims, rights, and Causes of Action of any nature that such Debtor or the Reorganized Debtor, as applicable, may hold against the Holder of such Allowed Claim, to the extent such Claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided that neither the failure to effectuate such a setoff or recoupment nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Reorganized Debtor of any such Claims, rights, and Causes of Action that such Reorganized Debtor may possess against such Holder.

K.	Claims Paid or Payable by Third Parties

1.	Claims Paid by Third Parties

A Claim shall be reduced dollar-for-dollar, and such Claim shall be disallowed in a commensurate amount without an objection to such Claim having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives any payment on account of such Claim from a party that is not a Debtor or Reorganized Debtor. To the extent that a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall repay, return, or deliver any distribution held by or transferred to the Holder to the applicable Reorganized Debtor to the extent that the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.

2.	Claims Payable by Third Parties

The availability, if any, of insurance policy proceeds for the satisfaction of an Allowed Claim shall be determined by the terms of the insurance policies of the Debtors or Reorganized Debtors, as applicable. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged to the extent of any agreed upon satisfaction by the Solicitation Agent without a Claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.	Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy or policies. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained in the Plan constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

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ARTICLE VII

PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND INTERESTS

A.	Disputed Claims Process

Holders of Claims and Interests need not file a Proof of Claim with the Bankruptcy Court and shall be subject to the Bankruptcy Court process only to the extent provided in the Plan. On and after the Effective Date, except as otherwise provided in the Plan, all Allowed Claims shall be paid in the ordinary course of business of the Reorganized Debtors. If the Debtors or Reorganized Debtors dispute any Claim or Interest, such dispute shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced; provided that the Debtors or Reorganized Debtors may elect, at their sole option, to object to any Claim (other than Claims expressly Allowed by the Plan) and to have the validity or amount of any Claim adjudicated by the Bankruptcy Court; provided, further, that Holders of Claims and Administrative Claims may elect to resolve the validity or amount of any Claim in the Bankruptcy Court. If a Holder makes such an election, the Bankruptcy Court shall apply the law that would have governed the dispute if the Chapter 11 Cases had not been filed. Notwithstanding anything in this Article V.II.A (1) all disputes regarding the amount of any cure pursuant to section 365 of the Bankruptcy Code, and (2) Claims that the Debtors seek to have determined by the Bankruptcy Court, shall, in all cases, be determined by the Bankruptcy Court; provided that any Claim under a New Indenture Document shall be subject solely to the jurisdiction and choice of forum provisions therein.

B.	Claims Administration Responsibilities

Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority to: (1) file, withdraw, or litigate to judgment, any objections to Claims or Interests; and (2) settle or compromise any Disputed Claim or Interest without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided in the Plan, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to Article IV.L of the Plan.

C.	Estimation of Claims and Interests

Before or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim or Interest that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim or Interest, including during the litigation of any objection to any Claim or Interest or during the appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim or Interest, that estimated amount shall constitute a maximum limitation on such Claim or Interest for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest.

D.	Adjustment to Claims Without Objection

Any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged by the Reorganized Debtors without the Reorganized Debtors having to file an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest, and without any further notice to or action, order, or approval of the Bankruptcy Court.

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E.	No Distributions Pending Allowance

Notwithstanding any other provision hereof, if any portion of a Claim or Interest is a Disputed Claim or Interest, as applicable, no payment or distribution provided hereunder shall be made on account of such Claim or Interest unless and until such Disputed Claim or Interest becomes an Allowed Claim or Interest.

F.	Distributions After Allowance

To the extent that a Disputed Claim or Interest ultimately becomes an Allowed Claim or Interest, distributions (if any) shall be made to the Holder of such Allowed Claim or Interest in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Interest becomes a Final Order, the Distribution Agent shall provide to the Holder of such Claim or Interest the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim or Interest.

G.	No Interest

Interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

ARTICLE VIII

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Compromise and Settlement of Claims, Interests, and Controversies

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against, and Interests in, the Debtors and their Estates and Causes of Action against other Entities.

B.	Discharge of Claims

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the Confirmation Order, or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever against, whether known or unknown (including any interest accrued on Claims or Interests from and after the Petition Date), liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a proof of claim based upon such debt or right is filed or deemed filed pursuant to section 501 of

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the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date.

C.	Release of Liens

Except (1) with respect to the Liens securing the New Secured Notes and Other Secured Claims that are Reinstated pursuant to the Plan or (2) as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other Security Interests against any property of the Estates and, subject to the consummation of the applicable distributions contemplated in the Plan, shall be fully released and discharged, and the Holders of such mortgages, deeds of trust, Liens, pledges, or other Security Interests shall execute such documents as may be reasonably requested by the Debtors or the Reorganized Debtors, as applicable, to reflect or effectuate such releases, and all of the right, title, and Interest of any Holders of such mortgages, deeds of trust, Liens, pledges, or other Security Interests shall revert to the Reorganized Debtor and its successors and assigns.

D.	Debtor Release

Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, as of the Effective Date, the Debtors and their Estates, the Reorganized Debtors, and each of their respective current and former Affiliates hereby conclusively, absolutely, unconditionally, irrevocably, and forever releases, waives, and discharges, and shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released, waived and discharged the Released Parties from any and all claims, interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever (including any derivative claims asserted or that may be asserted on behalf of the Debtors or their Estates or their Affiliates in their own right, whether individually or collectively, or on behalf of the Holder of any claim or interest or other |Entity, and claims and Causes of Action with respect to the Senior Secured Notes, the Exchange, and any transaction arising under, or relating to, the Intercreditor Agreement, the N.Y. Litigation Proceedings, the Restructuring, or the Plan), whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity, or otherwise, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, or the Reorganized Debtors, the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors, the business or contractual arrangement between any Debtor and any Released Party, the subject matter of, or the transactions or events giving rise to any claim or interest that is treated in the Plan, the formulation, preparation, dissemination, negotiation, of the Restructuring Support Agreement, the Plan, the Disclosure Statement, or any other action or transaction relating in any way to any of the foregoing, any contract, instrument, release, or other agreement or document related to, created or entered into in connection with the Plan, the Disclosure Statement, the Restructuring Support Agreement, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan, or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to the foregoing. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

E.	Third-Party Release

As of the Effective Date, for good and valuable consideration, each Releasing Party, regardless of whether any Releasing Party consents to this “Third-Party Release,” to the greatest extent permitted by applicable law, hereby forever releases and discharges, and is deemed to have forever released and discharged each Released Party from any and all claims, interests, obligations, rights, suits, damages, remedies, liabilities, and Causes of Action, whether known or unknown, liquidated or contingent, foreseen or

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unforeseen, existing or hereafter arising, in law, equity, or otherwise, arising from the beginning of time through the Effective Date, including, without limitation, that such Entity would have been legally entitled to assert based on or related to the N.Y. Litigation Proceedings, as well as based on or relating to, in any manner arising from, in whole or in part, the Senior Secured Notes, the Exchange, and any transactions arising under, or relating to, the Intercreditor Agreement, the Restructuring, or the Plan, as well as all other claims and Causes of Action (including claims and Causes of Action based on or relating to the Senior Secured Notes, the Exchange, and any transactions arising under, or relating to, the Intercreditor Agreement, the N.Y. Litigation Proceedings, the Restructuring, or the Plan), whether known or unknown, including any derivative claims asserted or capable of being asserted by or on behalf of the Debtors or the Reorganized Debtors, or their Estates or Affiliates, or any other Releasing Party, as applicable, that such Entity would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of the Holder of any claim or interest, based on or relating to, or in any manner arising from or in connection with, in whole or in part, the Debtors or the Reorganized Debtors, or any other Releasing Party, the Restructuring Support Agreement, the Disclosure Statement, the Plan, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors, the business or contractual arrangements between any Debtor and any Released Party, the subject matter of, or the transactions or events giving rise to any claim or interest that is treated in the Plan, the formulation, preparation, dissemination, and negotiation, of the Plan, the Disclosure Statement, or any other action or transaction relating in any way to any of the foregoing, any contract, instrument, release, or other agreement or document related to, created or entered into in connection with the Plan, the Disclosure Statement, the Restructuring Support Agreement, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan, or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to the foregoing. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (1) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or (2) the claims of any Initial Noteholder or Additional Noteholder against any other Initial Noteholder, Additional Noteholder, predecessor Initial Noteholder, or predecessor Additional Noteholder under any post-Exchange agreement between or among such parties and as to which the Debtors are not parties, which claims are expressly reserved.

F.	Exculpation

Except as otherwise specifically and expressly provided in the Plan, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby released and exculpated from, any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, in whole or in part, the Debtors, the formulation, preparation, dissemination, negotiation, of the Restructuring Support Agreement, the Plan, the Disclosure Statement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Plan, the Disclosure Statement, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan, or any other related agreement. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of, and distribution of, consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan; provided that, the foregoing “Exculpation” shall be limited to the extent permitted in section 1125(e) of the Bankruptcy Code. Notwithstanding anything to the contrary in the foregoing, the exculpation set forth above does not release or exculpate any claim relating to (1) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or (2) the claims of any Initial Noteholder or Additional Noteholder against any predecessor Initial Noteholder or Additional Noteholder that is a party to any post-Exchange agreement with such Initial Noteholder or Additional Noteholder in connection with the transfer or trading of Initial Notes or Additional Notes, which claims are expressly reserved.

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G.	Injunction

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PLAN OR FOR OBLIGATIONS ISSUED OR REQUIRED TO BE PAID PURSUANT TO THE PLAN OR THE CONFIRMATION ORDER, ALL ENTITIES THAT HAVE HELD, HOLD, OR MAY HOLD CLAIMS OR INTERESTS THAT HAVE BEEN RELEASED PURSUANT TO THE PLAN (INCLUDING ANY CLAIMS ASSERTED IN CONNECTION WITH, OR THAT COULD HAVE BEEN ASSERTED IN CONNECTION WITH, THE N.Y. LITIGATION PROCEEDING), SHALL BE DISCHARGED PURSUANT TO THE PLAN, OR ARE SUBJECT TO EXCULPATION PURSUANT TO THE PLAN, ARE PERMANENTLY ENJOINED, FROM AND AFTER THE EFFECTIVE DATE, FROM TAKING ANY OF THE FOLLOWING ACTIONS AGAINST, AS APPLICABLE, THE DEBTORS, THE REORGANIZED DEBTORS, OR THE RELEASED PARTIES: (I) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS (INCLUDING WITH RESPECT TO THE EXCHANGE PURSUANT TO WHICH THE ADDITIONAL NOTES WERE ISSUED); (II) ENFORCING, ATTACHING, COLLECTING, OR RECOVERING BY ANY MANNER OR MEANS ANY JUDGMENT, AWARD, DECREE, OR ORDER AGAINST SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (III) CREATING, PERFECTING, OR ENFORCING ANY LIEN OR ENCUMBRANCE OF ANY KIND AGAINST SUCH ENTITIES OR THE PROPERTY OR THE ESTATES OF SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (IV) ASSERTING ANY RIGHT OF SETOFF, SUBROGATION, OR RECOUPMENT OF ANY KIND AGAINST ANY OBLIGATION DUE FROM SUCH ENTITIES OR AGAINST THE PROPERTY OF SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS UNLESS SUCH ENTITY HAS TIMELY ASSERTED SUCH SETOFF RIGHT IN A DOCUMENT FILED WITH THE BANKRUPTCY COURT EXPLICITLY PRESERVING SUCH SETOFF, AND NOTWITHSTANDING AN INDICATION OF A CLAIM OR INTEREST OR OTHERWISE THAT SUCH ENTITY ASSERTS, HAS, OR INTENDS TO PRESERVE ANY RIGHT OF SETOFF PURSUANT TO APPLICABLE LAW OR OTHERWISE; AND (V) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS RELEASED OR SETTLED PURSUANT TO THE PLAN.

H.	Protection Against Discriminatory Treatment

In accordance with section 525 of the Bankruptcy Code, and consistent with paragraph 2 of Article VI of the United States Constitution, no Governmental Unit shall discriminate against any Reorganized Debtor, or any Entity with which a Reorganized Debtor has been or is associated, or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because such Reorganized Debtor was a Debtor under chapter 11, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before such Debtor was granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

I.	Recoupment

In no event shall any Holder of a Claim be entitled to recoup such claim against any Claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any proof of Claim or otherwise that such Holder asserts, or has or intends to preserve, any right of recoupment.

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J.	Reimbursement or Contribution

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the Effective Date, such Claim shall be forever disallowed notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Effective Date (1) such Claim has been adjudicated as noncontingent, or (2) the relevant Holder of a Claim has filed a noncontingent proof of claim on account of such Claim and a Final Order has been entered determining such Claim as no longer contingent.

K.	Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases (pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court) and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

L.	Document Retention

On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

ARTICLE IX

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

A.	Conditions Precedent to the Effective Date

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to Article IX.B of the Plan:

1. the Bankruptcy Court shall have entered the Confirmation Order;

2. the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan, including signature pages executed by all required parties of the notices or stipulations of dismissal of the 2014 N.Y. Action and the 2017 N.Y. Action, respectively, to be held in escrow pending occurrence of the Effective Date;

3. all Accrued Professional Compensation Claims and expenses of retained Professionals required to be approved by the Bankruptcy Court shall have been paid in full or amounts sufficient to pay such fees and expenses after the Effective Date have been placed in the Professional Fee Escrow Account pending approval by the Bankruptcy Court;

4. the Cash Collateral Orders shall be in full force in effect and the Debtors shall be in compliance therewith;

5. the Restructuring Support Agreement shall not have been terminated and shall be in full force and effect, and the Debtors shall be in compliance therewith;

6. the New Secured Notes shall have been issued under the New Indenture and the Debtors and UTAC shall have delivered all security documents required under the New Indenture Documents in order for such security documents to become effective;

7. the New Shareholders Agreement shall have been executed by all parties thereto;

8. UTAC shall have issued the Additional Noteholder Common Equity;

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9. all new organization documents of UTAC (including certificates or articles of incorporation, bylaws, or other applicable formation and governance documents) shall be in full force and effect;

10. UMS shall have guaranteed the New Secured Notes in a manner consistent with the Plan and the Restructuring Support Agreement; and

11. all reasonable and documented unpaid fees and expenses incurred on or before the Effective Date by all of the attorneys, advisors, and other professionals payable under the Restructuring Support Agreement, the Cash Collateral Orders, and to the Indenture Trustee, shall have been paid.

B.	Waiver of Conditions Precedent

The Debtors (with the consent of the Required Consenting Noteholders and each Equity Party) may waive any of the conditions to the Effective Date set forth in Article IX.A of the Plan at any time without any notice to any other parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action other than proceeding to confirm and consummate the Plan.

C.	Substantial Consummation

“Substantial consummation” of the Plan, as defined in section 1101(2) of the Bankruptcy Code, with respect to any of the Debtors, shall be deemed to occur on the Effective Date with respect to such Debtor.

D.	Effect of Non-Occurrence of Conditions to Consummation

If the Effective Date does not occur with respect to any of the Debtors, the Plan shall be null and void in all respects with respect to such Debtor, and nothing contained in the Plan, the Confirmation Order, or the Disclosure Statement shall: (1) constitute a waiver or release of any claims by, or Claims against or Interests in, such Debtors; (2) prejudice in any manner the rights of such Debtors, any Holders of a Claim or Interest, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by such Debtors, any Holders, or any other Entity in any respect. In such case (a) the parties to the Restructuring Support Agreement may pursue their rights under the Restructuring Support Agreement, including with respect to the N.Y. Litigation Proceedings, and (b) the parties to the N.Y. Litigation Proceedings that are parties to the Restructuring Support Agreement shall collectively move the New York State Supreme Court to reinstate such proceedings as to each defendant as to whom such litigation is not stayed by the Bankruptcy Code or an order of the Bankruptcy Court.

ARTICLE X

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification of the Plan

Subject to the limitations contained in the Plan and the Restructuring Support Agreement, the Debtors reserve the right to modify the Plan and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan and the Restructuring Support Agreement, the Debtors expressly reserve their rights to alter, amend, or modify materially the Plan, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.

B.	Effect of Confirmation on Plan Modifications

Entry of the Confirmation Order shall constitute approval of all modifications to the Plan occurring after the solicitation thereof pursuant to section 1127(a) of the Bankruptcy Code and a finding that such modifications to the Plan do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

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C.	Revocation or Withdrawal of the Plan

The Debtors reserve the right to revoke or withdraw the Plan before the Confirmation Date and to file subsequent chapter 11 plans. If the Debtors revoke or withdraw the Plan, or if the Confirmation Date or the Effective Date does not occur, then: (1) the Plan will be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant hereto will be null and void in all respects; and (3) nothing contained in the Plan shall (a) constitute a waiver or release of any Claims, Interests, or Causes of Action, (b) prejudice in any manner the rights of any Debtor or any other Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Entity.

ARTICLE XI

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order or the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Claim or Interest and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2. decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3. resolve any matters related to Executory Contracts or Unexpired Leases;

4. ensure that distributions to Holders of Allowed Claims and Interests are accomplished pursuant to the provisions of the Plan and adjudicate any and all disputes arising from or relating to distributions under the Plan;

5. adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6. enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of (a) contracts, instruments, releases, indentures, and other agreements or documents approved by a Final Order in the Chapter 11 Cases, and (b) the Plan, the Confirmation Order, and contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan;

7. enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

8. grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

9. adjudicate, decide, or resolve any and all matters related to the Restructuring;

10. adjudicate, decide, or resolve any and all matters related to enforcement of the Restructuring Support Agreement;

11. issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

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12. resolve any cases, controversies, suits, disputes, Causes of Action, or any other matters that may arise in connection with the Consummation, interpretation, or enforcement of the Plan, the Disclosure Statement, the Confirmation Order, or the Restructuring, or any Entity’s obligations incurred in connection with the foregoing, including disputes arising under agreements, documents, or instruments executed in connection with the Plan, the Disclosure Statement, the Confirmation Order, or the Restructuring;

13. hear, determine, and resolve any cases, matters, controversies, suits, disputes, or Causes of Action in connection with or in any way related to the Chapter 11 Cases, including: (a) with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or an Interest for amounts not timely repaid pursuant to Article VI.K.1 of the Plan; (b) with respect to the releases, injunctions, and other provisions contained in Article VIII of the Plan, including entry of such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions; (c) anything that may arise in connection with the Consummation, interpretation, implementation, or enforcement of the Plan, the Confirmation Order, and, subject to any applicable forum selection clauses, contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan; or (d) related to section 1141 of the Bankruptcy Code;

14. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

15. consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

16. hear and determine matters concerning taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

17. enter an order or Final Decree concluding or closing the Chapter 11 Cases;

18. enforce all orders previously entered by the Bankruptcy Court; and

19. hear any other matter not inconsistent with the Bankruptcy Code.

As of the Effective Date, notwithstanding anything in this Article XI to the contrary, the New Indenture Documents shall be governed by the jurisdictional provisions therein and the Bankruptcy Court shall not retain jurisdiction with respect thereto.

ARTICLE XII

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

Subject to Article IX.A hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

B.	Additional Documents

On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims and Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

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C.	Reservation of Rights

None of the filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

D.	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

E.	Service of Documents

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided in the Plan, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

If to the Debtors:

Global A&T Electronics Ltd.

11 Martine Avenue, 12th Floor

White Plains, New York 10606

Attention: Michael E. Foreman

E-mail: Michael_Foreman@utacgroup.com

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Facsimile: (312) 862-2200

Attention: Patrick J. Nash Jr., P.C., Gregory F. Pesce, and Laura E. Krucks

E-mail: patrick.nash@kirkland.com, gregory.pesce@kirkland.com, and laura.krucks@kirkland.com

If to an Initial Noteholder that is a member of the Milbank Initial Ad Hoc Noteholder Group, or a transferee thereof, to the addresses or facsimile numbers set forth below following such Initial Noteholder’s signature page to the Restructuring Support Agreement (or as directed by any transferee thereof), as the case may be, with a copy (which shall not constitute notice) to:

Milbank, Tweed, Hadley & McCloy LLP

28 Liberty Street

New York, New York 10005-1413

Facsimile: (212) 530-5000

Attention: Dennis F. Dunne, Abhilash M. Raval, Brian Kinney, and Michael W. Price

E-mail: ddunne@milbank.com, araval@milbank.com, bkinney@milbank.com, and mprice@milbank.com

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If to an Initial Noteholder that is a member of the Dechert Initial Ad Hoc Noteholder Group or a transferee thereof, to the addresses or facsimile numbers set forth below following such Initial Noteholder’s signature page to the Restructuring Support Agreement (or as directed by any transferee thereof), as the case may be, with a copy (which shall not constitute notice) to:

Dechert LLP

1095 Avenue of the Americas

New York, New York 10036-6797

Facsimile: (212) 698-3599

Attention: Michael J. Sage, Brian E. Greer, and Janet M. Doherty

E-mail: michael.sage@dechert.com, brian.greer@dechert.com, and janet.doherty@dechert.com

If to an Additional Noteholder or a transferee thereof, other than the Affiliate Noteholder, to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036-8704

Facsimile: (212) 596-9090

Attention: Gregg Galardi, Stephen Moeller-Sally, and Daniel Anderson

E-mail: gregg.galardi@ropesgray.com, ssally@ropesgray.com, and daniel.anderson@ropesgray.com

If to a UTAC Party:

22 Ang Mo Kio Industrial Park 2

Singapore 569506

Attention: John Nelson

Email: john_nelson@utacgroup.com

If to any TPG Entity:

80 Raffles Place

#15-01 UOB Plaza 1

Singapore 048624

Attention: Dominic Picone

Email: dpicone@tpg.com

With a copy (which shall not consitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention: James Bromley and Benjamin Beller

E-mail: jbromley@cgsh.com and bbeller@cgsh.com

If to any Affinity Entity other than the Affiliate Noteholder:

Jade Electronics Holdings

c/o Walkers Corporate Limited

Cayman Corporate Centre

27 Hospital Road

George Town

Grand Cayman KY1-9008

Cayman Islands

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With a copy (which shall not constitute notice) to:

c/o Affinity Equity Partners (S) Pte Ltd

8 Temasek Boulevard

#28-03 Suntec Tower Three

Singapore 038988

With a copy (which shall not constitute notice) to:

Baker & McKenzie LLP

300 East Randolph Street

Suite 5000

Facsimile: (312) 861-2899

Chicago, Illinois 60601

Attention: David Heroy

E-mail: david.heroy@bakermckenzie.com

If to the Affiliate Noteholder:

Costa Esmeralda Investments Limited

c/o Walkers Corporate Limited

Cayman Corporate Centre

27 Hospital Road

George Town

Grand Cayman KY1-9008

Cayman Islands

With a copy (which shall not constitute notice) to:

c/o Affinity Equity Partners (S) Pte Ltd

8 Temasek Boulevard

#28-03 Suntec Tower Three

Singapore 038988

With a copy (which shall not constitute notice) to:

Baker & McKenzie LLP

300 East Randolph Street

Suite 5000

Facsimile: (312) 861-2899

Chicago, Illinois 60601

Attention: David Heroy

E-mail: david.heroy@bakermckenzie.com

After the Effective Date, the Reorganized Debtors shall have the authority to send a notice to Entities that continue to receive documents pursuant to Bankruptcy Rule 2002 requiring such Entity to file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have filed such renewed requests.

F.	Entire Agreement

Except as otherwise indicated, and without limiting the effectiveness of the Restructuring Support Agreement, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

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G.	Plan Supplement Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are filed, copies of such exhibits and documents shall be made available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from https://cases.primeclerk.com/gate or the Bankruptcy Court’s website at www.nysb.uscourts.gov/. Unless otherwise ordered by the Bankruptcy Court, to the extent any exhibit or document in the Plan Supplement is inconsistent with the terms of any part of the Plan that does not constitute the Plan Supplement, such part of the Plan that does not constitute the Plan Supplement shall control. The documents considered in the Plan Supplement are an integral part of the Plan and shall be deemed approved by the Bankruptcy Court pursuant to the Confirmation Order.

H.	Non-Severability

Except as set forth in Article VIII of the Plan, the provisions of the Plan, including its release, injunction, exculpation and compromise provisions, are mutually dependent and non-severable. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the consent of the Debtors; and (3) nonseverable and mutually dependent.

I.	Waiver or Estoppel

Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, the Restructuring Support Agreement, or papers filed with the Bankruptcy Court prior to the Confirmation Date.

J.	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, file with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

[Remainder of page intentionally left blank.]

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Dated: November 20, 2017

Respectfully submitted,

By:	/s/ Michael E. Foreman
Name: Michael E. Foreman
Title: General Counsel

Prepared by:

Marc Kieselstein, P.C.
KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP
601 Lexington Avenue
New York, New York 10022
Telephone: (212) 446-4800
Facsimile: (212) 446-4900

- and -

Patrick J. Nash, Jr., P.C. (pro hac vice pending)
Gregory F. Pesce (pro hac vice pending)
KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP
300 North LaSalle
Chicago, Illinois 60654
Telephone: (312) 862-2000
Facsimile: (312) 862-2200

Proposed Counsel to the Debtors and Debtors in Possession

Exhibit A

Form of New Indenture

[To be filed by Amendment to Form T-3]

Exhibit B

Restructuring Support Agreement,

dated as of November 2, 2017

[See Exhibit C to Disclosure Statement]

Exhibit B

Corporate Structure of the Debtors

UTAC Pro Forma Organizatonal Structure

Debtor
Non-Debtor
Non-Debtor Dormant or in Liquidation
Global A&T Holdings
UTAC Holdings Ltd.
UMS Group
GATE Group
UMS Holdings
UTAC Manufacturing Services Holdings Pte. Ltd.
UMS
UTAC Manufacturing Services Pte. Ltd.
UTAC Japan Co., Ltd.
UMS HK
UTAC Manufacturing Services Limited
UID
PT UTAC Manufacturing Services Indonesia
UMY
UTAC Manufacturing Services Malaysia Sdn Bhd
USG 2
UTAC Manufacturing Services Singapore Pte. Ltd.
GATE
Global A&T Electronics Ltd.
UHQ
UTAC Headquarters Pte. Ltd.
Global A&T Finco, Ltd.
UHK
UTAC Hong Kong Limited
USG 1/UTAC
United Test and Assembly Center Ltd
Timerson Limited
UCD
Cayman Ltd
UTAC Cayman Ltd
UTH
UTAC Thai Holdings Limited
USC
UTAC (Shanghai) Co., Ltd.
UTC
UTAC (Taiwan) Corporation
UTAC Europe S.r.l
UTAC Chengdu Ltd
UDG
UTAC Dongguan Ltd.
UTL
UTAC Thai Limited
UTAC Group Global Sales Ltd.
UGS Europe, LLC
UGS America Sales, Inc.
UGS Asia Sales Pte., Ltd.
UGS Europe Sales S.r.l.
UGS UK Sales Ltd

Note 1: Will be dissolved
Note 2: Remaining share held by nominee shareholder pursuant to Indonesian law requirement that a private company have a minimum of two shareholders
Note 3: Deregistered as of October 2017, waiting for final governmental approval to terminate entity
Note 4: Remaining shares held by individual shareholders
Note 5: In liquidation

Exhibit C

Restructuring Support Agreement

EXECUTION VERSION

THIS GLOBAL SETTLEMENT, FORBEARANCE, AND RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

GLOBAL SETTLEMENT, FORBEARANCE, AND

RESTRUCTURING SUPPORT AGREEMENT

This GLOBAL SETTLEMENT, FORBEARANCE, AND RESTRUCTURING SUPPORT AGREEMENT (as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, and including any exhibits, schedules, or annexes attached hereto, this “Agreement”), dated as of November 2, 2017, is entered into by and among the following parties:

(i) Global A&T Electronics Ltd. (“GATE”), on behalf of itself and its direct and indirect subsidiaries (collectively, the “Company”);

(ii) UTAC Holdings Ltd. (“UTAC”);

(iii) UTAC Manufacturing Services Holdings Pte. Ltd. on behalf of itself and its direct and indirect subsidiaries (collectively, “UMS”);

(iv) Global A&T Holdings (“Holdings”);

(v) Jade Electronics Holdings, Affinity Asia Pacific Fund III, L.P., Affinity Pacific Fund III (No. 2) L.P., Keystone Investment III L.P., and Affinity Fund III General Partner Limited (collectively, “Affinity” and together with the Affiliate Noteholder, the “Affinity Entities” and each an “Affinity Entity”);

(vi) TPG Asia Unicorn, L.P., Newbridge Asia Unicorn, L.P., Newbridge Asia Genpar IV Advisors, Inc., and TPG Asia Genpar V Advisors, Inc. (each, a “TPG Entity” and collectively, “TPG” and each of Holdings, each Affinity Entity, and TPG, a “Sponsor,” and, collectively, the “Sponsors,” and, the Sponsors together with the UTAC Parties (as defined below), collectively, the “Equity Parties”);

(vii) Costa Esmeralda Investments Limited (the “Affiliate Noteholder”);

(viii) the undersigned entities that are (A) beneficial holders of the 10.00% Senior Secured Notes due 2019 issued on February 7, 2013 (such notes, the “Initial Notes,” and, the holders thereof, the “Initial Noteholders”) issued by GATE under that certain Indenture, dated as of February 7, 2013, by and among GATE, as issuer, certain of its subsidiaries, as guarantors, and Citicorp International Limited, as indenture trustee and security agent (the “Indenture Trustee”) (as amended, modified, or otherwise supplemented from time to time prior to the date hereof, the “Existing Indenture”) and (B) if applicable, plaintiffs in the N.Y. Litigation Proceedings; and

(ix) the undersigned beneficial holders of the additional 10.00% Senior Secured Notes due 2019 issued on or about September 30, 2013, pursuant to the Existing Indenture (the “Additional Notes,” and, together with the Initial Notes, collectively, the “Senior Secured Notes,” and, the holders of the Additional Notes, including the Affiliate Noteholder, collectively, the “Additional Noteholders”).

Each of the Company, the Equity Parties, the Consenting Noteholders (as defined below), and any subsequent person or entity that becomes a party hereto in accordance with the terms hereof, are referred to as the “Parties” and individually as a “Party.”

Recitals

WHEREAS, the Parties have been engaged in wide-ranging disputes regarding a number of topics relating to the Company, including the N.Y. Litigation Proceedings (as defined below), some of which have been pending for more than three years; and

WHEREAS, the Parties have been engaged in good faith, arms’–length negotiations regarding a global resolution of these issues, which have lasted more than six months and included in person meetings at locations spanning the globe; and

WHEREAS, to preserve the going concern value of the Company and maximize distributions to the Company’s stakeholders, the Parties have reached a global agreement consisting of a forbearance under the Senior Secured Notes, the settlement and release of any and all claims that have been or could have been pled in the N.Y. Litigation Proceedings, and a restructuring of the debt of the Company in accordance with the terms and conditions set forth in this Agreement, including, without limitation, the Term Sheet and all other exhibits, schedules, and annexes to this Agreement, each of which is incorporated by reference and made a part hereof and will include (i) the contribution by the Sponsors of 31% of the equity interests in UTAC, (ii) the contribution by UTAC of the business of UMS to the Company, (iii) the issuance of the New Equity, and (iv) the issuance of the New Secured Notes, the foregoing, collectively, the “Restructuring”); and

WHEREAS, the Company will commence voluntary reorganization cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York, White Plains Division (the “Bankruptcy Court”) for the purpose of seeking confirmation of a plan of reorganization (the “Plan”) to implement the Restructuring in a manner that is consistent with this Agreement and otherwise in form and substance acceptable to the Parties as set forth herein; and

WHEREAS, the Parties have agreed consistent with the terms and conditions of this Agreement to negotiate in good faith with respect to the organization and governance of UTAC to be effective on the date on which the Restructuring is consummated consistent with the terms and conditions of this Agreement and pursuant to the Plan under applicable law.

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NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Agreement

1. Certain Definitions.

As used in this Agreement, the following terms have the following meanings:

“2014 N.Y. Action” means the proceeding styled as GSO Coastline Credit Partners LP, et al. v. Global A&T Electronics Ltd., et al., Index No. 650447/2014

“2017 N.Y. Action” means the proceeding styled as Marble Ridge Capital LP and KLS Diversified Asset Management LP v. Global A&T Electronics Ltd., et al., Index No. 651724/2017.

“Additional Noteholder Ad Hoc Group” means that certain ad hoc committee of Additional Noteholders represented by Ropes & Gray LLP (“Ropes”) and Houlihan Lokey.

“Additional Noteholder Claims” means any Noteholder Claim held by any Additional Noteholder.

“Additional Noteholders” shall have the meaning ascribed to such term in the preamble.

“Additional Notes” shall have the meaning ascribed to such term in the preamble.

“Affiliate Noteholder” shall have the meaning ascribed to such term in the preamble.

“Affinity” shall have the meaning ascribed to such term in the preamble.

“Affinity Entity” shall have the meaning ascribed to such term in the preamble.

“Affinity Entities” shall have the meaning ascribed to such term in the preamble.

“Agreement Effective Date” means the date on which counterpart signature pages to this Agreement shall have been executed and delivered by (i) the Company, (ii) each Equity Party, (iii) Consenting Initial Noteholders holding at least 66 2/3% in aggregate principal amount outstanding of the Initial Notes, and (iv) Additional Noteholders (including the Affiliate Noteholder) holding at least 66 2/3% in aggregate principal amount outstanding of the Additional Notes.

“Alternative Transaction” shall have the meaning ascribed to such term in Section 5.

“BakerMcKenzie” means Baker and McKenzie LLP, as counsel to the Affinity Entities, including the Affiliate Noteholder.

“Bankruptcy Code” shall have the meaning ascribed to such term in the recitals.

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“Bankruptcy Court” shall have the meaning ascribed to such term in the recitals.

“Board of Directors” means with respect to any entity, its board of directors, board of managers, managing member, general partner, or other governing body constituted pursuant to its governing documents.

“Brown Rudnick” means Brown Rudnick LLP, as counsel to certain Consenting Initial Noteholders in connection with the 2017 N.Y. Action.

“Cash Collateral Order” shall have the meaning ascribed to such term in Section 2.

“Chapter 11 Cases” shall have the meaning ascribed to such term in the recitals.

“Cleary” means Cleary Gottlieb Steen & Hamilton LLP, as counsel to TPG.

“Commencement Date” shall have the meaning ascribed to such term in Section 4.

“Company” shall have the meaning ascribed to such term in the preamble.

“Confidentiality Agreement” shall have the meaning ascribed to such term in Section 5(b).

“Confirmation Order” shall have the meaning ascribed to such term in Section 2.

“Consent Date” means, collectively, the First Consent Date and the Second Consent Date.

“Consenting Additional Noteholders” means the Additional Noteholders, other than the Affiliate Noteholder, that become a party hereto in accordance with the terms hereof.

“Consenting Initial Noteholders” means the Initial Noteholders that become a party hereto in accordance with the terms hereof.

“Consenting Noteholders” means the Consenting Additional Noteholders and the Consenting Initial Noteholders.

“Debtors” means the Company and any affiliates, as debtors and debtors–in–possession, in the Chapter 11 cases.

“Dechert Initial Noteholder Ad Hoc Group” means that certain ad hoc committee of Initial Noteholders represented by Dechert LLP (“Dechert”).

“Definitive Documents” shall have the meaning ascribed to such term in Section 2.

“Disclosure Statement” means the disclosure statement for the Plan to be approved by the Bankruptcy Court.

“Disclosure Statement Motion” shall have the meaning ascribed to such term in Section 2.

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“Disclosure Statement Order” shall have the meaning ascribed to such term in Section 2.

“Drew & Napier” means Drew & Napier LLC as primary Singapore counsel to the Milbank Initial Noteholder Ad Hoc Group.

“Effective Date” means the date upon which all conditions precedent to the effectiveness of the Plan have been satisfied or are expressly waived in accordance with the terms thereof, as the case may be, and on which the Restructuring and the other transactions to occur on such date pursuant to the Plan become effective or are consummated, under the terms of the Plan and applicable law.

“Equity Parties” shall have the meaning ascribed to such term in the preamble. For the avoidance of doubt, references to the Equity Parties shall include the Affiliate Noteholder.

“Exchange” shall have the meaning ascribed to such term in the Release.

“Existing Indenture” shall have the meaning ascribed to such term in the preamble.

“First Consent Date” shall have the meaning ascribed to such term in Exhibit F.

“Forbearance Fee” shall mean the fee to be paid pursuant to Section 30 of this Agreement as set forth in Exhibit F.

“GATE” shall have the meaning ascribed to such term in the preamble.

“Holdings” shall have the meaning ascribed to such term in the preamble.

“Houlihan Lokey” means Houlihan Lokey as financial advisor to the Additional Noteholder Ad Hoc Group.

“Indenture Trustee” shall have the meaning ascribed to such term in the preamble.

“Initial Noteholders” shall have the meaning ascribed to such term in the preamble.

“Initial Noteholder Claims” means any Noteholder Claim held by an Initial Noteholder in its capacity as a holder of Initial Notes.

“Initial Notes” shall have the meaning ascribed to such term in the preamble.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of October 30, 2007, among JPMorgan Chase Bank, N.A., as administrative agent, Global A&T Electronics Ltd., A&T Global Finco Ltd., and each of the other loan parties thereto, as modified, amended, or supplemented from time to time.

“Joinder Agreement” shall have the meaning ascribed to such term in Section 5(b).

“Kirkland” shall mean, collectively, Kirkland & Ellis LLP and Kirkland & Ellis International LLP, as counsel to the Company.

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“Litigant” means a plaintiff or a defendant in any of the N.Y. Litigation Proceedings.

“Litigant Claims” means any and all claims arising under the N.Y. Litigation Proceedings, the facts related to the N.Y. Litigation Proceedings, or any other ancillary or related judicial, administrative, or other similar proceeding, including, without limitation, any claims that were pleaded or could have been pleaded in the N.Y. Litigation Proceedings by any Litigant and any right of any Litigant to arbitration or mediation with respect thereto.

“Lowenstein” means Lowenstein Sandler LLP, as counsel to certain Consenting Initial Noteholders in connection with the 2014 N.Y. Action.

“Milbank Initial Noteholder Ad Hoc Group” means that certain ad hoc committee of Initial Noteholders represented by Milbank, Tweed, Hadley, & McCloy LLP (“Milbank”) and PJT.

“Milestones” shall have the meaning ascribed to such term in Section 4.

“N.Y. Litigation Proceedings” means, collectively, the 2014 N.Y. Action and the 2017 N.Y. Action.

“New Equity” means the equity issued pursuant to the New Equity Documents in accordance with the Restructuring and the Plan.

“New Equity Documents” shall have the meaning ascribed to such term in Section 2.

“New Indenture Documents” shall have the meaning ascribed to such term in Section 2.

“New Secured Notes” means the $665,000,000 in new secured first-lien notes to be issued on the Effective Date by Reorganized GATE under the New Indenture Documents, which shall be acceptable to the Company, the Equity Parties, and the Required Consenting Noteholders.

“Noteholder Claims” means any and all claims arising under the Existing Indenture or the Senior Secured Notes, including any Litigant Claims.

“Original Dechert Members” means at any relevant time, any of (a) Taconic Capital Advisors LP, Marble Ridge Master Fund LP, and KLS Diversified Asset Management (in each case, together with its affiliated funds and managed accounts that hold Initial Notes), in each case, so long as at such time, such entity has remained a member of the Dechert Initial Noteholder Ad Hoc Group and a Consenting Initial Noteholder under this Agreement and (b) shall not include any transferee of the foregoing Consenting Initial Noteholders.

“Original Milbank Members” means at any relevant time, any of (a) GSO Capital Partners LP, IP All Seasons Asian Credit Fund, Brigade Capital Management, LP, and Southpaw Credit Opportunity Master Fund L.P. (in each case, together with its affiliated funds and managed accounts that hold Initial Notes), in each case, so long as at such time, such entity has remained a member of the Milbank Initial Noteholder Ad Hoc Group and a Consenting Initial Noteholder under this Agreement and (b) shall not include any transferee of the foregoing Consenting Initial Noteholders.

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“Party” or “Parties” as applicable shall have the meaning ascribed to such term in the preamble.

“Permitted Transfer” shall have the meaning ascribed to such term in Section 5(b).

“Permitted Transferee” shall have the meaning ascribed to such term in Section 5(b).

“PJT” means PJT Partners LP as financial advisor to the Milbank Initial Noteholder Ad Hoc Group.

“Plan” shall have the meaning ascribed to such term in the preamble.

“Plan Supplement” shall have the meaning ascribed to such term in Section 2.

“Pro Rata Share” means, as of the applicable date specified in Section 30, (a) with respect to an Initial Noteholder Claim, the proportion that an Initial Noteholder Claim then held by a Consenting Initial Noteholder as of such date bears to the aggregate amount of Initial Noteholder Claims then held by all Consenting Initial Noteholders as of such date, and (b) with respect to an Additional Noteholder Claim, the proportion that an Additional Noteholder Claim then held by a Consenting Additional Noteholder or Affiliate Noteholder as of such date bears to the aggregate amount of Additional Noteholder Claims then held by all Consenting Additional Noteholders and the Affiliate Noteholder as of such date.

“Release” means the Debtor release, third-party release, injunction, and exculpation provisions substantially in the form attached hereto as Exhibit D, to be included in the Plan.

“Reorganized Debtors” means the Company as reorganized pursuant to the Restructuring.

“Reorganized GATE” means GATE as reorganized pursuant to the Restructuring.

“Required Consenting Additional Noteholders” means at any relevant time, the Consenting Additional Noteholders that hold greater than 66 2/3% of the outstanding principal amount of the Additional Notes held by all Consenting Additional Noteholders subject to this Agreement.

“Required Consenting Initial Noteholders” means at any relevant time, either (i) the Consenting Initial Noteholders that hold greater than 66 2/3% of the outstanding principal amount of the Initial Notes held by all Consenting Initial Noteholders subject to this Agreement and must include at least (a) one of the Original Dechert Members and (b) one of the Original Milbank Members; provided that in the event that (x) the aggregate outstanding principal amount of Initial Notes collectively held by either the Original Dechert Members or the Original Milbank Members decreases by 25% or more from the aggregate outstanding principal amount of Initial Notes collectively held by such Original Dechert Members or Original Milbank Members, respectively, as of the Agreement Effective Date, or (y) at any time there are either less than two

8

Original Dechert Members or less than two Original Milbank Members (as such terms are defined in this Agreement), then from such time, “Required Consenting Initial Noteholders” shall mean the Consenting Initial Noteholders that hold greater than 66 2/3% of the outstanding principal amount of the Initial Notes held by all Consenting Initial Noteholders subject to this Agreement; or (ii) the Consenting Initial Noteholders that hold greater than 75% of the outstanding principal amount of the Initial Notes held by all Consenting Initial Noteholders subject to this Agreement. For the avoidance of doubt, at any time, the Consenting Initial Noteholders that hold greater than 75% of the outstanding principal amount of the Initial Notes held by all Consenting Initial Noteholders subject to this Agreement shall constitute Required Consenting Initial Noteholders.

“Required Consenting Noteholders” means at any relevant time, collectively, the Required Consenting Initial Noteholders and the Required Consenting Additional Noteholders.

“Required Parties” means, collectively, the Company, the Equity Parties, and the Required Consenting Noteholders.

“Restructuring” shall have the meaning ascribed to such term in the recitals.

“Second Consent Date” shall have the meaning ascribed to such term in Exhibit F.

“Senior Secured Notes” shall have the meaning ascribed to such term in the preamble.

“Solicitation Commencement Date” shall have the meaning ascribed to such term in Section 4.

“Solicitation Materials” shall have the meaning ascribed to such term in Section 2.

“Sponsor” or “Sponsors” shall have the meaning ascribed to such term in the preamble.

“Sponsor Claims” means (a) any and all claims arising under the governance documents of the Company or UTAC or, as applicable, general corporate, limited liability company, or partnership statutes of the jurisdiction of incorporation or formation, or pursuant to contract or written agreement, including without limitation any shareholder, management, advisory, consulting, investor rights, or other agreements which benefit either or both of the Sponsors, (b) any and all Litigant Claims held by such Sponsors, (c) any and all Noteholder Claims held by such Sponsors, and (d) any and all Claims of the Affiliate Noteholder as beneficial holder of Additional Notes.

“Support Period” means the period commencing on the Agreement Effective Date and ending on the earlier of (i) the date on which this Agreement is terminated in accordance with Section 8 and (ii) the Effective Date.

“Terminating Consenting Noteholders” shall have the meaning ascribed to such term in Section 8.

“Term Sheet” means the term sheet attached hereto as Exhibit A.

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“TPG” shall have the meaning ascribed to such term in the preamble to this Agreement.

“TPG Entity” shall have the meaning ascribed to such term in the preamble.

“Transfer” shall have the meaning ascribed to such term in Section 5(b).

“Transfer Agreement” shall have the meaning ascribed to such term in Section 5(b).

“UMS” shall have the meaning ascribed to such term in the preamble.

“UTAC” shall have the meaning ascribed to such term in the preamble.

“UTAC Parties” shall mean, collectively, UMS and UTAC.

2. Definitive Documents.

The definitive documents with respect to the Restructuring (collectively, the “Definitive Documents”) shall include all documents (including any related orders, agreements, instruments, schedules, or exhibits) that are contemplated by this Agreement and that are otherwise necessary to implement, or otherwise relate to the Restructuring, including, without limitation, to the extent applicable: (i) the Plan (which shall include the Release); (ii) the documents to be filed in the supplement to the Plan (collectively, the “Plan Supplement”); (iii) the Disclosure Statement and other solicitation materials in respect of the Plan (such materials, collectively, the “Solicitation Materials”); (iv) the motion seeking approval of the Disclosure Statement and Solicitation Materials (the “Disclosure Statement Motion”) and the order approving the Disclosure Statement and Solicitation Materials (the “Disclosure Statement Order”); (v) the order confirming the Plan (which order may be contained in the same order as the Disclosure Statement Order) (the “Confirmation Order”); (vi) the motion seeking approval of the Company’s use of cash collateral and related documents with respect thereto, including the order (the “Cash Collateral Order”); (vii) any shareholder agreement, organizational documents, evidence of equity interests, if applicable, including share certificates, unit certificates, certified capitalization tables, or other mutually agreed evidence of equity interests to be issued in accordance with the Term Sheet, management services agreements, shareholder and member-related agreements or other governance documents for UTAC and the reorganized Company, that shall include the minority equity holder protections set forth on Exhibit E attached hereto (the “New Equity Documents”); (viii) the indenture and related security documents for the New Secured Notes to be issued in accordance with the Term Sheet in connection with the Restructuring (the “New Indenture Documents”); and (ix) the documents other than the Plan, if any, related to the contribution by UTAC of the business of UMS to the Company. Except for the terms set forth in the Term Sheet and the Release, the Definitive Documents remain subject to negotiation and completion and shall, upon completion, contain terms, conditions, representations, warranties, and covenants consistent in all material respects with the terms of this Agreement, including the Term Sheet, and otherwise be in form and substance acceptable to the Company and reasonably acceptable to the Equity Parties, and the Required Consenting Noteholders; provided that additionally (without limiting the foregoing consent and approval rights), (A) the New Equity Documents shall be acceptable in all respects to the Company, the Equity Parties, and the Required Consenting Additional Noteholders (and, notwithstanding anything else in this Agreement to the contrary, other than with respect to organizational

10

documents, need not be acceptable to any Consenting Initial Noteholders in any respect and the Consenting Initial Noteholders shall have no approval rights of such documents); (B) the New Indenture Documents shall be acceptable in all material respects to the Company and the Required Consenting Noteholders; and (C) the Cash Collateral Order shall be acceptable in all material respects to the Company and the Required Consenting Noteholders and shall provide among other things, that (1) the Company will pay the fees and expenses of Milbank, Drew & Napier, PJT, Lowenstein, Brown Rudnick, Ropes, Houlihan Lokey, local counsel to the Additional Noteholder Ad Hoc Group, and Dechert in the manner set forth in this Agreement and (2) that the exercise of any rights under this Agreement by any Party shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code.

3. [Reserved.]

4. Milestones.

On and after the Agreement Effective Date, the Company shall use commercially reasonable efforts to implement the Restructuring in accordance with the following milestones (the “Milestones”), as applicable, unless extended or agreed to in writing (which may be by electronic mail) by counsel to the Company, the Equity Parties, and the Required Consenting Noteholders; provided that the Milestone in clause 4(b) may be extended in writing by counsel to the Company, the Equity Parties, and the Required Consenting Additional Noteholders, without the consent of the Required Consenting Initial Noteholders:

a.	by no later than November 20, 2017 (the “Solicitation Commencement Date”), the Company will have commenced a solicitation of the Plan and distributed Solicitation Materials, including the New Equity Documents and the New Indenture Documents, to entities entitled to vote on the Plan;

b.	by no later than the Solicitation Commencement Date, the forms of the New Equity Documents shall have been agreed in form and substance as set forth in this Agreement;

c.	prior to December 14, 2017, Initial Noteholders holding at least 66 2/3% in aggregate principal amount outstanding of the Initial Notes shall have submitted ballots voting to accept the Plan;

d.	prior to December 14, 2017, Additional Noteholders holding at least 66 2/3% in aggregate principal amount outstanding of the Additional Notes, including the Affiliate Noteholder, shall have submitted ballots voting to accept the Plan;

e.	by no later than December 17, 2017, the Company shall have completed the solicitation and commenced the Chapter 11 Cases in the Bankruptcy Court (the “Commencement Date”);

f.	by no later than five (5) business days after the Commencement Date, the Company shall have obtained entry of the interim Cash Collateral Order;

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g.	by no later than 45 days after the Commencement Date, the Company shall have obtained entry of (A) the Disclosure Statement Order, (B) the Confirmation Order, and (C) the final Cash Collateral Order; and

h.	by no later than 90 days from the Commencement Date, the Effective Date shall have occurred.

5. Agreements of the Consenting Noteholders.

a. Restructuring Support. During the Support Period, subject to the terms and conditions of this Agreement, each Consenting Noteholder agrees, severally and not jointly, that it shall:

(i) use its commercially reasonable efforts to support the Restructuring to the extent consistent with the terms and conditions of this Agreement, and to act in good faith and take all commercially reasonable actions necessary to consummate the Restructuring, and, to the extent eligible to vote to accept or reject the Plan, to the extent consistent with the terms and conditions of this Agreement, and upon receipt of a Disclosure Statement that complies with applicable law and is consistent with the terms and conditions of this Agreement, vote each of its Noteholder Claims and Litigant Claims to (A) accept the Plan to the extent consistent with the terms and conditions of this Agreement, by delivering its duly executed and completed ballot(s) accepting the Plan on a timely basis and (B) not withdraw, amend, or revoke (or cause to be withdrawn, amended, or revoked) its vote with respect to such Plan, provided, that the votes of the Consenting Noteholders shall be immediately and automatically without further action of any Consenting Noteholder revoked and deemed null and void ab initio upon termination of this Agreement pursuant to Section 8 prior to the Effective Date in accordance with the terms hereof;

(ii) neither direct the Indenture Trustee to take any action, nor solicit, encourage or support any other person to (A) take any action, inconsistent with such Consenting Noteholder’s obligations under this Agreement, nor (B) exercise any right or remedy for the enforcement, collection, or recovery of any claim against the Company or any direct or indirect subsidiaries of the Company except in a manner consistent with this Agreement, including, without limitation and for the avoidance of any doubt, seeking to initiate involuntary bankruptcy proceedings, the appointment of a provisional liquidator, or seeking to initiate any other sort of insolvency proceeding in a court of competent jurisdiction, or otherwise exercising any right or remedy under the Existing Indenture or any related security agreement (including the right to direct the Indenture Trustee to accelerate any obligations under the Existing Indenture), with respect to the coupon payment that was payable as of August 1, 2017, or otherwise;

(iii) negotiate in good faith, and execute (as applicable), deliver, and perform its obligations under each of the applicable Definitive Documents and use commercially reasonable efforts to take any and all necessary actions to the extent consistent with the terms and conditions of this Agreement in furtherance of the Restructuring;

(iv) (A) support and take all commercially reasonable actions necessary or reasonably requested by the Company to facilitate the solicitation, confirmation, approval, and consummation of the Restructuring, as applicable, and to the extent consistent with the terms and

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conditions in this Agreement; (B) not take any action directly or indirectly that is inconsistent with, or that would reasonably be expected to prevent, interfere with, delay, or impede the solicitation of votes on the Plan and the confirmation, approval, and consummation of the Restructuring, in each case to the extent applicable, and to the extent consistent with the terms and conditions of this Agreement, including soliciting or causing or allowing any of its agents or representatives to solicit any agreements relating to any restructuring transaction (including, for the avoidance of doubt, a transaction premised on an asset sale, a chapter 11 plan other than one that implements the Restructuring, or otherwise) for the Company or any Equity Party (or any subsidiary thereof), other than the Restructuring (any such transaction, an “Alternative Transaction”), (C) not directly or indirectly propose, file, support, vote for, consent to, encourage, or take any other action in furtherance of the negotiation or formulation of any plan of reorganization, proposal, offer, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale of assets, or restructuring for any of the Company other than the Restructuring, and (D) not, nor encourage any other person to, take any action that would, or would reasonably be expected to, breach or be inconsistent with this Agreement or delay, impede, appeal, or take any other negative action, directly or indirectly, to interfere with the acceptance or implementation of the Restructuring to the extent such Restructuring is consistent with the terms and conditions of this Agreement;

(v) support and consent to the Release provisions contained in this Agreement, and their approval in the Plan; and

(vi) to the extent it is a party to a N.Y. Litigation Proceeding, use commercially reasonable efforts to obtain the consent of the court in such proceeding to hold in abeyance any request, motion, pleading, action or hearing (except to the extent necessary to obtain or maintain such consent) in connection with such N.Y. Litigation Proceedings, and cooperate with all other parties to such proceedings to accomplish the same.

b. Transfers. During the Support Period, subject to the terms and conditions hereof, each Consenting Noteholder agrees, solely with respect to itself, that it shall not directly or indirectly sell, use, pledge, assign, transfer, permit the participation in, or otherwise dispose of (each, a “Transfer”) any ownership (including any beneficial ownership)1 in its Noteholder Claims (or any rights relating thereto including any Litigant Claims), or any option thereon or any right or interest therein (including by granting any proxies or depositing any interests in the Noteholder Claims into a voting trust or by entering into a voting agreement with respect to the Noteholder Claims), unless the intended transferee (A) is a Consenting Noteholder or an Equity Party and executes and delivers to Kirkland, Milbank, Ropes, Dechert, BakerMcKenzie, and Cleary, an executed transfer agreement in the form attached hereto as Exhibit B (a “Transfer Agreement”) before such Transfer is effective (it being understood that any Transfer shall be void ab initio and shall not be effective as against the Company or with respect to this Agreement or the transactions contemplated herein until notification of such Transfer and a copy of the executed Transfer Agreement has been received by Kirkland, Milbank, Ropes, Dechert,

[1]

As used herein, the term “beneficial ownership” means the direct or indirect economic ownership of, and/or the power, whether by contract or otherwise, to direct the exercise of the voting rights and the disposition of, the Noteholder Claims or the right to acquire such Noteholder Claims.

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BakerMcKenzie, and Cleary, in each case, on the terms set forth herein) or (B) executes and delivers to Kirkland, Milbank, Ropes, Dechert, BakerMcKenzie, and Cleary, an executed transfer and joinder agreement in the form attached hereto as Exhibit C (a “Joinder Agreement”) before such Transfer is effective (it being understood that any Transfer shall be void ab initio and shall not be effective as against the Company or with respect to this Agreement or the transactions contemplated herein until notification of such Transfer and a copy of the executed Joinder Agreement has been received by Kirkland, Milbank, Ropes, Dechert, BakerMcKenzie, and Cleary, in each case, on the terms set forth herein) (such transfer, a “Permitted Transfer” and such party to such Permitted Transfer, a “Permitted Transferee”).

(i) Notwithstanding anything to the contrary herein, (i) a Qualified Marketmaker2 that acquires any Noteholder Claims with the purpose and intent of acting as a Qualified Marketmaker for such Noteholder Claims, shall not be bound by the terms and conditions set forth in this Agreement if such Qualified Marketmaker transfers such Noteholder Claims (by purchase, sale, assignment, participation, or otherwise) within ten (10) business days of its acquisition to a Consenting Noteholder or Permitted Transferee and the transfer otherwise is a Permitted Transfer, and (ii) to the extent any Party is acting solely in its capacity as a Qualified Marketmaker, it may Transfer any ownership interests in the Noteholder Claims that it acquires from a holder of Noteholder Claims that is not a Consenting Noteholder to a transferee that is not a Consenting Noteholder at the time of such Transfer without the requirement that the transferee be or become a signatory to this Agreement or execute a Transfer Agreement.

(ii) This Agreement shall in no way be construed to preclude the Consenting Noteholders from acquiring additional Noteholder Claims; provided that (A) any Consenting Noteholder that acquires additional Noteholder Claims during the Support Period shall promptly notify Kirkland, Milbank, Ropes, Dechert, Cleary, and BakerMcKenzie of such acquisition, including the amount of Initial Noteholder Claims and Additional Noteholder Claims acquired, as applicable, and (B) such acquired Noteholder Claims shall automatically and immediately upon acquisition by a Consenting Noteholder be deemed to be subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to the Company).

(iii) This Section 5(b) shall not impose any obligation on the Company to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Noteholder to Transfer any Noteholder Claims. Notwithstanding anything to the contrary herein, to the extent the Company and another Party have entered into a separate agreement with respect to the issuance of a “cleansing letter” or other public disclosure of information (each such executed agreement, a “Confidentiality Agreement”), the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms.

[2]	As used herein, the term “Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims against the Company (or enter with customers into long and short positions in claims against the Company), in its capacity as a dealer or market maker in claims against the Company and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

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(iv) Any Transfer made in violation of this Section 5(b) shall be void ab initio. Upon the completion of any Transfer of Noteholder Claims in accordance with this Section 5(b), the Permitted Transferee shall be deemed a Consenting Noteholder hereunder with respect to such transferred Noteholder Claims and the transferor shall be deemed to relinquish its rights and claims (and be released from its obligations under this Agreement) with respect to such transferred Noteholder Claims; provided, that if such transferor retains any rights related to such Noteholder Claims (including any Litigant Claims), such transferor shall remain subject to the provisions of this Agreement with respect to such rights (including such Litigant Claims).

(v) Each Consenting Noteholder agrees to provide, on two business days’ notice, its current holdings of Noteholder Claims to Kirkland, Milbank, Ropes, Dechert, BakerMcKenzie, and Cleary, on a professionals’ eyes only basis.

6. Agreements of the Equity Parties.

Restructuring Support. During the Support Period, subject to the terms and conditions of this Agreement, including without limitation Section 11, each Equity Party agrees that it shall, and shall cause its direct and indirect subsidiaries to:

(i) use its commercially reasonable efforts to support the Restructuring to the extent consistent with the terms and conditions of this Agreement and to act in good faith and take all reasonable actions necessary to consummate the Restructuring and, to the extent eligible to vote to accept or reject the Plan to the extent consistent with the terms and conditions of this Agreement, and upon receipt of a Disclosure Statement, prospectus, or similar information statement that complies with applicable law and is consistent with the terms and conditions of this Agreement, vote each of its Sponsor Claims to (A) accept the Plan to the extent consistent with the terms and conditions of this Agreement, by delivering its duly executed and completed ballot(s) accepting the Plan, on a timely basis and (B) not withdraw, amend, or revoke (or cause to be withdrawn, amended, or revoked) its vote with respect to the Plan; provided that the votes of the Equity Parties shall be immediately and automatically without further action of the Equity Parties revoked and deemed null and void ab initio upon termination of this Agreement pursuant to Section 8 prior to the Effective Date in accordance with the terms hereof;

(ii) negotiate in good faith and timely approve, execute (as applicable), deliver, and perform its obligations under each of the applicable Definitive Documents and use commercially reasonable efforts to take any and all necessary actions to the extent consistent with the terms and conditions in this Agreement in furtherance of the Restructuring;

(iii) (A) support and take all commercially reasonable actions necessary or reasonably requested by the Company to facilitate the approval, solicitation, confirmation, and consummation of the Restructuring, in each case as applicable, and to the extent consistent with the terms and conditions in this Agreement, (B) not take any action directly or indirectly that is inconsistent with, or that would reasonably be expected to prevent, interfere with, delay, or impede the solicitation of votes on the Plan and the approval, confirmation, and consummation of the Restructuring, in each case to the extent applicable, and to the extent consistent with the terms and conditions in this Agreement, including soliciting or causing or allowing any of its agents, representatives, or any Equity Party or any agent or representative thereof, to solicit any

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agreements relating to any Alternative Transaction, (C) not directly or indirectly propose, file, support, vote for, consent to, encourage, or take any other action in furtherance of the negotiation or formulation of any plan of reorganization, proposal, offer, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale of assets, or restructuring for any of the Company other than the Restructuring, and (D) not, nor encourage any other person to, take any action which would, or would reasonably be expected to, breach or be inconsistent with this Agreement or delay, impede, appeal, or take any other negative action, directly or indirectly, to interfere with the acceptance or implementation of the Restructuring to the extent such Restructuring is consistent with the terms and conditions in this Agreement;

(iv) not Transfer, offer, or contract to Transfer other than to a person or entity that is bound by, or that agrees to be bound by executing a Joinder Agreement prior to the consummation of such Transfer, in whole or in part, any portion of its right, title, or interests in any of its shares, stock or other interests in, or claims against the Company or any Consenting Noteholder and any Transfer in violation of this paragraph shall be void ab initio;

(v) support and consent to the Release provisions contained in this Agreement, and their approval in the Plan;

(vi) not directly or indirectly (A) propose, file, support, vote for, consent to, encourage, or take any other action in furtherance of the negotiation or formulation of any plan of reorganization, proposal, offer, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale of assets, or restructuring for the Company other than the Restructuring; or (B) object to, delay, impede, or take any other action that is inconsistent with, or that would be reasonably expected to prevent, delay, interfere with, or obstruct the proposal, solicitation, confirmation, or consummation of the Plan and that is consistent with the terms and conditions of this Agreement, including engaging in any legal proceeding to object to or interfere with, the acceptance or implementation of the Restructuring, to the extent consistent with the terms and conditions of this Agreement, in accordance with the Plan in each case, to the extent consistent with the terms and conditions of this Agreement;

(vii) take no action that would prevent UMS from (A) carrying on the business of UMS in the ordinary course and in a manner consistent with past practices so as to preserve intact such businesses and its assets and (B) preserving its material relationships with customers, suppliers, licensors, licensees, distributors, and others having material business dealings with UMS;

(viii) take no action to cause UMS to (A) enter into any definitive documentation with respect to, or consummate, any transaction that is material to the business or the assets of UMS, the Company, or their respective subsidiaries other than transactions in the ordinary course of business or that are consistent with past practices, or matters identified in email correspondence provided on or prior to the date of this Agreement from Kirkland to the advisors to the Milbank Initial Noteholder Ad Hoc Group, the Dechert Initial Noteholder Ad Hoc Group, and the Additional Noteholder Ad Hoc Group or (B) to issue any dividends or similar payments, in each case, except as expressly set forth in this Agreement or with the prior written consent of the Required Consenting Initial Noteholders and the Required Consenting Additional Noteholders;

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(xiv) use commercially reasonable efforts to (A) obtain the consent of the court in any N.Y. Litigation Proceedings to hold in abeyance any action or hearing in connection with such N.Y. Litigation Proceedings pending the Effective Date and (B) cooperate with all other parties to such proceedings to accomplish the same; and

(xv) the Affiliate Noteholder agrees to provide, on two business days’ notice, its current holdings of Noteholder Claims to Kirkland, Milbank, Ropes, Dechert, BakerMcKenzie, and Cleary, on a professionals’ eyes only basis.

7. Agreements of the Company.

a. Restructuring Support. During the Support Period, subject to the terms and conditions of this Agreement, including without limitation Section 11, the Company agrees that it shall, and shall cause each of its subsidiaries included in the definition of Company to, without limitation:

(i) use commercially reasonable efforts to implement the Restructuring in accordance with the terms and conditions set forth in this Agreement;

(ii) implement and consummate the Restructuring in a timely manner and take any and all commercially reasonable and appropriate actions in furtherance of the Restructuring, as contemplated under this Agreement;

(iii) negotiate in good faith, and timely approve, execute (as applicable), deliver, and perform its obligations under each of the applicable Definitive Documents and take any and all necessary and appropriate actions in furtherance of the Definitive Documents and this Agreement;

(iv) (A) support and take all reasonable actions necessary or reasonably requested by the other Required Parties to facilitate the approval, solicitation, confirmation, and consummation of the Restructuring, as applicable, (B) not take any action directly or indirectly that is inconsistent with, or that would reasonably be expected to prevent, interfere with, delay, or impede the solicitation of votes on the Plan and the confirmation and consummation of the Restructuring, in each case to the extent applicable, and to the extent consistent with the terms and conditions in this Agreement, including, without limitation, soliciting or causing or allowing any of its agents or representatives to solicit any agreements relating to any Alternative Transaction, (C) except as expressly provided in this Agreement, not directly or indirectly propose, file, support, vote for, consent to, encourage, or take any other action in furtherance of the negotiation or formulation of any plan of reorganization, proposal, offer, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale of assets, or restructuring in any jurisdiction anywhere in the world for any of the Company other than the Restructuring, and (D) not, nor encourage any other person to, take any action which would, or would reasonably be expected to, breach or be inconsistent with this Agreement or delay, impede, appeal, or take any other negative action, directly or indirectly, to interfere with the acceptance or implementation of the Restructuring in all respects consistent with the terms and conditions in this Agreement;

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(v) support and consent to the Release provisions contained in this Agreement, and their approval in the Plan;

(vi) to the extent reasonably practicable under the circumstances, provide draft copies of all motions or applications and other documents the Company intends to file with the Bankruptcy Court to Milbank, Ropes, Dechert, BakerMcKenzie, and Cleary, at least three (3) business days (or such shorter prior review as necessary in light of exigent circumstances) prior to the date when the Company intends to file or execute such document and shall consult in good faith with such parties regarding the form and substance of such proposed filing with the Bankruptcy Court;

(vii) provide to the Consenting Noteholders and the Equity Parties and/or their respective professionals; (A) upon reasonable advance notice to the Company’s counsel, reasonable access (without any material disruption to the conduct of the Company’s business) during normal business hours to the Company’s books, records, and facilities; (B) upon reasonable advance notice to the Company’s counsel, reasonable access to the respective management and advisors of the Company for the purposes of evaluating the Company’s finances and operations and participating in the planning process with respect to the Restructuring; (C) reasonable access to any non-confidential information provided to any existing or prospective financing sources (including lenders under any exit financing); (D) timely updates regarding the Restructuring, including any material developments or any material conversations with parties in interest; (E) timely notification of the occurrence of the Agreement Effective Date; (F) upon request by any Consenting Noteholder, the percentage of Consenting Noteholders that have become a party to this Agreement; and (G) any other reasonable information related to the Restructuring reasonably requested by the Consenting Noteholders in writing (email shall suffice) from the Company’s professionals.

(viii) support and take all actions as are reasonably necessary and appropriate to obtain any and all required regulatory and/or third-party approvals to consummate the Restructuring;

(ix) to the extent applicable, object, in a reasonable manner, to any motion filed with the Bankruptcy Court by any person (A) seeking the entry of an order terminating the Company’s exclusive right to file and/or solicit acceptances of a plan of reorganization; or (B) seeking the entry of an order terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any material asset that, to the extent such relief was granted, would have a material adverse effect on the consummation of the Restructuring transactions;3

[3]	Upon execution of this Agreement, each Party shall be deemed to acknowledge and agree that Douglas Devine provided notice of his intent to resign as the Company’s Chief Financial Officer and any other related positions with the Company or the Equity Parties, and such resignation shall not and will not be the basis to terminate this Agreement.

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(x) to the extent applicable, not file any pleading seeking entry of an order, and object, in a reasonable manner, to any motion filed by any other Party with the Bankruptcy Court by any Person seeking the entry of an order, (A) directing the appointment of an examiner or a trustee, (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing the Chapter 11 Cases, or (D) for relief that (1) is inconsistent with this Agreement in any respect or (2) would reasonably be expected to, frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring.

(xi) use its commercially reasonable efforts to (A) carry on the business of the Company in the ordinary course and in a manner consistent with past practices, preserve intact such businesses and their assets, and (B) preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others having material business dealings with the Company;

(xii) not solicit, negotiate, or enter into any transaction that is material to the business or the assets of the Company other than (A) transactions in the ordinary course of business or that are consistent with past practices, and (B) matters identified in email correspondence from Kirkland to the advisors to the Milbank Initial Noteholder Ad Hoc Group, the Dechert Initial Noteholder Ad Hoc Group, and the Additional Noteholder Ad Hoc Group, in each case, except as expressly set forth in this Agreement or with the prior written consent of the Required Consenting Initial Noteholders and the Required Consenting Additional Noteholders; and

(xiii) use commercially reasonable efforts to (A) obtain the consent of the court in any N.Y. Litigation Proceedings to hold in abeyance any action or hearing in connection with such N.Y. Litigation Proceedings and (B) cooperate with all other parties to such proceedings to accomplish the same.

b. Automatic Stay. The Company acknowledges and agrees and shall not dispute that after the commencement of the Chapter 11 Cases, if applicable, the giving of notice of termination by any Party pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code (and the Company hereby waives, to the fullest extent permitted by law, the applicability of the automatic stay to the giving of such notice).

8. Termination of Agreement.

a. Automatic Termination. This Agreement shall terminate automatically, without any further action required by any Party, upon the occurrence of the Effective Date.

b. Consenting Noteholder Termination Events. This Agreement may be terminated by the Required Consenting Initial Noteholders or the Required Consenting Additional Noteholders, by the delivery to each of the parties hereto (such Consenting Noteholders seeking to terminate, the “Terminating Consenting Noteholders”) of a written notice in accordance with Section 23, stating in reasonable detail the reasons for such termination, upon the occurrence and continuation of any of the following events:

(i) the breach by any Party, other than the Terminating Consenting Noteholders, of (A) any affirmative or negative covenant contained in this Agreement or (B) any

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other obligations of such breaching Party set forth in this Agreement, in each case, in any material respect and which breach is continuing for a period of three (3) business days following such breaching Party’s receipt of written notice pursuant to Section 23 (which written notice shall set forth in detail the alleged basis for such termination), which written notice will set forth in detail the alleged breach; provided that such termination right shall be ineffective if the breaching Party is a Consenting Noteholder other than the Terminating Consenting Noteholder and at such time, (x) Consenting Initial Noteholders holding at least 66 2/3% in aggregate principal amount outstanding of the Initial Notes and (y) holders of the Additional Notes holding at least 66 2/3% in aggregate principal amount outstanding of the Additional Notes have not breached this Agreement in any material respect;

(ii) any representation or warranty in this Agreement made by the Company or the Equity Parties shall have been untrue in any material respect when made, and such breach is continuing for a period of three (3) business days following, as applicable, the applicable Equity Party or the Company’s receipt of written notice pursuant to Section 23, which written notice will set forth in detail the alleged breach;

(iii) the Company or any Equity Party files, supports, or fails to timely object to, any motion, pleading, or related document with a court of competent jurisdiction in a manner that is materially inconsistent with this Agreement, and such motion, pleading, or related document has not been withdrawn after three (3) business days of such party receiving written notice in accordance with Section 23 that such motion, pleading, or related document is materially inconsistent with this Agreement;

(iv) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment, or order enjoining the consummation of or rendering illegal the Restructuring or any material portion thereof, and such ruling, judgment, or order has not been reversed or vacated within thirty (30) calendar days after such issuance;

(v) the Company or any Equity Party files, supports (or fails to timely object to) another party in filing, or announces its intention to file or support any plan of reorganization, liquidation, scheme, sale of any material portion of the Company’s assets, or any Alternative Transaction, in each case, other than the Restructuring set forth herein (by, for example, filing or announcing its intention to file or support any plan of reorganization, liquidation, scheme, sale of any material portion of the Company’s assets, or any Alternative Transaction that includes a provision that contemplates any consent fee, additional compensation, or other economic enhancements not presently contemplated by the Term Sheet to any Initial Noteholder or Additional Noteholder and such provision is more favorable to other Initial Noteholders or Additional Noteholders, as applicable);

(vi) the Company or any Equity Party files or supports (or fails to timely object to) another party in filing (A) a motion or pleading challenging the amount, validity, or priority of any Noteholder Claim, (B) any plan of reorganization, liquidation, or sale of all or substantially all of the Company’s assets other than the Restructuring set forth herein, or (C) a motion or pleading asserting (or seeking standing to assert) any purported claims or causes of action against the Consenting Noteholders;

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(vii) (A) the Chapter 11 Cases (i) are dismissed, or (ii) are converted to a liquidation, (B) any Bankruptcy Court appoints a liquidator, judicial manager, trustee, receiver, or examiner with expanded powers, or (C) the Cash Collateral Order terminates other than pursuant to its terms, upon the Effective Date, or with the consent of the Company and the Required Consenting Noteholders;

(viii) the failure of the Company to satisfy its obligations with respect to any of the Milestones;

(ix) (A) if the Commencement Date has not occurred as of December 17, 2017; (B) if the interim Cash Collateral Order has not been entered by no later than five (5) business days after the Commencement Date; (C) if each of the Disclosure Statement Order, the Confirmation Order, and the final Cash Collateral Order have not been entered by no later than 45 days after the Commencement Date; and/or (D) if the Effective Date has not occurred by no later than 90 days after the Commencement Date;

(x) the Company files, supports, or fails to timely object to, any motion or pleading seeking to avoid, disallow, subordinate or recharacterize any Noteholder Claims or contests the amount, validity or priority of any of the Noteholder Claims; provided that any motions or pleadings filed or actions taken in furtherance of the Restructuring shall not be deemed or construed to contest the priority of the Noteholder Claims;

(xi) the failure of the Company to use commercially reasonable efforts to oppose any enforcement action against any material portion of its assets in any jurisdiction or the entry of a judgment in any enforcement action against any material portion of the Company’s assets;

(xii) (A) any Definitive Document is filed by the Company or any Equity Party if such document does not have the consents required by Section 2, (B) any Definitive Document or any related order entered by a court of competent jurisdiction is inconsistent with the terms and conditions set forth in this Agreement, or is otherwise not in form and substance reasonably acceptable to the Required Consenting Noteholders, or (C) any of the terms or conditions of any of the Definitive Documents is waived, amended, supplemented or otherwise modified in a manner that has any impact on the Restructuring or the legal or economic rights or obligations of any of the Parties without (w) the consents required by Section 2 with respect to such Definitive Document, (x) complying with the amendment or waiver provision of a Definitive Document that had the consents required by Section 2, or (y) subject to the limitations in Section 2, the prior written consent of the Required Consenting Noteholders, in each case, which is continuing for two (2) business days after the receipt by the Company of written notice delivered in accordance with Section 23, which written notice will set forth in detail the alleged basis for such termination; provided that solely with respect to the Definitive Documents described in subclause (ii) of Section 2, the Company may file drafts of such Definitive Documents, so long as they are clearly identified as being subject to the future acceptances and approvals as set forth in this Agreement;

(xiii) the Company or any UTAC Party becomes subject to any bankruptcy, liquidation, suspension of payments, winding up, receivership, dissolution or other similar

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proceedings or processes in any jurisdiction anywhere in the world, or any party petitions for the appointment of a receiver, administrator, curator, examiner, liquidator, replacement board, or trustee in any jurisdiction anywhere in the world, in each case, other than in connection with the Restructuring; or

(xiv) the Company or any of the Company’s directors, managers, or officers determines to terminate this Agreement after making a determination as described in Section 11.

c. Company Termination Events. This Agreement may be terminated by the Company by the delivery to each of the parties hereto of a written notice in accordance with Section 23, stating in reasonably detail the reasons for such termination, upon the occurrence and continuation of any of the following events:

(i) the breach in any material respect by a Consenting Noteholder, in each case with respect to any of the representations, warranties, or covenants of such Consenting Noteholders set forth in this Agreement and which breach is continuing for a period of ten (10) calendar days after the receipt by the applicable Consenting Noteholder from the Company of written notice of such breach, which written notice will set forth in detail the alleged breach; provided that such termination right shall be ineffective as to the Company if, at such time, (x) Consenting Initial Noteholders holding at least 66 2/3% percent in aggregate principal amount outstanding of the Initial Notes and (y) holders of Additional Notes holding at least 66 2/3% in aggregate principal amount outstanding of the Additional Notes have not breached this Agreement in any material respect;

(ii) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment, or order enjoining the consummation of or rendering illegal the Restructuring or any material portion thereof, and such ruling, judgment, or order has not been reversed or vacated within thirty (30) calendar days after such issuance; or

(iii) the Board of Directors of the Company determines that continued performance under this Agreement (including taking any action or refraining from taking any action) would be inconsistent with the exercise of its fiduciary duties under applicable law (as reasonably determined in good faith after consultation with external legal counsel).

d. Equity Parties Termination Events. This Agreement may be terminated by an Equity Party by the delivery to the Company, Milbank, Ropes, Dechert, Cleary, and BakerMcKenzie, of a written notice in accordance with Section 23, upon the occurrence and continuation of any of the following events:

(i) the breach by the Company (unless such breach is caused by or resulted from any action or direction by the Equity Parties or any of their respective employees, agents, or representatives in their respective capacities as such, and not in their capacities as employees, agents, or representatives of the Company or its subsidiaries), Consenting Initial Noteholders, or Consenting Additional Noteholders, of (A) any affirmative or negative covenant contained in this Agreement or (B) any other obligations of such Consenting Noteholder set forth in this Agreement, in each case, in any material respect and which breach is continuing for a period of

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three (3) business days following the receipt of written notice pursuant to Section 23 (as applicable); provided that such termination right shall be ineffective as to the Equity Parties if, at the time of any breach by the Consenting Initial Noteholders or the Consenting Additional Noteholders, (x) Consenting Initial Noteholders holding at least 66 2/3% percent in aggregate principal amount outstanding of the Initial Notes and (y) holders of Additional Notes holding at least 66 2/3% in aggregate principal amount outstanding of the Additional Notes have not breached this Agreement in any material respect;

(ii) any representation or warranty in this Agreement made by the Company or a Consenting Noteholder shall have been untrue in any material respect when made, and such breach is continuing for a period of three (3) business days following the receipt of written notice pursuant to Section 23 (as applicable);

(iii) the Company (unless the Company is acting at the direction or instruction of the Equity Parties or any of their respective employees, agents, or representatives in their respective capacities as such, and not in their capacities as employees, agents, or representatives of the Company or its subsidiaries), or any Consenting Noteholder files any motion, pleading, or related document with a court of competent jurisdiction in a manner that is materially inconsistent with this Agreement, and such motion, pleading, or related document has not been withdrawn after three (3) business days following the receipt of written notice in accordance with Section 23 that such motion, pleading, or related document is materially inconsistent with this Agreement;

(iv) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment, or order enjoining the consummation of or rendering illegal the Restructuring or any material portion thereof, and such ruling, judgment, or order has not been reversed or vacated within thirty (30) calendar days after such issuance;

(v) the Company (unless the Company is acting at the direction or instruction of the Equity Parties or any of their respective employees, agents, or representatives in their respective capacities as such, and not in their capacities as employees, agents, or representatives of the Company or its subsidiaries) or a Consenting Noteholder files, supports, encourages, or fails to timely object to another party in filing (A) a motion or pleading challenging the amount, validity, or priority of any equity interests in the Company or claims held by the Equity Parties, (B) any plan of reorganization, liquidation, scheme or sale of all or substantially all of the Company’s assets other than the Restructuring set forth herein, or (C) a motion or pleading asserting (or seeking standing to assert) any purported claims or causes of action against the Equity Parties;

(vi) the failure of the Company (unless the Company is acting at the direction or instruction of the Equity Parties or any of their respective employees, agents, or representatives in their respective capacities as such, and not in their capacities as employees, agents, or representatives of the Company or its subsidiaries) to satisfy its obligations with respect to any of the Milestones; or (A) if the Commencement Date has not occurred as of December 17, 2017; (B) if the interim Cash Collateral Order has not been entered by no later than five (5) business days after the Commencement Date; (C) if each of the Disclosure Statement Order, the Confirmation Order, and the final Cash Collateral Order have not been entered by no later than 45 days after the Commencement Date; and/or (D) if the Effective Date has not occurred by no later than 90 days after the Commencement Date.

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(vii) the failure of the Company (unless the Company is acting at the direction or instruction of the Equity Parties or any of their respective employees, agents, or representatives in their respective capacities as such, and not in their capacities as employees, agents, or representatives of the Company or its subsidiaries) to oppose any enforcement action against any material portion of its assets in any jurisdiction or the entry of a judgment in any enforcement action against any material portion of the Company’s assets;

(viii) (A) any Definitive Document is filed by the Company (unless the Company is acting at the direction or instruction of the Equity Parties or any of their respective employees, agents, or representatives in their respective capacities as such, and not in their capacities as employees, agents, or representatives of the Company or its subsidiaries) or a Consenting Noteholder that does not have the consents required by Section 2, (B) any Definitive Document or any related order entered by a court of competent jurisdiction is materially inconsistent with the terms and conditions set forth in this Agreement, or is otherwise not in form and substance reasonably acceptable to the Equity Parties, or (C) any of the terms or conditions of any of the Definitive Documents is waived, amended, supplemented or otherwise modified in a manner that has any material impact on the Restructuring or the legal or economic rights or obligations of any of the Parties without (w) the consents required by Section 2 with respect to such Definitive Document, (x) complying with the amendment or waiver provision of a Definitive Document that had the consents required by Section 2, or (y) the prior written consent of the Equity Parties, and such failure or breach is continuing for two (2) business days after the receipt by the Company of written notice delivered in accordance herewith; provided that solely with respect to the Definitive Documents described in subclause (ii) of Section 2, the Company may file drafts of such Definitive Documents, so long as they are clearly identified as being subject to future acceptances and approvals as set forth in this Agreement; provided further that notwithstanding anything to the contrary herein, (I) a breach by a Consenting Noteholder shall be ineffective and shall not give rise to an event of termination in this Section 8(d) if, at such time (x) Consenting Initial Noteholders holding at least 66 2/3% percent in aggregate principal amount outstanding of the Initial Notes and (y) holders of Additional Notes holding at least 66 2/3% in aggregate principal amount outstanding of the Additional Notes have not breached this Agreement in any material respect and (II) a breach by or action of the Affiliate Noteholder shall not give rise to an event of termination in this Section 8(d) for any Affinity Entity.

e. Mutual Termination. This Agreement may be terminated by mutual agreement of the Required Parties upon the receipt of written notice delivered in accordance with Section 23.

f. Effect of Termination. Upon the termination of this Agreement in accordance with this Section 8, and except as provided in Section 17, this Agreement shall forthwith become null and void and of no further force or effect as to all Parties and each Party shall, except as provided otherwise in this Agreement, be immediately released from its liabilities, obligations, commitments, undertakings, and agreements under or related to this Agreement and shall have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not

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entered into this Agreement; provided, that in no event shall any such termination relieve a Party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination; provided further, that the Parties agree that upon the termination of this Agreement, they will collectively move the applicable court in the N.Y. Litigation Proceedings to reinstate such proceeding as to each defendant as to whom such litigation is not stayed by the Bankruptcy Code or an order of the Bankruptcy Court. Upon any such termination of this Agreement, any votes or consents given by a Consenting Noteholder prior to such termination shall automatically be deemed, for all purposes, to be null and void ab initio and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring and this Agreement and such consents or ballots may be changed or resubmitted regardless of whether the applicable voting deadline has passed (without the need to seek an order of a court of competent jurisdiction or consent from the Company or any other applicable Party allowing such change or resubmission).

9. Definitive Documents; Good Faith Cooperation; Further Assurances.

Subject to the terms and conditions described herein, during the Support Period, each Party, severally and not jointly, hereby covenants and agrees to use commercially reasonable efforts in good faith in connection with the negotiation, drafting, execution (to the extent such Party is a party thereto), and delivery of the Definitive Documents. Furthermore, subject to the terms and conditions hereof, each of the Parties shall take such action as may be reasonably necessary or reasonably requested by the other Parties to carry out the purposes and intent of this Agreement, including making and filing any required regulatory filings. For purposes of this Agreement, any consents or approvals of the Required Consenting Initial Noteholders or the Required Consenting Additional Noteholders may be delivered on behalf of such Parties by (i) Milbank on behalf of the Required Consenting Initial Noteholders that are members of the Milbank Initial Noteholder Ad Hoc Group, (ii) Dechert on behalf of the Required Consenting Initial Noteholders that are members of the Dechert Initial Noteholder Ad Hoc Group, and (iii) Ropes on behalf of the Required Consenting Additional Noteholders.

Notwithstanding the foregoing, nothing in this Agreement, and neither a vote to accept the Plan by any Party, nor the acceptance of the Plan by any Party, shall: (A) be construed to limit consent and approval rights provided in this Agreement and the Definitive Documents, (B) be construed to prohibit any Party from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement, or exercising rights or remedies specifically reserved herein, (C) be construed to prohibit any Party from appearing as a party-in-interest in any matter to be adjudicated in a court of competent jurisdiction, so long as such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement and are not for the purpose of hindering, delaying, or preventing the consummation of the Restructuring, or (D) impair or waive the rights of any Party to assert or raise any objection not prohibited by this Agreement in connection with any hearing in a court of competent jurisdiction, including, without limitation, any hearing on approval of the Plan.

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10. Representations and Warranties.

a. Each Party, severally and not jointly, represents and warrants to the other Parties that the following statements are true, correct, and complete as of the date hereof (or as of the date such Party becomes a party hereto):

(i) such Party is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has, as applicable, all requisite corporate, partnership, limited liability company, or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder; and the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by, as applicable, all necessary corporate, limited liability company, partnership, or other similar action on its part;

(ii) the execution, delivery, and performance by such Party of this Agreement does not and will not (A) violate any provision of law, rule, or regulation applicable to it, its charter, or bylaws (or other similar governing documents), or (B) conflict with, result in a breach of, or constitute a default under any material contractual obligation to which it is a party (provided that with respect to the Company and Equity Parties, it is understood that commencing the Chapter 11 Cases may result in a breach of or constitute a default under such obligations);

(iii) the execution, delivery, and performance by such Party of this Agreement does not and will not require any registration or filing with, consent, or approval of, or notice to, or other action, with or by, any federal, state, or governmental authority or regulatory body, except such filings as may be necessary and/or required by a court of competent jurisdiction; and

(iv) this Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of a court of competent jurisdiction.

b. Each Consenting Noteholder severally (and not jointly), represents and warrants to the Company that, as of the date hereof (or as of the date such Consenting Noteholder becomes a party hereto), such Consenting Noteholder (i) is the beneficial owner of the aggregate principal amount of Noteholder Claims set forth below its name on the signature page hereof (or below its name on the signature page of a Transfer Agreement for any Consenting Noteholder that becomes a party hereto after the date hereof), which shall specify the aggregate principal amount of Initial Noteholder Claims and/or Additional Noteholder Claims held by such Consenting Noteholder, as applicable, (ii) does not directly or indirectly own any Noteholder Claims other than as identified below its name on its signature page hereof, and/or (iii) has, with respect to the beneficial owners of such Noteholder Claims (as may be set forth on a schedule to such Consenting Noteholder’s signature page hereto), (A) sole investment or voting discretion with respect to such Noteholder Claims, (B) full power and authority to vote on and consent to matters concerning such Noteholder Claims, or to exchange, assign, and transfer such Noteholder Claims, (C) full power and authority to bind or act on the behalf of, such beneficial owners for purposes of this Agreement, and (D) solely with respect to the Consenting Initial Noteholders that are members of the Dechert Initial Noteholder Ad Hoc Group, that the Coordination Agreement, dated as of September 25, 2017, has been terminated in accordance

26

with the terms thereof, and that such agreement is no longer in effect, and that such Consenting Initial Noteholder is not party to any similar coordination or cooperation agreement with respect to the subject matter of this Agreement; and (E) solely with respect to the Consenting Initial Noteholders that are members of the Milbank Initial Noteholder Ad Hoc Group, that the Amended and Restated Coordination Agreement, dated as of September 11, 2017, has been terminated in accordance with the terms thereof, and that such agreement is no longer in effect, and that such Consenting Initial Noteholder is not party to any similar coordination or cooperation agreement with respect to the subject matter of this Agreement.

c. Each of the Company and the Equity Parties, other than the Affiliate Noteholder, severally (and not jointly) represents and warrants to the Consenting Noteholders that the following statements are true, correct, and complete as of the Agreement Effective Date:

(i) neither it nor any of its affiliates has entered into any agreements with any party regarding a sale or restructuring of the Company that would result in a greater recovery on the Noteholder Claims than is contemplated under this Agreement;

(ii) since July 30, 2017, neither the Company, the UTAC Parties, nor UMS have made any distributions or paid any dividends to the Equity Parties or any affiliate (other than the UTAC Parties and their subsidiaries) thereof, other than as set forth on Schedule 1.

11. Fiduciary Duty.

a. Notwithstanding any other provision in this Agreement to the contrary, nothing in this Agreement shall require the Company, nor the Company’s directors, managers, and officers, including any director, manager, employee, or officer of the Company that is an employee, representative, or agent of any Equity Party, to take or refrain from taking any action in its capacity as a director, manager, or officer of the Company pursuant to this Agreement (including, without limitation, terminating this Agreement under Section 8), to the extent such person or persons determines, based on the advice of external counsel (including counsel to the Company), that taking, or refraining from taking, such action, as applicable, would be inconsistent with applicable law or its fiduciary obligations under applicable law; provided, that this Section 11 shall not impede any Party’s right to terminate this Agreement pursuant to Section 8. The Company shall provide detailed written notice, in accordance with Section 23, to the Consenting Noteholders contemporaneously with any determination by the Company or the Company’s directors, managers, or officers, to take or refrain from taking any such action, which notice shall set forth in reasonable detail the basis for such determination.

b. The Company hereby acknowledges and agrees that as of the Agreement Effective Date that the Company’s entry into this Agreement does not violate, and is consistent with, the fiduciary duties of the Company’s directors, managers, or officers, as applicable.

12. Disclosure; Publicity.

The Company will issue a press release and make publicly available this Agreement not later than 7:30 a.m., prevailing Eastern Time on the business day following the date hereof. The Company will use commercially reasonable efforts to submit drafts to Milbank, Ropes, Dechert, Cleary, and BakerMcKenzie of any further press releases, public documents, and any and all

27

filings with any regulatory authority, a court of competent jurisdiction, or otherwise that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least forty-eight hours prior to making any such disclosure, and shall afford them a reasonable opportunity under the circumstances to comment on such documents and disclosures and shall consider any such comments in good faith. Except as required by law or otherwise permitted under the terms of any other agreement between the Company on the one hand, and any Consenting Noteholder, on the other hand, no Party or its advisors (including counsel to any Party) shall disclose to any person (including, for the avoidance of doubt, any other Consenting Noteholder), other than advisors to the Company, the principal amount or percentage of any Noteholder Claims or any other securities of the Company held by any Party or the specific legal entity name of any Consenting Noteholder, in each case, without such Party’s prior written consent; provided that (i) if such disclosure is required to be made publicly by law, subpoena, or other legal process or regulation, the disclosing Party shall afford the relevant Party a reasonable opportunity to review and comment in advance of such public disclosure and shall take all reasonable measures to limit such public disclosure (the expense of which, if any, shall be borne by the relevant disclosing Party) and (ii) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Noteholder Claims held by all the Consenting Noteholders collectively.

13. Amendments and Waivers; Most Favored Treatment.

a. During the Support Period this Agreement, including any exhibits or schedules hereto may not be waived, modified, amended, or supplemented except in a writing signed by the Required Parties; provided, that: (i) any waiver, modification, amendment, or supplement to this Section 13 shall require the prior written consent of each Party; (ii) any waiver, modification, amendment or supplement to the definition of Required Consenting Noteholders shall require the prior written consent of each Consenting Noteholder that is a member of the Milbank Initial Noteholder Ad Hoc Group, the Additional Noteholder Ad Hoc Group, and the Dechert Initial Noteholder Ad Hoc Group; and (iii) any waiver, modification, amendment, or supplement that disproportionately and adversely affects the economic recoveries or treatment of any Consenting Noteholder may not be made without the prior written consent of such Consenting Noteholder; provided, that if (1) if any such wavier, modification, amendment, or supplement: (a) provides for an amount other than $665 million in New Secured Notes being issued on the Effective Date pursuant to the Plan; (b) decreases the coupon for the New Secured Notes to an amount that is below 8.5% per annum or provides for a non-cash coupon; (c) changes the “Call Protection” terms specified in the Term Sheet; (d) reduces the aggregate cash consideration to be paid to the Initial Noteholders to an amount that is less than $10 million; or (e) permits UMS not to be contributed to the Company as of the Effective Date, and (2) such change disproportionately or adversely affects any Consenting Initial Noteholder, then any Consenting Initial Noteholder that has not consented to or approved such waiver, modification, amendment, or supplement may terminate this Agreement as to itself only by the delivery to each of the Parties hereto of a written notice of such in accordance with Section 23; and provided further, that (1) if any such waiver, modification, amendment, or supplement: (a) provides for an amount other than $665 million in New Secured Notes being issued on the Effective Date pursuant to the Plan; (b) decreases the coupon for the New Secured Notes to an amount that is below 8.5% per annum or provides for a non-cash coupon; (c) changes the “Call Protection” terms specified in the Term Sheet; (d) reduces the percentage of common equity of UTAC to be received by the Additional

28

Noteholders to an amount that is less than 31%; or (e) permits UMS not to be contributed to the Company as of the Effective Date, and (2) such change disproportionately or adversely affects any Consenting Additional Noteholder, then any Consenting Additional Noteholder that has not consented to or approved such waiver, modification, amendment, or supplement may terminate this Agreement as to itself only by the delivery to each of the Parties hereto of a written notice of such in accordance with Section 23.

b. If, during the Support Period, the Company or the Equity Parties or any of their respective subsidiaries or affiliates enters into any agreement (other than this Agreement) with any Initial Noteholder with respect to the subject matter of the Restructuring that proposes to offer any consent fee, compensation, settlement payment, or other economic enhancements not presently contemplated hereunder to any such Initial Noteholder, or such agreement or proposal contains any term or provision that is more favorable to such holder than as contained in this Agreement (including, without limitation, the opportunity to participate in any consent fee, compensation, or other economic enhancement not presently contemplated hereunder), then the Company or the Equity Parties, as applicable, shall provide prompt written notice to each Consenting Initial Noteholder in accordance with Section 23, of entry into such agreement or proposal and the terms and provisions of such agreement or proposal, and each Consenting Initial Noteholder shall, if it requests, have the benefit of such term or provision (and any such fee, payment, compensation or other economic enhancement) as if it were fully set forth herein for the purpose of making such term or provision legally valid, binding, and enforceable among the Parties.

14. Effectiveness.

This Agreement shall become effective and binding on the Parties on the Agreement Effective Date, and not before such date; provided, that signature pages executed by Consenting Noteholders shall be delivered to (a) the Company, Consenting Noteholders, Milbank, Dechert, Ropes, Cleary, and BakerMcKenzie in a redacted form that removes such Consenting Noteholders’ holdings of the Senior Secured Notes and any schedules to such Consenting Noteholders’ holdings and (b) counsel to the Company in an unredacted form (to be held by such counsel on a professionals’ eyes only basis).

15. Governing Law; Jurisdiction; Waiver of Jury Trial.

a. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, without giving effect any conflicts of law principles which would permit or require the application of the law of any other jurisdiction.

b. Each of the Parties irrevocably agrees for itself that any legal action, suit, or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns shall be brought and determined in any federal or state court in the Borough of Manhattan, the City of New York, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself, generally and unconditionally, with regard to any such proceeding arising out of or relating to this Agreement or the Restructuring. Each of the Parties agrees not to commence any proceeding relating hereto or thereto except in the courts

29

described above in New York, other than proceedings in any court of competent jurisdiction to enforce any judgment, decree, or award rendered by any such court in New York as described herein. Subject to the foregoing, each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim, or otherwise, in any proceeding arising out of or relating to this Agreement or the Restructuring, (i) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason and (ii) that (A) the proceeding in any such court is brought in an inconvenient forum, (B) the venue of such proceeding is improper, or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding the foregoing consent to New York jurisdiction, if the Chapter 11 Cases are commenced, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement. By executing and delivering this Agreement, and upon commencement of the Chapter 11 Cases, each of the Parties irrevocably and unconditionally submits to the personal jurisdiction of the Bankruptcy Court solely for purposes of any action, suit, proceeding, or other contested matter arising out of or relating to this Agreement, or for recognition or enforcement of any judgment rendered or order entered in any such action, suit, proceeding, or other contested matter.

c. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. ANY DISPUTES RESOLVED IN COURT SHALL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

16. Specific Performance/Remedies.

It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party, that such breach would represent an irreparable harm, and that each non-breaching Party shall be entitled to, in addition to any other legal or equitable rights or remedies under applicable law, specific performance of the terms hereof and injunctive or other equitable relief, including attorneys’ fees and costs (without the posting of bond) as a remedy of any such breach, without the necessity of proving the inadequacy of money damages as a remedy, including an order of a court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder; provided, however, that no Party shall be entitled to pursue specific performance as a remedy against any other Party in connection with any action or omission taken pursuant to Section 11 of this Agreement.

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17. Survival.

Notwithstanding the termination of this Agreement pursuant to Section 8 (other than a termination pursuant to Section 8(a)), the agreements and obligations of the Parties set forth in the following Sections: 8(f), 11, 13(a), 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25, and 28 (and any defined terms used in any such Sections) shall survive such termination and shall continue in full force and effect for the benefit of the Consenting Noteholders in accordance with the terms hereof; provided that any liability of a Party for failure to comply with the terms of this Agreement shall survive such termination (other than a termination pursuant to Section 8(a)).

18. Headings.

The headings of the sections, paragraphs, and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

19. Successors and Assigns; Severability; Several Obligations.

This Agreement is intended to bind and inure to the benefit of each of the Parties and their respective predecessors, successors, permitted assigns, heirs, executors, administrators, and representatives; provided that nothing contained in this Section 19 shall be deemed to permit Transfers of interests in the Noteholder Claims, other than in accordance with the express terms of this Agreement. Notwithstanding anything to the contrary herein, the agreements, representations, and obligations of the Parties are, in all respects, several and neither joint nor joint and several. For the avoidance of doubt, the obligations arising out of this Agreement are several and neither joint nor joint and several with respect to each Consenting Noteholder, in accordance with its proportionate interest hereunder, and the Parties agree not to proceed against any Consenting Noteholder for the obligations of another. For the avoidance of doubt, the obligations arising out of this Agreement are several and neither joint, nor joint and several, with respect to each Equity Party.

20. No Third-Party Beneficiaries.

Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary hereof.

21. Prior Negotiations; Entire Agreement.

This Agreement, including the exhibits and schedules hereto (including the Term Sheet) constitutes the entire, integrated agreement of the Parties, and supersedes all other prior negotiations, with respect to the subject matter hereof and thereof, except that the Parties acknowledge that any confidentiality agreements (if any) heretofore executed between the Company and each Consenting Noteholder shall continue in full force and effect in accordance with its terms.

22. Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement.

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Execution copies of this Agreement may be delivered by facsimile, electronic mail, or otherwise, which shall be deemed to be an original for the purposes of this paragraph.

23. Notices.

All notices hereunder shall be deemed given if in writing and delivered, if contemporaneously sent by electronic mail, facsimile, courier or by registered or certified mail (return receipt requested) to the following addresses and facsimile numbers:

(1) If to the Company, to:

Global A&T Electronics Ltd.

11 Martine Avenue, 12th Floor

White Plains, NY 10606

Attention: Michael Foreman

(Michael_Foreman@utacgroup.com)

With a copy to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attention: Patrick J. Nash, Jr., P.C.

Gregory F. Pesce

Laura Krucks

(patrick.nash@kirkland.com)

(gregory.pesce@kirkland.com)

(laura.krucks@kirkland.com)

(2) If to an Initial Noteholder that is a member of the Milbank Initial Ad Hoc Noteholder Group, or a transferee thereof, to the addresses or facsimile numbers set forth below following such Consenting Noteholder’s signature (or as directed by any transferee thereof), as the case may be, with a copy (which shall not constitute notice) to:

Milbank, Tweed, Hadley & McCloy LLP

28 Liberty Street

New York, NY 10005

+1-212-530-5000

Attention: Dennis F. Dunne

Abhilash M. Raval

Brian Kinney

Michael W. Price

(ddunne@milbank.com)

(araval@milbank.com)

(bkinney@milbank.com)

(mprice@milbank.com)

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(3) If to an Initial Noteholder that is a member of the Dechert Initial Noteholder Ad Hoc Group or a transferee thereof, to the addresses or facsimile numbers set forth below following such Consenting Noteholder’s signature (or as directed by any transferee thereof), as the case may be, with a copy to:

Dechert LLP

1095 Avenue of the Americas

New York, NY 10036

Attention: Michael J. Sage

Brian E. Greer

Janet M. Doherty

(michael.sage@dechert.com)

(brian.greer@dechert.com)

(janet.doherty@dechert.com)

(4) If to an Additional Noteholder or a transferee thereof, to the addresses or facsimile numbers set forth below following such Additional Noteholder’s signature (or as directed by any transferee thereof), as the case may be, and, if such Additional Noteholder is a member of the Additional Noteholder Ad Hoc Group, with a copy to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036-8704

Attention: Gregg Galardi

Stephen Moeller-Sally

Daniel Anderson

(gregg.galardi@ropesgray.com)

(ssally@ropesgray.com)

(daniel.anderson@ropesgray.com)

(4) If to a UTAC Party, to:

22 Ang Mo Kio Industrial Park 2

Singapore 569506

Attention: John Nelson

(john_nelson@utacgroup.com)

(5) If to TPG, to:

80 Raffles Place

#15-01 UOB Plaza 1

Singapore 048624

Attention: Dominic Picone

(dpicone@tpg.com)

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With a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York NY 10006

Attention: James Bromley

Benjamin Beller

(jbromley@cgsh.com)

(bbeller@cgsh.com)

(6) If to any Affinity Entity other than the Affiliate Noteholder, to:

Jade Electronics Holdings

c/o Walkers Corporate Limited

Cayman Corporate Centre

27 Hospital Road

George Town

Grand Cayman KY1-9008

Cayman Islands

with a copy to:

c/o Affinity Equity Partners (S) Pte Ltd

8 Temasek Boulevard

#28-03 Suntec Tower Three

Singapore 038988

with a copy which shall not constitute notice to:

Baker & McKenzie LLP

300 East Randolph Street

Chicago, Illinois 60601

Attention: David Heroy, Esq.

(david.heroy@bakermckenzie.com)

(7) If to Affiliate Noteholder, to:

Costa Esmeralda Investments Limited

c/o Walkers Corporate Limited

Cayman Corporate Centre

27 Hospital Road

George Town

Grand Cayman KY1-9008

Cayman Islands

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with a copy to:

c/o Affinity Equity Partners (S) Pte Ltd

8 Temasek Boulevard

#28-03 Suntec Tower Three

Singapore 038988

with a copy which shall not constitute notice to:

Baker & McKenzie LLP

300 East Randolph Street

Chicago, Illinois 60601

Attention: David Heroy, Esq.

(david.heroy@bakermckenzie.com)

Any notice given by electronic mail, facsimile, delivery, mail, or courier shall be effective when received.

24. Reservation of Rights; No Admission.

a. Nothing contained herein shall (i) limit (A) the ability of any Party to consult with other Parties, or (B) the rights of any Party under any applicable bankruptcy, insolvency, foreclosure, or similar proceeding, including the right to appear as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in or related to the Restructuring before a court of competent jurisdiction, in each case, so long as such consultation or appearance is not inconsistent with such Party’s obligations hereunder, or, to the extent such Restructuring is consistent with this Agreement, under the terms of the Restructuring; (ii) limit the ability of any Consenting Noteholder to sell or enter into any transactions in connection with the Noteholder Claims, or any other claims against or interests in the Company, subject to the terms of Section 5(b); (iii) limit the rights of any Consenting Noteholder under the Existing Indenture or any agreements executed in connection with the Existing Indenture; or (iv) constitute a waiver or amendment of any provision of the Existing Indenture or any agreements executed in connection with the Existing Indenture.

b. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of each of the Parties to protect and preserve its rights, remedies, and interests, including its claims against any of the other Parties (or their respective affiliates or subsidiaries) or its full participation in any bankruptcy case filed by the Company or any of its affiliates and subsidiaries. This Agreement and the transactions contemplated thereby are part of a proposed settlement of matters that have been or could otherwise be the subject of litigation among the Parties. Pursuant to Rule 408 of the Federal Rule of Evidence, any applicable state rules of evidence, and any other applicable law, foreign or domestic, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms. This Agreement shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses that it has asserted or could assert.

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25. Relationship Among Consenting Noteholders.

a. It is understood and agreed that no Consenting Noteholder has any duty of trust or confidence in any kind or form with any other Consenting Noteholder as a result of this Agreement. In this regard, it is understood and agreed that any Consenting Noteholder may trade in the Noteholder Claims or other debt of the Company without the consent of the Company or any other Consenting Noteholder, subject to applicable securities laws, the terms of this Agreement, and any confidentiality agreement entered into with the Company; provided, that no Consenting Noteholder shall have any responsibility for any such trading to any other person or entity by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences among or between the Consenting Noteholders shall in any way affect or negate this Agreement. The Parties acknowledge that this agreement does not constitute an agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any equity securities of the Company and the Parties do not constitute a “group” within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended. No action taken by any Party pursuant to this Agreement shall be deemed to constitute or to create a presumption by any of the Parties that the Parties are in any way acting in concert or as such a “group.”

b. Notwithstanding anything to the contrary herein, nothing in this Agreement shall require any Consenting Noteholder or representative of a Consenting Noteholder that becomes a member of a statutory committee that may be established in any proceeding before a court of competent jurisdiction to take any action, or to refrain from taking any action, in such person’s capacity as a statutory committee member; provided, that nothing in this Agreement shall be construed as requiring any Consenting Noteholder to serve on any statutory committee that may be established in any proceeding before a court of competent jurisdiction .

26. No Solicitation; Representation by Counsel; Adequate Information.

a. This Agreement is not and shall not be deemed to be a solicitation for votes in favor of the Plan. The acceptances and consents of any party with respect to the Plan will not have been solicited until after such party has been provided with such disclosures and/or materials in compliance with the applicable requirements of applicable law with respect to such solicitation.

b. Each Party acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

c. Although none of the Parties intends that this Agreement should constitute, and they each believe it does not constitute, a solicitation or acceptance of a chapter 11 plan of reorganization or an offering of securities, each Consenting Noteholder acknowledges, agrees, and represents to the other Parties that it (i) is an “accredited investor” as such term is defined in Rule 501(a) of the Securities Act of 1933, (ii) understands that any securities to be acquired by it pursuant to the Restructuring have not been registered under the Securities Act and that such

36

securities are, to the extent not acquired pursuant to section 1145 of the Bankruptcy Code, being offered and sold pursuant to an exemption from registration contained in the Securities Act, based in part upon such Consenting Noteholder’s representations contained in this Agreement and cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available, and (iii) has such knowledge and experience in financial and business matters that such Consenting Noteholder is capable of evaluating the merits and risks of the securities to be acquired by it pursuant to the Restructuring and understands and is able to bear any economic risks with such investment.

27. Fees & Expenses.

Pursuant to the existing fee payment agreements the Company shall pay or reimburse in cash when due all reasonable and documented fees and out-of-pocket expenses (including travel costs and expenses), regardless of whether such fees and expenses were incurred prepetition or postpetition, of (i) the members of the Milbank Initial Noteholder Ad Hoc Group, the Dechert Initial Noteholder Ad Hoc Group, and the Additional Noteholder Ad Hoc Group and their respective counsel advising on the Restructuring (including foreign and local counsel advising on collateral matters), (ii) Milbank, as primary U.S. counsel to the Milbank Initial Noteholder Ad Hoc Group, (ii) Drew & Napier as primary Singapore counsel to the Milbank Initial Noteholder Ad Hoc Group, (iv) PJT, as financial advisor to the Milbank Initial Noteholder Ad Hoc Group, (v) Ropes, as primary U.S. counsel to the Additional Noteholder Ad Hoc Group, (vi) local counsel retained by the Additional Noteholder Ad Hoc Group, (vii) Houlihan Lokey, as financial advisor to the Additional Noteholder Ad Hoc Group, and (viii) Dechert, as primary U.S. Counsel to the Dechert Initial Noteholder Ad Hoc Group. In addition, the reasonable fees and out-of-pocket expenses, irrespective of whether such fees and expenses were incurred prepetition or postpetition, of Lowenstein and Brown Rudnick, each as counsel to certain Consenting Noteholders in the N.Y. Litigation Proceedings, shall be paid as follows: (a) any such fees and out-of-pocket expenses that are outstanding and invoiced to the Company as of November 6, 2017 shall have been paid in cash by (or on behalf of) the Company on or before the tenth business day after the date on which Consenting Initial Noteholders holding at least 66 2/3% in aggregate principal amount outstanding of the Initial Notes have executed this Agreement and (b) any other such fees and out-of-pocket expenses shall be payable in cash pursuant to the Plan. The Company will also pay or reimburse any fees and expenses of the Indenture Trustee, whether or not such fees and expenses were incurred prepetition or postpetition, to the extent provided under the Existing Indenture.

For the avoidance of doubt, the Required Consenting Initial Noteholders may terminate this Agreement if the Company seeks the termination of any engagement letter or fee letter with respect to any of the advisors to the Milbank Initial Noteholder Ad Hoc Group or the Dechert Initial Noteholder Ad Hoc Group and the Required Additional Noteholders may terminate this Agreement if the Company seeks the termination of any engagement letter or fee letter with respect to any of the advisors to the Additional Noteholder Ad Hoc Group. The Plan will contain provisions for the payment in cash of (x) the reasonable and documented fees and expenses of the parties identified in this Section 27 and (y) all trustee, agency, representative and similar fees and reimbursable expenses that are payable under the Existing Indenture and related documents.

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28. Interpretation.

This Agreement is the product of negotiations among the Parties, and the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement or any portion hereof, shall not be effective in regard to the interpretation hereof.

29. Additional Parties.

Without in any way limiting the requirements of Section 5(b) of this Agreement, additional Initial Noteholders and Additional Noteholders may elect to become Parties upon execution and delivery to the other Parties of a counterpart hereof in accordance with Section 14. Such additional Parties shall become a Consenting Initial Noteholder or Consenting Additional Noteholder (as the case may be) under this Agreement in accordance with the terms of this Agreement.

30. Forbearance Fee.

Each Holder of Noteholder Claims that is a Consenting Initial Noteholder, a Consenting Additional Noteholder, or the Affiliate Noteholder as of the applicable Consent Date (as set forth on Exhibit F, which may be extended by the Company after consultation with the Required Consenting Initial Noteholders or the Required Consenting Additional Noteholders, as applicable) will be entitled to its Pro Rata Share of the applicable Forbearance Fee. For the avoidance of any doubt, such Forbearance Fee shall be settled only in the form of consideration set forth on Exhibit F, and the Company reserves the right to require any Consenting Initial Noteholder, Consenting Additional Noteholder, or the Affiliate Noteholder that asserts it is eligible to receive the Forbearance Fee to certify in writing and demonstrate to the Company’s reasonable satisfaction (consistent with the verification requirements of Rule 506(c) promulgated under the Securities Act of 1933) that such Consenting Initial Noteholder, Consenting Additional Noteholder, or the Affiliate Noteholder is an “accredited investor” for purposes of the U.S. securities laws.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

Global A&T Electronics Ltd.

(on behalf of itself and its direct and indirect subsidiaries)

By:
Name:
Title:

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[UTAC Parties Signature Page]

By:
Name:
Title:

[Sponsors Signature Page]

By:
Name:
Title:

Company Claims/Interests Owned:

Notice Address:

Fax:
Attention:
Email:

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[CONSENTING NOTEHOLDER]

By:

Name:

Title:

Principal Amount of Initial Noteholder Claims: $
Principal Amount of Additional Noteholder Claims: $

Notice Address:

Fax:
Attention:
Email:

Schedule 1

Dividends and Distributions

Date	Amount	Description
August 25, 2017	$5,000,000	Cash contribution by UMS to UTAC to fund general corporate expenditures

Exhibit A

Term Sheet

Term	Description

Summary	The Restructuring of the Company described below is intended to be implemented through confirmation of the Plan in accordance with the terms of the Restructuring Support Agreement, dated as of November 2, 2017 (the “RSA”), to which this term sheet is attached and incorporated by reference in its entirety as Exhibit A. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the RSA.

Contribution of Equity Interests in UTAC	On the Effective Date, TPG and Affinity will contribute 31% of the equity interests in UTAC to the Additional Noteholders (including the Affiliate Noteholder) in a form and manner to be agreed as set forth in the RSA and in any event acceptable to the Equity Parties and the Required Consenting Additional Noteholders, and, thereafter, TPG and Affinity will retain 69% of the common equity of UTAC (which amount shall not include any equity interests in UTAC to be distributed to the Affiliate Noteholder with respect to any Additional Notes held by the Affiliate Noteholder).

Contribution of UMS Business	Pursuant to the Restructuring, the business of UMS will be contributed to the Company such that UMS and the Company will be a combined enterprise with a single management team, owned by UTAC.

New Secured Notes

The $665 million in New Secured Notes issued on the Effective Date to the Initial Noteholders and the Additional Noteholders pursuant to the Plan shall be consistent with the following terms:

•    Coupon: 8.5% per annum, payable in cash semi-annually beginning six months after the Effective Date, with interest accruing as of the earlier of the Effective Date and January 1, 2018;

•    Maturity: 5 years from the Effective Date;

•    Collateral: Guaranteed on a joint and several basis by Reorganized GATE and its current and future subsidiaries and UMS;

•    Security: First priority liens and security interests in the assets of Reorganized GATE and its current and future subsidiaries and UMS;

•    Call Protection: Solely for the first 24 months after the Effective Date, as follows:

•    102% for 12-month period commencing on the Effective Date; and

•    101% for the subsequent 12-month period thereafter; and

•    at par, for the period commencing on the 24-month anniversary of the Effective Date through the maturity date;

•    Governing Law: New York;

•    Covenants: To be acceptable in all material respects to the Company and the Required Consenting Noteholders;

•    Required Noteholders: holders of no less than a majority of the principal amount of New Secured Notes outstanding; provided, that any post-issuance amendment, consent or waiver relating to the release of security or guarantors shall require 66 2/3% of the principal amount of New Secured Notes outstanding; provided further, that any consent or amendment for which the consent of each holder is required under the Trust Indenture Act of 1939 shall require the consent of each holder and provided further that voting shall be subject to restrictions and provisions similar to those contained in section 2.08 of the Existing Indenture; and

•    Permitted Indebtedness: The Company may enter into one or more debt facilities or arrangements providing for revolving credit loans, letters of credit, or other revolving indebtedness in an amount to be set forth in the New Indenture Documents to be acceptable in all material respects to the Company and the Required Consenting Noteholders.

•    Other Terms: To be mutually agreed.

Initial Notes

Allowance. The Initial Notes will be allowed in the amount of $625,000,000. $273,585,000 in Initial Notes were held by the Initial Noteholders that are plaintiffs in the 2014 N.Y. Action (collectively with respect to such Initial Notes only, the “2014 Plaintiff Initial Noteholders” and all holders of the remaining $351,415,000 in Initial Notes, the “Other Initial Noteholders”). Other than the $625,000,000 principal amount of the Initial Notes, no other claim with respect to the Initial Notes (including any claim with respect to or on account of prepetition or postpetition interest, default interest, fees, or other costs) shall be allowed for purposes of the Plan.

Treatment. On the Effective Date, Reorganized GATE will issue New Secured Notes to the Initial Noteholders as follows:

•    Each Initial Noteholder will receive its pro rata share of $508,750,000 in New Secured Notes;

•    Each Other Initial Noteholder will receive its pro rata share of $5,000,000 in New Secured Notes;

•    Each Other Initial Noteholder will receive its pro rata share of $5,000,000 in cash;

•    The 2014 Plaintiff Initial Noteholders will receive $15,000,000 in New Secured Notes; and

•    The 2014 Plaintiff Initial Noteholders will receive $5,000,000 in cash.

For purposes of making distributions under the Plan, the waterfall set forth on Schedule 1 shall govern the distribution of New Secured Notes to Initial Noteholders.

Additional Notes

Allowance. The Additional Notes will be allowed in the amount of $502,257,000. Other than the $502,257,000 principal amount of the Additional Notes, no other claim with respect to the Additional Notes (including any claim with respect to or on account of prepetition or postpetition interest, default interest, fees, or other costs) shall be allowed for purposes of the Plan.

Treatment. On the Effective Date, each Additional Noteholder will receive its pro rata share of:

•    $84.9 million in New Secured Notes; provided that GATE and the Affiliate Noteholder agree that Reorganized GATE will distribute $5,000,000 of the New Secured Notes that would otherwise be distributed on the Effective Date to the Affiliate Noteholder under the Plan to the Other Initial Noteholders as set forth in the section of this Term Sheet entitled “Initial Notes”; and

•    31% of the common equity of UTAC.

Equity Dilution	The common equity of UTAC distributed to the Additional Noteholders, TPG, and Affinity shall be subject to dilution by any post-Effective Date management equity incentive plan adopted by UTAC.

Other Claims	The Plan will provide that all other general unsecured claims against the Company or its subsidiaries will be paid in full in cash in the ordinary course of business or reinstated.

Settlement of the N.Y. Action	The plaintiffs in the N.Y. Litigation Proceedings will cause such proceedings to be dismissed with prejudice and agree that the claims underlying such proceedings are forever released and settled in their entirety in exchange for the consideration provided set forth in the section of this Term Sheet entitled “Initial Notes.”

Releases	The occurrence of the Effective Date will be subject in all respects to: (i) dismissal with prejudice of the N.Y. Litigation Proceedings; and (ii) approval in the Confirmation Order of the Release set forth in Exhibit C to the RSA.

Forbearance Fees	The Plan shall provide for Consenting Initial Noteholders to receive $31.250 million in New Secured Notes and for Consenting Additional Noteholders and the Affiliate Noteholder to receive $25.1 million in New Secured Note, each as a Forbearance Fee in accordance with section 30 of the RSA.

Schedule 1

Plan Treatment of Initial Notes

For purposes of making distributions under the Plan, Reorganized GATE will distribute the New Secured Notes to the Initial Noteholders on the Effective Date as follows:

•	Consenting Initial Noteholders will receive the Forbearance Fee as provided in section 30 of the RSA.

•	Each Initial Noteholder will receive its pro rata share of: (x) $517,642,619.84 in New Secured Notes; and (y) $8,892,619.84 in cash; and

•	Each 2014 Plaintiff Initial Noteholder will also receive its pro rata share of: (x) $11,107,380.16 in New Secured Notes; and (y) $1,107,380.16 in cash.

Exhibit B

Form of Transfer Agreement

Reference is made to the Restructuring Support Agreement (as amended, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”) dated as of November 2, 2017 by and among Global A&T Electronics Ltd., on behalf of itself and its direct and indirect subsidiaries (collectively, the “Company”), certain beneficial holders (or investment managers, advisors or subadvisors for any of the beneficial holders) of Senior Secured Notes (together with their successors and permitted assigns under the Agreement, each, a “Consenting Noteholder” and, collectively, the “Consenting Noteholders”), and the other parties thereto. 4

The undersigned (the “Transferee”) is [a Consenting Noteholder] [an Equity Party] under the Agreement and has acquired the further Noteholder Claims set forth below, which are in addition to any Noteholder Claims set forth on its signature page to the Agreement or on any Joinder Agreement or Transfer Agreement executed before the day hereof.

This agreement shall be governed by the governing law set forth in the Agreement.

Date:                     , 2017

[TRANSFEREE]

By:
Name:
Title:

Initial Noteholder Claims:	$

Additional Noteholder Claims:	$

[4]	Defined terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

Exhibit C

Form of Joinder Agreement

The undersigned hereby acknowledges that it has reviewed and understands the Restructuring Support Agreement (as amended, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”) dated as of November 2, 2017 by and among Global A&T Electronics Ltd., on behalf of itself and its direct and indirect subsidiaries (collectively, the “Company”), certain beneficial holders (or investment managers, advisors or subadvisors for any of the beneficial holders) of Senior Secured Notes (together with their successors and permitted assigns under the Agreement, each, a “Consenting Noteholder” and, collectively, the “Consenting Noteholders”), and the other parties thereto, and agrees to be bound as a Consenting Noteholder by the terms and conditions thereof binding on the Consenting Noteholders with respect to all Noteholder Claims held by the undersigned.5

The undersigned hereby makes the representations and warranties of the Consenting Noteholders set forth in Section 10(a) and Section 10(b) of the Agreement to each other Party, effective as of the date hereof.

This joinder agreement shall be governed by the governing law set forth in the Agreement.

Date:                     , 2017

[CONSENTING NOTEHOLDER]

By:
Name:
Title:

Initial Noteholder Claims:	$

Additional Noteholder Claims:	$

[5]	Defined terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

Exhibit D

The Release

“Exculpated Party” means, collectively, and in each case in its capacity as such: (a) the Debtors; (b) any official committees appointed in the Chapter 11 Cases and each of their respective members; (c) each Affinity Entity, including the Affiliate Noteholder; (d) each TPG Entity; (e) Holdings; (f) UTAC; (g) UMS; (h) the Initial Noteholders party to the Restructuring Support Agreement; (i) the Additional Noteholders party to the Restructuring Support Agreement; and (j) with respect to each of the foregoing, such entity and its current and former affiliates, and such entity’s and its current and former affiliates’ current and former equity holders, subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.

“Released Party” means each of the following in their capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the estate of each Debtor; (d) each Affinity Entity, including the Affiliate Noteholder; (e) each TPG Entity; (f) Holdings; (g) UTAC; (h) UMS; (i) the defendants in the N.Y. Litigation Proceedings; (j) the Indenture Trustee; (k) the Initial Noteholders and Additional Noteholders party to the Restructuring Support Agreement; and (l) with respect to each of the foregoing entities in clauses (a) through (k), such entity and its current and former affiliates, and such entities’ and their current and former affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.

“Releasing Parties” means each of the following in their capacity as such: (a) all holders of claims, regardless of whether such holders have accepted, or are deemed to have accepted, the Plan, including, for the avoidance of doubt, all Initial Noteholders, Additional Noteholders, and plaintiffs in the N.Y. Litigation Proceedings; (b) each Affinity Entity, including the Affiliate Noteholder; (c) each TPG Entity; (d) Holdings; (e) UTAC; (f) UMS; (g) the defendants in the N.Y. Litigation Proceedings; (h) the Indenture Trustee; (i) each of the Debtors, the Reorganized Debtors, the estate of each Debtor; and (j) with respect to each Debtor, each of the Reorganized Debtors, the estate of each Debtor, and each of the foregoing entities in clauses (a) through (h), each such entity’s current and former affiliates, and such entities’ and their current and former affiliates’ current and former directors, managers, and officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, and subsidiaries, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, investment managers, and other professionals, each in their capacity as such.

Debtor Release

Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, as of the Effective Date, the Debtors and their estates, the Reorganized Debtors and each of their respective current and former affiliates hereby conclusively, absolutely, unconditionally, irrevocably, and forever releases, waives, and discharges, and shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released, waived and discharged the Released Parties from any and all claims, interests, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever (including any derivative claims asserted or that may be asserted on behalf of the Debtors or their estates or their affiliates in their own right, whether individually or collectively, or on behalf of the holder of any claim or interest or other entity, and claims and causes of action with respect to the Senior Secured Notes, the 2013 debt exchange (the “Exchange”), and any transaction arising under, or relating to, the Intercreditor Agreement, the N.Y. Litigation Proceedings, the Restructuring, or the Plan), whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity, or otherwise, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, or the Reorganized Debtors, the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase sale of any security of the Debtors, the business or contractual arrangement between any Debtor and any Released Party, the subject matter of, or the transactions or events giving rise to any claim or interest that is treated in the Plan, the formulation, preparation, dissemination, negotiation, of the Restructuring Support Agreement, the Plan, the Disclosure Statement, or any other action or transaction relating in any way to any of the foregoing, any contract, instrument, release, or other agreement or document related to, created or entered into in connection with the Plan, the Disclosure Statement, the Restructuring Support Agreement, the filing of the Chapter 11 Cases, the pursuit of confirmation, the pursuit of consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan, or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to the foregoing. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or entity under the Plan, any Restructuring transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Third-Party Release

As of the Effective Date, for good and valuable consideration, each Releasing Party, regardless of whether any Releasing Party consents to this “Third-Party Release,” to the greatest extent permitted by applicable law, hereby forever releases and discharges, and is deemed to have forever released and discharged each Released Party from any and all claims, interests, obligations, rights, suits, damages, remedies, liabilities, and causes of action, whether known or unknown, liquidated or contingent, foreseen or unforeseen, existing or hereafter arising, in law, equity, or otherwise, arising from the beginning of time through the Effective Date, including, without limitation, that such entity would have been legally entitled to assert based on or related to the N.Y. Litigation Proceedings, as well as based on or relating to, in any manner arising from, in whole or in part, the Senior Secured Notes, the Exchange, and any transactions arising under, or relating to, the Intercreditor Agreement, the Restructuring, or the Plan), as well as all other claims and causes of action (including claims and causes of action based on or relating to the Senior Secured Notes, the Exchange, and any transactions arising under, or relating to, the Intercreditor Agreement, the N.Y. Litigation Proceedings, the Restructuring, or the Plan), whether known or unknown, including any derivative claims asserted or capable of being asserted by or on behalf of the Debtors or the Reorganized Debtors, or their estates or affiliates, or any other Releasing Party, as applicable, that such entity would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of the holder of any claim or interest, based on or relating to, or in any manner arising from or in connection with, in whole or in part, the Debtors or the Reorganized Debtors, or any other Releasing Party, the Restructuring Support Agreement, the Disclosure Statement, the Plan, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the business or contractual arrangements between any Debtor and any Released Party, the subject matter of, or the transactions or events giving rise to any claim or interest that is treated in the Plan, the formulation, preparation, dissemination, and negotiation, of the Plan, the Disclosure Statement, or any other action or transaction relating in any way to any of the foregoing, any contract, instrument, release, or other agreement or document related to, created or entered into in connection with the Plan, the Disclosure Statement, the Restructuring Support Agreement, the filing of the Chapter 11 Cases, the pursuit of confirmation, the pursuit of consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan, or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to the foregoing. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any post-Effective Date obligations of any party or entity under the Plan, any restructuring transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or (ii) the claims of any Initial Noteholder or Additional Noteholder against any other Initial Noteholder, Additional Noteholder, predecessor Initial Noteholder, or predecessor Additional Noteholder under any post-Exchange agreement between or among such parties and as to which the Debtors are not parties, which claims are expressly reserved.

Exculpation

Except as otherwise specifically and expressly provided in the Plan, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby released and exculpated from, any cause of action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, in whole or in part, the Debtors, the formulation, preparation, dissemination, negotiation, of the Restructuring Support Agreement, the Plan, the Disclosure Statement, or any Restructuring transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Plan, the Disclosure Statement, the filing of the Chapter 11 Cases, the pursuit of confirmation, the pursuit of consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan, or any other related agreement. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of, and distribution of, consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan; provided that, the foregoing “Exculpation” shall be limited to the extent permitted in section 1125(e) of the Bankruptcy Code. Notwithstanding anything to the contrary in the foregoing, the exculpation set forth above does not release or exculpate any claim relating to (i) any post-Effective Date obligations of any party or entity under the Plan, any restructuring transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or (ii) the claims of any Initial Noteholder or Additional Noteholder against any predecessor Initial Noteholder or Additional Noteholder that is a party to any post-Exchange agreement with such Initial Noteholder or Additional Noteholder in connection with the transfer or trading of Initial Notes or Additional Note, which claims are expressly reserved.

Injunction

Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all entities that have held, hold, or may hold claims or interests that have been released pursuant to the Plan (including any claims asserted in connection with, or that could have been asserted in connection with, the N.Y. Litigation Proceeding), shall be discharged pursuant to the Plan, or are subject to exculpation pursuant to the Plan, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, or the Released Parties: (i) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests (including with respect to the Exchange pursuant to which the Additional Notes were issued); (ii) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such entities on account of or in connection with or with respect to any such claims or interests; (iii) creating, perfecting, or enforcing any lien or encumbrance of any kind against such entities or the property or the estates of such entities on account of or in connection with or with respect to any such claims or interests; (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such entities or against the property of such entities on account of or in connection with or with respect to any such claims or interests unless such entity has timely asserted such setoff right in a document filed with the Bankruptcy Court explicitly preserving such setoff, and notwithstanding an indication of a claim or interest or otherwise that such entity asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (v) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Plan.

Exhibit E

Minority Equity Holder Protections

Exhibit F

Noteholders	Forbearance Fee	Deadline for Noteholders to Execute the Agreement for Interim Forbearance Fee (the “First Consent Date”)	Percent of Forbearance Consideration Available for Interim Forbearance Fee	Deadline to for Noteholders to Execute the Agreement for Final Forbearance Fee (the “Second Consent Date”)	Percent of Forbearance Consideration Available for Final Forbearance Fee
Initial Noteholders	$31,250,000 in New Secured Notes (the “Initial Notes Forbearance Fee”)	November 8, 2017	50% of the Initial Notes Forbearance Fee	November 15, 2017	50% of the Initial Notes Forbearance Fee

Additional Noteholders	$25,100,000 in New Secured Notes (the “Additional Notes Forbearance Fee,” and, together with the Initial Notes Forbearance Fee, collectively, the “Forbearance Fee”)	November 8, 2017	50% of the Additional Notes Forbearance Fee	November 15, 2017	50% of the Additional Notes Forbearance Fee

Exhibit D

Financial Projections

Financial Projections1

The Plan provides, among other things, that the New Secured Notes to be issued by Reorganized GATE will be guaranteed by UTAC and UMS. The Plan also provides that following the Effective Date UMS and GATE will be operated as a combined enterprise with a single management team, owned by UTAC. Accordingly, in conjunction with preparation of the Plan and the Disclosure Statement, UTAC, with the assistance of the Debtors and their management team and advisors, prepared the following Financial Projection for the fiscal year ending December 31, 2018 (“FY2018”) through the fiscal year ending December 31, 2022 (“FY2022,” and, such period, the “Projection Period”) for post-Effective Date UTAC (on a consolidated basis).

The Financial Projections are based on a number of assumptions made by UTAC and the Debtors with respect to the future operating performance of the post-Effective Date UTAC and the Reorganized Debtors. Although UTAC and the Debtors have prepared the Financial Projections in good faith and believe the assumptions to be reasonable, it is important to note neither UTAC nor the Debtors can provide any assurance that such assumptions will be realized and such assumptions, therefore, remain subject to the risk factors set forth in the Disclosure Statement and the assumptions described herein, including all relevant qualifications and footnotes.

Neither UTAC nor the Debtors have generally published financial projections of their respective anticipated financial positions, results of operations, or cash flows. Accordingly, except as provided in the New Shareholders Agreement and the New Indenture Documents, neither UTAC nor the Debtors will, and disclaim any obligation to, furnish updated business plans or projections to Holders of Claims or other parties in interest after the Effective Date, or to include such information in documents required to be filed with any regulatory or other governmental body (such as the SEC) or otherwise make such information public, unless required to do so by the SEC or other regulatory body pursuant to the provisions of the Plan.

As described in detail in the Disclosure Statement, a variety of risk factors could affect UTAC and/or the Reorganized Debtors’ financial results and Holders of Claims entitled to vote to accept or reject the Plan should consider those risk factors. Accordingly, the Financial Projections should be reviewed in conjunction with the risk factors set forth in the Disclosure Statement and the assumptions described herein, including all relevant qualifications and footnotes. Although the Financial Projections represent UTAC and the Debtors’ respective best estimates and good faith judgment (for which UTAC and the Debtors, as applicable, believe they have a reasonable basis) of the results of future operations, financial position, and cash flows of UTAC and the Debtors, as applicable, they are only estimates and actual results may vary considerably from the Financial Projections. Consequently, the Financial Projections should not be regarded as a representation by UTAC or the Debtors, or their respective advisers or representatives, that the projected results of operations, financial position, and cash flows of UTAC or the Debtors, as applicable, will be achieved.

[1]	Capitalized terms used but not defined herein shall have the meaning set forth in the Disclosure Statement for the Debtors’ Joint Chapter 11 Plan of Reorganization (the “Disclosure Statement”), to which the Financial Projections are attached.

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The Financial Projections were not prepared with a view toward compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The projected consolidated balance sheet does not reflect the impact of “fresh start” accounting, which could result in material changes to the projections.

Moreover, the Financial Projections may contain certain statements that are “forward-looking statements” within the meaning of the private securities litigation reform act of 1995. These statements are subject to a number of assumptions, risks, and uncertainties, many of which are beyond the control of UTAC and/or the Debtors, including the implementation of the Plan, and the continuing availability of sufficient borrowing capacity or other financing to fund operations. Holders of Claims entitled to vote on the Plan are cautioned that the forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the Debtors undertake no obligation to update any such statements.

The Financial Projections, while presented with numerical specificity, are necessarily based on a variety of estimates and assumptions which, though considered reasonable by the Debtors, may not be realized and are inherently subject to significant business, economic, industry, regulatory, legal, market, and financial uncertainties and contingencies, many of which are beyond the control of UTAC and/or the Reorganized Debtors, as applicable. UTAC and the Debtors caution that no representations can be made or are made as to the accuracy of the projections or to UTAC and/or the Reorganized Debtors’ ability to achieve the projected results. Some assumptions inevitably will be incorrect. Moreover, events and circumstances occurring subsequent to the date on which the UTAC and Debtors prepared these projections may be different from those assumed, or, alternatively, may have been unanticipated, and thus the occurrence of these events may affect financial results in a materially adverse or materially beneficial manner. Except as otherwise provided in the Plan or the Disclosure Statement, UTAC, the Debtors, and the Reorganized Debtors, as applicable, do not intend and undertake no obligation to update or otherwise revise the projections to reflect events or circumstances existing or arising after the date of the Disclosure Statement or to reflect the occurrence of unanticipated events. Therefore, the Financial Projections may not be relied upon as a guarantee or other assurance of the actual results that will occur. In deciding whether to vote to accept or reject the Plan, Holders of Claims entitled to vote to accept or reject the Plan must make their own determinations as to the reasonableness of such assumptions and the reliability of the projections, and should consult with their own advisors.

General Assumptions

•	Methodology. The Financial Projections contain the operational and capital expenditure plans for UTAC, including the Debtors and UMS. The projected performance of UTAC was analyzed with input from key management personnel and incorporate numerous assumptions regarding industry and revenue growth, new product offerings, productivity improvements, and other operating and cost reduction initiatives. The Financial Projections assume that all existing operating units continue operating and does not assume sales or closure of any operating units beyond the projected wind down of the Shanghai Debtor that has been substantially completed, nor any acquisitions of new operating units.

•	Assumed Effective Date. The Financial Projections assume that the Effective Date will occur on or before December 31, 2017 (the “Assumed Effective Date”).

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•	Macroeconomic and Industry Environment. The Financial Projections and related volume and pricing assumptions are based on input from UTAC’s senior management and certain industry reports prepared by various third parties.

•	Operating Conditions. The Financial Projections assume a reversion to operating conditions upon emergence that would be normal for a company of a similar size and nature with capitalization consistent with that of UTAC.

•	UMS. The Financial Projections assume UMS is contributed to GATE such that UMS and GATE are a combined enterprise with a single management team, owned by UTAC, as contemplated by the Plan.

Consolidated Financial Projections

•	Net Sales. During the Projection Period, the sales of UTAC are expected to grow from approximately $843 million in FY2018 to approximately $1.065 billion in FY2022. Industry growth is assumed to be in the 3 percent to 5 percent range, depending on the business segment, and assumptions related to customer acquisition, new product introduction, and capacity expansion were considered in arriving at assumptions sales assumptions for each operating unit.

•	Cost of Sales. The Financial Projections project that UTAC’s gross margin as a percentage of sales is estimated to improve due to various investments and productivity initiatives from approximately 21.5 percent in FY2018, to approximately 22.2 percent in FY2022.

•	Selling, General and Administrative Expenses. UTAC’s Selling, General, and Administrative (“SG&A”) expenses are expected to improve from FY2018 to FY2022 as a result of implemented strategies and as management achieves cost savings anticipated from a combined GATE and UMS operation. SG&A expenses include sales and marketing, business technology, plant SG&A, sales office costs, and other administrative expenses.

•	Research and Development Expenses. Research and Development (“R&D”) expenses are expected to rise moderately from FY2018 through FY2022.

•	Adjusted EBITDA. UTAC’s adjusted EBITDA, following certain adjustments to remove one-time costs, is expected to grow from approximately $203 million in FY2018 to $262 million in FY2022.

•	Interest Expense. Reorganized GATE’s interest expenses are expected to be limited to the interest accruing on the New Secured Notes following the Effective Date.

•	Income Taxes. The Financial Projections include UTAC’s projected income taxes during the Projection Period.

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Projected Balance Sheets and Statements of Cash Flows Key Assumptions

UTAC’s post-Effective Date projected balance sheet sets forth the projected consolidated financial position of UTAC after giving effect to the Plan.

General Assumptions:

•	Overview. The projected consolidated balance sheet was developed from expected changes in assets and liabilities of UTAC from the September 2017 unaudited actual balance sheets for each subsidiary rolled forward to December 31, 2017, and after giving effect to the occurrence of the Effective Date. The Financial Projections reflect UTAC’s projected post-Effective Date consolidated balance sheet as of each fiscal-year end, reflecting projected results of operations and assumed investments in fixed assets and working capital.

•	Cash. After payment of all Allowed Administrative Claims and Allowed Accrued Professional Compensation Claims and the UMS credit facility, UTAC’s post-Effective Date cash balance is projected to total approximately $149 million. Projected cash included in the Financial Projections reflects the impact on cash from the projected operating results, capital investment, working capital changes, and debt service assumed in these Financial Projections. Actual cash may vary from cash reflected in the projected consolidated balance sheet because of variances in the Financial Projections and potential changes in cash needs to consummate the Plan.

•	Debt. The projected consolidated balance sheet reflects the New Secured Notes and other obligations that are expected to remain outstanding as of the Effective Date, with any projected payments made in the ordinary course of operations based on existing terms. The following table outlines the debt structure prior to the Assumed Effective Date and contemplated under the Plan. The Financial Projections capture interest expense based on existing or contemplated terms.

DEBT STRUCTURE

(US $ in thousands)
Debt	12/30/2017	Post-Emergence 12/31/2017
Initial Notes	$625,000	$—
Additional Notes	502,000	—
New Secured Notes	—	665,000

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•	Working Capital. Balances for accounts receivable, accounts payable, and inventory are based on UTAC’s long-term historical turnover ratios.

•	Capital Expenditures. UTAC has significant capital projects planned during the Projection Period designed to pursue strategic growth, improve competitiveness, expand capacity, and improve productivity. In addition, UTAC expects to continue to invest in its business to ensure customer requirements are met as new products are introduced. Capital expenditures are assumed to approximate 15% of projected net sales on an annual basis.

PROJECTED CAPITAL EXPENDITURES

	FYE December 31,
(US $ in thousands)	2018	2019	2020	2021	2022
UTAC CapEx	$114,982	$125,312	$133,695	$143,052	$150,409

5

Projected Income Statement – Consolidated

PROJECTED INCOME STATEMENT

	FYE December 31,
(US $ in thousands)	2018	2019	2020	2021	2022
Net Sales	$843,430	$889,641	$939,672	$1,001,619	$1,065,748
Cost of Goods Sold	(662,512)	(690,317)	(730,739)	(773,364)	(828,624)

Gross Profit	$180,917	$199,324	$208,933	$228,254	$237,124
Gross Margin %	21.5%	22.4%	22.2%	22.8%	22.2%
Selling, General & Administrative	$(71,594)	$(65,123)	$(64,413)	$(65,682)	$(66,910)
Research & Development	(17,196)	(17,281)	(17,520)	(17,764)	(18,012)
Other Op Income / (Expenses)	(1,000)	(1,000)	(1,000)	(1,000)	(1,000)
Other	—	—	—	—	—
Restructuring Expenses	(420)	—	—	—	—

EBIT	$90,707	$115,919	$126,000	$143,808	$151,202
Interest Income / (Expense)	$(56,612)	$(55,517)	$(55,397)	$(55,315)	$(55,177)
Other Non-Op. Income / (Expense)	—	—	—	—	—

Profit Before Tax	$34,095	$60,403	$70,603	$88,493	$96,025
Income Tax Benefit / (Expense)	$(11,295)	$(12,875)	$(14,272)	$(15,951)	$(17,106)
Minority Interest	—	—	—	—	—

Net Profit After Tax	$22,800	$47,528	$56,331	$72,542	$78,919

Depreciation & Amortization	106,754	94,900	95,025	102,617	111,418
Other Add Backs	5,676	—	—	—	—

Adjusted EBITDA (1)	$203,137	$210,819	$221,025	$246,425	$262,620

EBITDA Margin %
Notes:
(1) Adjusted EBITDA is calculated as follows:
EBIT	$90,707	$115,919	$126,000	$143,808	$151,202
Depreciation & Amortization	106,754	94,900	95,025	102,617	111,418
Other Add Backs	5,676	—	—	—	—

Adjusted EBITDA	$203,137	$210,819	$221,025	$246,425	$262,620

6

Pro-Forma EBITDA – Consolidated

The Debtors have incurred significant costs associated with Allowed Accrued Professional Compensation Claims in FY 2017 that will extend briefly into FY2018 but then not recur in the future. The Debtors view these as one-time costs that would not be incurred during normal operations. In addition, the Debtors are projected to incurr other external legal and other costs, which the Debtors view as non-recurring, one-time costs. The following table outlines the one-time costs associated with these items and the pro-forma EBITDA, excluding these one-time costs:

ADJUSTED EBITDA

	FYE December 31,
(US $ in thousands)	2018	2019	2020	2021	2022
EBITDA	$197,461	$210,819	$221,025	$246,425	$262,620
One-time Adjustments:
Gain on debt extinguishment	$—	$—	$—	$—	$—
Restructuring expenses	420	—	—	—	—
Forex (gain)/loss	—	—	—	—	—
(Gain)/loss on disposal of PP&E, net of asset impairment	—	—	—	—	—
Plant closure	—	—	—	—	—
Other adjustments	5,256	—	—	—	—

Total One-time Adjustments	$5,676	$—	$—	$—	$—
Adjusted EBITDA	$203,137	$210,819	$221,025	$246,425	$262,620

7

Projected Balance Sheet – Consolidated

PROJECTED BALANCE SHEET (1)

	FYE December 31,
(US $ in thousands)	2018	2019	2020	2021	2022
ASSETS
Cash and cash equivalents	$175,129	$215,859	$228,279	$253,188	$284,727
Trade and other receivables	139,799	148,874	157,386	168,052	179,158
Inventories	57,355	60,015	63,417	67,308	72,314
Other current assets	16,927	16,927	16,927	16,927	16,927

Total Current Assets	$389,210	$441,675	$466,010	$505,474	$553,126
Non Current Assets	$1,126,204	$1,136,616	$1,175,286	$1,215,721	$1,254,712

Total Assets	$1,515,414	$1,578,291	$1,641,295	$1,721,195	$1,807,839
LIABILITIES & SHAREHOLDER’S EQUITY
Accounts Payable	$99,414	$115,544	$122,873	$130,242	$137,981
Other Accrued Liabilities	1,956	1,176	520	509	495

Total Current Liabilities	$101,370	$116,720	$123,393	$130,751	$138,476
Post-Emergence Notes	$665,000	$665,000	$665,000	$665,000	$665,000
Other Non Current Liabilities	55,374	55,374	55,374	55,374	55,374

Total Liabilities	$821,744	$837,094	$843,768	$851,126	$858,850

Total Liabilities & Shareholder’s Equity	$1,515,414	$1,578,291	$1,641,295	$1,721,195	$1,807,839

Notes:

(1)	Does not reflect fresh start accounting.

8

Projected Cash Flow Statement – Consolidated

PROJECTED CASH FLOW STATEMENT

	FYE December 31,
(US $ in thousands)	2018	2019	2020	2021	2022
OPERATING ACTIVIITES
Net Income / (Loss)	$34,095	$60,403	$70,603	$88,493	$96,025
Depreciation & Amortization	106,754	94,900	95,025	102,617	111,418
Net Interest Expense	56,612	55,517	55,397	55,315	55,177
Gain on Debt Extinguishment	—	—	—	—	—
Changes in Assets & Liabilities:
Accounts Receivable	660	(9,075)	(8,512)	(10,666)	(11,106)
Inventory	(1,679)	(2,660)	(3,402)	(3,890)	(5,007)
Other Current Assets	2,950	—	—	—	—
Trade and Other Payables	9,021	16,130	7,329	7,370	7,738
Other Operating Activities	(11,821)	(13,655)	(14,927)	(15,963)	(17,120)

Total Operating Activities	$196,592	$201,558	$201,513	$223,276	$237,125
INVESTING ACTIVIITES
Payment for fixed assets/intangible assets	$(114,982)	$(125,312)	$(133,695)	$(143,052)	$(150,409)
Capital investment payment	—	—	—	—	—
Proceeds from sale of fixed assets and others	—	20,000	—	—	—
Other Investing Activities	893	1,008	1,128	1,210	1,348

Total Investing Activities	$(114,089)	$(104,304)	$(132,568)	$(141,842)	$(149,061)
FINANCING ACTIVIITES
Pre-Petition Notes Interest Paid	$—	$—	$—	$—	$—
DIP Interest Payment	—	—	—	—	—
Post-Deal Debt Interest Payment	(56,525)	(56,525)	(56,525)	(56,525)	(56,525)
Other Financing Activities	—	—	—	—	—

Total Financing Activities	$(56,525)	$(56,525)	$(56,525)	$(56,525)	$(56,525)

Total Change in Cash	$25,978	$40,730	$12,420	$24,908	$31,540

Beginning Cash	$149,151	$175,129	$215,859	$228,279	$253,188
Change in Cash	25,978	40,730	12,420	24,908	31,540
Plus: Change in Restricted Cash	—	—	—	—	—

Ending Cash	$175,129	$215,859	$228,279	$253,188	$284,727

9

Exhibit E

Liquidation Analysis

LIQUIDATION ANALYSIS1

A.    Introduction.

The “best interests of creditors” test embodied in section 1129(a)(7) of the Bankruptcy Code provides that the Bankruptcy Court may not confirm the Plan unless the Plan provides each Holder of an Allowed Claim or an Allowed Interest who does not otherwise vote in favor of the Plan with property of a value, as of the Effective Date, that is not less than the amount that such Holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.

To demonstrate that the Plan satisfies the best interests of the creditors test, the Debtors, with the assistance of their advisors, have prepared the following hypothetical liquidation analysis (the “Liquidation Analysis”), which is based upon certain assumptions discussed in the Disclosure Statement and accompanying notes to the Liquidation Analysis. The Liquidation Analysis estimates potential Cash distributions to Holders of Allowed Claims and Allowed Interests in a hypothetical chapter 7 liquidation of the Debtors’ assets. Asset values discussed in the Liquidation Analysis may differ materially from reorganization or going concern values referred to in other disclosure documents.

The Liquidation Analysis sets forth an estimated range of recovery values for each Class of Claims and Interests upon disposition of the Debtors’ assets pursuant to a hypothetical chapter 7 liquidation. As illustrated by the Liquidation Analysis, Holders of Allowed Claims and Allowed Interests would receive a lower recovery in a hypothetical liquidation pursuant to chapter 7 of the Bankruptcy Code than they would under the Plan. Further, no Holder of an Allowed Claim or Allowed Interest would receive or retain property under the Plan or a value that is less than such Holder would receive in a chapter 7 liquidation.

More specifically, with respect to the New Secured Notes and Cash to be distributed pursuant to the Plan, Holders of Class 3 Initial Notes Claims are projected to recover between 89.2 percent and 93.7 percent, including the applicable Forbearance Fee, on account of their respective Initial Notes Claims under the Plan, while such Holders are projected to receive approximately between 40.2 percent and 55.8 percent in a hypothetical chapter 7 liquidation. Furthermore, with respect to the New Secured Notes to be distributed pursuant to the Plan, Holders of Class 4 Additional Notes Claims (other than the Affiliate Noteholder) are projected to recover 21.9 percent, including the applicable Forbearance Fee but excluding the equity they will receive in UTAC Holdings, Ltd., on account of their respective Additional Notes Claims under the Plan, while such Holders are projected to receive no recovery in a hypothetical chapter 7 liquidation. The Affiliate Noteholder within Class 4 Additional Notes Claims, with respect to the New Secured Notes to be distributed pursuant to the Plan, is projected to recover 19.1 percent, including the applicable Forbearance Fee but excluding the equity they will receive in UTAC Holdings, Ltd., on account of its respective Additional Notes Claims under the Plan, while is is projected to receive no recovery in a hypothetical chapter 7 liquidation.

Accordingly, and as set forth in greater detail below, the Plan satisfies the “best interests of creditors” test set forth in section 1129(a)(7) of the Bankruptcy Code.

THE DEBTORS MAKE NO REPRESENTATIONS OR WARRANTIES REGARDING THE ACCURACY OF THE ESTIMATES AND ASSUMPTIONS OR A CHAPTER 7 TRUSTEE’S ABILITY TO ACHIEVE FORECASTED RESULTS. IN THE EVENT THE CHAPTER 11 CASES ARE CONVERTED TO CHAPTER 7 PROCEEDINGS, ACTUAL RESULTS MAY VARY MATERIALLY FROM THE ESTIMATES AND PROJECTIONS SET FORTH IN THIS LIQUIDATION ANALYSIS.

[1]	Capitalized terms used but not defined herein shall have the meaning ascribed to such term in the Disclosure Statement to which the Liquidation Analysis (as defined herein) is attached as Exhibit E.

1

B.    Scope, Intent, Purpose, and Limitations of Liquidation Analysis.

The determination of the costs of, and proceeds from, the liquidation of the Debtors’ assets is an uncertain process involving the extensive use of estimates and assumptions that, although considered reasonable by the Debtors based upon their business judgment and input from their advisors, are inherently subject to significant business, economic, and competitive uncertainties and contingencies beyond the control of the Debtors, their management, and their advisors. Certain assumptions in the Liquidation Analysis may not materialize in a potential chapter 7 liquidation and unanticipated events and circumstances could also affect the recoveries of Holders of Allowed Claims and Allowed Interests under the Plan. The Liquidation Analysis was prepared for the sole purpose of generating a reasonable, good-faith estimate of the proceeds that a chapter 7 liquidation of the Debtors’ assets may generate for purposes of the Disclosure Statement and soliciting acceptances of the Plan. The Liquidation Analysis is not intended, and should not be used, for any other purpose whatsoever. The underlying financial information in the Liquidation Analysis was not compiled or examined by any independent accountants.

NEITHER THE DEBTORS NOR THEIR EMPLOYEES, REPRESENTATIVES, OFFICERS, DIRECTORS, MANAGERS, AND/OR ADVISORS MAKE ANY REPRESENTATION OR WARRANTY THAT THE ACTUAL RESULTS WOULD OR WOULD NOT APPROXIMATE THE ESTIMATES AND ASSUMPTIONS REPRESENTED IN THE LIQUIDATION ANALYSIS. ACTUAL RESULTS COULD VARY MATERIALLY.

In preparing the Liquidation Analysis, the Debtors estimated the Allowed amount of Claims and Interests based upon a review of liabilities listed on the Debtors’ balance sheets. In addition, the Liquidation Analysis includes estimates for Claims that no party has asserted against the Debtors but that certain Entities may assert against the Debtors following December 31, 2017, the date on which the Debtors assume conversion of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code (such date, the “Conversion Date”), such as Administrative Claims incurred following the Conversion Date (including fees, expenses, and other costs incurred by a chapter 7 trustee in connection with a liquidation of the Debtors’ assets in connection with a chapter 7 liquidation, as well as other potential shutdown costs, taxes, and severance claims that may arise under applicable non-bankruptcy law in the jurisdictions in which the Debtors operate (including, without limitation, Thailand, the Republic of China, the People’s Republic of China, and Singapore). To date, no court (including the Bankruptcy Court) has estimated or otherwise fixed, or otherwise attempted to estimate or fix, the total amount of allowed claims used for purposes of preparing this Liquidation Analysis. Therefore, the Debtors’ estimates of the Allowed amounts of Claims and Interests set forth in the Liquidation Analysis should not be relied on for any purpose other voting for or against the Plan.

NOTHING CONTAINED IN THE LIQUIDATION ANALYSIS IS INTENDED TO BE OR CONSTITUTES A CONCESSION OR ADMISSION OF THE DEBTORS. THE ACTUAL AMOUNT OF ALLOWED CLAIMS IN ANY PROCEEDING COULD MATERIALLY DIFFER FROM THE ESTIMATED AMOUNTS SET FORTH IN THE LIQUIDATION ANALYSIS.

THE ESTIMATED AMOUNT OF ALLOWED CLAIMS SET FORTH IN THE LIQUIDATION ANALYSIS SHOULD NOT BE RELIED UPON FOR ANY OTHER PURPOSE, INCLUDING, WITHOUT LIMITATION, ANY DETERMINATION OF THE VALUE OF ANY DISTRIBUTION TO BE MADE ON ACCOUNT OF ALLOWED CLAIMS OR ALLOWED INTERESTS UNDER THE PLAN. THE ACTUAL AMOUNT OF ALLOWED CLAIMS IN THE CHAPTER 11 CASES COULD MATERIALLY AND SIGNIFICANTLY DIFFER FROM THE AMOUNT OF CLAIMS ESTIMATED IN THE LIQUIDATION ANALYSIS. NOTHING CONTAINED IN THIS HYPOTHETICAL LIQUIDATION ANALYSIS IS INTENDED TO BE OR CONSTITUTES A CONCESSION OR ADMISSION OF THE DEBTORS.

2

EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THIS LIQUIDATION ANALYSIS WAS PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED, OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT THESE ANALYSES IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER. THE DEBTORS AND REORGANIZED DEBTORS DO NOT INTEND AND DO NOT UNDERTAKE ANY OBLIGATION TO UPDATE OR OTHERWISE REVISE THE LIQUIDATION ANALYSIS (OR ANY OTHER PART OF THE DISCLOSURE STATEMENT) TO REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER THE LIQUIDATION ANALYSIS IS CIRCULATED TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS. THEREFORE, THE LIQUIDATION ANALYSIS MAY NOT BE RELIED UPON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, HOLDERS OF ALLOWED CLAIMS AND ALLOWED INTERESTS MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE LIQUIDATION ANALYSIS.

THE LIQUIDATION ANALYSIS WAS DEVELOPED SOLELY FOR PURPOSES OF THE FORMULATION AND NEGOTIATION OF THE PLAN AND TO ENABLE THE HOLDERS OF CLAIMS ENTITLED TO VOTE UNDER THE PLAN TO MAKE AN INFORMED JUDGMENT ABOUT THE PLAN AND SHOULD NOT BE USED OR RELIED UPON FOR ANY OTHER PURPOSE, INCLUDING THE PURCHASE OR SALE OF SECURITIES OF, OR CLAIMS AGAINST, THE DEBTORS OR ANY OF THEIR AFFILIATES.

C.    Global Notes to Liquidation Analysis.

1.    Conversion Date and Appointment of a Chapter 7 Trustee.

The Liquidation Analysis assumes a chapter 7 liquidation commences on the Conversion Date, on which date it is assumed that the Bankruptcy Court would appoint a chapter 7 trustee (the “Trustee”) to oversee the liquidation of the Debtors’ estates.

Except as noted herein, the Liquidation Analysis is based upon the unaudited balances sheets of the Debtors and their respective non-Debtor subsidiaries (collectively, the “Non-Debtor Affiliates”) unaudited balance sheets as of September 30, 2017, and those values, in total, are assumed to be representative of all of assets and liabilities at the Conversion Date.

2.    Individual Liquidations.

The Liquidation Analysis assumes that the Debtors would liquidate their assets in jointly administered, but not substantively consolidated, cases pursuant to chapter 7 of the Bankruptcy Code. Therefore, the Liquidation Analysis considers an Debtor-by-Debtor liquidation, and where appropriate, priority rules under applicable non-bankruptcy law are applied that may result in certain Holders of Claims receiving distributions ahead of Holders of certain Secured Claims. The Liquidation Analysis takes into account Claims against and Interests in the Debtors held by other Debtors. The Liquidation Analysis assumes that liquidation value is cycled among the Debtors and the Non-Debtor Affiliates to satisfy the Intercompany Claims and Interests, which in turn adds to the liquidation value available to satisfy third party claims at each entity.2

[2]

The value from liquidating the assets of each entity net of the costs of liquidation is used to pay out intercompany claims resulting in an increase in value for those entities in a net receivable position and a decrease in value for those entities in a net payable position. The resulting value (if any) is used to pay other claims according to their relative priority in the waterfall.

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3.    Liquidation Methodology.

It is assumed that Debtor United Test and Assembly Center Ltd. (the “Singapore Debtor”) and Debtor UTAC Thai Limited (the “Thai Debtor”) are worth more when sold as a going-concern, compared to stopping production at those entities and liquidating the underlying assets at those legal entities. It is assumed that the Thai Debtor and the Singapore Debtor on a stand-alone basis would generate enough Cash to self-fund during the sale process, which the Debtors estimate would take approximately six-months to complete. The Thai Debtor and the Singapore Debtor are assumed to be sold to a strategic buyer at a discounted price with all current employees hired by the new owner. Estimated Cash on hand would remain for the benefit of the Debtors’ estates and the buyer would not pay pre-Conversion Date tax and intercompany liabilities but all other working capital assets and liabilities would be part of the transaction. Upon completion of the sale of the assets of, or interests in, the Thai Debtor and the Singapore Debtor and the Debtors’ receipt of such sale proceeds, the Thai Debtor and the Singapore Debtor would then be liquidated at the Trustee’s direction. Each Debtor, other than the Singapore Debtor and the Thai Debtor, and the Non-Debtor Affiliates (collectively, the “Liquidating Entities”), are assumed to begin an accelerated wind-down process and cease production within approximately one-month of the Conversion Date to convert any work-in process inventory as desired by customers. After that period, the Debtors assume that a limited number of the Liquidating Entities’ employees would remain to assist and support the Trustee, any local jurisdiction administrator, and other chapter 7 professionals with the liquidation and dissolution of the applicable entities. All underlying assets would be monetized and claims would be settled according to the insolvency laws of the country in which they are located. A minimal number of corporate, shared services and sales staff would remain to support the Thai Debtor, the Singapore Debtor, and the Liquidating Entities, as applicable, throughout the liquidation. In the end, other than the employees at the Thai Debtor and the Singapore Debtor, all other employees are assumed to be terminated or transferred to UMS.

The gross liquidation proceeds estimated from the sale of the Liquidating Entities, less the costs associated with liquidation, are then used to satisfy the claims at each legal entity. Given that the Debtors operate primarily outside of the United States in foreign jurisdictions, it is assumed that unsecured claims of the Debtors’ employees, governmental authorities, and vendors would be satisfied before any proceeds would be distributed upstream to the Debtors’ estates and available to pay secured claimants. The Liquidation Analysis assumes that the Trustee would ultimately be responsible for resolving claims and other matters involving the estates and make distributions to its creditors. No assumption is made regarding any potential claims of the Debtors against their equity Holder, current or former directors, or any other litigants.

4.    N.Y. Litigation Proceedings.

The Plan provides for a comprehensive settlement of the N.Y. Litigation Proceedings pursuant to which the Additional Notes are not considered to be pari passu with the Initial Notes. Absent such settlement, the Debtors expect that the N.Y. Litigation Proceedings and possibly other litigation related to the Exchange would continue. Solely for purposes of the Liquidation Analysis, the Liquidation Analysis assumes that that the Initial Noteholders would prevail in that litigation. The Debtors’ estimated fees and

4

expenses for legal counsel and other advisers related to the N.Y. Litigation Proceedings are included in professional fee assumptions set forth in the Liquidation Analysis. To be clear, to the extent that the Plan is not Confirmed and/or the Effective Date does not occur, the Debtors and all other parties in interest are deemed to reserve their respective rights regarding the N.Y. Litigation Proceedings and any and all other proceedings related to the Exchange.

5.    Other Potential Claims.

A liquidation of the Debtors’ assets pursuant to chapter 7 of the Bankruptcy Code would likely result in additional Claims against the Estates, which potential Claims, unless specifically noted have not been quantified by the Debtors or their employees, representatives, officers, directors, managers, and/or advisers. The Allowed amount of any such potential Claims may vary based on the jurisdiction where such Potential Claims are pursued, and the Allowed amount (if any) with respect to any such potential Claims may affect recoveries to Holders of Allowed Claims or Allowed Interests.

5

Estimated Liquidation Recoveries

(US Dollar in 000s)					Low		High
		Estimated Net Book Value	Adjustments	Asset or Claim ($)	Recovery ($)	Recovery (%)	Recovery ($)	Recovery (%)
LIQUIDATION OF ASSETS
1	Cash and bank deposits	$50,652	$(1,382)	$49,270	$49,270	100.0%	$49,270	100.0%
2	Trade and other receivables—3rd Party	98,159	(73,300)	24,859	12,430	50.0%	17,401	70.0%
3	Trade and other receivables—Intercompany	—	—	—	—	n/a	—	n/a
4	Intercompany borrowings receivable	—	—	—	—	n/a	—	n/a
5	Inventories	8,619	—	8,619	1,293	15.0%	2,155	25.0%
6	Property, plant and equipment	103,711	—	103,711	63,905	61.6%	78,295	75.5%
7	Intangible assets	24,287	—	24,287	—	0.0%	—	0.0%
8	Other assets	14,149	—	14,149	1,415	10.0%	2,830	20.0%

	Total Assets / Recovery on Asset Sales	299,578	(74,682)	224,896	128,312	57.1%	149,951	66.7%
SALE OF GOING-CONCERN ENTITIES
9	Proceeds from Going-Concern Sales	517,340	—	517,340	257,844	49.8%	351,605	68.0%

10	Total Gross Liquidation Proceeds	816,918	(74,682)	742,236	386,156	52.0%	501,556	67.6%

LIQUIDATION COSTS
11	Proxy for Operating Cash Flow During Sale Process				22,683		22,683
12	Chapter 7 Trustee Fees				(11,767)		(15,342)
13	Chapter 7 Asset Sales Costs				(16,087)		(21,495)
14	Taxes on Asset Dispositions				(7,492)		(9,792)
15	Taxes on I/C Loan Deficiencies				(17,407)		(17,341)
16	Chapter 7 Shutdown Team Costs				(10,378)		(10,378)
17	Liquidation Professional Fees				(7,600)		(7,600)
18	Employee Severance				(56,294)		(58,352)

	Total Liquidation Costs				(104,343)		(117,617)

	Prceeds Remaining After Liquidation Costs				281,813		383,940

LEGAL ENTITY CLAIMS AND RECOVERIES
	Remaining Employee-Related Claims
19	Employee/retirement claims			4,954	1,124	22.7%	1,713	34.6%

	Proceeds Remaining After Employee-Related Claims				280,688		382,226

	Remaining Tax-Related Claims
20	Taxes Payable			12,458	11,817	94.9%	11,817	94.9%

	Proceeds Remaining After Tax-Related Claims				268,872		370,410

	Other Legal Entity (Local Jurisdiction) Claims
21	Accounts Payable—Pre-Petition			38,678	15,055	38.9%	19,183	49.6%
22	Litigation claims			1,583	1,583	100.0%	1,583	100.0%
23	Other Unsecured			20,167	745	3.7%	841	4.2%

	Total Local Jurisdiction Unsecured Class Recovery			60,428	17,383	28.8%	21,607	35.8%

	Proceeds Remaining After Local Jurisdictional Claims				251,489		348,803

24	Notes Claims and Recoveries
					Low		High
				Claim	Recovery	Recovery (%)	Recovery	Recovery (%)
	Additional Notes are Subordinated
	Initial Notes			$625,000	$251,489	40.2%	$348,803	55.8%
	Additional Notes			502,257	—	0.0%	—	0.0%

				1,127,257	251,489		348,803

	Amount Remaining After Notes Claims				—		—

Notes to Schedule:

Intercompany receivables and payables are factored into the analysis but not shown above as they only redistribute value between legal entities but do not create any additional distributable value.

6

Notes to Specified Line Items of Liquidation Analysis

Asset Recoveries3

1.	Cash and Bank Deposits. The Liquidation Analysis assumes a 100-percent recovery of the Debtors’ projected Cash balances as of the Conversion Date, each of which Cash balance is estimated to be reflective of the Cash on hand as of the Conversion Date. The Liquidation Analysis assumes the Estate of the Thai Debtor or the Singapore Debtor, as applicable, will retain the Cash held by those Debtors as of the Conversion Date.

2.	Trade and Other Receivables (Third Party). Represents expected amounts due from third-party customers as of the Conversion Date. The recovery range is based on estimates derived from Debtors and their advisors based on knowledge of the customers and the likely reaction to a liquidation of the Debtors as described in the Global Notes. Recovery range reflects the impact of customers asserting setoff damages as a result of supply disruptions or losses associated with spend on replacement tools and dies to resource assembly to other suppliers. The Thai Debtor’s and the Singapore Debtor’s accounts receivable billed by UTAC Headquarters Pte. Ltd. is excluded from the Liquidation Analysis because it is assumed to be incorporated into the Thai Debtor’s and Singapore Debtor’s, as applicable, price. The billing and collection of post-Conversion Date sales (and the resulting accounts receivable) for the Thai Debtor and the Singapore Debtor are assumed to shift to the Thai Debtor and the Singapore Debtor as of the Conversion Date.

3.	Trade and Other Receivables (Intercompany). Represents intercompany trade and services claims between the Debtors as described in the Global Notes section. Subsequent iterations are utilized to distribute value received on account of intercompany receivables claims until all value is distributed to external claimholders.

4.	Intercompany Borrowings Receivables. Represents intercompany loan claims as described in the Global Notes section. Subsequent iterations are utilized to distribute value received on account of the intercompany receivables claims until all value is distributed to external claimholders.

5.	Inventories. Comprised of raw materials, work in process, and finished goods. The recovery range is based on estimates derived from Debtors and their advisors based on knowledge of the inventory at each site and the estimated impact of a managed shut-down of the Liquidating Entities. Over the assumed wind down cycle a portion of the existing raw materials would be converted to finished goods for those customers willing to provide wafers and dyes with the remaining portion liquidated as raw material. Much of these raw materials are specific to the Debtors’ production of their products, thereby reducing the estimated recovery of these materials. Any incremental costs necessary to convert or dispose of the inventory is considered in arriving at the assumed recovery percentages.

6.	Property, Plant, and Equipment. Consists of land and improvements, buildings and improvements, and equipment, net of accumulated depreciation. The estimated liquidation value for property and buildings at the Liquidating Entities are based on the most recent appraisal and the Debtors’ best estimate of recovery in a liquidation scenario given the location and potential uses. Equipment was analyzed and categorized into assembly, test and other and recoveries were estimated based on historical recoveries experienced by the Debtors for sales of each category of equipment.

7.	Intangible Assets. Consists of patents, royalties, and software. Assumes no recovery on software. Assumes patents at the Thai Debtor and the Singapore Debtor are incorporated into the price and that no recovery would be achievable on any residual intellectual property.

[3]	Unless specifically noted, asset book values are based upon unaudited September 30, 2017 financials.

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8.	Other Assets. Consists of current and non-current other assets such as prepaid expenses and deposits with vendors and professionals. Recovery is assumed to be 10% to 20% of book value as the majority would not be recoverable, are simply required accounting entries or are assumed to be offset against other amounts due.

9.	Proceeds from Going Concern Sales. As described in the Global Notes, the Debtors’ interests in the Singapore Debtor and the Thai Debtor and/or such Debtors’ respective assets are assumed to be sold as going-concern sites rather than liquidated. The Debtors believe that any such sale process would take approximately six-months to complete. Proceeds from these sales are based on comparable values of similar companies discounted by 25.0% to 45.0% to reflect that these assets are being sold in an accelerated chapter 7 liquidation process and that additional costs for these plants as standalone sites could be required even if purchased by a strategic acquirer.

10.	Gross Liquidation Proceeds – Adjusted. Represents the total proceeds available for distribution to the Debtors’ creditors.

Chapter 7 Liquidation Costs

11.	Proxy for Operating Cash Flow during Sale Process. Represents a 50% discount to the estimated operating cash flow that would be generated over the assumed six-month sale process by the Thai Debtor and the Singapore Debtor. As a result of the conversion to a chapter 7 liquidation, it is likely that short-term disruptions to operations would occur given customer, supplier, and employee reactions. These could negatively impact operating results compared to the base-case operating plan.

12.	Chapter 7 Trustee Fees. Assumes statutory Trustee fees of 3.0% on distributions of the Debtors (excluding cash recoveries) pursuant to section 326 of the Bankruptcy Code.

13.	Chapter 7 Asset Sales Costs. Assumes costs of 5.0% on proceeds related to the sale of property, plant and equipment estimating the costs of real estate broker commissions, equipment broker fees, carrying costs, transportation costs, and other sale costs and fees. Assumes an investment banking transaction fees of 5% of the sale price of the Thai Debtor and the Singapore Debtor.

14.	Taxes on Asset Dispositions. Assumes taxes on sale or transfer of equipment in jurisdictions where tax incentives were taken but will not have been satisfied (generally a minimum time requirement) due to the liquidation.

15.	Taxes on Loan Recharacterization. Assumes taxes would become due on account of an intercompany loan not repaid and recharacterized as a dividend in certain jurisdictions.

16.	Chapter 7 Shutdown Team Costs. Assumes certain corporate employees would be required during the liquidation and sale period. The shutdown team costs represent wages, benefits, and stay bonuses for employees to handle certain sales, treasury, finance, account, quality control, HR, and other administrative activities during the liquidation process if not otherwise supported by chapter 7 liquidation professionals. Recent payroll and benefit amounts and plan estimates were utilized to derive estimates.

17.	Liquidation Professional Fees. Estimates professional fees to support trustee and the retained employees during the sale or liquidation processes. Includes $2.0 million at each of the Thai Debtor and the Singapore Debtor plants, $1.0 million at each of the Liquidating Entities’ plants, and $50,000 at the remaining Debtors (to handle legal and financial documentation). Does not include litigation or other professional fees, which would further reduce recoveries to creditors.

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18.	Employee Severance Costs. Assumes employees terminated in connection with the liquidation of the businesses will be entitled to severance in accordance with local jurisdiction laws. The employees earn on average one month of pay per year of service. The Debtors also provide additional required retrenchment pay such as noticing and retirement amounts when calculating estimates. Applying these laws and company practices results in severance of approximately $60.0 million (ranging from an average of three to ten months of pay based on the jurisdiction). There are no severance costs estimated at the Thai Debtor and the Singapore Debtor.

Additional Costs. It is likely that additional priority, administrative or liquidation related claims could arise in the event of a liquidation particularly during final accounting and tax audits. Such additional claims have not been estimated but would further reduce recoveries.

Legal Entity (Local Jurisdiction) Claim and Recoveries

After the distributions above, the remaining proceeds would be allocated first to any unpaid employee claims, then any unpaid taxes and governmental fees, and then any remaining amounts would be split pro rata between local unsecured claims. Local unsecured claims includes intercompany trade and loan claims which are incorporated into the analysis but excluded from the presentation as only distributions to third parties are shown. Upon satisfaction of the all local claims, value would be available for distribution to Holders of the Initial Notes and the Additional Notes.

19.	Employee Claims. Represents accrued and unpaid payroll, benefits and other estimated employer costs not yet distributed as of the Conversion Date.

20.	Taxes Payable. Consists of accrued taxes or governmental fees not yet distributed as of the Conversion Date.

21.	Accounts Payable—(Trade). Represents estimated accounts payable due to third-party trade vendors.

22.	Litigation Claims. Represents accruals for potential litigation claims.

23.	Other Unsecured Claims. Represents other accrued claims such as shut down costs at UTAC (Shanghai) Co., Ltd., which has already stopped production and other accrued and unpaid claims at the local legal entities.

After distributions on account of the above claims, any remaining value at non-guarantors flows to their respective equity holders.

Notes Claims

After distributions on account of the above claims, any remaining value at the obligor or guarantors would be distributed for the benefit of the Holders of the Initial Notes Claims and the Additional Notes Claims.

24.

Initial Notes Claims and Additional Notes Claims. The Plan provides for a comprehensive settlement of the N.Y. Litigation Proceedings pursuant to which the Additional Notes are not considered to be pari passu with the Initial Notes. Absent such settlement, the Debtors expect that the N.Y. Litigation Proceedings and possibly other litigation related to the Exchange would continue. Solely for purposes of the Liquidation Analysis, the Liquidation Analysis assumes that that the Initial

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Noteholders would prevail in that litigation. The Debtors’ estimated fees and expenses for legal counsel and other advisers related to the N.Y. Litigation Proceedings are included in professional fee assumptions set forth in the Liquidation Analysis. To be clear, to the extent that the Plan is not Confirmed and/or the Effective Date does not occur, the Debtors and all other parties in interest are deemed to reserve their respective rights regarding the N.Y. Litigation Proceedings and any and all other proceedings related to the Exchange.

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